As filed with the Securities and Exchange Commission on May 3, 2019

Registration No. 333-226793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BEST WESTERN INTERNATIONAL, INC.

(Exact Name of Each Registrant as Specified in its Charter)

Arizona	7011	86-0138899
(State or other jurisdiction of Incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

6201 N. 24th Parkway

Phoenix, Arizona 85016

(602) 957-5600

(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

With copies to:

Lawrence M. Cuculic Senior Vice President, General Counsel and Corporate Secretary 6201 N. 24th Parkway Phoenix, Arizona 85016 (602) 957-4200	Edward J. Schneidman, P.C. Wayne E. Williams Kirkland & Ellis LLP 300 North LaSalle Chicago, Illinois 60654 Telephone: (312) 862-2000 Fax: (312) 862-2200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, Series A-1, without par value
Common Stock, Series A-2, without par value
Common Stock, Series A-3, without par value
Common Stock, Series A-4, without par value
Common Stock, Series A-5, without par value
Common Stock, Series A-6, without par value
Common Stock, Series A-7, without par value
Total	$74,443,000	$9,022.49

(1)	Pursuant to Rule 457(f)(2), the maximum aggregate offering price is based on the aggregate book value of the Registrant.
(2)	Calculated pursuant to Rule 457(o) based on the maximum aggregate offering price.
(3)	Previously paid in connection with prior filings of this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The information statement/prospectus that forms a part of this Registration Statement consists of (i) an information statement relating to a special ballot initiative of members of Best Western International, Inc., an Arizona nonprofit corporation (“BW Inc. (NP)”) and (ii) a prospectus relating to the common stock of Best Western International, Inc., an Arizona corporation (“BW Inc.”), that is filed in connection with the proposed conversion of BW Inc. (NP) to a for-profit Arizona corporation by means of a Plan of Merger effected under Arizona law and the offer and sale of the common stock of BW Inc.

The information in this information statement/prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated May 3, 2019

BEST WESTERN INTERNATIONAL, INC.

INFORMATION STATEMENT/PROSPECTUS

55,000,000 Shares of Common Stock

This is an offering of 55,000,000 shares of common stock of Best Western International, Inc. (the “Company”), no par value, to be issued upon and on a continuous basis following the conversion (the “Conversion”) of the Company into a for-profit Arizona corporation (the “post-Conversion corporation”), which will be effected by a merger with our wholly owned subsidiary. This information statement/prospectus contains the ballot proposals submitted for the approval of the current members of the Company required to effect the Conversion. If the conversion proposal is approved and the transactions contemplated by the Conversion are completed, all outstanding membership interests as of November 30, 2019 (including those held by current members as of the date hereof and contingently-approved applicants who become members on or prior to November 30, 2019), subject to the satisfaction of the conditions described herein, will automatically be converted into shares of common stock, no par value, of the post-Conversion corporation (the “Common Stock”).

The Common Stock issued in connection with the Conversion is expected to be issued on or about December 1, 2019 and will be allocated among the members by a formula described in this information statement/prospectus for each individual membership interest held as of November 30, 2019, subject to extension of such dates as described herein. Additionally, in conjunction with and subject to approval of the Conversion by the members, shares of Common Stock are being offered on a continuous basis following the Conversion and will be issued to each contingently-approved applicant and new Best Western franchisee in North America that is not open and active on the Best Western reservation system by November 30, 2019 that satisfies the Post-Conversion Participation Condition (as defined herein) based on a formula described in this information statement/prospectus. See “Important Notes.” We expect that each member will receive approximately 26,000 shares of Common Stock on the effective date of the Conversion (the “Conversion Date”) and the Company will reserve for issuance for each eligible contingently-approved applicant and Best Western franchisee in North America approximately 13,000 shares of Common Stock, to be issued to such eligible contingently-approved applicant or franchisee that satisfies the Post-Conversion Participation Condition (as defined herein) after the Conversion Date.

Prior to this offering, there has been no public market for the Common Stock or the membership interests of the Company. The Company’s membership interests are not currently listed on any national securities exchange. The Company does not currently intend to apply for listing of its Common Stock on any national securities exchange following the completion of the Conversion.

The Company is an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, has elected to comply with certain reduced public company reporting requirements.

See “Risk Factors” beginning on page 22 for information you should consider with respect to the Conversion and ownership of our Common Stock.

The Company will receive no consideration pursuant to this offering.

Title of Each Class of Security(1)(2)	Amount to be Offered and Issued
Common Stock, Series A-1, without par value	6,316,416
Common Stock, Series A-2, without par value	7,718,609
Common Stock, Series A-3, without par value	7,771,027
Common Stock, Series A-4, without par value	7,443,412
Common Stock, Series A-5, without par value	9,736,716
Common Stock, Series A-6, without par value	7,784,132
Common Stock, Series A-7, without par value	8,229,688

Total	55,000,000

(1)

The Common Stock will be classified into seven series, designated as Series A-1 through A-7, each a “Series”, and each membership interest will be converted into shares of the Series of Common Stock as corresponds to the geographic district regarding such membership interest. Prior to an initial public offering, each Series will be entitled to elect one member to our board of directors, voting as a separate class, but otherwise has the identical voting and economic rights as each other series.

(2)

Each Series of Common Stock includes shares of the Common Stock to be issued (a) in connection with the Conversion to (i) current members as of the date hereof and (ii) contingently-approved applicants who become members following the date hereof and on or prior to November 30, 2019 and (b) on a continuous basis following the Conversion to each contingently-approved applicant and Best Western franchisee in North America that is not open and active on the Best Western reservation system by November 30, 2019 that satisfies the Post-Conversion Participation Condition (as defined herein).

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this information statement/prospectus. Any representation to the contrary is a criminal offense.

Information Statement/Prospectus dated                 , 2019.

Dear Members:

On behalf of the President and Chief Executive Officer of Best Western International, Inc., an Arizona nonprofit corporation (the “Company”), you are hereby receiving this information statement/prospectus in connection with a special ballot initiative (the “Special Ballot Initiative”) to vote upon:

(1)

a proposal, which we refer to as the “conversion proposal,” to approve a corporate transaction, pursuant to which the Company will become a for-profit Arizona corporation (the “post-Conversion corporation”) through a merger with our wholly owned, for-profit, subsidiary, and each membership interest of the Company will be converted into shares of common stock of the post-Conversion corporation (the “Conversion”); and

(2)

a proposal, which we refer to as the “membership termination bylaw proposal,” to approve an amendment to our current bylaws to authorize our board of directors to terminate prior to the date of the Conversion the membership interest of any member, and to terminate prior to the date of the Conversion the membership agreement of any contingently-approved applicant, that does not enter into a franchise agreement with the Company and have a property open and active on the Best Western reservation system by the dates described herein.

Both the conversion proposal and the membership termination bylaw proposal must be approved or neither the conversion proposal nor the membership termination bylaw proposal will be adopted.

If both the conversion proposal and the membership termination bylaw proposal are approved, the membership termination bylaw proposal will be adopted with immediate effectiveness.

If the conversion proposal is approved and the transactions contemplated by the Conversion are completed, we will become an Arizona for-profit corporation and membership interests as of November 30, 2019 will automatically be converted into shares of the post-Conversion corporation, or the Common Stock pursuant to the Plan of Merger with our wholly owned subsidiary. We expect to issue the Common Stock in the Conversion on or about December 1, 2019 and such shares will be allocated among the members by a formula described in this information statement/prospectus under the heading “Important Notes” for each individual membership interest held as of November 30, 2019. We expect that each member will receive approximately 26,000 shares of Common Stock on the Conversion Date and the Company will reserve for issuance on a post-Conversion basis for each eligible contingently-approved applicant and Best Western franchisee in North America approximately 13,000 shares of Common Stock, to be issued to such eligible contingently-approved applicant or Best Western franchisee that satisfies the Post-Conversion Participation Condition (as defined herein) after the Conversion Date. If the conversion proposal is approved and the membership termination bylaw proposal is approved, our bylaws will be amended to provide, among other things, that only those members who have executed a franchise agreement with the Company will remain members as of November 30, 2019 and receive shares in connection with the Conversion.

Existing Members

An existing member as of the date of this information statement/prospectus (the “Existing Members”) will receive shares of Common Stock on the Conversion Date in exchange for such Existing Member’s existing membership interest if such Existing Member (i) executes a franchise agreement by September 30, 2019 (subject to the Extension Condition (as defined below)) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 (collectively, the “Existing Member Participation Condition”);

otherwise the membership interest of such Existing Member will be cancelled prior to the Conversion Date and such Existing Member will not receive shares of Common Stock in the Conversion.

Contingently-Approved Applicants prior to the Conversion

A person who has executed a Best Western membership agreement prior to the distribution date of the ballot, but was not yet a member (a “Contingently-Approved Applicant”) may become a member after the date this information statement/prospectus is first mailed to voting members and prior to the Conversion Date (such applicants, the “New Members”) and receive Common Stock on the Conversion Date if such Contingently-Approved Applicant (i) executes the applicable franchise agreement September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 (the “New Member Participation Condition”); otherwise the membership agreement of such Contingently-Approved Applicant will be cancelled prior to the Conversion Date and such Contingently-Approved Applicant will not receive shares of Common Stock in the Conversion. Notwithstanding the deadline for participation in the Conversion, Contingently-Approved Applicants are eligible to receive Common Stock on a post-Conversion basis subject to satisfaction of the conditions described herein. See “ —Contingently-Approved Applicants and Best Western Franchisees in North America following the Conversion” and “Summary Of The Information Statement/Prospectus—The Conversion Proposal—Conversion Overview—Consideration to the Company and to Existing Members, New Members and Post-Conversion Shareholders.”

As of the effective date of the Plan of Merger, the Existing Members and New Members receiving shares of Common Stock will own 100% of the outstanding shares of Common Stock of the Company.

Contingently-Approved Applicants and Best Western Franchisees in North America following the Conversion

In conjunction with and subject to approval of the Conversion by the members, shares of Common Stock will be offered on a continuous basis following the Conversion and will be issued to (x) Contingently-Approved Applicants and (y) persons in North America who (i) were not members or Contingently-Approved Applicants prior to the distribution date of the ballot and (ii) subsequently execute the applicable Best Western franchise agreement before December 1, 2019 that

(a)	with respect to Contingently-Approved Applicants and New Franchisees that are converting existing properties to a Best Western franchise,

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Best Western franchise agreement and pay any applicable fees by November 30, 2019; and

(4)	are open and active on the Best Western reservation system by November 30, 2020;

or

(b)	with respect to Contingently-Approved Applicants and New Franchisees that are constructing new properties,

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Best Western franchise agreement and pay any applicable fees by November 30, 2019;

(4)	are “Under Construction” by November 30, 2020

“Under Construction” means:

(a)	the Company has received and has approved construction drawings;

(b)	the Company has received a copy of: proof of ownership of the legal entity, proof of financing, construction permit(s), and the executed contractor agreement; and

(c)	construction has begun, including: the site has been cleared, footings and ground floor have been poured, and structural construction has begun; and

(5)	are open and active on the Best Western reservation system by November 30, 2021.

((a)	and (b), collectively, the “Post-Conversion Participation Condition”).

Each eligible Contingently-Approved Applicant and New Franchisee (as defined in “Frequently Used Terms”) that satisfies the Post-Conversion Participation Condition described above will receive shares of the Series of Common Stock that corresponds to the district in which the Best Western hotel of such eligible Contingently-Approved Applicant or New Franchisee is located. In the event an eligible Contingently-Approved Applicant or New Franchisee does not satisfy the conditions described above, such Contingently-Approved Applicant or New Franchisee will not be eligible to receive Common Stock on a post-Conversion basis.

The term “Extension Condition” means an extension, with the payment of a nominal extension fee to be determined by the board of directors, on a case by case basis on account of events of force majeure or other events or circumstances not in the control of the Member or applicant seeking such extension, at the discretion of the board of directors, but in no event later than November 30, 2019.

The approval of each of the conversion proposal and the membership termination bylaw proposal will require approval by the affirmative vote of the lesser of two-thirds (2⁄3) of the votes cast or a majority of the voting power; provided at least thirty-three and one-third percent (33 1⁄3%) of the voting power vote in favor.

This information statement/prospectus is first being distributed to Voting Members on or about May 13, 2019.

You must submit your ballot pursuant to the procedures described herein by no later than 2:00 p.m., Phoenix, Arizona time, on June 12, 2019 to have your vote count in the Special Ballot Initiative (the “Voting Deadline”). Voting by proxy is not permitted by our bylaws. We are not asking you for a proxy and you are requested not to send us a proxy.

We intend to continue use of the name “Best Western International, Inc.” after the completion of the Conversion.

Our board of directors believes that the Conversion will help us to grow our scale and funding primarily by adding and retaining more hotels, having greater flexibility in raising capital, more closely aligning brand and hotel owner interests, more effectively competing with other lodging companies and creating value in the ownership interests of our members. A majority of our board of directors has determined that the conversion proposal and the member termination bylaw proposal are advisable and in the best interest of the Company and its members and recommends that you vote “FOR” the conversion proposal and “FOR” the membership termination bylaw proposal.

This information statement/prospectus provides you with detailed information about the Conversion and other matters to be considered in the Special Ballot Initiative to be voted upon by our members in good standing who are entitled to vote in accordance with the terms of our current bylaws. You should carefully evaluate all the information in this information statement/prospectus, including the risks and uncertainties described in “Risk Factors” and throughout the information statement/prospectus. You should only rely on statements made in this information statement/prospectus in determining how to vote on the Special Ballot Initiative and whether you should acquire our shares in the Conversion.

NOTICE OF

SPECIAL BALLOT INITIATIVE TO MEMBERS

VOTING DEADLINE ON JUNE 12, 2019

TO THE VOTING MEMBERS OF BEST WESTERN INTERNATIONAL, INC. (the “Company”):

NOTICE IS HEREBY GIVEN that you are being asked to consider and vote upon the following proposals in our special ballot initiative (the “Special Ballot Initiative”) to which this information statement/prospectus relates:

(1)

To consider a proposal, which we refer to as the “conversion proposal,” to approve a corporate transaction, pursuant to which the Company will become a for-profit Arizona corporation (the “post-Conversion corporation”) through a merger with our wholly owned, for-profit, subsidiary, and each membership interest of the Company will be converted into shares of common stock of the post-Conversion corporation (the “Conversion”); and

(2)

To consider a proposal, which we refer to as the “membership termination bylaw proposal,” to approve an amendment to our current bylaws to authorize our board of directors to terminate prior to the date of the Conversion the membership interest of any member, and to terminate prior to the date of the Conversion the membership agreement of any contingently-approved applicant, that does not enter into a franchise agreement with the Company and have a property open and active on the Best Western reservation system by the dates described herein.

Both the conversion proposal and the membership termination bylaw proposal must be approved or neither the conversion proposal nor the membership termination bylaw proposal will be adopted.

If both the conversion proposal and the membership termination bylaw proposal are approved, the membership termination bylaw proposal will be adopted with immediate effectiveness.

These special ballot proposals are described in the attached information statement/prospectus, which we encourage you to read in its entirety before voting on the Special Ballot Initiative. Only Members entitled to vote in accordance with the Company’s current bylaws at 2:00 p.m., Phoenix, Arizona time, on May 13, 2019 (the “Record Date”) may consider and vote on the Special Ballot Initiative.

The approval of each of the conversion proposal and the membership termination bylaw proposal will require approval by the affirmative vote of the lesser of two-thirds (2⁄3) of the votes cast or a majority of the voting power; provided at least thirty-three and one-third percent (33 1⁄3%) of the voting power vote in favor.

Pursuant to Article III, Section 5 of the Company’s current bylaws, you are encouraged to electronically submit your ballot by no later than 2:00 p.m., Phoenix, Arizona time, on June 12, 2019 to have your vote count in the Special Ballot Initiative (the “Voting Deadline”). Under Arizona law, you are entitled to request an alternate means of obtaining and casting your ballot. Please see “Special Ballot Initiative to the Members—Voting Your Membership Interests” for information regarding alternative voting means.

To have a quorum allowing the Special Ballot Initiative to go forward, in accordance with Article III, Sections 6 and 9 of the Company’s current bylaws, Voting Members representing 10% of the Company’s Voting Members must submit ballots in the Special Ballot Initiative. As of April 19, 2019, the number of Voting Members was 1,989, and the number of Voting Members needed to meet this quorum requirement was 199. The number of Voting Members and thereby the number of Voting Members needed to meet the quorum requirement will be updated on the Record Date as required by the current bylaws. Proxy voting by Members is expressly prohibited.

After careful consideration, a majority of our board of directors has determined that the conversion proposal and the membership termination bylaw proposal are advisable and in the best interests of the Company and its Members and recommends that you vote “FOR” the conversion proposal and “FOR” the membership termination bylaw proposal.

Completion of the Conversion is conditioned on approval of the conversion proposal and the membership termination bylaw proposal and other closing conditions. The membership termination bylaw proposal will not become effective unless the conversion proposal is also approved.

Your vote is important regardless of the number of membership interests you own. Please vote on the Special Ballot Initiative using the voting instructions provided to you.

Thank you for your participation. We look forward to your continued support.

David Kong President and Chief Executive Officer

                    , 2019

Majority Opinion

Dear Fellow Members,

We urge you to vote “Yes.”

You will own Best Western while locking in your important rights and protections. You will receive approximately 26,000 shares while securing your important rights during a 12-year agreement with the right to a subsequent 10-year agreement – preserving current low fees, MMA, impact rights, the right to vote on brand standards, and auto transfer.

Protect our brand. The long-term, low-fee contract protections, coupled with the anti-takeover provisions, make us a less attractive acquisition target than today.

Increased transparency and accountability. Any increased accounting and legal costs are a small fraction of our expenses; but will enhance transparency and accountability.

Board accountability. The board of directors will have duties to act in the best interests of the Company. Any stock issued must be approved by two-thirds of the directors.

Hotel interests safeguarded. As today, Director qualifications require hotel ownership. Additionally, only hotels (not shareholders) can vote on hotel matters (e.g., brand standards).

Low fees protected. Noting your fees will not change in the Conversion, future earnings will be driven by growing the number of our hotels.

The need for change. Our competitors and OTAs are growing stronger. The burden of increased investments will fall on our current Members unless we gain access to capital to grow our Company, to compete and to remain successful.

Help us build a better future by joining the many Members and us in voting “Yes.”

Anthony Klok	Peter Kwong	Ishwar Naran
Chairperson	Vice Chairperson	Secretary Treasurer
District 3 Director	District 6 Director	District 4 Director

Terrance J. Bichsel	John L. Kelly
District 2 Director	District 5 Director

In accordance with our bylaws, our board of directors voting in favor of the Special Ballot Initiative are entitled to include a single majority opinion and those Directors voting against the Special Ballot Initiative are entitled to include a single minority opinion. The majority opinion is the preceding letter signed by the five Directors who are voting in favor of the Special Ballot Initiative. The minority opinion is the following letter signed by Directors Lafayette and Porter who are voting against the Special Ballot Initiative. The statements included in the minority opinion below are not endorsed by the Directors signing the majority opinion or management of the Company.

Minority Opinion

Dear Fellow Members,

The vote to convert Best Western from a nonprofit, membership organization to a for-profit corporation, and to convert memberships to shares, is the most important in Best Western history.

Last year, excess of revenues over expenses was the highest ever. We believe Best Western is strong financially.

The for-profit conversion and SEC compliance will mean greater legal, accounting and administrative expense.

The ability of members to realize value in the stock they will be issued will be limited in that it is not readily tradable, unless the stock is publicly listed or the company is sold.

As a for-profit, the board’s duty will be to the corporation/stockholders, whose interests may diverge from those of franchisees over time. In an effort to grow EBITDA, the Company could seek to increase franchisee costs which could result in a devaluation of a franchisee’s property.

Members will become franchisees, whose rights will be governed by a franchise agreement, with liquidated damages over a ten-year period.

The Conversion devalues our memberships, gives us fewer rights, yet our board may issue significant amounts of stock to management and others, without shareholder vote.

If you do not ensure your hotel is compliant or considered “relevant” at the end of the twelve-year term, you may not be entitled to a second ten-year term.

The Company does not need to become for-profit. We need to continue the work that has been done to remain successful. A “No” vote is strongly urged.

John Daniel Lafayette III	L. Terry Porter
District 7 Director	District 1 Director

i

FREQUENTLY USED TERMS

As used in this information statement/prospectus:

“Amended and Restated Articles of Incorporation” means the articles of incorporation of BW Inc. following effectuation of the Merger, the form of which is included as Exhibit A to the Plan of Merger;

“Amended and Restated Bylaws” means the bylaws of BW Inc. following effectuation of the Merger, the form of which is included as Exhibit B to the Plan of Merger;

“BW Inc.” means Best Western International, Inc., an Arizona for-profit corporation, after giving effect to the Merger;

“BW Inc. (NP)” means Best Western International, Inc., an Arizona nonprofit corporation;

“BW Merger Sub” means Best Western Merger Sub, Inc., an Arizona for-profit corporation;

“BWR” means Best Western Rewards®;

“Code” means the Internal Revenue Code of 1986, as amended;

“Common Stock” means the common stock of BW Inc. and any series or class of common stock designated by the board of directors under the authority granted to it by the articles of incorporation of BW Inc.;

“Company” or “Best Western” means BW Inc. (NP), up to the effective time of the Conversion, and BW Inc., at and following the effective time of the Conversion;

“Contingently-Approved Applicant” means a person who has executed a Best Western membership agreement prior to the Voting Deadline but was not yet a Member prior to the Voting Deadline;

“Conversion” means the conversion of BW Inc. (NP), an Arizona nonprofit corporation, to BW Inc., an Arizona for-profit corporation, pursuant to the Plan of Merger (the form of which is attached hereto as Appendix A) intended to be effected on December 1, 2019;

“Conversion Date” means the effective date of the Conversion;

“Designated Accountant” means Mukai, Greenlee & Company, P.C., the accountants designated by the board of directors to certify the results of the vote requested in this information statement/prospectus as provided in our bylaws;

“Director” means a member of our board of directors;

“District” means one of the seven geographic areas created pursuant to the Company’s bylaws;

“District Manager” means the managers coordinating activities in the Company’s Districts;

“Exchange Act” means the Securities Exchange Act of 1934, as amended;

“Existing Member” means a Member as of the date of this information statement/prospectus;

“Existing Member Participation Condition” means an Existing Member has (i) entered into the New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) a property open and active on the Best Western reservation system by November 30, 2019;

“Extension Condition” means an extension, with the payment of a nominal extension fee to be determined by the board of directors, on a case by case basis on account of events of force majeure or other events or circumstances not in the control of the Member or applicant seeking such extension, at the discretion of the board of directors of the Company, but in no event later than November 30, 2019;

“GDS” means global distribution systems;

“GDS/Switch” means our GDS/Switch initiative, which includes connections through our reservations platform for our hotels to leading distribution partners, such as online travel agency business, wholesalers, GDS and individual corporations;

“Governor” means a person appointed by a Director to act as a liaison in a designated region for the Director in the Director’s District;

“Information Statement/Prospectus” means our information statement/prospectus included in our Registration Statement on Form S-1 (Registration No. 333-226793) initially filed with the SEC on August 10, 2018;

“IPO” means an initial public offering of the Company’s shares of Common Stock or a direct listing of the Company’s shares of Common Stock for trading on a national securities exchange. For the avoidance of doubt, the issuance of Common Stock pursuant to this Registration Statement does not constitute an IPO;

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012;

“Member” means a holder of a single membership interest in BW Inc. (NP);

“Merger” means the merger of BW Inc. (NP) and BW Merger Sub provided for in the Plan of Merger;

“MMA” means Member Market Area;

“NASAA” means North American Securities Administrators Association;

“NASAA Statement of Policy” means the NASAA General Statements of Policy for Registration of Securities;

“New Franchise Agreement” means a franchise agreement in the form described in “Business—New Franchise Agreements”;

“New Franchisee” means a person in North America who (i) was not a Member or Contingently-Approved Applicant prior to the Voting Deadline if the Members approve the Conversion and (ii) subsequently executes the applicable Best Western franchise agreement before December 1, 2019;

“New Member” means a Contingently-Approved Applicant for a Best Western-branded hotel that satisfies the New Member Participation Condition;

“New Member Participation Condition” means a contingently-approved applicant has (i) entered into a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) a property open and active on the Best Western reservation system by November 30, 2019;

“OTA” means online travel agency, such as Expedia, Booking.com and Priceline.com;

“Plan of Merger” means the corporate transaction pursuant to Arizona state law whereby BW Merger Sub will merge with and into BW Inc. (NP), with BW Inc. as the surviving entity;

“Post-Conversion Franchise Agreement” means the franchise agreement entered into by Post-Conversion Shareholders;

“Post-Conversion Participation Condition” means, collectively

(a)	with respect to Contingently-Approved Applicants and New Franchisees that are converting existing properties to a Best Western franchise that

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Post-Conversion Franchise Agreement and pay any applicable fees by November 30, 2019; and

(4)	are open and active on the Best Western reservation system by November 30, 2020;

or

(b)	with respect to Contingently-Approved Applicants and New Franchisees that are constructing new properties, that

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Post-Conversion Franchise Agreement and pay any applicable fees by November 30, 2019;

(4)	are “Under Construction” by November 30, 2020

“Under Construction” means:

(a)	the Company has received and has approved construction drawings;

(b)	the Company has received a copy of: proof of ownership of the legal entity, proof of financing, construction permit(s), and the executed contractor agreement; and

(c)	construction has begun, including: the site has been cleared, footings and ground floor have been poured, and structural construction has begun; and

(5)	are open and active on the Best Western reservation system by November 30, 2021;

“Post-Conversion Shareholder” means a Contingently-Approved Applicant or New Franchisee that is not open and active on the Best Western reservation system by November 30, 2019 that satisfies the Post-Conversion Participation Condition;

“PRR”, or Property Room Revenue, means all revenues derived from the sale or rental of guest rooms (both transient and permanent) of a hotel, including revenue derived from the redemption of points or rewards under the loyalty programs in which a hotel participates, amounts attributable to breakfast (where the guest room rate includes breakfast), and guaranteed no-show revenue and credit transactions, whether or not collected, at the actual rates charged, less allowances for any guest room rebates and overcharges, and does not include taxes collected directly from patrons or guests. Group booking rebates, if any, paid by a franchisee or on its behalf to third-party groups for group stays are included in, and not deducted from, the calculation of Property Room Revenue.

“RevPAR” means total room revenue divided by the total number of available rooms (i.e., revenue per available room) (for more information with respect to RevPAR, see “Certain Financial Information”);

“RevPAR index” means the measurement of a hotel’s or group of hotels’ fair market share of a competitive set’s RevPAR (for more information with respect to RevPAR index, see “Certain Financial Information”);

“SEC” or “Commission” means the Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended;

“Special Ballot Initiative” refers to the ballot proposals presented to the Members to which this information statement/prospectus relates;

“STR” means STR, Inc. (formerly known as Smith Travel Research, Inc.);

“TCJ Act” means the Tax Cut and Jobs Act of 2017;

“Voting Deadline” means the deadline, pursuant to Article III, Section 5 of the Company’s current bylaws, by which a Voting Member may vote in the Special Ballot Initiative, which date shall be 2:00 p.m. Phoenix, Arizona time on June 12, 2019; and

“Voting Member” means a Member who meets the requirements of Article III, Section 4 of the Company’s current bylaws, including, without limitation, the requirement to have on file with the Company a current voter registration card. Such Member or such Member’s designee, as stated on the voter registration card, shall be the Voting Member.

References to “fiscal year” of the Company refer to the year ending November 30 of the respective year. By way of example, “fiscal 2018” refers to the year ended November 30, 2018.

v

Important Notes

Assuming the fulfillment of certain conditions set forth in this information statement/prospectus, we expect to complete the Conversion on December 1, 2019, or as soon as practicable following such date, with respect to membership interests as of November 30, 2019. To the extent the effectiveness of the Conversion is delayed beyond December 1, 2019, significant dates in this information statement/prospectus will similarly be delayed, including, without limitation, the date on which membership interests must be outstanding to automatically be converted into shares of BW Inc. and the date by which Existing Members and New Members must have entered into New Franchise Agreements with the Company. If the completion of the Conversion is delayed significantly beyond December 1, 2019, our board of directors would analyze the facts and circumstances at that time in order to determine whether it is necessary or advisable to update the information provided to Voting Members or to seek again Voting Member approval of the Conversion, taking into account all applicable state and federal laws.

In this information statement/prospectus, we describe that the Amended and Restated Articles of Incorporation of the Company will authorize the issuance of 100.0 million shares of Common Stock and that the Company will issue and reserve for issuance a total of 55.0 million shares, or 55.0%, of its authorized shares of Common Stock to Existing Members and New Members in connection with the Conversion, and to Post-Conversion Shareholders on a post-Conversion basis.

On the Conversion Date, each Existing Member and New Member will receive a number of shares of Common Stock determined by the following formula based on the number of Members and the number of Contingently-Approved Applicants and New Franchisees eligible to participate on a Post-Conversion basis as of November 30, 2019. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2019 and (b) the product of (x) the number of contingently-approved applicants and Best Western franchisees in North America eligible to participate on a post-Conversion basis as of November 30, 2019 and (y) 0.5. Based on approximately 2,000 Members and approximately 230 Contingently-Approved Applicants in North America existing as of the date of this information statement/prospectus, we expect that each Existing Member and New Member will receive approximately 26,000 shares of Common Stock on the Conversion Date and the Company will reserve for issuance for each Post-Conversion Shareholder approximately 13,000 shares of Common Stock, to be issued to such Post-Conversion Shareholder on a post-Conversion basis.

On February 15, 2019 (the “Acquisition Date”), the Company entered into, and closed, a definitive Share Sale and Purchase Agreement (the “Purchase Agreement”) with WorldHotels Holdings, LLC (“WH Holdings”) and ALHI Holdings, LLC (“ALHI”) (collectively, the “Sellers”), to purchase 100% of the outstanding shares of BV Acquisitions X GmbH (“BV Acquisitions”) from WH Holdings (thereby also acquiring approximately 98% ownership of the outstanding shares of WorldHotels Aktiengesellschaft (“WorldHotels”) (the “WorldHotels Acquisition”). Our financial statements, related discussions and other data and business discussions in this report do not include WorldHotels’ results of operations, financial position or Legacy-WorldHotels business and brands (defined below), except where we specifically state otherwise. We refer to the WorldHotels business and brands that we acquired as “Legacy-WorldHotels.” See Footnote 14 “Subsequent Events” to our audited Consolidated Financial Statements that are included elsewhere in this information statement/prospectus for more information.

Certain Financial Information

We use RevPAR and RevPAR index throughout this information statement/prospectus as supplemental measures of our performance. We believe such measures are used frequently by investors and other interested parties in the evaluation of companies in our industry.

RevPAR is total room revenue divided by the total number of available rooms (the same number is referred to sometimes as the product of the average daily rate and the average daily occupancy percentage). RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a chain scale basis.

RevPAR index is used to evaluate brand performance. RevPAR index is calculated by the Company by comparing the brands’ RevPAR to the aggregate RevPAR of the competing brands in the Company’s respective chain scales (i.e., midscale, upper midscale, and upscale). We subscribe to STR, a well-recognized and universally accepted benchmarking service for the hospitality industry, which collects and compiles the data used by the Company to calculate RevPAR index. The chain scale segments are defined by STR. Management uses RevPAR index and changes in RevPAR index, particularly year-over-year percentage changes, to evaluate the performance of Best Western brands relative to other competing brands.

Market Information

Information regarding market share, market position and industry data pertaining to our business contained in this information statement/prospectus includes estimates based on data and reports compiled by industry professional organizations and analysts (including STR), and our knowledge of our industry. Although we believe the industry and market data to be reliable, this information could prove inaccurate. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. You should carefully consider the inherent risks and uncertainties associated with the market and other industry data contained in this information statement/prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties as the other forward-looking statements in this information statement/prospectus.

Trademarks and Trade Names

This information statement/prospectus includes our trademarks and service marks which are protected under applicable intellectual property laws and are the property of Best Western International, Inc. or its subsidiaries, such as Best Western®, Best Western Plus®, Best Western Premier®, Executive Residency by Best Western®, Vīb®, GLō®, SadieSM, AidenSM, BW Premier Collection®, BW Signature Collection®, WorldHotelsTM Luxury, WorldHotels Elite, WorldHotels Distinctive, SureStay®, SureStay Plus®, SureStay Collection®, Best Western Rewards®, BWR® and Best Western Travel Card®. This prospectus also contains trademarks, service marks, trade names and copyrights, of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Registered Broker Dealer

We have engaged Citigroup Global Markets Inc. (“Citigroup”) to serve as a registered broker-dealer or dealer, as applicable, in certain U.S. states to assist us solely in the distribution of ballot and related materials, and in the performance of certain other functions in order to satisfy certain requirements of state securities regulators in those states. Citigroup has not been involved in communications with our Members related to this Special Ballot Initiative or the Conversion prior to its engagement by us on August 10, 2018. We agreed to pay Citigroup Global Markets Inc. a total of up to $1.1 million for its services, to reimburse, under certain circumstances, expenses it incurs following the date of Conversion and to indemnify it against potential liabilities arising out of its engagement. We note that, in the opinion of the SEC, indemnification against liabilities under the U.S. federal securities laws is against public policy expressed in the Securities Act, and, therefore, this indemnification may be deemed unenforceable. We may adopt other special procedures in connection with these compliance efforts.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following are questions and answers about the Conversion, the membership termination bylaw proposal and related matters. These questions and answers do not address all of the questions that you may have about the Conversion and the membership termination bylaw proposal. More detailed information is contained elsewhere in this information statement/prospectus. You should read this entire information statement/prospectus carefully before casting your vote on the Conversion and the membership termination bylaw proposal.

Plan of Merger

Q:	What is the Conversion and why am I receiving this information statement/prospectus?

A:

We are proposing a conversion from an Arizona nonprofit corporation into an Arizona for-profit corporation by merging our wholly owned, for-profit subsidiary BW Merger Sub, with and into BW Inc. (NP), with BW Inc. as the surviving entity. The Conversion will be effected by adopting the Plan of Merger and amending and restating our articles of incorporation (as so amended and restated, the “Amended and Restated Articles of Incorporation”) and bylaws (as so amended and restated, the “Amended and Restated Bylaws”) to remove provisions which establish our nonprofit character, and adopting certain other provisions that are beneficial to the operations of a for-profit corporation, while maintaining much of the Company’s existing governance structure.

Q:	Why is the Company proposing the Conversion?

A:

As part of an ongoing analysis of our business, our board of directors and senior management identified several primary factors which led them to recommend the proposed Conversion to the Members. In recent years, our Company has faced competitive challenges to its business. These challenges have included the effect of the ever-growing online travel agency business, large online portal and search engine websites and growth by our competitors across a portfolio of lodging options, which allow them to increase market penetration, achieve synergy and efficiencies and leverage their guest loyalty programs. To combat each of these challenges, and to protect and grow our market share, our board of directors determined that capital investment is necessary to increase advertising and marketing for brand awareness, to provide increased investment in technology and support for our reservation and loyalty reward systems and to expand our number of hotels and brands. Our board of directors believes that the Conversion will help us to grow our scale and funding primarily by adding and retaining more hotels, having greater flexibility in raising capital, more closely aligning brand and hotel owner interests, more effectively competing with other lodging companies and creating value in the ownership interests of our Members. See “The Conversion Proposal—Our Board of Directors’ Reasons for Approval of the Conversion.”

Q:	Why change our business model?

While we have worked hard to retain cash to shore up our balance sheet to prepare for any market downturn, our reserves are equivalent to a few months of expenses. The non-contingency reserve funds on our balance sheet are necessary to be maintained for BWR redemptions. The BWR reserve is verified annually by an independent third-party accounting firm to ensure we maintain sufficient funds to cover future BWR redemptions. While we maintain a reserve, there is limited capacity for business opportunities to grow our brands or for additional investments in technology or with online travel agencies or internet search engine websites to drive business and stop our competitors from aggressively taking our market share. Our funding model is not letting us compete in this fast changing and hyper-competitive environment. As a nonprofit company, we are losing scale and lack sufficient funds to actively invest in our future success. Our board of directors and management believes that a for-profit business model would enhance the brand’s organic growth potential and flexibility to adapt to our competitive environment and protect and grow our market share.

Issuance of Common Stock in the Conversion

Q:	How will the shares of Common Stock in the Company be distributed in connection with the Conversion?

A:

Currently, each Member holds a membership interest in the Company. Pursuant to the Plan of Merger, we will recapitalize the Company by converting all of the outstanding membership interests as of November 30, 2019 into newly-issued shares of Common Stock to be distributed on the effectiveness of the Conversion on December 1, 2019. On the Conversion Date, each Existing Member and New Member will receive a number of shares of Common Stock determined by a formula based on the number of Members, contingently-approved applicants and Best Western franchisees in North America, in each case as of November 30, 2019. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2019 and (b) the product of (x) the number of contingently-approved applicants and Best Western franchisees in North America eligible to participate on a post-Conversion basis as of November 30, 2019 and (y) 0.5. Based on approximately 2,000 Members and approximately 230 contingently-approved applicants in North America existing as of the date of this information statement/prospectus, we expect that each Existing Member and New Member will receive approximately 26,000 shares of Common Stock on the Conversion Date and the Company will reserve for issuance for each Post-Conversion Shareholder approximately 13,000 shares of Common Stock, to be issued to such Post-Conversion Shareholder on a post-Conversion basis. Considering all Members participate equally as Members, the board of directors determined that a fixed number of shares for each membership interest was fair and appropriate.

Q:	Who is entitled to receive shares of Common Stock in the Conversion?

A:

Pursuant to the membership termination bylaw proposal, if adopted, Existing Members that (i) execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) are open and active on the Best Western reservation system by November 30, 2019 will receive shares of Common Stock in the Conversion in exchange for such Existing Member’s existing membership interest. Contingently-Approved Applicants that (i) execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) are open and active on the Best Western reservation system by November 30, 2019 will become New Members, will receive membership interests, and will thereafter receive Common Stock in the Conversion in exchange for their membership interest. The shares will be issued to the Member entity holding the existing membership interest that entered into the current membership agreement and subsequently the New Franchise Agreement. Owners and licensees of branded hotels outside of North America will not receive shares in the Conversion nor will executive officers of the Company on account of such persons not being Members. Our Directors will receive shares in the Conversion as they are Members.

Q:	What percentage of the Company will be owned by Members upon the Conversion?

A:

Upon the effectiveness of the Conversion, the Existing Members and New Members will own 100% of the outstanding Common Stock of the Company. We expect that each Existing Member and New Member will receive approximately 26,000 shares of Common Stock on the Conversion Date and the Company will reserve for issuance for each Post-Conversion Shareholder approximately 13,000 shares of Common Stock, to be issued to such Post-Conversion Shareholder on a post-Conversion basis. The Amended and Restated Articles of Incorporation will authorize additional shares of Common Stock for issuance, but the shares issued and reserved for issuance to the Existing Members, New Members and Post-Conversion Shareholders will represent a total of 55% of the aggregate number of authorized shares of Common Stock. No other class of capital stock will be authorized for issuance in the Amended and Restated Articles of Incorporation.

Q:	Will I be able to sell the shares of Common Stock that I receive in the Conversion?

A:

The shares of Common Stock that you receive in the Conversion will not be transferable other than with the prior approval of our board of directors, unless and until the Company conducts an initial public offering of shares of its Common Stock or the Company directly lists its Common Stock for trading on a national securities exchange (each referred to herein as an “IPO”). For the avoidance of doubt, the issuance of Common Stock pursuant to this information statement/prospectus does not constitute an IPO. See “Description of Capital Stock Following the Conversion.” You should note that our board of directors currently does not expect to approve transfers of shares of Common Stock to competitors. After an IPO, the restrictions on transferability of the Common Stock will no longer be applicable, and you may freely transfer your Common Stock, subject to any applicable restrictions under U.S. securities laws. These restrictions on transferability of the Common Stock are different from the transferability of a membership interest, which may be transferred automatically so long as the hotel is in good standing. The New Franchise Agreements will also provide for automatic transferability of the Best Western franchise to a purchaser of the hotel who enters into a subsequent franchise agreement; however transferees must execute a franchise agreement consistent with terms and conditions of the form of franchise agreement approved by our board of directors prior to the beginning of each fiscal year with the exception of discounted fees in certain circumstances. See “Business of the Company—New Franchise Agreements.”

Q:	What happens if I cease to operate my hotel as a Best Western after the Conversion?

A:

During the initial three-year period following the Conversion Date or until an IPO if one occurs within such initial three-year period, if the hotel is no longer a Best Western franchisee, or if notice has been given that such hotel will cease to be operated as a Best Western franchisee, the Company will have the right to redeem the shares of Common Stock issued to any Member in the Conversion for $0.10 per share. After the initial three-year holding period, assuming such shares have not been previously redeemed, you will continue to retain your shares regardless of whether the hotel continues to be operated as a Best Western franchisee. Any shares of Common Stock that are redeemed by the Company will be retired and may not be reissued by the Company. In addition, the number of authorized shares of Common Stock will be reduced proportionately by the number of shares so redeemed, to the extent there are authorized but unissued shares that are not then reserved for issuance, so that a total of 55% of the aggregate number of authorized shares of Common Stock will have been issued to the shareholders of the Company holding the seven designated Series of Common Stock.

In addition, if the hotel of a New Franchisee or a Contingently-Approved Applicant who becomes a Post-Conversion Shareholder ceases for any reason to be operated as a Best Western-branded hotel within three years of being open and active on the Best Western reservation system, the Company will have the right to repurchase all Common Stock issued to such shareholder for $0.10 per share.

Q:	What will happen to the shares of Common Stock issued to a Member in the Conversion if a hotel is transferred or sold?

A:

During the initial three-year period following the effectiveness of the Conversion, assuming there is not an IPO prior to such time, with respect to any Member receiving shares of Common Stock in the Conversion:

•

If you sell your hotel with approval of our board of directors and it remains a Best Western franchisee, you will retain your shares of Common Stock. You may not sell such shares of Common Stock to the purchaser of your hotel without the approval of the board of directors.

•	If your transferee ceases to operate the hotel as a Best Western franchisee, the Company has the right to redeem your shares of Common Stock for $0.10 per share.

•

In the event your shares of Common Stock are redeemed because your transferee ceases to operate the hotel as a Best Western franchisee, any other rights you may have are solely between you and your transferee.

After the initial three-year period following the Conversion Date, you will continue to retain your shares regardless of whether the hotel continues to be operated as a Best Western franchisee.

Q:	Is there a plan to issue the remaining authorized but unissued shares of Common Stock?

A:

Following the Conversion and the issuance of Common Stock on a Post-Conversion basis, the Company will have authorized but unissued shares of Common Stock of 45.0 million shares, or approximately 45% of the authorized capital stock of the Company. These additional shares may be utilized for corporate purposes such as future offerings to raise additional capital for investment, corporate acquisitions or general corporate purposes and any such shares may only be issued with the approval of at least two-thirds of the members of our board of directors. The board of directors believes that the value of the Company, and of the shares of Common Stock, will grow over time and that issuing shares in the near term may not reflect the intended value of the implementation of the Conversion. Pursuant to the Amended and Restated Articles of Incorporation, the Company may not issue shares of Common Stock to any member of the board of directors without the affirmative vote of the holders of at least a majority of the outstanding Common Stock, other than in accordance with the terms of this offering or in a transaction generally available to all shareholders.

Issuance of Common Stock following the Conversion

Q:	Who is entitled to receive shares of Common Stock following the Conversion?

A:

In conjunction with and subject to approval of the Conversion by the Members, shares of Common Stock will be offered on a continuous basis following the Conversion and will be issued to a Contingently-Approved Applicant or New Franchisee that is not open and active on the Best Western reservation system by November 30, 2019 that

(a)	with respect to Contingently-Approved Applicants and New Franchisees that are converting existing properties to a Best Western franchise,

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Post-Conversion Franchise Agreement and pay any applicable fees by November 30, 2019; and

(4)	are open and active on the Best Western reservation system by November 30, 2020;

or

(b)	with respect to Contingently-Approved Applicants and New Franchisees that are constructing new properties,

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Post-Conversion Franchise Agreement and pay any applicable fees by November 30, 2019;

(4)	are “Under Construction” by November 30, 2020

“Under Construction” means:

(a)	the Company has received and has approved construction drawings;

(b)	the Company has received a copy of: proof of ownership of the legal entity, proof of financing, construction permit(s), and the executed contractor agreement; and

(c)	construction has begun, including: the site has been cleared, footings and ground floor have been poured, and structural construction has begun; and

(5)	are open and active on the Best Western reservation system by November 30, 2021.

Each Post-Conversion Shareholder will receive shares of the Series of Common Stock that corresponds to the District in which the Best Western hotel of such Post-Conversion Shareholder is located. In the event a Contingently-Approved Applicant or New Franchisee, does not satisfy conditions described above, such Contingently-Approved Applicant or New Franchisee will not be eligible to receive Common Stock on a post-Conversion basis. Prospective Post-Conversion Shareholders should review the section entitled “Risk Factors” regarding the risks associated with the business of the Company and ownership of the Common Stock.

Q:	How will the shares of Common Stock in the Company be distributed following the Conversion?

A:

As described above, shares of Common Stock are being offered on a continuous basis following the Conversion and will be issued to each Post-Conversion Shareholder that satisfies the Post-Conversion Participation Condition based on a formula described in this information statement/prospectus. We expect that the Company will reserve for issuance for each Contingently-Approved Applicant and New Franchisee that is not open and active on the Best Western reservation system by November 30, 2019 approximately 13,000 shares of Common Stock, to be issued on a post-Conversion basis. The board of directors determined that a fixed number of shares for each Post-Conversion Shareholder was fair and appropriate.

Q:	Will Post-Conversion Shareholders be able to sell the shares of Common Stock that they receive on a post-Conversion basis?

A:

The shares of Common Stock that Post-Conversion Shareholders receive following the Conversion will not be transferable other than with the prior approval of our board of directors, unless and until the Company completes an IPO. See “Description of Capital Stock Following the Conversion.” Post-Conversion Shareholders should note that our board of directors currently does not expect to approve transfers of shares of Common Stock to competitors. After an IPO, the restrictions on transferability of the Common Stock will no longer be applicable, and our stockholders may freely transfer Common Stock, subject to any applicable restrictions under U.S. securities laws. While these restrictions on transferability of the Common Stock are different from transferability of a membership interest, which may occur automatically so long as the Best Western hotel is in good standing, the Post-Conversion Franchise Agreement will also provide for automatic transferability of the franchise to a purchaser of the hotel who enters into a subsequent franchise agreement, subject to the payment of a transfer fee as set by the board of directors from time to time.

Q:	What happens if a Post-Conversion Shareholder ceases to operate its hotel as a Best Western after the Conversion or after being open and active on the Best Western reservation system?

A:

Under the terms of the Amended and Restated Articles of Incorporation, until the earlier of the third anniversary of the Conversion Date or an IPO of the Company, if the hotel is no longer a Best Western franchisee, or if notice has been given that such hotel will cease to be operated as a Best Western franchisee, the Company will have the right to redeem the shares of Common Stock issued to such Post-Conversion Shareholder for $0.10 per share.

In addition, under the Post-Conversion Franchise Agreement (i) if the hotel of a Post-Conversion Shareholder ceases for any reason to be operated as a Best Western-branded hotel within three years of being open and active on the Best Western reservation system, the Company will have the right to repurchase all Common Stock issued to such shareholder for $0.10 per share (ii) and in the event a Post-Conversion Shareholder ceases to operate its hotel as a Best Western during the term of the agreement, the Post-Conversion Shareholder will be subject to liquidated damages.

The Membership Termination Bylaw Proposal

Q:	Are there any other proposals in the Special Ballot Initiative?

A:

In addition to voting on the conversion proposal, the Voting Members will vote on the membership termination bylaw proposal, which will authorize our board of directors to terminate prior to the Conversion

Date the membership interest of any Existing Member, and to terminate prior to the Conversion Date the membership agreement of any Contingently-Approved Applicant, that does not enter into a New Franchise Agreement with the Company and have a property open and active on the Best Western reservation system by the dates described herein. See the section entitled “The Membership Termination Bylaw Proposal” for a description of the membership termination bylaw proposal.

Both the conversion proposal and the membership termination bylaw proposal must be approved or neither the conversion proposal nor the membership termination bylaw proposal will be adopted.

If both the conversion proposal and the membership termination bylaw proposal are approved, the membership termination bylaw proposal will be adopted with immediate effectiveness.

Q.	Why are we proposing to amend our current bylaws?

A.

As described above, we are proposing to amend our current bylaws, with immediate effectiveness, to authorize our board of directors to terminate prior to the Conversion Date the membership interest of any Existing Member, and to terminate prior to the Conversion Date the membership agreement of any Contingently-Approved Applicant that does not enter into a New Franchise Agreement with the Company and have a property open and active on the Best Western reservation system by the dates described herein.

We are proposing to adopt this bylaw initiative in order to preserve the relationship, and align more fully the interests, between the Members who will own shares of Common Stock after the Conversion and those owners of hotels who are committed to continuing the growth of our brands. As more fully described herein, our board of directors has determined that the Company’s opportunities for growth will be enhanced by asking our Existing Members and Contingently-Approved Applicants to enter into the New Franchise Agreements that, while maintaining our current brand standards (with limited exceptions), will provide the opportunity for long-term growth and increased scale and investment by the Company. Our board of directors has determined that those Existing Members or Contingently-Approved Applicants who do not wish to participate in this proposed construct by signing a New Franchise Agreement should not share in the value created by it as shareholders of the Company as a for-profit corporation.

The New Franchise Agreements

Q:	Why are we lengthening the term of our agreement with Members (i.e. the New Franchise Agreement)?

A:

We need to lengthen the term of our agreements with our hotel owners because our current one-year term provides no protection against hotels leaving our brand while our remaining Members are left to deal with the consequences, including loss of scale and any funding shortfall. As we prepare for our future, we need stability and continuity to ensure our success. Therefore, the term of the New Franchise Agreement will be 12 years. Our Members who execute the New Franchise Agreement will be able to cancel the New Franchise Agreement without paying liquidated damages on the first and second anniversaries of the agreement (i.e., November 30, 2020 and 2021). The 12-year agreement also protects the low fees as well as the important rights and voice of our shareholders for that duration. Moreover, the New Franchise Agreement for Members will provide that any franchisee thereunder will be offered a subsequent 10-year franchise agreement with all fees, dues and assessments unchanged with the exception of an additional royalty fee of no more than 1.5% of property room revenue, if the applicable hotel is, at the conclusion of the initial 12-year term, in good standing (e.g., current in fees), current as to brand standards (e.g., guest service, breakfast, high speed internet access, design, etc.) and meets then-current requirements for relevance and guest satisfaction in the hotel’s market, which requirements may differ in each market, considering the hotel’s RevPAR index, sentiment scores or other guest satisfaction ratings, social media ratings, and other factors then utilized by the hotel industry to determine relevance and guest satisfaction. The Area of Protection for the subsequent 10-year term will be subject to negotiation based upon competitive market conditions.

Q:	Will I still be able to auto-transfer?

A:

Yes, the New Franchise Agreements will include the ability to auto-transfer your franchise (i.e., the right to transfer the franchise agreement with the Company to the purchaser of your hotel) in the event of a sale of your hotel. However, transferees will be required to enter into a franchise agreement with the Company with a term of up to 15 years and with terms similar to those that are offered to non-Member/non-shareholder owners with the exception of discounted fees in certain circumstances (such fees being either: (A) with respect to the first transferee, as applicable, the lesser of (i) 3.5% of PRR for a transferee with former Members as of July 1, 2016 having a minimum 50% financial ownership interest in the transferee property; or (ii) a percentage of PRR equal to the fees paid by the transferor expressed as a percentage of the hotel’s PRR for the 12 months prior to such transfer plus 1%; and (B) with respect to any subsequent transferee, the lesser of (i) 3.5% of PRR for a transferee with former Members as of July 1, 2016 having a minimum 50% financial ownership interest in the transferee property; or (ii) then-current fees for new franchisees).

Q:	Why does the New Franchise Agreement include a two-year liquidated damages provision?

A:

Many of our Members have been with the Best Western brand for a long time and intend to remain with the brand. They are left facing the negative consequences of losing scale and funding when hotels leave our brand (often because they do not want to improve their hotels). To protect our Members’ interests, we need to provide an incentive for hotels that may otherwise leave our brand to invest in order to remain in compliance with our standards as other Members have done.

On average, it takes at least two years for us to redevelop and establish a replacement for a hotel that has ceased operating under our brand. A new construction hotel will take considerably more time. Therefore, we believe that liquidated damages of two years are reasonable. As described above, any Existing Member will not be subject to any liquidated damages provision if its hotel leaves our brand on the first or second anniversaries of the New Franchise Agreement.

Q:	By when must Members enter into New Franchise Agreements?

A:

An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will receive shares of Common Stock on the Conversion Date in exchange for such Existing Member’s existing membership interest; otherwise the membership interest of such Existing Member will be cancelled prior to the Conversion Date and such Existing Member will not receive shares of Common Stock in the Conversion.

A Contingently-Approved Applicant that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will become a New Member prior to the Conversion, will receive membership interests, and thereafter receive shares of Common Stock on the Conversion Date in exchange for their membership interests; otherwise the membership agreement of such Contingently-Approved Applicant will be cancelled prior to the Conversion Date and such Contingently-Approved Applicant will not receive shares of Common Stock in the Conversion. Notwithstanding the deadline for participation in the Conversion, Contingently-Approved Applicants are eligible to receive Common Stock on a post-Conversion basis subject to satisfaction of the Post-Conversion Participation Condition. See “Summary of the Information Statement/Prospectus—The Conversion Proposal—Conversion Overview—Consideration to the Company and to Existing Members, New Members and Post-Conversion Shareholders.”

The New Franchise Agreements will have an effective date of December 1, 2019. For a comparison of the material terms of our existing membership agreements and the expected terms of the New Franchise Agreements, see “Business of the Company—New Franchise Agreements.”

Governance Matters

Q:	How will governance of the Company change?

A:

We are proposing to retain most of the key elements of our current governance structure, subject to the requirements of the Arizona Business Corporation Act applicable to for-profit corporations. First, we will retain our board of directors, with the Directors elected by the shareholders within a District through separate Series of Common Stock, as described below. Nominations for, and election of, board members will continue to proceed on a District-by-District basis (unless and until there is an IPO), through the issuance of separate Series of Common Stock to Members in each District, subject to providing for earlier notification and nomination timeframes necessary to permit compliance with the provisions applicable to public reporting companies under the Exchange Act to the extent applicable to the Company. In order to be nominated and elected by a District, a Director nominee must continue to meet the specified qualifications in our Amended and Restated Bylaws, including that such Director nominee must have a material interest in a Best Western-branded hotel within that District. Second, we are proposing to continue our Governor and Advisory Committee programs to ensure the concerns of our hotel owners are heard and their feedback considered before any significant brand changes. Third, franchisees will vote on material brand matters in accordance with the terms of their franchise agreements, as described herein. See “Business of the Company—New Franchise Agreements.” Our shareholders will be entitled to vote on major corporate matters, such as amendments to the articles of incorporation, any amendments to our bylaws, and certain fundamental transactions, such as mergers or consolidations or pursuing an IPO of the Company. See “Description of Capital Stock Following the Conversion—Comparison of Members Rights Before and After the Conversion” for a description of the rights of Members as shareholders in the post-Conversion corporation.

Q:	Who is being proposed for the current board of directors?

A:

Pursuant to the Plan of Merger, we are proposing that the current members of our board of directors or Directors-elect as of November 30, 2019 constitute the initial board of directors of BW Inc. The board of directors will be classified into two separate classes of Directors, with Directors in each class serving two-year terms.

Q:	What is the proposed composition of the board of directors going forward?

A:

Our Plan of Merger provides that the Company will continue to have a board of directors consisting of seven members, with each District continuing to elect one member of the board of directors who is a representative of that District unless and until there is an IPO. In order to effect this voting arrangement, the Amended and Restated Articles of Incorporation will, in conjunction with the Conversion, designate seven different Series of our Common Stock as follows: Series A-1 Common Stock, which will correspond to District 1; Series A-2 Common Stock, which will correspond to District 2; Series A-3 Common Stock, which will correspond to District 3; Series A-4 Common Stock, which will correspond to District 4; Series A-5 Common Stock, which will correspond to District 5; Series A-6 Common Stock, which will correspond to District 6; and Series A-7 Common Stock, which will correspond to District 7. As noted above, the board of directors will be classified into two classes of Directors with each class of Directors serving a two-year term following the initial terms provided in the Plan of Merger. Directors in Districts 3, 6 and 7 will be Class I Directors, whose initial terms shall expire at the annual meeting of shareholders held in 2020, and Directors in Districts 1, 2, 4 and 5 will be Class II Directors, whose initial terms shall expire at the annual meeting of shareholders held in 2021. Our Amended and Restated Articles of Incorporation will provide that each member of the board of directors may serve no more than three terms of two years each following the Conversion (other than Directors elected to fill a vacancy and the initial Class I Directors whose terms expire in 2020).

Other than with respect to the deemed election of the board of directors pursuant to the Plan of Merger as proposed herein, each Series of Common Stock going forward will be entitled to elect one Director unless and until there is an IPO. Each Series of Common Stock is otherwise identical and will vote on all other matters presented to the shareholders together as one class and will participate in any dividends on an equal per share basis.

Q:	What is the difference post-Conversion between a shareholder vote and a vote of the hotel franchisees?

A:

Shareholders will be entitled to vote on certain matters relating to corporate governance of BW Inc., including the election of Directors, amendments to the articles of incorporation, proposed amendments to our bylaws, and certain fundamental transactions, such as mergers or consolidations or pursuing an IPO of the Company. Hotel franchisees operating under a franchise agreement with the Company will be entitled to vote on proposals regarding brand standards, such as building exteriors, public area and guest room design standards, brand logo and signage, and breakfast standards.

Other Material Considerations

Q:	Do the Directors and executive officers of the Company have any interests in the Conversion that I should consider?

A:

When considering our board of directors’ recommendation that you vote to approve the Conversion, you should be aware that our Directors and executive officers may have interests in the Conversion that are different from your interests. Each member of our board of directors is also a Member of our Company. Members of our board of directors will participate in the Conversion on the same terms as any other Member of the Company. A majority of our Directors have indicated they will vote in favor of the conversion proposal and the membership termination bylaw proposal. Our Directors hold membership interests representing less than 1% in the aggregate of our existing membership interests outstanding as of the Record Date. Our Directors and executive officers serving the Company prior to the Conversion will continue serving the Company following the Conversion and will be entitled to compensation for their service following the Conversion. See “Executive Compensation” and “Director Compensation” for a discussion of the expected compensation that our executive officers and Directors may receive. Our executive officers are not receiving shares in the Conversion.

Q:	How will Existing Members be taxed on the Conversion?

A:

We generally expect that neither Existing Members nor the Company will recognize gain or loss for U.S. federal income tax purposes or Canadian income tax purposes as a result of the Conversion. Notwithstanding the foregoing, tax matters are complex, and the tax consequences of the Conversion to Existing Member will depend on the Existing Member’s individual situation. We recommend that you consult with your personal tax advisor for a full understanding of the tax consequences of the Conversion. For a description of the material U.S. federal income tax consequences and material Canadian income tax consequences of the Conversion, please see the information set forth in “Material U.S. Federal Income Tax Consequences” and “Material Canadian Income Tax Consequences,” respectively.

Q:

How will Contingently-Approved Applicants who become Members be taxed on the receipt of membership interests and how will Post-Conversion Shareholders be taxed, following the Conversion, on the receipt of Common Stock?

A:

As described above, we generally expect that Existing Members will not recognize gain or loss for U.S. federal income tax purposes or Canadian income tax purposes as a result of the Conversion. We generally expect that New Members will recognize income for U.S. federal income tax purposes or Canadian income tax purposes, as applicable, as a result of the receipt of membership interests in an amount equal to the excess of the fair market value of such membership interests at the time of receipt, over the New Member’s capitalized costs (if any) associated with such membership interests. In addition, we generally expect that Post-Conversion Shareholders will recognize income for U.S. federal income tax purposes or Canadian income tax purposes, as applicable, as a result of the receipt of Common Stock in an amount equal to the excess of the fair market value of such Common Stock at the time of receipt, over the Post-Conversion

Shareholder’s capitalized costs (if any) associated with such Common Stock. Notwithstanding the foregoing, tax matters are complex, and the tax consequences of the receipt of membership interests by a New Member or the receipt of Common Stock by a Post-Conversion Shareholder will depend on the recipient’s individual situation. We recommend that you consult with your personal tax advisor for a full understanding of the tax consequences of becoming a New Member or a Post-Conversion Shareholder. For a description of the material U.S. federal income tax consequences and material Canadian income tax consequences to a New Member of receiving membership interests, or to a Post-Conversion Shareholder of receiving Common Stock as a result of satisfying the Post-Conversion Participation Condition, please see the information set forth in “Material U.S. Federal Income Tax Consequences” and “Material Canadian Income Tax Consequences,” respectively.

Q:	What risks should an Existing Member consider in deciding whether to vote in favor of the Conversion and the membership termination bylaw proposal?

A:

There are various risks that relate to the Conversion and the membership termination bylaw proposal, and other risks will affect the value of the Common Stock that you will receive in the Conversion. In connection with the conversion proposal and the transactions contemplated by the Conversion, Existing Members must enter into New Franchise Agreements, and the terms of the New Franchise Agreement will differ from the terms of the existing membership agreements in certain material respects, including an extension of the term, the inclusion of a liquidated damages provision in the event of a termination of a New Franchise Agreement after the first two years, a change regarding a marketing and technology assessment and changes regarding transfer and assignment. For a comparison of the material terms of our existing membership agreements and the expected terms of the New Franchise Agreements, see “Business of the Company—New Franchise Agreements.”

An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system will receive shares of Common Stock in the Conversion; otherwise the membership interest of such Existing Member will be cancelled prior to the Conversion Date and such Existing Member will not receive shares of Common Stock.

Existing Members have paid certain application and affiliation fees in connection with their membership applications, and Existing Members pay annual dues and monthly fees in connection with our current membership association structure. An Existing Member that (i) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (ii) is not open and active on the Best Western reservation system by November 30, 2019 will not receive shares in the Conversion, will have its membership interest cancelled prior to the Conversion Date and will not recoup previously paid fees or annual dues. An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will receive shares of Common Stock on the Conversion Date in exchange for its existing membership interest. The deadlines for satisfying these conditions occurs later than the Voting Deadline. Notwithstanding an Existing Member’s vote in favor of the conversion proposal and the membership termination bylaw proposal, in the event an Existing Member does not satisfy these conditions, such Existing Member will still have its membership interest cancelled prior to the Conversion Date and will not receive shares of Common Stock in the Conversion.

Q:	If I oppose the conversion proposal or the membership termination bylaw proposal, will I be able to assert statutory appraisal rights under Arizona law?

A:

No. Under Arizona law, Members of the Company who oppose the conversion proposal or the membership termination bylaw proposal will not have the statutory right to dissent from the transaction and demand the cash payment of the fair value of their membership interest.

Q:	When is the Conversion expected to be completed?

A:	We are working to complete the Conversion as quickly as possible. The completion of the Conversion depends on a number of conditions being met, including:

•	approval of the conversion proposal by the Voting Members;

•	approval of the membership termination bylaw proposal by the Voting Members; and

•	other closing conditions.

Assuming the fulfillment of these conditions, we expect to complete the Conversion on December 1, 2019 or as soon as practicable following such date.

Voting on the Proposals

Q:	How does our board of directors recommend that I vote?

A:

A majority of our board of directors has determined that the conversion proposal, including the Merger and Amended and Restated Articles of Incorporation inherent in the conversion proposal, and the membership termination bylaw proposal are advisable and in the best interests of the Company and its Members; has approved the conversion proposal and the membership termination bylaw proposal, subject to Member approval of the conversion proposal; and recommends that Voting Members vote “FOR” the conversion proposal and vote “FOR” the membership termination bylaw proposal.

Q:	How can I get more information about the Conversion?

A:

You may call the Company’s toll-free hotline at 800-428-7234 to answer your questions. You may contact your District Manager regarding your Voting Member status. You may also contact the Company for information regarding your District Manager. Additionally, you may also direct your written questions by mail to the Company at:

Best Western International, Inc.

6201 N. 24th Parkway

Phoenix, Arizona 85016

Attn: Secretary

Q:	How many votes does it take to approve the conversion proposal and the membership termination bylaw proposal?

A:

The conversion proposal and the membership termination bylaw proposal each require approval by the affirmative vote of two-thirds (2⁄3) of the votes cast or by a majority of the voting power, whichever is less, provided that not less than one-third (1⁄3) of the voting power vote in favor. To have a quorum allowing the Special Ballot Initiative to go forward, in accordance with Article III, Sections 6 and 9 of the Company’s current bylaws, Voting Members representing 10% of the Company’s Voting Members must submit ballots in the Special Ballot Initiative. As of April 19, 2019, the number of Voting Members was 1,989, and the number of Voting Members needed to meet this quorum requirement was 199. The number of Voting Members and thereby the number of Voting Members needed to meet the quorum requirement will be updated on the Record Date as required by the current bylaws.

Q:	May I change my vote after I have submitted my ballot?

A:	No. There are no procedures to change your vote after you have voted.

Q:	What happens if I do not vote?

A:

If you do not vote, it could affect the adoption of a proposal, since the success of a proposal may depend on a majority of the Company’s voting power voting in favor of it, and at least thirty-three and one-third percent (33 1⁄3%) of the Company’s voting power voting in favor of it. If you do not vote on the proposal, and the success of the proposal is determined by a majority of the Company’s voting power voting in favor of it, with at least thirty-three and one-third percent (33 1⁄3%) of the Company’s voting power voting in favor, your failure to vote would have the same effect as voting “AGAINST” the proposal. See “The Special Ballot Initiative—How to Vote.”

Q:	How do I vote?

A:

You may vote on the proposals contemplated by the Special Ballot Initiative by means of a secure website to be provided to Members or by paper ballot, upon request. Please read the ballot instructions included on the secure website or paper ballot carefully before voting on the proposals contemplated by the Special Ballot Initiative. Links to the Company’s current bylaws and articles of incorporation, and the Company’s Rules & Regulations will be available on the secure website. You may direct your request for a paper ballot by mail at: Best Western International, Inc., 6201 N. 24th Parkway, Phoenix, Arizona 85016 or facsimile at: (602) 957-5966, attention: Secretary.

Paper ballots may be returned by U.S. mail as provided in the ballot instructions. Pursuant to the Company’s bylaws, the responses of 10% of the Voting Members as of the Record Date, or Voting Members, are needed to meet the quorum requirements for this ballot.

At 2:00 p.m., Phoenix, Arizona time, on June 12, 2019, the voting shall close and the voting system data and any paper ballots shall be securely and confidentially provided to Mukai, Greenlee & Company, P.C. (the “Designated Accountant”). Please allow yourself sufficient time to review and consider the proposals and to submit your votes before the deadline. Only ballots that have been submitted prior to that date and time shall be counted. You are invited to be present at the certification of the results of the vote. The Designated Accountant is located at 2600 North Central Avenue, Suite 1820, Phoenix, Arizona 85004.

Please note that the Company’s bylaws detail specific requirements that protect voting anonymity. Member votes are counted by an independent third party that operates an electronic voting system and will hand-count any paper ballots. The counted votes are provided by secure means to an independent Designated Accountant for certification. The counted votes do not indicate how a particular individual voted. The Designated Accountant only provides the total voting results to the Company. The Company is prohibited from knowing how a Member voted and does not have access to that information.

The vote of the Voting Members is important. Voting Members are encouraged to vote as soon as possible after carefully reviewing this information statement/prospectus. You must submit your ballot by no later than 2:00 p.m., Phoenix, Arizona time, on June 12, 2019 to have your vote count in the Special Ballot Initiative.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this information statement/ prospectus, please vote in accordance with the voting instructions for the Special Ballot Initiative.

SUMMARY OF THE INFORMATION STATEMENT/PROSPECTUS

This summary highlights selected information from this information statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Ballot Initiative, including the conversion proposal and the membership termination bylaw proposal, you should read this entire document carefully.

Company Overview

Best Western is a leading global hospitality brand with a presence in nearly 100 countries and territories worldwide. We are among the top 10 largest global lodging brands by number of hotels (according to Hotels magazine July/August 2018) with over 3,600 total branded hotels (of which nearly 2,100 branded hotels are in North America) and a pipeline of over 600 hotel applicants to enter our brands (of which approximately 400 such hotels are in North America). Over the past five years, our prospective hotel pipeline has seen an average annual attrition rate of approximately 20% prior to such hotels entering the brand. The Company has 13 unique North American Best Western hotel brands ranging from economy to upper upscale. Ten of those 13 brands have been launched in recent years, providing new avenues for growth. The Company’s Members and franchisees operate hotels under the following proprietary brand names: Best Western, Best Western Plus, Best Western Premier, Executive Residency by Best Western, Vīb, GLō, Sadie, Aiden, BW Premier Collection, BW Signature Collection, SureStay, SureStay Plus and SureStay Collection. The Company has achieved an average RevPAR index of over 109 over the last seven years. We have also received many industry awards, including Business Travel News #1 Midprice and #1 Upper Midprice hotels in 2017, Top Ranked Guest Loyalty Program from US News & World Report from 2013 through 2019, and ten-time Hotel Partner of the Year from AAA Travel from 2009 through 2018. Through the WorldHotels Acquisition in February 2019, the Company also now offers WorldHotels Luxury, WorldHotels Elite and WorldHotels Distinctive brands under license.

The Company has a comprehensive and readily scalable platform of services that it offers to branded hotels including sales and marketing, brand management, technology and support services. Our sales and marketing team seeks to drive market share growth and to leverage our award-winning BWR program to increase revenues to our hotel brands and to increase customer satisfaction. Our brand management team provides a full range of services, including regional service manager consultation, revenue management, Supply and Design (as defined below), guest satisfaction surveys and analysis, customer relations services and education and training to hotels, in addition to outsourced quality assurance (“QA”) assessments, that seek to ensure high quality and guest experiences that meet or exceed expectations, in addition to profitable operations. Our technology team oversees a scalable technology platform which provides reservations systems, e-commerce, cybersecurity and other technology support systems. Our support services team provides an in-house shared services platform that includes our call center, accounting and finance, legal and human resources. This platform allows us to drive revenue to our hotels and to grow our scale and create synergies, efficiencies and leverage.

Company Business Model

The Company has an asset-light business model which, together with Best Western’s platform of services, provides us with a solid foundation to generate stable revenues and strong returns on capital.

North America

The Company is currently organized as a nonprofit membership organization. As a nonprofit membership organization, we manage our operations to generate sufficient revenue to cover the expenses incurred in delivering services designed to enhance brand equity and drive revenue to our branded hotels. The Company drives revenue in North America primarily from fees assessed to Member hotels. The Company has a demonstrated long-term commitment from its ownership base of Members, which has historically driven consistent and predictable revenues and financial performance. Approximately 69% of Best Western-branded hotels have been Members for over ten years, and the average tenure for a Member is 18 years.

In North America, the Company’s relationship with branded hotels falls into one of three categories, depending on the brand: (i) a full membership agreement where hotel owners are Members, must maintain brand standards and have access to Best Western’s platform of services; (ii) soft brand agreements, where hotel licensees are not Members and have access to Best Western’s platform of services; and (iii) a franchise agreement, where hotel franchisees are franchisees and not Members and have access to Best Western’s platform of services (e.g., SureStay hotels). Members pay fees and assessments under their membership agreements. Hotels under soft brand agreements pay fees, including fees based on revenue delivered to the hotel through the Best Western’s platform of services, plus pass-through costs. Franchise hotels generally pay a royalty fee and a marketing fee based on a percentage of gross room revenue, plus pass-through costs.

In addition, North American Best Western-branded hotels have access to our Supply and Design department (“Supply and Design”), which offers our branded hotels an online catalog platform connected to endorsed vendors with discounted pricing as well as an experienced team of design professional focused on maintaining brand standards and a fee based service for design needs, and our GDS/Switch, which includes connections through our reservations platform for our hotels to leading distribution partners, such as OTAs, wholesalers, GDS and individual corporations.

International

Outside North America, the Company licenses its trademarks and provides reservation and other services to hotels through the following: (i) property direct relationships to hotels located in specific international countries or territories that use our brand and services through a sub-license agreement; (ii) affiliation agreements entered into with territory-specific organizations, referred to as “Affiliate Organizations,” which are formed as nonprofit entities for the sole purpose to initiate, plan, coordinate and execute joint marketing activities and otherwise advance the interests of Best Western-branded hotels in their territory; and (iii) master license agreements, or “MLAs,” entered into with territory-specific organizations, which are formed as for-profit entities for the sole purpose to initiate, plan, coordinate and execute joint marketing activities and otherwise advance the interests of Best Western-branded hotels in their territory. In each of the three types of relationships, we are paid fees for reservation and other services, generally on a cost-recovery basis.

Company Growth Strategy

The Company’s vision is to lead the industry in superior customer care and its mission is to enhance brand equity and increase value to our hoteliers. The Company’s growth strategy focuses on creating a distinctive brand portfolio that is appealing to both hoteliers and guests; delivering superior guest satisfaction and building brand loyalty; growing the Company’s brands around the world; and maintaining a continuous focus on innovation.

Distinctive and Appealing Brand Portfolio: The Company and its Members invest heavily in the Best Western brand portfolio as an integral part of the Company’s growth strategy. Beginning with adding Best Western, Best Western Plus, and Best Western Premier to the iconic Best Western brand, the Company has also engaged in a Design Excellence program, which resulted in Members investing over $2.0 billion since 2012 to meet new brand standards, and launched ten new global brands since 2015. The Design Excellence program is an on-going, multi-year evolution and adoption of brand standards intended to elevate guest experiences and our guests’ expectations for the brand. This includes a series of cutting-edge concepts catering to a new generation of travelers with our newest brands Vīb, GLō , Sadie and Aiden, as well as soft brand options for most chain scale segments: upper economy (SureStay Collection), upper midscale (BW Signature Collection) and upscale (BW

Premier Collection). With Executive Residency by Best Western, the Company offers unique, dual-branded property options, which combine the best of the Best Western Plus and Executive Residency by Best Western brands. Through the WorldHotels Acquisition in February 2019, the Company also now offers WorldHotels Luxury, WorldHotels Elite and WorldHotels Distinctive brands under license. The Company believes that a distinctive and appealing brand portfolio increases the number of branded hotels and the scale of the Company.

Delivering Guest Satisfaction and Brand Loyalty: The Company strives to deliver a consistent guest experience that instills consumer confidence in the brand. The Company’s brands have enjoyed significant increases to guest satisfaction ratings in the past ten years, with scores doubling since 2007. This stems from the award-winning I Care Every Guest, Every Time hotel staff training program and the more than $2.0 billion spent by our Members on strategic renovations associated with the Design Excellence program. In 2018, nearly 2,000 Best Western-branded hotels globally received the TripAdvisor Certificate of Excellence recognition, yielding the brand’s highest level of guest satisfaction to date. To build brand loyalty, the Company has continued to make valuable enhancements to its award-winning loyalty program BWR. By offering more rewards and recognition for Elite members and generous promotions for members of all levels, BWR’s membership has grown to more than 38.1 million members globally—representing gains of nearly 15% annually, since 2007.

Growth Around the World: In addition to approximately 400 hotels entering our brands in North America, Best Western brands are also growing across the globe with approximately 200 additional hotels in the pipeline outside of North America. In particular, the Company opened 24 new hotels in Asia in 2017 and 2018, with locations in China, India, Indonesia, Japan, Korea, Myanmar, Thailand and the Philippines. These have included four brands that are entirely new to the region: BW Premier Collection, SureStay Plus Hotel, Vīb and Aiden. The Company received recognition as the “Fastest Growing Hotel Chain in India” at the 2018 India Hospitality Awards, and has plans to open six additional hotels in India and three in Bangladesh.

Continuous Innovation: The Company is committed to implementing continuous innovations that continue to position its brands as an industry leader. The Company was named to Fast Company’s coveted list of the Top Ten Most Innovative Companies in 2018 for its innovations in the augmented reality/virtual reality (“AR/VR”) space in connection with the Best Western Virtual Reality Experience, a tool that lets potential guests visualize hotel locations’ pools, lobbies, fitness centers, and guest rooms. In addition, the Company has implemented a number of other technological advancements aimed at enhancing the guest journey from the development of an award-winning website and mobile applications to the creation of a leading mobile guest engagement platform.

Competitive Strengths

The Company is a recognized global lodging brand with established scale and a strong presence in the midscale to upper upscale segments, as well as, a new and growing presence in the economy segment. Highlights of our competitive strengths include:

•

Leading global hospitality company. We maintain and enhance well-recognized, established brands, as well as develop and launch new brands designed to meet guests’ needs. We believe overall guest satisfaction is very favorable based on service scores measured through guest satisfaction surveys (also known as Medallia). Our brand contributes approximately 73% of the total revenue to our North American hotels (total revenue includes central reservation system revenue plus direct-to-property revenue attributable to BWR members). As of November 30, 2018, 42% of Best Western hotels are outside of North America, which drives global brand awareness.

•

Comprehensive and readily scalable platform. Our fully-developed platform of services and capabilities in sales and marketing, brand management, technology and reservations, and other support services create synergies and efficiencies and allow us to significantly grow scale.

•

Ranked Consistently as a Leader in broad midscale. The Company has achieved an average RevPAR index of over 109 over the last seven years. Our BWR loyalty program hit an historic level, surpassing 38.1 million members worldwide in 2018. We have also received many industry awards, including Business Travel News #1 Midprice and #1 Upper Midprice hotels, Top Ranking Guest Loyalty Program from U.S. News & World Report from 2013 through 2018, and ten-time Hotel Partner of the Year from AAA Travel from 2009 through 2018.

•

Supportive hotel base. The Company enjoys strong support from our long-standing and loyal hotel base. Approximately 69% of Best Western-branded hotels have been Members for more than ten years and the average tenure for a Member is 18 years. Annually, we survey our Members regarding their satisfaction with the brand and our services. Historically, Members have given the Company high marks for satisfaction, with an average over the past ten years of approximately 75% of our Members surveyed as satisfied or very satisfied with the brand.

•

Seasoned management team. We have a seasoned and highly regarded management team led by our President and Chief Executive Officer, David Kong. We believe our senior management team is one of the most experienced and accomplished executive teams in the travel industry. David Kong has over 40 years of hospitality industry experience, Dorothy Dowling, our Chief Marketing Officer, has over 30 years of hospitality industry experience, Ron Pohl, our Chief Operations Officer, has over 35 years of hospitality industry experience, Lawrence Cuculic, our General Counsel, has over 30 years of legal and business experience, Mark Straszynski, our Chief Financial Officer, has over 25 years of finance and accounting experience, Greg Adams, our Chief Digital Officer, has over 20 years of technology and marketing experience in the hospitality industry, Suzi Yoder, our Senior Vice President of International Operations, has over 35 years of hospitality industry experience, and Brad LeBlanc, our Senior Vice President and Chief Development Officer, has over 25 years of development experience in the hospitality industry. Through the team’s leadership, the Company has achieved significant successes, including transformative brand programs and expansion of our brand portfolio, growth of the award winning BWR loyalty program and delivering revenue to our branded hotels, achieving a RevPAR index of over 109 over the last seven years.

Emerging Growth Company

The Company is an “emerging growth company,” as defined under the JOBS Act. The JOBS Act is intended, among other things, to ease regulatory burdens on certain companies that are newly public. As an emerging growth company, the Company is eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can “opt-in” to the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. The Company has elected to “opt-in” to such extended transition period.

We could be an emerging growth company for up to five years after the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act, which fifth anniversary will occur in 2024. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We will become a large accelerated filer the year after we have an aggregate worldwide market value of the voting and non-voting common equity held by non-affiliates of $700 million or more.

The Conversion Proposal

Conversion Overview

Voting Members will vote on a proposal to convert the Company from an Arizona nonprofit corporation to an Arizona for-profit corporation, pursuant to the Plan of Merger. Upon the filing of a statement of merger with the Arizona Corporation Commission on or about December 1, 2019, the Conversion would be effective. All of the rights and obligations belonging to the Company, as a nonprofit corporation, would remain vested in the Company, as a for-profit corporation, following the effectiveness of the Conversion. The Company’s current articles of incorporation and bylaws would each be amended and restated to govern the affairs of the Company as a for-profit corporation. See “The Conversion Proposal—General” for a description of the amendments to the articles of incorporation and bylaws and material governance provisions.

Both the conversion proposal and the membership termination bylaw proposal must be approved or neither the conversion proposal nor the membership termination bylaw proposal will be adopted.

If both the conversion proposal and the membership termination bylaw proposal are approved, the membership termination bylaw proposal will be adopted with immediate effectiveness.

The Company will retain the name “Best Western International, Inc.” after the Conversion.

Consideration to the Company and to Existing Members, New Members and Post-Conversion Shareholders

The Company will receive no cash proceeds from the Conversion. See “Use of Proceeds.”

In exchange for each Member’s existing membership interest, each Existing Member and New Member will receive a number of shares of Common Stock determined by a formula based on the number of Members, Contingently-Approved Applicants and New Franchisees, in each case as of November 30, 2019. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2019 and (b) the product of (x) the number of Contingently-Approved Applicants and New Franchisees eligible to participate on a post-Conversion basis as of November 30, 2019 and (y) 0.5. Based on approximately 2,000 Members and approximately 230 Contingently-Approved Applicants existing as of the date of this information statement/prospectus, we expect that each Existing Member and New Member will receive approximately 26,000 shares of Common Stock on the Conversion Date and the Company will reserve for issuance for each Post-Conversion Shareholder after the Conversion Date approximately 13,000 shares of Common Stock, to be issued to such Post-Conversion Shareholder on a post-Conversion basis.

An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will receive shares of Common Stock on the Conversion Date in exchange for such Existing Member’s existing membership interest; otherwise the membership interest of such Existing Member will be cancelled prior to the Conversion Date and such Existing Member will not receive shares of Common Stock in the Conversion.

A Contingently-Approved Applicant that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will become a Member prior to the Conversion and receive shares of Common

Stock on the Conversion Date; otherwise the membership agreement of such Contingently-Approved Applicant will be cancelled prior to the Conversion Date and such Contingently-Approved Applicant will not receive shares of Common Stock in the Conversion. Notwithstanding the deadline for participation in the Conversion, Contingently-Approved Applicants are eligible to receive Common Stock on a post-Conversion basis subject to satisfaction of the Post-Conversion Participation Condition.

In conjunction with and subject to approval of the Conversion by the Members, shares of Common Stock will be offered on a continuous basis following the Conversion and will be issued to a Contingently-Approved Applicant or New Franchisee, that is not open and active on the Best Western reservation system by November 30, 2019 that

(a)	with respect to Contingently-Approved Applicants and New Franchisees that are converting existing properties to a Best Western franchise,

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Post-Conversion Franchise Agreement and pay any applicable fees by November 30, 2019; and

(4)	are open and active on the Best Western reservation system by November 30, 2020;

or

(b)	with respect to Contingently-Approved Applicants and New Franchisees that are constructing new properties,

(1)	furnish an application to the Company by September 30, 2019;

(2)	are approved by the board of directors by November 16, 2019;

(3)	execute a Post-Conversion Franchise Agreement and pay any applicable fees by November 30, 2019;

(4)	are “Under Construction” by November 30, 2020

“Under Construction” means:

(a)	the Company has received and has approved construction drawings;

(b)	the Company has received a copy of: proof of ownership of the legal entity, proof of financing, construction permit(s), and the executed contractor agreement; and

(c)	construction has begun, including: the site has been cleared, footings and ground floor have been poured, and structural construction has begun; and

(5)	are open and active on the Best Western reservation system by November 30, 2021.

Each Post-Conversion Shareholder will receive shares of the Series of Common Stock that corresponds to the District in which the Best Western hotel of such Post-Conversion Shareholder is located. In the event a contingently-approved applicant or Best Western franchisee in North America that is not open and active on the Best Western reservation system by November 30, 2019 does not satisfy conditions described above, such Contingently-Approved Applicant or New Franchisee will not be eligible to receive Common Stock on a post-Conversion basis. Prospective Post-Conversion Shareholders should review the section entitled “Risk Factors” regarding the risks associated with the business of the Company and ownership of the Common Stock.

The Membership Termination Bylaw Proposal

Voting Members will vote on a proposal to amend our current bylaws to authorize our board of directors to terminate prior to the Conversion Date the membership interest of any Existing Member that (x) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (y) is not open and active on the Best Western reservation system by November 30, 2019, and to terminate the membership agreement of any Contingently-Approved Applicant that (x) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (y) is not open and active on the Best Western reservation system by November 30, 2019.

Both the conversion proposal and the membership termination bylaw proposal must be approved or neither the conversion proposal nor the membership termination bylaw proposal will be adopted.

If both the conversion proposal and the membership termination bylaw proposal are approved, the membership termination bylaw proposal will be adopted with immediate effectiveness.

Procedures for Submitting Votes in Special Ballot Initiative

You may vote on the proposals contemplated by the Special Ballot Initiative by means of secure website to be provided to Members or by paper ballot, upon request. Please read the ballot instructions included on the secure website or paper ballot, carefully before voting on the proposals contemplated by the Special Ballot Initiative. Links to the Company’s current bylaws and articles of incorporation, and the Company’s Rules & Regulations will be available on the secure website. You may direct your request for a paper ballot by mail at: Best Western International, Inc., 6201 N. 24th Parkway, Phoenix, Arizona 85016 or facsimile at: (602) 957-5966, attention: Secretary.

Paper ballots may be returned by U.S. mail as provided in the ballot instructions. To have a quorum allowing the Special Ballot Initiative to go forward, in accordance with Article III, Sections 6 and 9 of the Company’s current bylaws, Voting Members representing 10% of the Company’s Voting Members must submit ballots in the Special Ballot Initiative. As of April 19, 2019, the number of Voting Members was 1,989, and the number of Voting Members needed to meet this quorum requirement was 199. The number of Voting Members and thereby the number of Voting Members needed to meet the quorum requirement will be updated on the Record Date as required by the current bylaws.

At 2:00 p.m., Phoenix, Arizona time, on June 12, 2019, the voting shall close and the voting system data and any paper ballots shall be securely and confidentially provided to the Designated Accountant. Please allow yourself sufficient time to review and consider the proposals and to submit your votes before the deadline. Only ballots that have been submitted prior to that date and time shall be counted. You are invited to be present at the certification of the results of the vote. The Designated Accountant, Mukai, Greenlee & Company, P.C., is located at 2600 North Central Avenue, Suite 1820, Phoenix, Arizona 85004.

Please note that the Company’s bylaws detail specific requirements that protect voting anonymity. Member votes are counted by an independent third party that operates an electronic voting system and will hand-count any paper ballots. The counted votes are provided by secure means to an independent Designated Accountant for certification. The counted votes do not indicate how a particular individual voted. The Designated Accountant only provides the total voting results to the Company. The Company is prohibited from knowing how a Member voted and does not have access to that information.

Voting Power; Record Date

Members will be entitled to vote in the Special Ballot Initiative if they were entitled to vote in accordance with the Company’s bylaws, and are thereby Voting Members, at 2:00 p.m., Phoenix, Arizona time, on May 13, 2019 which is the Record Date. Each Voting Member as of the Record Date will have one vote for each Member that it represents. As of April 19, 2019, there were 1,989 Voting Members entitled to cast votes in the Special Ballot

Initiative. The number of Voting Members will be updated on the Record Date as required by the current bylaws. Votes must be submitted by no later than 2:00 p.m., Phoenix, Arizona time, on June 12, 2019 to count in the Special Ballot Initiative.

Quorum and Vote of Members

The conversion proposal requires approval by the affirmative vote of the lesser of two-thirds (2⁄3) of the votes cast or a majority of the voting power; provided, at least thirty-three and one-third percent (33 1⁄3%) of the voting power vote in favor. Each Voting Member as of the Record Date will have one vote for each Member that it represents.

The membership termination bylaw proposal requires approval by the affirmative vote of the lesser of two-thirds (2⁄3) of the votes cast or a majority of the voting power; provided, at least thirty-three and one-third percent (33 1⁄3%) of the voting power vote in favor. Each Voting Member as of the Record Date will have one vote for each Member that it represents.

To have a quorum allowing the Special Ballot Initiative to go forward, in accordance with Article III, Sections 6 and 9 of the Company’s current bylaws, Voting Members representing 10% of the Company’s Voting Members must submit ballots in the Special Ballot Initiative. As of April 19, 2019, the number of Voting Members was 1,989, and the number of Voting Members needed to meet this quorum requirement was 199. The number of Voting Members and thereby the number of Voting Members needed to meet the quorum requirement will be updated on the Record Date as required by the current bylaws. Proxy voting by Members is expressly prohibited.

Appraisal Rights

Members do not have appraisal rights in connection with the Conversion or the membership termination bylaw proposal under Arizona law for nonprofit corporations.

Interests of the Company’s Directors and Officers in the Conversion

When considering our board of directors’ recommendation that you vote to approve the Conversion, you should be aware that our Directors and executive officers may have interests in the Conversion that are different from your interests. Each member of our board of directors is also a Member of the Company. Members of our board of directors will participate in the Conversion on the same terms as any other Member of the Company. Our Directors and executive officers serving the Company prior to the Conversion will continue serving the Company following the Conversion and will be entitled to compensation for their service following the Conversion. See “Executive Compensation” and “Director Compensation” for a discussion of the expected compensation that our executive officers and Directors may receive. Our executive officers are not receiving shares in the Conversion.

Recommendation to Members

A majority of our board of directors has determined that the conversion proposal and the membership termination bylaw proposal are advisable and in the best interest of the Company and its Members and recommends that the Voting Members vote “FOR” the conversion proposal and “FOR” the membership termination bylaw proposal. The membership termination bylaw proposal will not become effective unless the conversion proposal is approved; if the conversion proposal and membership termination bylaw proposal are approved the Conversion proposal will be adopted and the membership termination bylaw proposal will be immediately effective.

Conditions to the Conversion

Completion of the Conversion is conditioned on approval of the conversion proposal and approval of the membership termination bylaw proposal and other customary closing conditions. Assuming the fulfillment of these conditions, we expect to complete the Conversion on December 1, 2019 or as soon as practicable following such date. If the completion of the Conversion is delayed significantly beyond December 1, 2019, our board of directors would analyze the facts and circumstances at that time in order to determine whether it is necessary or advisable to update the information provided to Voting Members or to seek again Voting Member approval of the Conversion, taking into account all applicable state and federal laws.

Tax Consequences of the Conversion

For a description of the material U.S. federal income tax consequences and material Canadian income tax consequences of the Conversion to Members, please see the information set forth in “Material U.S. Federal Income Tax Consequences” and “Material Canadian Income Tax Consequences,” respectively. For a description of the tax consequences to Post-Conversion Shareholders that receive Common Stock on a Post-Conversion basis, please see “Material U.S. Tax Federal Tax Income Consequences—U.S. Federal Income Tax Consequences to New Members of the Receipt of Membership Interests and, following the Conversion, to Post-Conversion Shareholders of the Receipt of Common Stock” and “Material Canadian Income Tax Consequences—Canadian Income Tax Consequences to New Members of the Receipt of Membership Interests and to Post-Conversion Shareholders of the Receipt of Common Stock.”

Anticipated Accounting Treatment

The Conversion should not change the accounting for assets and liabilities. The only material impact should be to provide for a new issue of various Series of Common Stock in exchange for existing membership interests. The amount assigned to the new Common Stock will be equal to the amounts of Net Assets as of November 30, 2019. For a discussion of the anticipated accounting treatment, see “Selected Historical and Unaudited Pro Forma Financial Information.”

Regulatory Matters

The Company is required to make filings with and obtain the approval of various state regulatory agencies of the franchise disclosure documents in respect of the New Franchise Agreement. The Company expects to have made such filings and obtained such approvals prior to distribution of this information statement/prospectus to Voting Members for voting on the Special Ballot Initiative.

Risk Factors

In evaluating the proposals to be presented in the Special Ballot Initiative, a Voting Member should carefully read this information statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

RISK FACTORS

Best Western International, Inc. and its subsidiaries are subject to various risks, which could have a negative effect on us and our financial condition. These risks could cause actual operating results to differ from those expressed in certain “forward looking statements” contained in this information statement/prospectus as well as in our other communications. You should carefully consider the risk factors described below, before deciding whether to approve the Conversion.

Risks Related to Our Business

We are subject to the operating risks common in the hospitality industry.

A significant portion of our revenue is derived from fees from our Existing Members based on the number of rooms at their Best Western-branded hotels. As such, our business is subject, directly or through our hoteliers, to the following risks common in the lodging and franchising industry, among others:

•	changes in the number of hotels and the number of rooms in such hotels operating under our brands;

•	changes in the relative mix of our hotels in our industry’s price categories;

•	changes in occupancy and room rates achieved by hotels;

•	desirability of hotel geographic location;

•	changes in general and local economic and market conditions, which can adversely affect the level of business and leisure travel, and therefore the demand for lodging and related services;

•	the level of customer unemployment;

•

increases in operating costs that may not be able to be offset by increases in room rates, such as labor (including minimum wage increases), energy, food, workers’ compensation, and employee benefits, which may affect the continued operation of some of the hotels of our Members;

•	increases in corporate-level operating costs resulting in lower operating margins;

•	oil prices and travel costs;

•

over-building in one or more sectors of the hospitality industry and/or in one or more geographic regions, could lead to excess supply compared to demand, and to decreases in hotel occupancy and/or room rates;

•	the availability and cost of capital to allow hotel owners and developers to build new hotels and fund investments;

•	changes in the desirability of particular locations or travel patterns of customers;

•	travelers’ fears of exposure to contagious diseases or insect infestations in hotel rooms;

•	changes in governmental regulations that influence or determine wages, benefits, prices, interest rates or construction and maintenance procedures;

•

changes by governmental agencies and within relevant legal systems of prevailing opinion and interpretation of new or existing rules, regulations and legal doctrine, particularly those limiting the liability of hotels for employment and general liability claims involving hotels;

•

security concerns or travel restrictions (whether security-related or otherwise) imposed by governmental authorities that have the effect of discouraging or limiting travel to and from certain jurisdictions;

•

the costs and administrative burdens associated with compliance with applicable laws and regulations, including, among others, lending, privacy, marketing and sales, licensing, labor, climate change, employment and regulations applicable under the Office of Foreign Asset Control (“OFAC”) and the Foreign Corrupt Practices Act (the “FCPA”);

•	the financial condition of hotels and travel related companies;

•	our ability to develop and maintain positive relations with current members and post-conversion franchisees; and

•	changes in exchange rates or economic weakness in the United States (affecting domestic travel) and internationally could also unfavorably impact future results.

These factors, and the reputational repercussions of these factors, can adversely affect, and from time to time have adversely affected, individual hotels, particular regions or our business as a whole. How we manage any one or more of these factors, or any crisis, could limit or reduce demand for the properties operated under our brand, or the rates charged for rooms or services.

Because we operate in a highly competitive industry, our revenues, profits or market share could be harmed if we are unable to compete effectively, and alternatives to traditional hotels and industry consolidation among our competitors may negatively impact our business.

The hospitality industry is subject to intense competition. Properties operating under our brands compete with other major hospitality chains with well-established and recognized reputations. Some competitors to our hotels may have substantially greater marketing and financial resources than our hotels, and they may construct new facilities or improve their existing facilities, reduce their prices or expand and improve their marketing programs in ways that adversely affect our hotels’ ability to compete for guests effectively and their operating results and financial condition. In addition to these competitors, our hotels also compete against smaller hotel chains and independent and local hotel owners and operators.

Increasingly, our hotels also face competition from new channels of distribution in the hospitality industry, such as peer-to-peer inventory sources that allow travelers to book stays on websites that facilitate the short-term rental of homes and apartments from owners, thereby providing an alternative to hotel rooms, such as Airbnb and HomeAway.

Since a significant portion of our revenue is derived from fees based upon number of rooms at Best Western-branded hotels, as well as on room revenues, our prospects for growth are largely dependent upon the ability of our hotels to compete in the lodging market, our ability to convert competitor franchisees and independent hotels to our brands, and the ability of existing and potential Best Western-branded hotels to obtain financing to construct new hotels. We believe that hotel operators select a brand in part based on the brand’s reputation among other brands and the success of our existing hotels.

We may not grow our brand or we may lose business by failing to compete effectively.

Our success and growth prospects depend on the strength and desirability of our brands. We believe that hotel operators choose lodging brands based primarily on the value and quality of each brand and services, the extent to which affiliation with that brand may increase the hotel operator’s reservations and profits, and the brand fees charged. Demographic, economic or other changes in markets may adversely affect the desirability of our brands and, correspondingly, the number of hotels under our brands.

We compete with other lodging companies for hotels. As a result, the terms of franchise agreements we enter into in the future may not be as favorable as our current agreements. For example, competition may require us to reduce or change fee structures, make greater use of financial incentives such as “key money,” discounted fees, loans and guarantees to acquire hotels and/or reduce the level of property improvements required before operating under our brand names. This could potentially impact our margins negatively. New competition may also emerge using different business models with a lesser reliance on fees. In addition, an excess supply of hotel rooms or unfavorable borrowing conditions may discourage potential applicants from expanding or constructing new hotels, thereby limiting a source of growth of the fees received by us.

The growing use of social and digital media by consumers, us, our franchisees and third parties increases the speed and extent that information or misinformation and opinions can be shared. Negative posts or comments about us, our brands or our products on social or digital media could seriously damage our brands, and reputation and brand loyalty, regardless of the information’s accuracy. The harm may be immediate without affording us an opportunity for redress or correction. Brand recognition and loyalty can also be impacted by the effectiveness of our advertising campaigns, marketing programs and sponsorships, as well as our and our hoteliers’ use of social media. If we do not maintain the favorable perception of our brands, our results could be negatively impacted.

The hospitality industry is cyclical and a worsening of global economic conditions or low levels of economic growth could adversely affect our revenues and profitability as well as cause a decline in or limitation of our future growth.

Consumer demand for our products and services is closely linked to the performance of the general economy and is sensitive to business and personal discretionary spending levels. Declines in consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence and high unemployment or adverse political conditions can lower the amount of fee revenues we are able to generate from our branded properties. As a result, changes in consumer demand and general business cycles could adversely affect our revenues, earnings and results of operations.

In addition, the expenses of hotels are relatively fixed. These costs include personnel costs, interest, rent, property taxes, insurance and utilities, all of which may increase at a greater rate than revenues of our hotels and our hotels may not be able to reduce such expenses at the same rate as declining revenues. When our hotels’ cost-cutting efforts are insufficient to offset any declines in revenues as a result economic contraction, slow economic growth or changes in travel patterns, they could experience a material decline in margins and reduced or negative cash flows.

These factors, among others, could adversely affect the operating results and financial condition of our hotels and result in declines in the number of branded properties and/or fees and other revenues derived from our business. In addition, these negative operating conditions could result in the financial failure of our owners and result in a termination of the branded hotel for non-payment of fees or require the transfer of ownership of the hotel. In those instances where ownership is transferred, there can be no assurance that the new owners will choose to affiliate with our brands.

Increasing use by consumers of alternative internet reservation channels may decrease loyalty to our brands and our existing distribution channels, and may influence our distribution strategies, in ways that may adversely affect us.

A significant, and increasing, percentage of hotel rooms are booked through internet travel intermediaries. If these intermediaries are successful in continuing to increase their share of bookings, or are otherwise successful in executing strategies to strengthen their commercial and contractual ties to our hotels and hotel guests, these intermediaries may be able to obtain higher commissions, reduced room rates or other significant contractual and operational concessions from our hoteliers or us.

Moreover, some of these internet travel intermediaries hope that consumers will eventually develop brand loyalties to their reservations systems rather than to our lodging brands and our existing distribution channels. As the internet travel intermediary industry continues to consolidate, and/or if well-known or well-financed companies decide to enter the internet travel intermediary space, the resources that the internet travel intermediaries have available and may be willing to apply toward their own marketing and customer loyalty could significantly exceed the resources that we are able to apply for the same purposes. In addition, some competitors to our branded hotels may have substantially greater marketing and financial resources than our hotels, which may result in these competitors obtaining more favorable pricing terms from internet reservation channels. As a result, our hotels’ ability to compete for guests effectively and their operating results and financial condition could be adversely affected.

The increasing use of alternative internet reservation channels influences the way in which we utilize and market the benefits of our existing distribution channel. For example, we have introduced closed-user group pricing to encourage bookings directly through our distribution system. However, there can be no assurance that current margins or levels of utilization associated with these or other strategies will succeed in increasing the booking percentages to our direct channels at the expense of channels controlled by travel intermediaries. In addition, our implementation of programs such as closed-user group pricing may cause travel intermediaries to respond by diverting business away from our hotels, by removing or marginalizing our hotels in search results on their platforms.

Finally, there can be no assurance that we will be able to maintain stable commercial or contractual relationships with every significant internet travel intermediary, and any resulting instability may have a significant adverse impact on our business, if for example, our brands are not available through one or more of such intermediaries. Relatedly, we may not be able to negotiate mutually acceptable agreements, or renegotiate extensions of agreements with existing internet travel intermediaries upon their expiration, and any such renegotiated or extended agreement may not be entered into on terms as favorable as the provisions that existed before such expiration, replacement or renegotiation.

We are subject to certain risks related to litigation filed by or against us.

We cannot predict with certainty the cost of defense, the cost of prosecution or the ultimate outcome of litigation filed by or against us, including, remedies or damage awards. This litigation may involve, but is not limited to, actions or negligence by our branded hotels outside of our control. Our franchise agreements will provide that we are not liable for the actions of our franchisees; however, there is no guarantee that we would be insulated from liability in all cases. Moreover, we may be involved in matters such as class actions, administrative proceedings, employment and personal injury claims, and litigation with or involving our relationship with our hoteliers and the legal distinction between our hotels and us for employment law or general liability purposes, for which the cost and other effects of defense, settlements or judgments may require us to make disclosures or take other actions that may affect perceptions of our brand and products and adversely affect our business results.

We are currently, and may in the future be, subject to state regulatory actions related to applicable franchise laws.

As the Company transitions from its current membership association structure to a for-profit corporation, the Company is required to make filings with and obtain the approval of various state regulatory agencies of the franchise disclosure documents in respect of the New Franchise Agreement. The Company expects to have made such filings and obtained such approvals prior to the effectiveness of this Registration Statement on Form S-1 of which this information statement/prospectus forms part. Certain states may allege the Company did not properly register franchise offerings in the past with those states by offering and selling franchises without registration or an available exemption, notwithstanding the Company operating as an Arizona nonprofit membership association. For example, the Securities Division of the Office of the Attorney General of Maryland (“Maryland Securities Division”) asserted that the Company violated the registration and disclosure provisions of the Maryland Franchise Registration and Disclosure Law (the “Maryland Franchise Law”) by entering into membership agreements. Without admitting or denying any violation of law, the Company voluntarily entered into a Consent Order with the Maryland Securities Commissioner on August 24, 2018 (the “Maryland Consent Order”). We recently entered into similar consent orders with the state of Washington and the state of California and may, in the future, enter into judgments, and pay fines or other penalties in certain states. For more information regarding the Maryland, Washington and California consent orders and other state regulatory actions, see “Business of the Company—Legal Proceedings.” See also “The Conversion Proposal—Regulatory Matters.” The cost and other effects of defense, settlements or judgments associated with this and any such actions may require us to make disclosures or take other actions that may affect perceptions of our brand and products, and adversely affect our financial condition or business results.

Deterioration in the general financial condition of our hoteliers may adversely affect our results.

Our operating results are impacted by the ability of our hotels to generate revenues at their properties. An extended period of occupancy or room rate declines may adversely affect the operating results and financial condition of our branded hotels. These negative operating conditions could result in the financial failure of our owners and result in a termination of the hotel for non-payment of fees or require the transfer of ownership of the hotel. In those instances when ownership of the hotel is transferred, there can be no assurance that the new owners will choose to affiliate with our brand.

The hospitality industry is highly competitive. Competition for hotel guests is based primarily on the level of service, quality of accommodations, convenience of locations and room rates. Our hotels compete for guests with other hotel properties in their geographic markets. Some of their competitors may have substantially greater marketing and financial resources than our branded hotels, and they may construct new facilities or improve their existing facilities, reduce their prices or expand and improve their marketing programs in ways that adversely affect our hotels’ operating results and financial condition. In addition, the ability of our hotels to compete for guests directly impacts the desirability of our brands to current and prospective branded hotels.

Actions by our hotels could adversely affect our image and reputation.

Under the terms of their agreements with us, our hotels interact directly with customers and other third parties under our brand and trade names. Our hoteliers are contractually obligated to operate their hotels in accordance with the operations and standards set forth in our agreements with them. However, hoteliers are independent third parties whom we do not control. The hoteliers own, operate, and oversee the daily operations of their hotels and have sole control over all employee and other workforce decisions. As a result, the ultimate success and quality of any branded hotel rests with the hoteliers. If these hoteliers fail to maintain or act in accordance with applicable brand standards, experience operational problems, including any data breach involving customer information, or project a brand image inconsistent with ours, our image and reputation could suffer. Although our franchise agreements will provide us with recourse and remedies in the event of a breach by a franchisee, including termination of the agreements under certain circumstances, pursuing any such recourse, remedy, or termination could be expensive and time consuming. In addition, there can be no assurance that a court would ultimately enforce our contractual termination rights in every instance.

Although we believe we generally enjoy a positive working relationship with our hoteliers, active and/or potential disputes with hotels could damage our brand reputation and/or our relationships with the broader hotel group.

We and our branded hotels are reliant upon technology and the disruption or malfunction in our information systems could adversely affect our business.

The hospitality industry depends upon the use of sophisticated technology and systems to process, transmit and store electronic information, including those utilized for reservations, property management, procurement, hotel revenue management, operation of our customer loyalty programs and our administrative systems. Consequently, disruptions or malfunctions in technology can impact our revenue as well as our ability to retain existing hotels and attract new hotels to our system. The operation of many of these systems is dependent upon third party data communication networks and software upgrades, maintenance and support. Furthermore, a significant portion of the communications between, and storage of personal data of, our personnel, customers, and suppliers depends on information technology. Our information technology systems, and the systems of the parties we communicate and collaborate with, may be vulnerable to a variety of interruptions, as a result of updating our enterprise platform or due to events beyond our or their control, including, but not limited to, network or hardware failures, malicious or disruptive software, unintentional or malicious actions of employees or contractors, cyberattacks by common hackers, criminal groups or nation-state organizations or social-activist (hacktivist) organizations, geopolitical events, natural disasters, failures or impairments of telecommunications networks, or other catastrophic events. Accordingly, an extended interruption in the ability of any system to function could significantly curtail, directly and indirectly, our ability to conduct our business and generate revenue.

Our information technology systems can be expected to require refinements and there is the risk that advanced new technologies will be introduced. There can be no assurance that as various systems and technologies become outdated or new technology is required we will be able to replace or introduce them as quickly as our competitors or within budgeted costs for such technology.

There can be no assurance that we will achieve the benefits that may have been anticipated from any new technology or system. Further, there can be no assurance that disruptions of the operation of these systems will not occur as a result of failures related to our internal or third party systems and support.

We are subject to risks related to cybersecurity.

Cyber threats are constantly evolving and this increases the difficulty of detecting and successfully defending against them. These events could compromise our confidential information, impede or interrupt our business operations, and may result in other negative consequences, including remediation costs, loss of revenue, litigation and reputational damage. We expect to continue to be subject to, cybersecurity threats and incidents, none of which have been material to us to date. While we have implemented administrative and technical controls and taken other preventive actions to reduce the risk of cyber incidents and protect our information technology, they may be insufficient to prevent physical and electronic break-ins, cyber-attacks or other security breaches to our computer systems.

In addition, we or our members, future franchisees or vendors could experience cyber-attacks, privacy breaches, data breaches or other incidents that result in unauthorized disclosure of customer, employee or Company information. If we suffer a loss as a result of a breach or other breakdown in our technology, including such cyber-attack, privacy breaches, data breaches or other incident involving one of our vendors, that result in unauthorized disclosure or significant unavailability of business, financial, personal or stakeholder information, we may suffer reputational, competitive and/or business harm and may be exposed to legal liability, which may adversely affect our results of operations and/or financial condition. The misuse, leakage or falsification of information could result in violations of data privacy laws, we may become subject to legal action and increased regulatory oversight. We could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and information systems. In addition, if our suppliers or customers experience such a breach or unauthorized disclosure or system failure, their businesses could be disrupted or otherwise negatively affected, which may result in a disruption in our supply chain or reduced customer orders, which could adversely affect our business operations.

We seek to minimize the impact of these attacks through various technologies, processes and practices designed to help protect our networks, systems, computers and data from attack, damage or unauthorized access. However, there are no guarantees that our cyber-security practices will be sufficient to thwart all attacks. While we carry cyber breach, property and business operation interruption insurance, we may not be sufficiently compensated for all losses we may incur. These losses include not only a loss of revenues but also potential reputational damage to our brand and litigation, fines or regulatory action against us. Furthermore, we may also incur substantial remediation costs to repair system damage as well as satisfy liabilities for stolen assets or information that may further reduce our profits.

Failure to maintain the integrity of internal or customer data could result in faulty business decisions, damage of reputation and/or subject us to costs, fines or lawsuits.

Our business requires the collection and retention of large volumes of internal and customer data, including credit card numbers and other personally identifiable information of our employees and customers as such information is entered into, processed, summarized, and reported by the various information systems we use. The integrity and protection of that customer, employee, and company data is critical to us. Our customers have a high expectation that we will adequately protect their personal information, and the regulatory environment surrounding information security and privacy is increasingly demanding, both in the United States and in the international jurisdictions in which we operate. If we fail to maintain compliance with the various U.S. and international laws and regulations applicable to the protection of such data or with the Payment Card Industry (“PCI”) data security standards, our ability to process such data could be adversely impacted and expose us to fines, litigation or other expenses or sanctions.

Damage to, or losses involving, our branded properties may not be covered by insurance.

We require our branded hotels to maintain comprehensive property, general liability, covered automobile and cyber liability insurance policies with coverage features and insured limits that we believe are customary. Market forces may nonetheless limit the scope of the insurance coverage our hotels can obtain or their ability to obtain coverage at reasonable rates. Certain types of losses, generally of a catastrophic nature, such as earthquakes, hurricanes and floods, or terrorist acts, or liabilities that result from breaches in the security of our information systems, may be uninsurable or too expensive to justify obtaining insurance above the required coverage amounts. As a result, our hotels may not be successful in obtaining insurance without increases in cost or decreases in coverage levels. In addition, in the event of a substantial loss, the insurance coverage our hotels carry may not be sufficient to pay the full market value or replacement cost of any lost investment or in some cases could result in certain losses being totally uninsured.

We may not achieve our objectives for growth in the number of branded hotels.

The number of properties and rooms under our brands significantly affects our results. There can be no assurance that we will be successful in achieving our objectives with respect to growing the number of hotels in our system or that we will be able to attract qualified hotels. The growth in the number of branded hotels is subject to numerous risks, many of which are beyond the control of our hoteliers or us. Among other risks, the following factors affect our ability to achieve growth in the number of branded hotels:

•

the ability of our hoteliers to open and operate additional hotels profitably. Factors affecting the opening of new hotels, or the conversion of existing hotels to a Best Western-branded hotel, include, among others:

•	the availability of hotel management, staff and other personnel;

•	the cost and availability of suitable hotel locations;

•	the availability and cost of capital to allow hotel owners and developers to fund investments;

•

cost effective and timely construction of hotels (which construction can be delayed due to, among other reasons, availability of financing, labor and materials availability, labor disputes, local zoning and licensing matters, and weather conditions); and

•	securing required governmental permits;

•	our ability to continue to enhance our reservation, operational and service delivery systems to support additional hotels in a timely, cost-effective manner;

•	our formal impact policy, which may offer certain hotels protection from the opening of a same-brand property within a specified distance;

•	the effectiveness and efficiency of our development organization;

•	an inability to introduce new brands that gain market acceptance;

•	our dependence on our independent hotels’ skills and access to financial resources necessary to open the desired number of hotels; and

•	our ability to attract and retain qualified domestic and international branded hotels.

We are subject to risks relating to the acquisition of new brands or lines of business, including the WorldHotels Acquisition.

On February 15, 2019, we acquired the business and brands of WorldHotels. We acquired WorldHotels with the expectation this acquisition will result in various benefits, including, among other things, operating efficiencies. Achieving those anticipated benefits is subject to a number of uncertainties, including whether we can integrate the business of WorldHotels in an efficient and effective manner, and we cannot assure you that those benefits will be realized at all or as quickly as we expect. In addition, the success of the WorldHotels Acquisition will depend in part on our ability to retain the business of Legacy-WorldHotels hoteliers. It remains possible that these hoteliers may decide not to remain with us upon the expiration of their existing agreements with Legacy-WorldHotels. The loss of a material number of these hoteliers may diminish the anticipated benefits of the WorldHotels Acquisition. If we do not achieve the anticipated benefits of the WorldHotels Acquisition as a result of these uncertainties, our costs could increase, our expected net income could decrease, and our revenues, earnings and results of operations could be adversely affected.

Moreover, the integration process could take longer than we anticipate and involve unanticipated costs. Disruptions of each company’s ongoing businesses, processes, and systems or differences in standards, controls, procedures, practices and policies could disrupt the integration process. Additionally, we may also have difficulty harmonizing our different reservations and other systems and business practices. Although we expect that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will over time offset the transaction and merger-related costs and charges we incurred in connection with the WorldHotels Acquisition, we may not achieve expected net benefits in the near term, or at all.

From time-to-time, we may consider acquisitions of additional new brands that complement our current portfolio of brands. In such event, we will be competing for these opportunities with third parties who may have substantially greater financial resources or different or lower acceptable return requirements than we do. There can be no assurance that we will be able to identify acquisition candidates, acceptable new markets or complete transactions on commercially reasonable terms or at all. If transactions are consummated or new markets entered, there can be no assurance that any anticipated benefits will actually be realized. Similarly, there can be no assurance that we will be able to obtain additional financing for acquisitions or investments, or that the ability to obtain such financing will not be restricted by the terms of any then existing debt agreements. Furthermore, if events or changes in circumstances indicate that the carrying value of the acquisition costs are not recoverable, we may be required to record a significant non-cash impairment charge in our financial statements, which may negatively impact our results of operations and shareholders’ equity.

New brands may not be accepted by hoteliers and consumers.

We may develop and launch additional brands in the future. There can be no assurance regarding the level of acceptance of new brands in the development and consumer marketplaces, that costs incurred to develop the brands will be recovered or that the anticipated benefits from these new brands will be realized.

Our international operations are subject to political and monetary risks.

We have properties open and operating in approximately 100 countries and territories outside of the United States. We also have, and may in the future make, investments in foreign hotel franchisors. As a result, we are exposed to the challenges and risks of doing business outside the United States, many of which are outside of our control, and which could reduce our revenues or profits, increase our costs, result in significant liabilities or sanctions, otherwise disrupt our business, or damage our reputation. These challenges include: (1) compliance with complex and changing laws, regulations and government policies that may impact our operations, import and export controls, and trade restrictions; (2) compliance with U.S. and foreign laws that affect the activities of companies abroad, such as competition laws, currency regulations, and other laws affecting dealings with certain nations; (3) limitations on our ability to repatriate non-U.S. earnings in a tax effective manner, or in some cases at all due to foreign exchange restrictions; (4) the difficulties involved in managing an organization doing business in many different countries; (5) uncertainties as to the enforceability of contract and intellectual property rights under local laws; (6) rapid changes in government policy and the threat of international boycotts or U.S. anti-boycott legislation; (7) the risk of war or civil unrest, political instability; and (8) currency exchange rate fluctuations, which may impact the results and cash flows of our international operations. In certain countries, these risks also include the risk of war or civil unrest, political instability, expropriation and nationalization.

Because we conduct our business on a global platform, changes in global and regional economies impact our activities. Decreases in travel resulting from weak economic conditions and the heightened travel security measures from the threat of further terrorism could affect our operating results and financial condition. Our future performance could be similarly affected by the economic environment in each of our operating regions, the resulting unknown pace of business travel, and any future incidents or changes in those regions.

Additional factors may also impact our international operations. The laws of some international jurisdictions do not adequately protect our intellectual property and restrict the repatriation of non-U.S. earnings. Various international jurisdictions also have laws limiting the right and ability of non-U.S. entities to pay dividends and remit earnings to affiliated companies unless specified conditions have been met. In addition, revenues from international jurisdictions typically are earned in local currencies, which subjects us to risks associated with currency fluctuations. Currency devaluations and unfavorable changes in international monetary and tax policies could have a material adverse effect on our profitability and financing plans, as could other changes in the international regulatory climate. Our future performance could be adversely affected by weak economic conditions in any region where we operate, and uncertainty regarding the pace of economic growth in different regions of the world makes it difficult to predict future profitability levels. We intend to continue to expand internationally, which would make the risks related to our international operations more significant over time.

Any failure by our international operations to comply with anti-corruption laws or trade sanctions could increase our costs, reduce our profits, limit our growth, harm our reputation, or subject us to broader liability.

We are subject to restrictions imposed by the FCPA and anti-corruption laws and regulations of other countries applicable to our operations, such as the UK Bribery Act 2010 (the “UK Bribery Act”). Anti-corruption laws and regulations generally prohibit companies and their intermediaries from making improper payments to government officials or other persons in order to receive or retain business. These laws also require us to maintain adequate internal controls and accurate books and records. We franchise properties in countries outside of the United States, including in many parts of the world where corruption is common, and our compliance with anti-corruption laws may potentially conflict with local customs and practices. The compliance programs, internal controls and policies we maintain and enforce to promote compliance with applicable anti-bribery and anti-corruption laws may not prevent our associates, contractors or agents from acting in ways prohibited by these laws and regulations. We are also subject to trade sanctions administered by OFAC and the U.S. Department of Commerce. Our compliance programs and internal controls also may not prevent conduct that is prohibited under these rules. The United States may impose additional sanctions at any time against any country in which or with whom we do business. Depending on the nature of the sanctions imposed, our operations in the relevant country could be restricted or otherwise adversely affected. Any violations of anti-corruption laws and regulations or trade sanctions could result in significant civil and criminal penalties, reduce our profits, disrupt or have a material adverse effect on our business, damage our reputation, or result in lawsuits being brought against us or our officers or Directors. In addition, the operation of these laws or an imposition of further restrictions in these areas could increase our cost of operations, reduce our profits or cause us to forgo development opportunities, or cease operations in certain countries, that would otherwise support growth.

We may have disputes with our future hotel franchisees or their representative franchisee associations.

Our responsibilities under our future franchise agreements may be subject to interpretation and may give rise to disagreements in some instances. Such disagreements may be more likely when hotel returns are depressed as a result of economic conditions. We will seek to resolve any disagreements in order to develop and maintain positive relations with hoteliers as well as their representative franchisee associations. However, failure to resolve such disagreements could result in litigation with outcomes that may be adverse to our economic interests.

Under certain circumstances, our franchisees may terminate our franchise contracts.

In connection with the Conversion, we will franchise hotels to independent third parties pursuant to franchise agreements. These agreements may be terminated, renegotiated or expire but generally will have an initial term of 12 years. The agreements with our Existing Members will permit termination by the owner at the first and second anniversaries of the New Franchise Agreements without any payment of liquidated damages. Otherwise, while our franchise agreements provide for liquidated damages to be paid to us by franchisees whose agreements have been terminated as the result of a violation of the provisions of the agreement or in the event of certain early terminations, these damage amounts are typically less than the fees we would have received if the terminated franchisee fulfilled its contractual obligations. In addition, there can be no assurance that we will be able to replace expired or terminated franchise agreements, or that the provisions of renegotiated or new agreements will be as favorable as the provisions that existed before such expiration, replacement or renegotiation. As a result, our revenues could be negatively impacted.

Our franchisees may fail to make investments necessary to maintain or improve their properties, preference for our brands and our reputation could suffer and our franchise agreements with these franchisees could terminate.

Our franchised properties will be governed by the terms of franchise agreements. Substantially all of these agreements require property owners to comply with standards that are essential to maintaining our brand integrity and reputation. We will depend on our franchisees to comply with these requirements by maintaining and improving properties through investments, including investments in furniture, fixtures, amenities and personnel.

Franchisees may be unable to access capital or unwilling to spend available capital when necessary, even if required by the terms of our franchise agreements. If our franchisees fail to make investments necessary to maintain or improve their properties, our brand preference and reputation could suffer. In addition, if franchisees breach the terms of our agreements with them, we may elect to exercise our termination rights, which would eliminate the revenues we earn from these properties and cause us to incur expenses related to terminating these relationships. These risks become more pronounced during economic downturns.

We are dependent upon our ability to attract and retain key officers and other highly qualified personnel.

Our future success and our ability to manage future growth depend in large part upon the efforts and skills of our senior management and our ability to attract and retain key officers and other highly qualified personnel. Competition for such personnel is intense. There can be no assurance that we will continue to be successful in attracting and retaining qualified personnel. Accordingly, there can be no assurance that the Company will be able to successfully execute and implement our growth and operating strategies.

We are subject to certain risks related to any future indebtedness.

We cannot assure you that our business will generate sufficient cash flow from operations to enable us to pay indebtedness we may incur in the future or to fund our other liquidity needs. Prior to the Conversion, we have not incurred substantial amounts of indebtedness, but we are not restricted in the amount of indebtedness we may incur. If we fail to generate sufficient cash flow from future operations to meet any such future debt service obligations, we may need to refinance all or a portion of such debt on or before maturity. We cannot assure you that we will be able to refinance any of debt we may incur in the future on attractive terms, commercially reasonable terms or at all. Our future operating performance and our ability to service, extend or refinance any indebtedness will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control. Our future borrowings could have important adverse consequences to us, such as:

•	limiting our ability to obtain additional financing;

•

requiring a substantial portion of our cash flow to be used for principal and interest payments on the debt, thereby reducing our ability to use cash flow to fund working capital, capital expenditures, pay dividends and/or repurchase our Common Stock;

•	limiting our ability to respond to changing business, industry and economic conditions and to withstand competitive pressures, which may affect our financial condition;

•

causing us to incur higher interest expense in the event of increases in interest rates on our borrowings that have variable interest rates or in the event of refinancing existing debt at higher interest rates;

•	limiting our ability to make investments or acquisitions;

•	increasing our vulnerability to downturns in our business, our industry or the general economy and restricting us from making improvements or acquisitions or exploring business opportunities;

•	placing us at a competitive disadvantage to competitors with less debt or greater resources; and

•	subjecting us to financial and other restrictive covenants resulting from indebtedness, the non-compliance with which could result in an event of default.

A portion of our future borrowings may be at variable rates of interest, and to the extent not protected with interest rate hedges, could expose us to market risk from adverse changes in interest rates. Unless we enter into interest rate hedges, if interest rates increase, our future debt service obligations on the variable-rate indebtedness could increase significantly even though the amount borrowed would remain the same.

Government franchise and tax regulation could impact our business.

The Federal Trade Commission (the “FTC”), various states and provinces, and certain foreign jurisdictions where we will market franchises regulate the sale of franchises. The FTC requires franchisors to make extensive disclosure to prospective franchisees but does not require registration. A number of states in which our hotels operate may require registration and disclosure in connection with future franchise offers and sales. In addition, several states in which our hotels operate have “franchise relationship laws” that limit the ability of the franchisor to terminate agreements or to withhold consent to the renewal or transfer of these agreements. While our business has not been materially affected by such regulation in that we are a membership association, there can be no assurance that this will continue or that future regulation or legislation will not have such an effect.

In addition, on December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the TCJ Act. The TCJ Act makes broad and complex changes to the U.S. tax code, including but not limited to, reducing the corporate tax rate from 35% to 21%, requiring a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries that may be electively paid over eight years, accelerating first year expensing of certain capital expenditures and modifying or repealing many deductions and credits. The impact of many provisions of the TCJ Act lack clarity and is subject to interpretation until additional Internal Revenue Service guidance is issued. The ultimate impact of the act may differ from the Company’s estimates due to changes in the interpretations and assumptions made as well as any forthcoming regulatory guidance.

The determination of our worldwide provision for income taxes and other tax liabilities requires estimation and significant judgment and there are many transactions and calculations where the ultimate tax determination is uncertain. Like many other multinational corporations, we are subject to tax in multiple U.S. and foreign tax jurisdictions and have structured our operations to reduce our effective tax rate. Our determination of our tax liability is always subject to audit and review by applicable domestic and foreign tax authorities. Any adverse outcome of any such audit or review could have a negative effect on our business, operating results and financial condition, and the ultimate tax outcome may differ from the amounts recorded in our financial statements and may materially affect our financial results in the period or periods for which such determination is made.

Failure to protect our trademarks and other intellectual property could impact our business.

We believe that our trademarks and other intellectual property are fundamental to our brands and our business. We generate, maintain, license and enforce a substantial portfolio of trademarks and other intellectual property rights. We enforce our intellectual property rights to protect the value of our trademarks, our development activities, to protect our good name, to promote our brand name recognition, to enhance our competitiveness and to otherwise support our business goals and objectives. We rely on trademark laws to protect our proprietary rights. Monitoring the unauthorized use of our intellectual property is difficult. Litigation has been and may continue to be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources, may result in counterclaims or other claims against us and could significantly harm our results of operations. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. From time to time, we apply to have certain trademarks registered. There is no guarantee that such trademark registrations will be granted. We cannot assure you that all of the steps we have taken to protect our trademarks in the United States, Canada and other countries will be adequate to prevent imitation of our trademarks by others. The unauthorized reproduction of our trademarks could diminish the value of our brand and its market acceptance, competitive advantages or goodwill, which could adversely affect our business.

Changes in privacy laws could adversely affect our ability to transfer guest data and market our products effectively and could impact our results from operations or result in costs and fines.

Our business operations are subject to various U.S. and international privacy and data protection laws. Any future changes or restrictions in United States or international privacy and data protection laws could adversely affect our operations, including our ability to transfer guest data, which could adversely impact guest bookings. Compliance with such future changes or restrictions could result in significant costs. Failure to comply could expose us to fines, litigation, or other expenses or sanctions.

We also rely on a variety of direct marketing techniques, including telemarketing, email, marketing and postal mailings. Any future restrictions in laws such as Telemarketing Sales Rule, CANSPAM Act, and various U.S. state and Canadian provincial laws, or new federal laws regarding marketing and solicitation or international data protection laws that govern these activities could adversely affect the continuing effectiveness of telemarketing, email and postal mailing techniques and could force changes in our marketing strategies. If this occurs, we may not be able to develop adequate alternative marketing strategies, which could impact the amount and timing of our revenues. We also obtain access to potential customers from travel service providers and other companies with whom we have substantial relationships and market to some individuals on these lists directly or by including our marketing message in the other company’s marketing materials. If access to these lists was prohibited or otherwise restricted, our ability to develop new customers and introduce them to our products could be impaired.

We depend on the skill, ability and decisions of third party operators.

We utilize third party operators to provide significant services, such as inspecting our branded hotels. In addition, we rely on third party providers to provide market and competitor information that is utilized in our strategic decision making process. The failure of any third-party operator or provider to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, provide accurate information and comply with laws, rules and regulations could result in material adverse consequences to our business.

We are subject to risks relating to events such as acts of God, terrorist activity, epidemics and war.

Our financial and operating performance may be adversely affected by sudden or unexpected events such as acts of God, including natural disasters and/or pandemics, epidemics, the spread of contagious diseases, terrorist activities, political instability, civil unrest and acts of war affecting locations where we have a high concentration of branded hotels and areas of the world from which our hotels draw a large number of guests.

Risks Related to the Conversion and Ownership of our Common Stock

If our visual presentations to our members regarding the proposed initiative to convert to a for-profit corporation at our member business meetings or our providing certain written information regarding such initiative to our regional Governors and other limited persons were held to be “gun jumping” in violation of Section 5 of the Securities Act or applicable provisions of state securities laws, we could be required to repurchase securities sold in this offering.

In connection with our customary meeting process with our membership for 2018, our seeking feedback from our Members with regard to this strategic initiative, and our seeking feedback from certain Members that are part of our overall governance structure regarding the potential business strategy to convert to a for-profit corporation, we:

(i)

Made visual presentations to and discussed with Members of the Company, at Member business meetings in the winter and spring of 2018, the current business posture of the Company vis-à-vis the industry in which we compete and potential business strategies, including the potential conversion to a for-profit corporation. No written materials were provided to the Members in the meetings. The presentations were identified as draft—subject to change—and included a statement that the presentation was not an offer to sell any security of the Company and that any offer and sale of any shares of the for-profit corporation as part of a conversion would be pursuant to a registration statement containing an information statement/prospectus that will have been declared effective by the SEC.

(ii)

Presented materials to an ad hoc committee of 13 regional Governors and one former Director, in a meeting on April 26, 2018, for review and feedback to the leadership of the Company regarding a potential conversion of the Company to a for-profit corporation. These materials included preliminary drafts of franchise disclosure documents, an initial version of the information statement/prospectus, and the proposed amended articles of incorporation and bylaws of the Company. No attendees retained any of the written materials. Such materials were indicated to be confidential, draft—subject to change.

(iii)

Provided certain written explanatory materials regarding the potential conversion initiative to regional Governors during the winter and spring of 2018. Such materials were marked as confidential, draft, stated that the initiative may change, may be implemented in whole, in part, or not at all, that the materials are not an offer to sell any shares of the Company, and that the Company is not soliciting an offer to buy any shares of the Company.

The Company publicly filed its initial registration statement for this offering on August 10, 2018.

Noting the Company is a longstanding nonprofit membership association that self-governs by way of membership voting, the Company’s management and board of directors have historically relied on regional Governors for review, guidance and feedback on Company business strategies and brand standards. The Company has also historically undertaken to seek input, advice and feedback from its membership, to include those matters the Members would be asked to vote upon, to include changes in business strategy such as that presented by the initiative to convert to a for-profit corporation. The Members expect transparency and to provide input regarding strategic initiatives, and they recognize that their feedback is important to the formation of strategies discussed with them. Historically, and with this initiative, feedback from Members has led to revisions in strategies.

We do not believe that the communications described in clauses (i), (ii) or (iii) constitute a violation of Section 5 of the Securities Act or of applicable provisions of state securities laws. However, if such communications were held by a court to be in violation of the Securities Act or applicable provisions of state securities laws, we could be required to repurchase the shares sold to the Members in this offering, for any consideration determined to have been paid for such shares, with interest thereon, less the amount of any income received therefrom, or for damages if the shares are no longer owned by such Member, for a period of one year following the date of the violation (and similar remedies under state securities laws). We would contest vigorously any claim that a violation of the Securities Act or applicable provisions of state securities law occurred.

The impact of the Conversion on our business is difficult to predict; it could disrupt existing relationships and harm our financial results.

Since 1957 we have operated as an Arizona nonprofit corporation. The business considerations and decisions made by us during this period may differ from those of a for-profit, publicly held corporation.

In addition, we have started a transition of our fee structure to a market-based fee structure for new Members. We compete with other lodging companies for hotels. Our transition to a franchise model and market-based franchise fee structure for new franchisees may impair brand differentiation and the desirability and strength of our brand and, correspondingly, the number of hotels franchised under our brands going forward.

We cannot be certain that we will manage this transition successfully, and any problems that arise are likely to increase our costs and decrease our profits. As a public company, we will be subject to time-consuming and costly requirements of periodic reporting, corporate governance and accounting that will increase our costs and present new management challenges. Since our relationships with our Members, suppliers and employees have been within a membership association context, there can be no assurance that the Conversion will not disrupt one or more of these relationships and harm our financial results.

Shares of our Common Stock are subject to restrictions on transfer, which may prevent their holders from realizing gains during certain time periods.

Under our Amended and Restated Articles of Incorporation that will be in effect after the Conversion, shares of our Common Stock may not be sold or transferred, except in limited circumstances. For a description of these transfer restrictions, and the circumstances in which they may be removed, see “Description of Capital Stock Following the Conversion—Share Transfer Restrictions and Redemption.”

During the duration of these transfer restrictions on their shares of our Common Stock, our shareholders will be precluded from realizing any gains from the increase in the fair market value of these shares. In addition, these transfer restrictions may directly reduce the fair market value of our shares.

Shares of the seven designated Series of Common Stock are subject to redemption or repurchase by the Company in certain circumstances.

Under our Amended and Restated Articles of Incorporation that will be in effect after the Conversion, we are entitled to redeem shares of our Common Stock from shareholders (including Post-Conversion Shareholders) within the three-year period following the effectiveness of the Conversion (unless there has been an earlier IPO) if (a) the Best Western-branded hotel with respect to which such shares of the seven designated Series of Common Stock were issued ceases for any reason to be operated as a Best Western-branded hotel, or (b) the owner of a Best Western-branded hotel with respect to which such shares of the seven designated Series of Common Stock were issued has given notice to us, or we have given notice to such owner, that such property will cease to be operated as a Best Western-branded hotel. For a description of our redemption rights and the terms of any such redemption, see “Description of Capital Stock Following the Conversion—Share Transfer Restrictions and Redemption.”

In addition, if the hotel of a Post-Conversion Shareholder ceases for any reason to be operated as a Best Western-branded hotel within three years of being open and active on the Best Western reservation system, the Company will have the right to repurchase all Common Stock issued to such shareholder for $0.10 per share. See “Business of the Company—Franchise Agreements” for more information.

Existing Members may not receive shares of Common Stock in the Conversion despite voting in favor of the Conversion.

An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system will receive shares of Common Stock on the Conversion Date in exchange for its existing membership interest. The deadlines for satisfying these conditions occurs later than the Voting Deadline. Notwithstanding an Existing Member’s vote in favor of the conversion proposal and the membership termination bylaw proposal, in the event an Existing Member does not satisfy these conditions, such Existing Member will still have its membership interest cancelled prior to the Conversion Date and will not receive shares of Common Stock in the Conversion.

No market for our Common Stock currently exists, and we do not intend to list the Common Stock on any stock exchange in connection with the Conversion.

Our shares of Common Stock are a new issue of securities for which there is no established public market. We do not intend to list the Common Stock on any stock exchange. Because of the restrictions on transferability with respect to our Common Stock in our Amended and Restated Articles of Incorporation, an active market for the shares of our Common Stock is not expected to develop or, if developed, may not continue.

The value of our Common Stock may fluctuate widely, depending on many factors, some of which may be beyond our control, including:

•	actual or anticipated fluctuations in our operating results due to factors related to our business;

•	success or failure of our business strategies, including our transition to a publicly-held, for-profit company;

•	our quarterly or annual earnings or those of other companies in our industry;

•	our ability to obtain financing as needed;

•	announcements by us or our competitors of significant acquisitions or dispositions;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the operating and stock price performance of other comparable companies;

•	investor perception of us and our industry;

•	overall market fluctuations;

•	results from any material litigation or government investigation;

•	changes in laws and regulations (including tax laws and regulations) affecting our business;

•	changes in capital gains taxes affecting shareholders; and

•	general economic conditions and other external factors including, but not limited to acts of God, terrorist activity, epidemics, and war.

If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Common Stock at a price that is attractive to you, or at all, after the transfer restrictions on your shares of Common Stock have been lifted. The lack of an active market may also reduce the fair market value of our shares.

Members will not have appraisal or dissenters rights in the Conversion.

Appraisal rights are statutory rights that, if applicable under law, enable equityholders to dissent from an extraordinary transaction, such as a merger, and to demand that the company pay the fair value for their equity interest as determined by a court in a judicial proceeding instead of receiving the consideration offered to equity holders in connection with the extraordinary transaction. Under Arizona law, Members of the Company who oppose the conversion proposal or the membership termination bylaw proposal will not have the statutory rights in connection with the Conversion to dissent from the transaction and will not be entitled to demand appraisal rights or the cash payment of the fair value of their membership interest.

The terms of the New Franchise Agreement will differ from the terms of existing membership agreements.

In connection with the conversion proposal and the transactions contemplated by the Conversion, Existing Members must enter into New Franchise Agreements, and the terms of the New Franchise Agreement will differ from the terms of the existing membership agreements in certain material respects, including an extension of the term, the inclusion of a liquidated damages provision in the event of a termination of a New Franchise Agreement after the first two years, a change regarding a marketing and technology assessment and changes regarding transfer and assignment. For a comparison of the material terms of our existing membership agreements and the expected terms of the New Franchise Agreements, see “Business of the Company—New Franchise Agreements.”

Directors and executive officers may have interests in the Conversion that are different from your interests

Directors and executive officers may have interests in the Conversion that are different from your interests. Each member of our board of directors is also a Member of our Company. Members of our board of directors will participate in the Conversion on the same terms as any other Member of the Company. A majority of our Directors have indicated they will vote in favor of the conversion proposal and the membership termination bylaw proposal. Our Directors hold membership interests representing less than 1% in the aggregate of our existing membership interests outstanding as of the Record Date. Our Directors and executive officers serving the Company prior to the Conversion will continue serving the Company following the Conversion and will be entitled to compensation for their service following the Conversion. See “Executive Compensation” and “Director Compensation” for a discussion of the expected compensation that our executive officers and Directors may receive. Our executive officers are not receiving shares in the Conversion.

As a public reporting company, we will be subject to rules and regulations established from time to time by the SEC regarding our internal control over financial reporting. If we fail to establish and maintain effective internal controls over financial reporting and disclosure controls and procedures, we may not be able to accurately report our financial results, or report them in a timely manner.

Upon completion of the registration of our Common Stock pursuant to this information statement/prospectus we will become a public reporting company subject to the rules and regulations established from time to time by the SEC.

These rules and regulations will require that, among other things, we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel.

In addition, as a public company we will be required to document and test our internal control over financial reporting pursuant to Section 404 of Sarbanes-Oxley so that our management can certify as to the effectiveness of our internal control over financial reporting by the time our second annual report is filed with the SEC and thereafter, which will require us to document and make significant changes to our internal control over financial reporting. Likewise, our independent registered public accounting firm will be engaged to provide an attestation report on the effectiveness of our internal control over financial reporting at such time as we cease to be an “emerging growth company,” as defined in the JOBS Act.

In the event our senior management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on management’s assessment and effectiveness of our internal control over financial reporting, when required, or if material weaknesses in our internal control over financial reporting are identified, we could be subject to regulatory scrutiny, a loss of public and investor confidence, and to litigation from investors and shareholders, which could have a material adverse effect on our business. In addition, if we do not maintain adequate financial and management personnel, processes and controls, we may not be able to manage our business effectively or accurately report our financial performance on a timely basis, which could adversely affect our results of operations and financial condition. Additionally, to comply with the requirements of being a public company, we may need to undertake various costly and time-consuming actions, such as implementing new internal controls and procedures and hiring additional accounting or internal audit personnel, which may adversely affect our business, financial condition and results of operations.

We are an “emerging growth company” and have elected to comply with reduced public company reporting requirements, which could make our Common Stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, the Company is eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years after the first sale of our Common Stock pursuant to an effective registration statement under the Securities Act, which fifth anniversary will occur in 2024. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we would cease to be an emerging growth company prior to the end of such five-year period. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this information statement/prospectus and may elect to avail ourselves of other reduced disclosure obligations in future filings. As a result, the information that we provide to holders of our Common Stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Common Stock less attractive as a result of our reliance on these exemptions. If some investors find our Common Stock less attractive as a result of any choice we make to reduce disclosure, there may be a less active trading market for our Common Stock and the market price for our Common Stock may be more volatile.

Under the JOBS Act, emerging growth companies may also elect to delay adoption of new or revised accounting standards until such time as those standards apply to private companies. We have elected to “opt-in” to this extended transition period for complying with new or revised accounting standards and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that comply with such new or revised accounting standards on a non-delayed basis.

Anti-takeover provisions in our charter documents and Arizona law might discourage or delay acquisition attempts for us that you might consider favorable.

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws will contain provisions that may make the acquisition of the Company more difficult without the approval of our board of directors. These provisions:

•	place restrictions on the transferability of our Common Stock;

•	establish advance notice requirements for nominations for elections to our board of directors or for proposing matters that can be acted upon by shareholders at shareholder meetings;

•

establish a classified board of directors, as a result of which our board of directors will be divided into two classes, with each class serving for staggered two-year terms, which prevents shareholders from electing an entirely new board of directors at an annual meeting;

•	establish seven separate Series of our Common Stock, each of which is entitled, prior to an IPO, to elect one Director to our board of directors;

•

require the approval of holders of at least a majority of the voting power of the outstanding shares of our voting common stock entitled to vote generally to amend our Amended and Restated Articles of Incorporation and to amend our Amended and Restated Bylaws; and

•	place restrictions on certain business combinations with interested shareholders.

These anti-takeover provisions and other provisions under Arizona law could discourage, delay or prevent a transaction involving a change in control of the Company, even if doing so would benefit our shareholders. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect Directors of your choosing and to cause us to take other corporate actions you desire. For a further discussion of these and other such anti-takeover provisions, see “Description of Capital Stock Following the Conversion—Anti-Takeover Provisions.”

Our classified board of directors may prevent our shareholders from effecting a change in the control of our board of directors.

We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by the board of directors. However, the classified board provision could have the effect of making the replacement of incumbent Directors more time-consuming and difficult. The classified board provision could increase the likelihood that incumbent Directors will retain their positions. The staggered terms of Directors may delay, defer or prevent a transaction or a change in control of the Company or a transaction that otherwise might be in the best interest of the shareholders.

The personal liability of our directors and officers to the Company and our shareholders will be limited under Arizona law, our Amended and Restated Articles of Incorporation, and our Amended and Restated Bylaws, and our directors and officers will be entitled to indemnification and advancement of expenses to the fullest extent authorized by Arizona law.

The Arizona Business Corporation Act authorizes corporations to limit or eliminate the personal liability of Directors to corporations and their shareholders for monetary damages for breaches of Directors’ fiduciary duties, subject to certain exceptions. Our Amended and Restated Articles of Incorporation will include a provision that eliminates the personal liability of our Directors for monetary damages for any action or failure to act as a Director, except to the extent such liability results from a financial benefit received by the Director to which the Director is not entitled, an intentional infliction of harm on the Company or our shareholders, an intentional violation of criminal law or a violation of Section 10-833 of the Arizona Business Corporation Act regarding unlawful distributions. The effect of these provisions will be to limit or eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a Director for breach of fiduciary duty as a Director, including breaches resulting from grossly negligent behavior.

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws will provide that we must indemnify and advance expenses to our Directors and officers to the fullest extent authorized by the Arizona Business Corporation Act. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our Directors, officers, employees and agents for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against our Directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our Directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our Directors and officers pursuant to these indemnification provisions.

Our Amended and Restated Articles of Incorporation upon completion of the Conversion will designate a federal district court located in Maricopa County, Arizona as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our Directors, officers or employees.

Our Amended and Restated Articles of Incorporation upon completion of the Conversion will provide that, unless we consent in writing to selection of an alternate forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our Directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim against us arising pursuant to any provision of Arizona Corporation Law, our Amended and Restated Articles of Incorporation or our Amended and Restated Bylaws or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine, in each case shall be the federal district court located in Maricopa County, Arizona, unless the claims are not subject to the federal district court’s jurisdiction, in which event such claims must be brought in a state court located in Maricopa County, Arizona. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Amended and Restated Articles of Incorporation described above. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our Directors, officers or other employees, which may discourage such lawsuits against us and our Directors, officers and employees. Alternatively, if a court were to find these provisions of our Amended and Restated Articles of Incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Shareholders’ ownership in us may be diluted in the future.

In conjunction with and subject to approval of the Conversion, shares of Common Stock will be offered on a continuous basis following the Conversion and will be issued to Contingently-Approved Applicants and New Franchisees that satisfy the Post-Conversion Participation Condition. The issuance of shares of Common Stock to the Post-Conversion Shareholders from time to time as described herein will dilute the ownership of those shareholders who hold our Common Stock immediately following the Conversion.

In addition, shareholders’ ownership in us may be diluted in the future if we issue equity as all or part of the consideration paid for acquisitions and strategic investments that we may make in the future or as necessary to finance our ongoing operations. Our Amended and Restated Articles of Incorporation will provide that the Company is authorized to issue 100.0 million shares of Common Stock, and we will issue and reserve for issuance a total of 55.0 million shares of Common Stock to our Members in the Conversion and to those

Contingently-Approved Applicants and New Franchisees that satisfy the Post-Conversion Participation Condition. As a result, the Company may issue up to 45.0 million shares of Common Stock under the Amended and Restated Articles of Incorporation following the Conversion.

The control held by the Members following the Conversion as Shareholders could diminish over time.

As noted above, the Company will be authorized to issue 100.0 million shares of Common Stock, with a total of 55.0 million shares issued to our Members in the Conversion and reserved for issuance to the Post-Conversion Shareholders, and the remaining 45.0 million shares of Common Stock will be available for issuance at the discretion of our board of directors. In the event of any redemption or repurchase by the Company of any shares of the seven designated Series of Common Stock, we will retire and not reissue those shares; further, if it is determined that the Company is no longer obligated to issue any shares of Common Stock that have been reserved for issuance to Contingently-Approved Applicants or New Franchisees, such shares will also be retired and will not be available for issuance. In addition, following any such redemption or repurchase, or determination that the Company is no longer obligated to issue any such reserved shares, we will proportionately reduce the number of authorized shares, to the extent there are authorized but unissued shares that are not then reserved for issuance, so that 55% of the aggregate number of authorized shares have been issued to the then-existing holders of the seven designated Series of Common Stock. However, in the event at the time of any such redemption or repurchase of shares or termination of reservation of shares, all or a significant portion of the remaining 45.0 million authorized shares of Common Stock have been issued or otherwise reserved for issuance, the ownership percentage of the Company of the then-existing holders of the seven designated Series of Common Stock will be reduced below 55% in the aggregate. Moreover, to the extent that, upon the request of an existing holder of Common Stock, our board of directors grants approval for a transfer of shares by one of the holders of the seven designated Series of Common Stock, or in the event a shareholder after the Conversion transfers its hotel property to a new franchisee and retains its shares, those shares may be held by a party who is not a Best Western franchisee and may not have the same interests as the Best Western franchisees. As a result of the foregoing, the control that may be exercised by the Members, as shareholders of the Company following the Conversion, could diminish over time.

Future changes in financial accounting standards or practices and recent, and possible future, changes to existing tax laws may adversely affect the Company’s reported results of operations after the Conversion.

Financial accounting standards in the United States are constantly under review and may be changed from time to time. While we have made certain elections as an emerging growth company with regard to extended transition periods for complying with new or revised accounting standards, we will be required to adopt such new or revised accounting standards when they become generally applicable to private companies. Once implemented, these changes could materially affect our financial condition and results of operations and/or the way in which such financial condition and results of operations are reported. Similarly, we will be subject to taxation in the United States and a number of state and local jurisdictions, as well as jurisdictions outside of the United States. The rates of taxation, definitions of income, exclusions from income, and other tax policies in jurisdictions in which we are subject to taxation are subject to change over time, and such changes, as well as the recent changes to the existing U.S. federal income tax laws as enacted as part of the TCJ Act could affect our effective tax rate and profitability.

Tax-free treatment for the Conversion is not assured, and no ruling has been or will be requested from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Conversion.

It is intended that, for U.S. federal income tax purposes, the Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). In connection with the Conversion, Kirkland & Ellis LLP will be issuing an opinion to the effect that the Conversion will qualify for the Intended Tax Treatment. A copy of such opinion is or will be filed with the SEC as an exhibit to the registration statement, of which this information statement/prospectus is a part. An opinion of counsel is not binding upon the Internal

Revenue Service (“IRS”) or the courts, and we do not intend to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Conversion. Accordingly, no guarantee or assurance can be given that the Conversion will qualify for the Intended Tax Treatment, or that the IRS will not assert and that a court will not sustain a contrary position. Each Member should read the discussion under “Material U.S. Federal Income Tax Consequences” and should consult its own tax advisor for a full understanding of the tax consequences of the Conversion to such Member. Further, the completion of the Conversion is not conditioned on the Conversion qualifying for the Intended Tax Treatment.

Tax-free treatment for the Conversion is not assured, and no ruling has been or will be requested from the Canada Revenue Agency regarding the Canadian income tax consequences of the Conversion.

It is intended that, for Canadian income tax purposes, the Conversion will qualify as a foreign merger of BW Inc. (NP) and BW Merger Sub described in subsections 87(8) to 87(8.2) of the Income Tax Act (Canada) (the “Intended Canadian Tax Treatment”). In connection with the Conversion, Felesky Flynn LLP will be issuing an opinion to the effect that the Conversion will qualify for the Intended Canadian Tax Treatment. A copy of such opinion is or will be filed with the SEC as an exhibit to the registration statement, of which this information statement/prospectus is a part. An opinion of counsel is not binding upon the Canada Revenue Agency (“CRA”) or the courts, and we do not intend to request a ruling from the CRA regarding the Canadian income tax consequences of the Conversion. Accordingly, no assurance can be given that the Conversion will qualify for the Intended Canadian Tax Treatment, or that the CRA will not assert and that a court will not sustain a contrary position. Each Member who is potentially subject to Canadian income tax should read the discussion under “Material Canadian Income Tax Consequences” and should consult its own tax advisor for a full understanding of the Canadian income tax consequences of the Conversion to such Member. Further, the completion of the Conversion is not conditioned on the Conversion qualifying for the Intended Canadian Tax Treatment.

Members should consult their local tax advisors regarding the potential non-U.S. tax consequences, as well as the potential U.S. state and local tax consequences, of the Conversion.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this information statement/prospectus constitutes forward-looking statements within the meaning of federal securities laws. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; or

•	state other “forward-looking” information.

We believe it is important to communicate our expectations to our Members. However, there may be events in the future that we are not able to predict accurately or over which it has no control. The risk factors and cautionary language discussed in this information statement/prospectus provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements, including among other things:

•	operating risks common in the hospitality industry;

•	our inability to compete effectively;

•	alternatives to traditional hotels and industry consolidation;

•	cyclicality of the hospitality industry and global economic conditions;

•	increasing use of alternative internet reservation channels;

•	deterioration in the general financial condition of our hotels;

•	actions by our hotels that adversely affect our image and reputation;

•	disruptions and malfunctions in our information systems;

•	cyber threats, cybersecurity and the failure to maintain the integrity of internal or customer data;

•	damages or losses involving our branded hotels properties which may not be covered by insurance;

•	our inability to achieve our objectives for growth in certain branded hotels;

•	political and monetary risks relating to our international operations;

•	the failure by our international operations to comply with anti-corruption laws or trade sanctions;

•	risks related to the acquisition of new brands or lines of business, including the WorldHotels Acquisition;

•	disputes with the owners of our branded hotels;

•	following the Conversion, termination by our franchisees of our franchise contracts; and

•	failure by our branded hotels to make investments necessary to maintain or improve their properties.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this information statement/prospectus.

All forward-looking statements included herein attributable to any of the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, the Company undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this information statement/prospectus or to reflect the occurrence of unanticipated events.

Before a Voting Member votes on the conversion proposal or the membership termination bylaw proposal, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this information statement/prospectus may adversely affect the Company.

SPECIAL BALLOT INITIATIVE TO THE MEMBERS

General

The Company is furnishing this information statement/prospectus to the Company’s Voting Members in connection with their voting on the proposals set forth herein for the Special Ballot Initiative. This information statement/prospectus provides the Company’s Voting Members with information they need to know to be able to vote in the Special Ballot Initiative.

Purpose of the Special Ballot Initiative

In the Special Ballot Initiative, the Company is asking Voting Members to:

•	consider and vote upon a proposal to convert the Company into a for-profit Arizona corporation; and

•

consider and vote upon a proposal to amend our current bylaws to authorize the board of directors to terminate prior to the Conversion Date the membership interest of any Existing Member that (i) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (ii) is not open and active on the Best Western reservation system by November 30, 2019, and to terminate prior to the Conversion Date the membership agreement of any Contingently-Approved Applicant that (i) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (ii) is not open and active on the Best Western reservation system by November 30, 2019.

The conversion proposal involves the Merger and is further described in the Plan of Merger attached hereto as Appendix A. The Plan of Merger also contemplates the adoption of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of BW Inc., the surviving entity in the Merger, to be effective upon the effective date of the Merger. The form of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws are attached to the Plan of Merger as Exhibits A and B, respectively. Approval of the conversion proposal will also constitute approval of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws.

Both the conversion proposal and the membership termination bylaw proposal must be approved or neither the conversion proposal nor the membership termination bylaw proposal will be adopted.

If both the conversion proposal and the membership termination bylaw proposal are approved, the membership termination bylaw proposal will be adopted with immediate effectiveness.

Recommendation of Our Board of Directors

A majority of our board of directors has determined that the conversion proposal, including the Merger and the Amended and Restated Articles of Incorporation inherent in the conversion proposal, and the membership termination bylaw proposal are advisable and in the best interest of the Company and its Members and recommends that the Voting Members vote “FOR” the conversion proposal and “FOR” the membership termination bylaw proposal.

Record Date; Persons Entitled to Vote

The Record Date is 2:00 p.m., Phoenix, Arizona time, on May 13, 2019 for determining the Voting Members entitled to notice of and to vote in the Special Ballot Initiative. Each Voting Member as of the Record Date will have one vote for each Member that it represents. As of April 19, 2019, there were 1,989 Voting Members entitled to cast votes in the Special Ballot Initiative. The number of Voting Members will be updated on the Record Date as required by the current bylaws. Votes must be submitted by no later than 2:00 p.m., Phoenix,

Arizona time, on June 12, 2019 to count in the Special Ballot Initiative. If you vote by paper ballot, it must be received by the Voting Deadline for your vote to be counted.

Quorum

To have a quorum allowing the Special Ballot Initiative to go forward, in accordance with Article III, Sections 6 and 9 of the Company’s current bylaws, Voting Members representing 10% of the Company’s Voting Members must submit ballots in the Special Ballot Initiative. As of April 19, 2019, the number of Voting Members was 1,989, and the number of Voting Members needed to meet this quorum requirement was 199. The number of Voting Members and thereby the number of Voting Members needed to meet the quorum requirement will be updated on the Record Date as required by the current bylaws. Proxy voting by Members is expressly prohibited.

Vote Required

The approval of each of the conversion proposal and the membership termination bylaw proposal will require approval by the affirmative vote of the lesser of two-thirds (2⁄3) of the votes cast or a majority of the voting power; provided, at least thirty-three and one-third percent (33 1⁄3%) of the voting power vote in favor. Each Voting Member as of the Record Date will have one vote for each Member that it represents.

Abstentions and Non-Votes

If you do not vote, it could affect adoption of a proposal, since the success of a proposal may depend on a majority of the Company’s voting power voting in favor of it, and at least thirty-three and one-third percent (33 1⁄3%) of the Company’s voting power voting in favor of it. If you do not vote on the proposal, and the success of the proposal is determined by a majority of the Company’s voting power voting in favor of it, with at least thirty-three and one-third percent (33 1⁄3%) of the Company’s voting power voting in favor, your failure to vote would have the same effect as voting “AGAINST” the proposal.

Voting Your Membership Interests

You may vote on the proposals contemplated by the Special Ballot Initiative by means of secure website to be provided to Members or by paper ballot, upon request. Please read the ballot instructions included on the secure website or paper ballot carefully before voting on the proposals contemplated by the Special Ballot Initiative. Links to the Company’s current bylaws and articles of incorporation, and the Company’s Rules & Regulations will be available on the secure website. You may direct your request for a paper ballot by mail at: Best Western International, Inc., 6201 N. 24th Parkway, Phoenix, Arizona 85016 or facsimile at: (602) 957-5966, attention: Secretary.

Paper ballots may be returned by U.S. mail as provided in the ballot instructions. To have a quorum allowing the Special Ballot Initiative to go forward, in accordance with Article III, Sections 6 and 9 of the Company’s current bylaws, Voting Members representing 10% of the Company’s Voting Members must submit ballots in the Special Ballot Initiative. As of April 19, 2019, the number of Voting Members was 1,989, and the number of Voting Members needed to meet this quorum requirement was 199. The number of Voting Members and thereby the number of Voting Members needed to meet the quorum requirement will be updated on the Record Date as required by the current bylaws.

At 2:00 p.m., Phoenix, Arizona time, on June 12, 2019, the voting shall close and the voting system data and any paper ballots shall be securely and confidentially provided to the Designated Accountant for certification. The Designated Accountant will rule on any challenges to the procedure for or certification of the vote and such ruling of the Designated Accountant will be final. Please allow yourself sufficient time to review and consider the proposals and to submit your votes before the deadline. Only ballots that have been submitted prior to that date and time shall be counted. You are invited to be present at the certification of the results of the vote.

Revoking Your Vote

There are no procedures to revoke your vote, once you have voted.

Who Can Answer Your Questions About Voting Your Membership Interests

You may call the Company’s toll-free hotline at 800-428-7234 to answer your questions. You may contact your District Manager regarding your Voting Member status. You may also contact the Company for more information regarding your District Manager. Additionally, you may also direct your written questions by mail to the Company at:

Best Western International, Inc.

6201 N. 24th Parkway

Phoenix, Arizona 85016

Attn: Secretary

Appraisal Rights

Members do not have appraisal rights in connection with the Conversion or the membership termination bylaw proposal under Arizona law for nonprofit corporations.

Interest of Certain Persons in Matters to be Acted Upon

When you consider the recommendation of our board of directors in favor of approval of the conversion proposal, you should keep in mind that the Company’s Directors and executive officers may have interests in such proposal that are different from, or in addition to, your interests as a Member. Each member of our board of directors is also a Member. Our board of directors will participate in the Conversion on the same terms as any other Member of the Company. Our Directors and executive officers serving the Company prior to the Conversion will continue serving the Company following the Conversion and will be entitled to compensation for their service following the Conversion.

THE CONVERSION PROPOSAL

The Plan of Merger is attached to this information statement/prospectus in Appendix A.

Background of the Conversion Proposal

Over the past several years, our board of directors and senior management have carefully analyzed the Company’s business and structure. As a result of that analysis, we believe that, despite continued success, significant structural changes to our Company are necessary in order to continue to operate and expand our business.

In recent years, our Company has faced competitive challenges to its business. These challenges have included the effect of the ever-growing OTAs, large online portal and search engine websites, such as Google, Facebook and Amazon, which we refer to as “disruptors,” and growth by our competitors across a portfolio of lodging options, which allow them to increase market penetration and achieve synergy through guest loyalty programs. To combat each of these challenges, and to protect and grow our market share, our board of directors determined that capital investment is necessary to increase advertising and marketing for brand awareness, including through OTAs and disruptors, to provide increased investment in technology and support for our reservation and loyalty reward systems, and to expand our number of hotels and brands. In addition, the board of directors has reviewed the effect of the terms of our current membership structure on our ability to maintain and grow our business and access capital resources.

In order to achieve greater scale and to access the capital resources necessary for growth, in 2017 our board of directors commenced a review of several strategic alternatives, including whether continuing to remain as a nonprofit corporation or becoming a for-profit corporation, investment by one or more financial investors, entering into a joint venture with a strategic partner, a merger or sale involving a competitor or an initial public offering. In the fall of 2017, the Company discussed with several large financial investors the possibility of a significant strategic capital investment in the Company. These discussions were very preliminary in nature and did not result in any definitive, binding proposals. The board of directors believed the interest of these investors in a potential transaction was impacted significantly by the current nonprofit membership arrangement, including the uncertainty of a process in which the Company may convert to a for-profit enterprise. The board of directors, in consultation with a financial advisor engaged by the board of directors, concluded that the value that an investor or joint venture partner would place on the Company in connection with such a transaction is likely, at present, very low given that, as a nonprofit corporation, the Company does not have a demonstrated history of earnings. For the same reason, the board of directors determined that the Company was unlikely to receive a compelling price in a sale. A sale to a competitor was also viewed unfavorably by the board of directors as they believe the Company and its Members would likely be required to give up control over the future of the Best Western brands and such a sale could materially and adversely affect the rights that Members enjoy with respect to development protection, automatic transfer and brand support. As a result, the board of directors did not pursue these alternatives. The board of directors determined that an initial public offering was also not feasible in light of the current low level of historical earnings of the Company as a nonprofit corporation. The board of directors determined that conversion to a for-profit corporation is a necessary step for growth, as monetizing the ownership of the Company will align the interests of hotel owners, as shareholders, with the interests of the Company in improving overall brand performance, and as it will allow the Company to raise and retain capital to increase scale. After carefully exploring these alternatives, our board of directors and senior management have determined that it is in the best interests of the Company and its Members for the Company to convert to a for-profit corporation.

Following the review of potential strategies, the board of directors and senior management obtained feedback from representatives of the Members (e.g., Governors) and discussed the prospects for conversion of the Company to a for-profit corporation. During the period from June 2018 until April 2019, our board of directors continued to hold meetings to discuss and refine the proposals for the Conversion.

At a meeting held on April 25, 2019 and April 29, 2019, our board of directors considered whether to approve the conversion proposal and the membership termination bylaw proposal and the transactions contemplated thereby. In making its determination, the board of directors considered the above issues and factors and the issues and factors set forth in the section entitled “—Our Board of Directors’ Reasons for Approval of the Conversion.” In addition, the board of directors considered the views of Directors who indicated that they did not intend to vote for the proposals, including, among other things, the view that the Conversion is unnecessary for us to remain successful as well as the view the Conversion would cause us to incur additional operating expenses as a public reporting company.

After considering these factors and views, on April 29, 2019, the board of directors voted 5-2 in favor of the conversion proposal and membership termination bylaw proposal and the transactions contemplated thereby with Directors Anthony Klok, Peter Kwong, Ishwar Naran, Terrance J. Bichsel and John L. Kelly voting in favor and Directors John Daniel Lafayette III and L. Terry Porter voting against. Accordingly, a majority of our board of directors has determined that the conversion proposal, including the Merger and the Amended and Restated Articles of Incorporation inherent in the conversion proposal, and the membership termination bylaw proposal are advisable and in the best interest of the Company and its Members and recommends that the Voting Members vote “FOR” the conversion proposal and “FOR” the membership termination bylaw proposal.

In accordance with our bylaws, an opinion of the majority of the Directors voting in favor of the proposals is set forth in the forepart of this information statement/prospectus as is a minority opinion of Directors Lafayette and Porter. The statements included in the minority opinion are not endorsed by the Directors signing the majority opinion or management of the Company.

General

Structure of the Conversion

The Plan of Merger is attached to this information statement/prospectus in Appendix A and includes as attachments thereto the following: Exhibit A—the Amended and Restated Articles of Incorporation and Exhibit B—the Amended and Restated Bylaws. We will convert from an Arizona nonprofit corporation to an Arizona for-profit corporation pursuant to a corporate transaction whereby our wholly owned, for-profit subsidiary BW Merger Sub, will merge with and into the Company, with BW Inc. as the surviving entity.

The Conversion will be effective upon the filing of the statement of merger by an officer of the Company with the Arizona Corporation Commission, or at such later time as specified in the statement of merger. On and after the effectiveness of the Conversion, the Company shall continue its existence in the organizational form of an Arizona for-profit corporation. All of the rights, privileges and powers of the Company, as a nonprofit corporation, and all property and all debts due to the Company, as a nonprofit corporation, as well as all other things and causes of action belonging to the Company, as a nonprofit corporation, shall remain vested in the Company, as a for-profit corporation, and shall be the property of the Company, as a for-profit corporation. All rights of creditors and all liens upon any property of the Company, as a nonprofit corporation, shall be preserved unimpaired, and all debts, liabilities and duties of the Company, as a nonprofit corporation, shall remain attached to the Company, as a for-profit corporation, and may be enforced against the Company, as a for-profit corporation, to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Company, as a for-profit corporation.

Completion of the Conversion is conditioned on approval of the conversion proposal and approval of the membership termination bylaw proposal, and other customary closing conditions.

Assuming the fulfillment of these conditions, we expect to complete the Conversion on December 1, 2019 or as soon as practicable following such date. If the completion of the Conversion is delayed significantly beyond

December 1, 2019, our board of directors would analyze the facts and circumstances at that time in order to determine whether it is necessary or advisable to update the information provided to Voting Members or to seek again Voting Member approval of the Conversion, taking into account all applicable state and federal laws. Subject to any limitations under Arizona law, the Plan of Merger may be amended or terminated, and the Plan of Merger may be abandoned by our board of directors at any point in time prior to the Conversion Date, notwithstanding any requisite prior approval and adoption of the Plan of Merger by the Members.

The Company will retain the name “Best Western International, Inc.” after the Conversion.

Consideration to Members

As of the effectiveness of the Conversion, all outstanding membership interests of the Company, as a nonprofit corporation, held immediately prior to the effectiveness of the Conversion will convert into newly issued shares of Common Stock of the Company, as a for-profit corporation, and, as of the Conversion Date, each Member will receive the number of shares of Common Stock in exchange for each individual membership interest held by such Member determined by a formula as described in this information statement/prospectus. See “Important Notes.” Pursuant to our Amended and Restated Articles of Incorporation, our Common Stock will be classified into seven series, designated as Series A-1 through A-7, and each membership interest will be converted into shares of the Series of Common Stock as corresponds to the District in respect of which such converted membership interest was issued.

Amendments to the Company’s Restated Articles of Incorporation

Upon the effectiveness of the Conversion, the Amended and Restated Articles of Incorporation will become the articles of incorporation of the Company, concurrent with the filing of the statement of merger. Our Amended and Restated Articles of Incorporation will permit the Company to engage in any lawful act or activity for which for-profit corporations may be organized under the Arizona Business Corporation Act. Initially, the Company intends to foster the interest of its shareholders and those which are in any way related to the hotel industry as conducted by the Company by common business interest.

See “Description of Capital Stock Following the Conversion—Common Stock” for a description of the material terms of our Common Stock that will be issued upon the Conversion pursuant to our Amended and Restated Articles of Incorporation. Dividends may be declared and paid on our Common Stock out of the assets of the Company that are by law available therefor at such times and in such amounts as our board of directors in its discretion shall determine. See “Description of Capital Stock Following the Conversion—Liquidation and Dissolution” for a description of the distribution of remaining assets of the Company upon the occurrence of a liquidation or dissolution. In order to preserve the relationship between our shareholders and Best Western-branded properties and to maintain the scale of Best Western-branded properties, our Common Stock may not be sold, exchanged or otherwise transferred, other than as expressly approved in advance by our board of directors, and as described in “Description of Capital Stock Following the Conversion—Share Transfer Restrictions and Redemption” of this information statement/prospectus. No holder of shares of our Common Stock shall be entitled to preemptive or subscription rights.

Subject to certain limitations under Arizona law, our Amended and Restated Articles of Incorporation will permit our shareholders to take action without a meeting, without prior notice and without a vote if consent in writing is signed by the number of shareholders that would otherwise be necessary to authorize or take such action at a meeting.

Subject to certain limitations under Arizona law, our Amended and Restated Articles of Incorporation authorize our board of directors to manage the business and affairs of the Company. See “Management—Composition of the Board of Directors” for a description of the number, classes, and terms of Directors, as well as the terms governing their removal and resignation. See “Description of Capital Stock Following the Conversion—Classified Board” for an explanation of the classification of the board of directors based upon a Series of Common Stock.

For a description of the limitations of liability and indemnification provisions in our Amended and Restated Articles of Incorporation, see “Description of Capital Stock Following the Conversion—Limitations on Liability and Indemnification of Officers and Directors” of this information statement/prospectus. The Amended and Restated Articles of Incorporation will also provide that the private property of each shareholder, officer and Director shall be exempt from the debts and liabilities of the Company.

As of the effective date of the Conversion, our newly elected directors with terms of office that otherwise were commencing on December 9, 2019 and our other directors with terms that otherwise were extending beyond such date shall be the initial directors of the Company following the effectiveness of the Conversion. Our Directors may serve consecutive terms, however, under our Amended and Restated Articles of Incorporation, no Director may serve more than three terms, whether or not consecutive (other than (i) Directors elected to fill a vacancy and (ii) the terms of the Class I Directors that expire at the 2020 annual meeting of shareholders). See “Description of Capital Stock Following the Conversion—Removal of Directors; Vacancies” for a description of the process to fill open seats on our board of directors.

Our Amended and Restated Articles of Incorporation establish the quorum for all meetings of the shareholders as 10% of the voting power of the outstanding Common Stock entitled to vote at the meeting. When a quorum has been established, (a) the election of Directors shall be determined by receipt of the plurality of the vote, (b) the amendment of the articles of incorporation or proposed amendments of the bylaws, or any other matters for which the affirmative vote of a majority of the total voting power is required under the Arizona Business Corporation Act, shall be determined by the affirmative vote of the majority of the total voting power of our Common Stock, and (c) all other matters shall be determined by the affirmative vote of a majority of the votes cast in person or by proxy at such meeting and entitled to vote on the subject matter, provided, at least thirty-three and one-third percent (33 1⁄3%) of the voting power of our Common Stock vote in favor. Each shareholder entitled to vote may authorize another person to act as such shareholder’s proxy.

The Company is expressly electing not to be subject to the business combination act under Arizona law in our Amended and Restated Articles of Incorporation. See “Description of Capital Stock Following the Conversion—Business Combinations” for a description of the business combinations provisions set forth in the Amended and Restated Articles of Incorporation that will apply to the Company following the effectiveness of the Conversion.

Our Amended and Restated Articles of Incorporation may be amended by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote generally in an election of Directors, voting together as a single class, at a meeting of shareholders.

Under Arizona law and pursuant to the Amended and Restated Articles of Incorporation, our shareholders will be entitled to vote on major corporate matters, such as amendments to the Articles of Incorporation, any amendments to our bylaws, and certain fundamental transactions, such as mergers or consolidations of the Company and the pursuit of an IPO by the Company.

Under our Amended and Restated Articles of Incorporation, the exclusive forum for claims made against the Company is a federal district court located in Maricopa County, Arizona, unless the claims are not subject to the federal court’s jurisdiction, in which event such claims shall be filed in a state court in Maricopa County, Arizona. See “Description of Capital Stock Following the Conversion—Exclusive Forum” of this information statement/prospectus for a complete description of the exclusive forum provision.

Amendments to the Company’s Bylaws

Upon the effectiveness of the Conversion, the Amended and Restated Bylaws shall become the bylaws of the Company. Our Amended and Restated Bylaws contain many provisions analogous to our current bylaws, but eliminate provisions pertaining to membership (e.g., qualifications, fees, cancellation) and will not govern the relationship between the Company and franchisees (e.g., fees, MMAs, impact studies), which terms are contained in the New Franchise Agreements described in “Business of the Company—New Franchise Agreements” of this information statement/prospectus.

Our Amended and Restated Bylaws authorize our board of directors to designate the time and place for the annual meeting of the shareholders. Special meetings of the shareholders may be called by the board of directors or the chairman of the board of directors by the affirmative vote of the majority of the total number of directors of the Company if there were no vacancies, or by the holders of at least 10% of the outstanding shares of our Common Stock. Notice of a shareholder meeting must include the place, date, time and, in the case of a special meeting, the purpose(s) for which the meeting is called, and shall be given not less than ten nor more than 60 days before the date of such meeting, in writing or as otherwise permitted under the Arizona Business Corporation Act, including by electronic transmission (which notice may be waived). The Company will make available, within two days of giving such meeting notice to shareholders, a complete list of the shareholders entitled to vote at such meeting. The Amended and Restated Bylaws establish an advance notice procedure for shareholder proposals, including proposed amendments to the Amended and Restated Bylaws, to be brought before an annual meeting of the shareholders, as described in “Description of Capital Stock Following the Conversion—Advance Notice Procedures” of this information statement/prospectus.

Our Amended and Restated Bylaws establish the procedures for the nominations of Directors by our shareholders, including qualifications for candidates and Directors, which are generally preserved from our current bylaws. Directors must certify annually their continued qualification to serve as a Director. Nominations for Directors may be made at the annual meeting of the shareholders only by a shareholder of record both at the time of the nomination and the annual meeting and who is entitled to vote for such nominee based on the Series of Common Stock held by such shareholder. The nominating shareholder (who may be the candidate) must give notice to the Company between 90 and 120 days prior to the first anniversary date of the preceding years’ annual meeting of the shareholders or, if the date of the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year, such notice shall be delivered, by the later of the 10th day after the meeting is announced or 90 days prior to the date of such meeting. The Amended and Restated Bylaws prescribe specific information regarding the nominating shareholder and the nominee shareholder that must be provided for a nomination to be valid, which are generally preserved from our current bylaws.

Our Amended and Restated Bylaws set forth procedures for the meetings of our board of directors. An agenda setting forth each item to be presented at any regular meeting shall be provided to each Director and made available to any shareholder upon request. All meetings of our board of directors shall be open to any shareholder, and shareholders shall have the right to address the board of directors at each regular meeting, except that the board of directors may convene a closed executive session for certain matters that require confidential treatment. At all meetings of the board of directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Unless by express provision of applicable law, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. The vote of at least five of the seven members of the board of directors representing Districts shall be required to approve a new franchisee. Our board of directors may create one or more committees. Any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board of directors or such committee, as the case may be, consent thereto in writing.

Our shares of Common Stock shall not be certificated unless our board of directors provides by resolution that some or all classes or series of Common Stock shall be certificated. The Amended and Restated Bylaws prescribe the requirements for any such certificated shares.

Our Amended and Restated Bylaws contain provisions continuing our practices of maintaining advisory committees, regional Governors, District meetings and an annual convention for the benefit of our hotel franchisees, to participate in the direction of the Company’s business following the Conversion. See “Description of Capital Stock Following the Conversion—Provisions in our Amended and Restated Bylaws to Continue Certain Member Rights.”

Our Amended and Restated Bylaws provide that amendments to our Amended and Restated Bylaws may be, proposed by our shareholders or our board of directors, and approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Common Stock entitled to vote generally in an election of Directors, voting together as a single class.

Preservation of Member Rights Post-Conversion

The rights of Existing Members under the Member’s Bill of Rights will largely be preserved for shareholders of the Company and franchisees under our post-Conversion structure in the Amended and Restated Bylaws and the New Franchise Agreements. The Member’s Bill of Rights will be cease to be effective upon the effectiveness of the Plan of Merger.

Set forth below is a table containing the terms of our existing Member’s Bill of Rights and how such rights are addressed under our proposed post-Conversion structure for Members who become shareholders. A more detailed summary of the terms of the New Franchise Agreements is set forth in the Franchise Disclosure Document provided to each potential franchisee.

Existing Right:	How Addressed:
The right to receive an agenda of the regular board of directors’ meetings prior to each meeting, to attend board of directors meetings and to address the board of directors at such meetings.	This provision is retained in the Amended and Restated Bylaws.
The right to receive complete minutes of meetings of the board of directors, a detailed annual budget and detailed annual financial statements.

As a public registrant, we will file with the SEC our financial statements in accordance with SEC rules and they will be publicly available.

The minutes of our board of director meetings will be made available to our shareholders upon request pursuant to the Amended and Restated Bylaws.

The board of directors will approve an annual budget 30 days prior to the beginning of each fiscal year pursuant to the Amended and Restated Bylaws, but is not required to distribute it to shareholders.

The right to set one’s own property room rates and the right to vote on implementation of any programs providing for room rate discounts in excess of 10% from a Member’s published rates.	This provision is retained in the New Franchise Agreement.
The right to vote on any amendment of or additions to the bylaws of the Company.

Pursuant to the Amended and Restated Articles of Incorporation, shareholders will have the sole right to amend the Amended and Restated Bylaws by an affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of our Common Stock entitled to vote generally in an election of Directors, voting together as a single class.

Existing Right:	How Addressed:
The right to vote on any change in the Company’s Rules & Regulations, as defined in our current bylaws.

Certain rules will be contained in the Amended and Restated Bylaws and New Franchise Agreement and will be subject to shareholder or franchisee votes, as the case may be, as set forth in such documents. The Rules & Regulations of the Company as a non-profit corporation will cease to be effective upon effectiveness of the Plan of Merger.

The right to vote on increases in Member dues, fees or assessments in excess of the lesser of (a) 5%, and (b) the rate of inflation for the previous year.

Increases in dues, fees or assessments in excess of such levels will require an affirmative vote of a majority of the votes cast provided at least 33 1/3% of the franchisees vote in favor of the proposal.

The right to receive notice of a minimum of 24 hours before any property inspection.	This provision is retained in the New Franchise Agreement.
The right to request an impact analysis (including an independent analysis of market effect) prior to the approval of a new Membership.	This provision is retained in the New Franchise Agreement.
The right to transfer a membership interest to a purchaser of a property in accordance with Article II, Section 7 of our current bylaws.

Transfers of franchise rights are addressed in the New Franchise Agreement. See “Business of the Company—New Franchise Agreements.”

Transfers of shares are addressed in the Amended and Restated Articles of Incorporation. See “Description of Capital Stock Following the Conversion—Share Transfer Restrictions and Redemption.”

The right to have impartial, standardized and non-discriminatory inspection procedures applied to each Member property.	This provision is retained in the New Franchise Agreement.

The right to continue Membership in the Company except where termination or cancellation is provided for pursuant to the fair application of established bylaws and Rules & Regulations, which shall provide that cancellation may not occur until after a hearing before the board of directors, if requested by the Member.

The right to a hearing is retained in the New Franchise Agreement.
The right to receive all Member services until Membership is cancelled or terminated, except in the following cases, Membership services may be restricted: (i) when grounds for cancellation are found by the board of directors to exist, after opportunity for a hearing has been provided, and the board of directors has granted a conditional extension in lieu of cancellation of Membership, (ii) when the Member scores less than 600 points for guest rooms and public areas, and (iii) when a Member’s fees, dues or any other account are not paid within the time set by board of directors policy.	This provision is retained in the New Franchise Agreement.

Rules & Regulations

The existing Rules & Regulations of the Company will cease to be effective upon the effectiveness of the Plan of Merger. Provisions of the Rules & Regulations that are relevant to the Company as a for-profit corporation are contained in the brand manual of the Company and the New Franchise Agreements.

Related Agreements

Existing Members must have satisfied the Existing Member Participation Condition; otherwise the membership interest of such Existing Member will be cancelled prior to the Conversion Date and such Existing Member will not receive shares of Common Stock. Our Members who execute the New Franchise Agreement will be able to cancel the New Franchise Agreement without paying liquidated damages on the first and second anniversaries of the agreement (i.e., November 30, 2020 and 2021). Contingently-Approved Applicants must have satisfied the New Member Participation Condition to become Members and participate in the Conversion and receive Common Stock on the Conversion Date. A Contingently-approved Applicant or New Franchisee must satisfy the Post-Conversion Participation Condition to receive Common Stock on a post-Conversion basis. The New Franchise Agreements will have an effective date of December 1, 2019. See “Business—New Franchise Agreements” for a comparison of the material terms of the New Franchise Agreements and the existing membership agreements.

Our Board of Directors’ Reasons for Approval of the Conversion

Our board of directors and senior management determined the structure and terms of the Conversion after extensive investigation of the anticipated business, tax and other effects on the Company and its Members, including whether to convert to another form of entity or continuing to operate on a nonprofit basis. As discussed below, the decision to effect the conversion of the Company into a for-profit, ordinary business corporation is the result of extensive internal discussion and research among the board of directors and senior management of the Company taking into account the advice of outside legal, accounting and investment banking advisers and private discussions of members of the board of directors and senior management with certain Members and representatives of Members (e.g., Governors).

Ultimately, the board of directors and senior management based its final decision to effect the Conversion on a number of factors, including those summarized below.

•

Given the competitive nature of the industries in which we do business, we believe that the Company will need significant capital resources to fund ongoing and future activities. Under the current fee structure, our ability to raise capital is limited. In particular, reliance on such fee structure, which has not effectively increased over the last five fiscal years on an aggregate basis, has prohibited the Company and its Members from achieving sufficient funding in key areas such as sales, marketing and technology. Our board of directors believes that the Conversion will help us to grow our scale and funding primarily by adding and retaining more hotels, having greater flexibility in raising capital, more closely aligning brand and hotel interests, more effectively competing with other lodging companies and creating value in the ownership interests of our Members.

•

We are facing increasing competition from established and emerging online sellers of travel-related services, including online travel agencies, disruptors such as large online portal and search websites, travel metasearch websites, mobile platform travel applications, social media websites, e-commerce websites and group buying websites and alternative accommodation websites. Following the Conversion, the Company will align brand and hotel interests, and increase funding capabilities, which will allow for increased investment to compete with aforementioned online sellers of travel-related services.

•	We believe the increased access to capital will allow the Company to more effectively compete with other lodging companies by growing the number of hotels across the brands we offer, which will increase market penetration and guest loyalty through additional BWR earnings and redemption options across all levels with the objective of creating leverage with OTAs to negotiate more advantageous commercial terms, such as lower commissions, commensurate with that paid by competitors of larger scale, and the ability to increase investments driving revenue and support by spreading our costs over more hotels.

•

We believe the Conversion will enhance and monetize the value of the ownership interests of our Members by converting such interests into Common Stock which will have an investment value more directly related to the value of the Company and overseeing the transferability of franchises to transferees with appropriate lodging experience and sufficient capital resources.

•

As part of the Conversion, we will migrate to a market based franchise agreement length from the current membership terms. Our Members are being offered the opportunity to maintain in all material respects the current terms of their membership arrangement for a period of at least two years; however, new franchisees will enter into long-term franchise agreements (e.g., 15 years) with the payment of market based fees and liquidated damages for termination of the agreement, along with reasonable market area restrictions that will allow for the growth of Company brands.

•

Under the current membership auto-transfer provisions, approximately 40% of hotels that have transferred within the first two years have failed, and many properties that are transferred may not be in top condition and transferees are not fully aware of the funds needed to meet brand requirements. We believe that retaining the auto transfer is a viable benefit; however, transferees will be required to enter into a franchise agreement with the Company with a term of up to 15 years and with terms similar to those that are offered to non-Member/non-shareholder owners with the exception of discounted fees in certain circumstances.

•

The board of directors and senior management considered that the Conversion of the Company to for-profit corporation is expected not to be taxable to the Company and our Members, and the additional costs of being a publicly reporting entity are acceptable, given the expected benefits to both the business enterprise and the Members.

This discussion of factors considered by our board of directors and senior management is not intended to be exhaustive, but is believed to include the material factors they considered. In reaching its determination to approve and recommend the Conversion, the board of directors considered the above issues and factors collectively without quantifying or assigning a greater weight to any one factor.

Interests of the Company’s Directors and Officers in the Conversion

Each member of our board of directors is also a Member of our Company. Members of our board of directors will participate in the Conversion on the same terms as any other Member of the Company. Our Directors and executive officers serving the Company prior to the Conversion will continue serving the Company following the Conversion and will be entitled to compensation for their service following the Conversion. Our executive officers are not receiving shares of capital stock of the Company in the Conversion.

Recommendation of Our Board of Directors

A majority of our board of directors has determined that the conversion proposal is advisable and in the best interest of the Members and in the best interest of the Company’s long-term going concern, and recommends that the Voting Members vote “FOR” the conversion proposal.

Material Income Tax Consequences of the Conversion to Members.

See “Material U.S. Federal Income Tax Consequences” and “Material Canadian Income Tax Consequences” in this information statement/prospectus.

Anticipated Accounting Treatment

The Conversion should not change the accounting for assets and liabilities. The only material impact should be to provide for a new issue of various Series of Common Stock in exchange for existing membership interests. The amount assigned to the new Common Stock will be equal to the amounts of Net Assets as of November 30, 2019. For a discussion of the anticipated accounting treatment, see “Selected Historical and Unaudited Pro Forma Financial Information.”

Regulatory Matters

The Company is required to make filings with and obtain the approval of various state regulatory agencies of the franchise disclosure documents in respect of the New Franchise Agreement. Currently, all applications have been made to the applicable state regulatory agencies and have either been approved or are pending approval. The Company expects to have made such filings and obtained such approvals prior to November 30, 2019. For more information regarding state regulatory actions, see “Business of the Company—Legal Proceedings.”

Required Vote

Adoption of the conversion proposal requires approval by the affirmative vote of the lesser of two-thirds (2⁄3) of the votes cast or a majority of the voting power, provided that at least thirty-three and one-third percent (33 1⁄3%) of the voting power vote in favor. Adoption of the conversion proposal is also conditioned upon the approval of the membership termination bylaw proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT VOTING MEMBERS VOTE “FOR” THE APPROVAL OF THE CONVERSION PROPOSAL.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following selected historical financial and unaudited pro forma data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the accompanying notes included elsewhere in this information statement/prospectus. The unaudited statements of operations data for the three months ended February 28, 2019 and 2018 and the balance sheet data as of February 28, 2019 were derived from our unaudited consolidated financial statements that are included elsewhere in this information statement/prospectus. The unaudited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for those periods. The consolidated statements of operations data for the fiscal years ended November 30, 2018 and 2017 and the balance sheet data as of November 30, 2018 and 2017 were derived from our audited consolidated financial statements that are included elsewhere in this information statement/prospectus. The unaudited pro forma earnings per share for the three months ended February 28, 2019 and for the fiscal year ended November 30, 2018 and shareholders’ equity as of February 28, 2019 reflect adjustments to (i) issue an estimated 55.0 million shares of our Common Stock, without par value and (ii) reclassify the Company’s net assets on the Conversion Date to “Common stock” and “Additional paid-in capital.” Authorized capital stock consists of 100.0 million shares of Common Stock, without par value. Our historical results and pro forma data do not necessarily indicate results that may be expected for any future period.

	Three Months Ended February 28,		Years Ended November 30,
	2019	2018	2018	2017
(in thousands, except per share data)
REVENUES:
Fees, dues and assessments	$47,152	$40,425	$188,168	$159,095
Other revenues	11,098	9,706	46,939	43,641
Program revenues	42,446	40,456	198,426	177,021

TOTAL REVENUES	100,696	90,587	433,533	379,757

EXPENSES:
Compensation, taxes and benefits	38,296	33,600	147,253	135,831
Advertising and promotion	12,400	14,841	81,028	84,263
Depreciation and amortization	3,069	2,774	12,145	14,593
General and administrative	19,279	17,899	82,223	69,888
Program cost of sales	13,321	18,166	77,493	65,323

TOTAL EXPENSES	86,365	87,280	400,142	369,898

Excess of revenues over expenses before income taxes	14,331	3,307	33,391	9,859
Income tax provision	(3,977)	(1,475)	(9,991)	(4,376)

Excess of revenues over expenses	10,354	1,832	23,400	5,483
Excess of revenues over expenses attributable to non-controlling interests	7	—	—	—

Excess of revenues over expenses attributable to controlling interests	$10,361	$1,832	$23,400	$5,483

Pro Forma Earnings Per Share:
Basic	$0.19		$0.43
Diluted	0.19		$0.43
Selected Balance Sheet Data:
Cash, restricted cash and cash equivalents	$86,514		$111,666	$76,315
Working capital(1)	53,159		87,004	57,390
Net assets	74,443		64,051	40,651
Pro Forma Shareholders’ Equity:
Common stock	$—		$—
Additional paid-in capital	74,443		64,051
Retained earnings	—		—

Total shareholders’ equity	$74,443		$64,051

(1)	We define working capital as current assets less current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our Company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and the related notes thereto included elsewhere in this information statement/prospectus. The discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this information statement/prospectus, particularly in the sections entitled “Risk Factors” and “Forward-Looking Statements.”

Overview

Best Western Hotels & Resorts, headquartered in Phoenix, Arizona, is a privately held hotel brand with a global network of over 3,600 open and operating hotels in nearly 100 countries and territories worldwide. We offer 13 hotel brands to suit the needs of developers and guests in every market: Best Western, Best Western Plus, Best Western Premier, Executive Residency by Best Western, Vīb, GLō, Sadie, Aiden, BW Premier Collection and BW Signature Collection; as well as the following recently launched franchise offerings: SureStay, SureStay Plus and SureStay Collection. Now celebrating more than 70 years of hospitality, we provide our hoteliers with global operational, sales and marketing support, and award-winning online and mobile booking capabilities. Through the WorldHotels Acquisition in February 2019, the Company also now offers WorldHotels Luxury, WorldHotels Elite and WorldHotels Distinctive brands under license.

On the Acquisition Date, we consummated the WorldHotels Acquisition. The unaudited financial statements include the impact of WorldHotels from the Acquisition Date forward. See Footnote 12 to our unaudited Consolidated Financial Statements that are included elsewhere in this information statement/prospectus for more information. Through the WorldHotels Acquisition, we have expanded our upscale, upper-upscale and luxury hotels presence. Additionally, the WorldHotels Acquisition has broadened our soft brand offerings and further expanded the reach of our international operations. As a result, we believe that by integrating WorldHotels into our platform, we will be able to drive increased revenue to our hotels and enhance our brand equity.

Key Business Metrics Evaluated by Management

We use a variety of financial and other information in monitoring the financial condition and operating performance of the business. Some of this information is financial information that is prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), while other information may be financial in nature and may not be prepared in accordance with GAAP. Our management also uses other information that may not be financial in nature, including statistical information and comparative data that are commonly used within the lodging industry to evaluate hotel financial and operating performance. Our management uses this information to measure the performance of hotel properties and our business as a whole. Historical information is periodically compared to our internal budgets, as well as against industry-wide information. We use this information for planning and monitoring our business, as well as in determining management and employee compensation.

The Company’s vision is to lead the industry in superior customer care and the Company’s mission is to enhance brand equity and increase value to our hoteliers. We focus on three key strategic business metrics:

Ensure customer experience increases brand loyalty. We believe hotels that deliver superior guest satisfaction drive repeat business and increased revenue to our hotels. We use our Guest Satisfaction Survey—Overall Social Media Experience results to track customer experience.

Improve the Company’s image in order to appeal to broader customer and development bases. With a focus on improving the performance of our hotels and broadening our brand portfolio through new strategic brands, we believe that we will drive increased revenue to our hotels. We believe that performance, along with the development of new, relevant brands, will result in greater developer demand. We track performance through guest surveys, industry ratings and the achievement of hotel development goals.

Achieve superior RevPAR. RevPAR is the product of the average daily room rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a chain scale basis. RevPAR is a commonly used performance measure in our industry.

We use RevPAR index to evaluate brand performance. RevPAR index measures a hotel’s or group of hotels’ fair market share of a competitive set’s revenue per available room. We calculate RevPAR index by comparing the brand’s RevPAR to the aggregate RevPAR of the competing brands in our respective chain scales (i.e., midscale, upper midscale, and upscale). We subscribe to STR, a well-recognized and universally accepted benchmarking service for the hospitality industry, which collects and compiles the data used by the Company to calculate RevPAR index. The chain scale segments are defined by STR. Management uses RevPAR index and changes in RevPAR index, particularly year-over-year percentage changes, to evaluate the performance of Best Western brands relative to other competing brands.

Other key business metrics evaluated by management include the following:

Excess of Revenues over Expenses

Excess of revenues over expenses represents the total earnings or profits generated by our business. Historically, as a nonprofit membership association we focused on driving superior revenue to Best Western-branded hotels, and our objective was to generate sufficient revenues to cover expenses and maintain financial stability. We expect that the Conversion will aid us as we grow our scale, increase the amount and source of funding for our business, and focus on the growth of our brand, while also continuing to drive superior revenue to our Best Western-branded hotels.

Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“EBITDA”)

EBITDA and Adjusted EBITDA (as hereinafter defined) are commonly used measures in many industries, including our industry. As a nonprofit membership association, our goal has not historically been to maximize EBITDA. Following the Conversion, we intend to use non-GAAP measures such as EBITDA and Adjusted EBITDA as additional supplemental measures of our performance.

We adjust EBITDA (“Adjusted EBITDA”) when evaluating our performance when we believe that certain non-recurring items are not indicative of ongoing operating performance (e.g., restructuring, impairment, etc.). Adjusted EBITDA provides useful supplemental information to management regarding our ongoing operating performance and we believe it will provide the same to shareholders following the Conversion.

We believe that EBITDA and Adjusted EBITDA will provide useful information to shareholders about our performance, our financial condition, and results of operations for the following reasons: (i) EBITDA and Adjusted EBITDA would be among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions and (ii) EBITDA and Adjusted EBITDA are frequently used by securities analysts, investors, lenders and other interested parties as a common performance measures to compare results or estimate valuations across companies in our industry. EBITDA and Adjusted EBITDA are not recognized terms under GAAP, have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income, cash flow or other methods of analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;

•	EBITDA and Adjusted EBITDA do not reflect tax expense or the cash requirements to pay taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•	EBITDA and Adjusted EBITDA do not reflect the impact on earnings or changes resulting from matters that are considered not to be indicative of our future operations;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

Principal Factors Affecting Our Results of Operations

Revenues

We generate revenues from the collection of monthly fees, annual dues, assessments and other fees from our Best Western Members, soft brand hotels and SureStay franchisees and through self-funding programs such as BWR and Best Western Supply and Design.

We primarily derive our revenues from the following sources:

•	Fees, dues and assessments: Consists of monthly fees, annual dues, assessments and affiliation fees.

•

Monthly fees: Represent revenues derived from Members, soft brand hotels and SureStay franchisees in North America. For Members whose memberships were approved by our board of directors prior to January 1, 2018, there are two different methods by which monthly fees are calculated: (1) a per room per day method or (2) a percentage of room revenue method. The method applicable to each Member is based upon when the membership was approved by our board of directors and the ownership structure of the property at such time. All other memberships approved by our board of directors on or after January 1, 2018 are calculated as a percentage of room revenue. For soft brand hotels, fees are generally calculated as a percentage of revenue delivered. For SureStay franchisees, fees are calculated as a percentage of room revenue.

•

Annual dues: Represent revenues derived from Members in North America that are calculated based on a per room fee, nonrefundable, and charged each fiscal year. For applications accepted during the year, annual dues are prorated from the date the property is activated on the Best Western reservation system. Annual dues also includes a fixed annual renewal fee derived from soft brand hotels.

•	Assessments: Prior to the Conversion, represent revenues derived from Members in North America that consist of three assessments: advertising, sales and marketing and technology. The advertising assessment is calculated based on a rate per room per month and is charged to cover annual advertising campaigns. The sales and marketing assessment is charged to cover sales and marketing efforts and is calculated as a percentage of room revenue. The technology assessment is charged to cover technology investments and costs and is calculated as a percentage of room revenue.

Since December 1, 2018, a fourth assessment referred to as the “Technology and Marketing Assessment” has been charged to cover investments in our technology platform and assets, and marketing investments, and is calculated as a percentage of room revenue.

•

Affiliation fees: Represent revenues derived from Members, soft brand hotels and SureStay franchisees in North America that consist of one-time initial application fees to affiliate as a Member or join as a soft brand hotel or franchisee.

•	Other revenues: There are two primary sources for other revenues.

•

International fees: Outside North America, we license trademarks and provide reservation and other services to hotels through the following: (i) Property Direct Relationships (“PDRs”) with hotels in specific international countries through the use of sub-license agreements, (ii) affiliation agreements with country-specific organizations, which are formed for the sole purpose to initiate, plan, coordinate and execute joint marketing activities and otherwise advance the interests of their Best Western-branded hotels, and (iii) master license agreements with country-specific organizations. International fees are derived from these sources with the exception of PDRs (see “—Program revenues”) to cover reservations and other services, generally on a cost-recovery basis as a rate per room per month and as a percentage of room revenue.

•

Other: Represent revenues derived from Members, soft brand hotels and SureStay franchisees in North America that consist primarily of fees from Member meetings, training, QA inspections, and other services.

•

Program revenues: Represent revenues from various self-funding programs and services such as BWR, Supply and Design, GDS/Switch, performance-based marketing and other self-funding programs provided to Members, soft brand hotels, SureStay franchisees and international organizations. Fees for each program vary to cover costs of services, generally on a cost-recovery basis as a percentage of room revenue or as a rate per transaction. In addition, PDRs are structured as a self-funding program with fees generally set on a cost-recovery basis as a rate per room per month, as a percentage of room revenue or rate per transaction.

Expenses

Our consolidated expenses consist of our selling, general and administrative operating and overhead costs associated with our corporate business units and self-funding programs such as BWR, Supply and Design, GDS/Switch, and performance-based marketing.

We primarily incur the following expenses:

•	Compensation, taxes and benefits: These expenses are associated with our corporate staff, including those supporting our self-funding programs.

•

Advertising and promotion: These expenses include advertising costs associated with general promotion of our Best Western-branded hotels and specific promotions to drive revenues to our Best Western-branded hotels.

•	Depreciation and amortization: These expenses are non-cash charges that relate to the acquisition of property, equipment and computer software.

•

General and administrative expenses: These expenses include outside services, rentals: software licensing, travel, professional fees, meeting related costs and other support costs associated with corporate business units and program costs.

•	Program cost of sales: These expenses primarily pertain to two self-funding programs: BWR to cover the cost of BWR points redemption and GDS/Switch to cover transaction costs.

Results of Operations

The following table summarizes our financial results for the unaudited three months ended February 28, 2019 and 2018:

	Three Months Ended February 28,
(in thousands)	2019	2018	Change 2019 vs. 2018
Revenues:
Fees, dues and assessments	$47,152	$40,425	$6,727	16.6%
Other revenues	11,098	9,706	1,392	14.3%
Program revenues	42,446	40,456	1,990	4.9%

Total revenues	100,696	90,587	10,109	11.2%

Expenses:
Compensation, taxes and benefits	38,296	33,600	4,696	14.0%
Advertising and promotion	12,400	14,841	(2,441)	(16.4)%
Depreciation and amortization	3,069	2,774	295	10.6%
General and administrative	19,279	17,899	1,380	7.7%
Program cost of sales	13,321	18,166	(4,845)	(26.7)%

Total expenses	86,365	87,280	(915)	(1.0)%

Excess of revenues over expenses before income taxes	14,331	3,307	11,024	333.4%
Income tax provision	(3,977)	(1,475)	(2,502)	169.6%

Excess of revenues over expenses	$10,354	$1,832	$8,522	465.2%

Three months ended February 28, 2019 compared to three months ended February 28, 2018

Excess of revenues over expenses

Through the first three months of fiscal 2019, we were a membership organization incorporated as an Arizona nonprofit corporation. As a membership organization, we focused on driving superior revenue to Best Western-branded hotels and our objective was to generate sufficient revenues to cover expenses and maintain financial stability. In accordance with this business model, we reported excess of revenues over expenses after income taxes of $10.4 million for the three months ended February 28, 2019, as compared to $1.8 million for the corresponding period in 2018. The increase in excess of revenues over expenses after income taxes was primarily attributable to an increase in revenues and a slight decrease in expenses, as further described below.

Revenues

Total revenues were $100.7 million for the three months ended February 28, 2019 as compared to $90.6 million for the corresponding period in 2018, an increase of $10.1 million, or 11.2%. Revenue highlights for the three months ended February 28, 2019 and changes from the corresponding periods in 2018 are described below:

Fees, dues and assessments increased $6.7 million, or 16.6%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The increase was primarily attributable to the technology and marketing assessment that began in 2019, the sales and marketing assessment that began in January 2018, an increase in fees based on the Consumer Price Index and growth in the number of SureStay franchisees.

Other revenues increased $1.4 million, or 14.3%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The increase was primarily attributable to higher interest income from higher interest rates and higher investment balances and an increase in international fees.

Program revenues increased $2.0 million, or 4.9%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The increase was primarily attributable to new PDRs in Australia and Mexico.

Expenses

Total expenses were $86.4 million for the three months ended February 28, 2019 as compared to $87.3 million for the same period in 2018, a decrease of $0.9 million, or 1.0%. Expense summaries for the three months ended February 28, 2019 and changes from the corresponding periods in 2018 are described below:

Compensation, taxes and benefits increased $4.7 million, or 14.0%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The increase was primarily attributable to increased expenditures for resources needed to drive revenue to our Best Western-branded hotels, support operations and support growing self-funding programs. Additionally, there was a general increase in resources over the prior year.

Advertising and promotion decreased $2.4 million, or 16.4%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. While continuing to promote our brands and drive revenues to Best Western-branded hotels, soft brand hotels and SureStay franchises, the decrease was primarily attributable to lower promotion costs, partially offset by an increase in advertising activity.

Depreciation and amortization increased $0.3 million, or 10.6%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The increase was primarily attributable to assets which were placed in service in 2018. We anticipate increases in depreciation and amortization in future periods as we expect to make continued investments in capital assets and infrastructure to drive revenue to hotels and enhance systems.

General and administrative expenses increased $1.4 million, or 7.7%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The increase was primarily attributable to WorldHotels expenses, higher technology support costs and other corporate expenses.

Program cost of sales decreased $4.8 million, or 26.7%, for the three months ended February 28, 2019, as compared to the corresponding period in 2018. The decrease was primarily attributable to lower BWR redemption costs. During the second quarter of 2018, the Company identified and corrected a consistent one-month lag in its recognition of the redemption of free night vouchers, which resulted in a $2.4 million overstatement of accounts receivable as of November 30, 2017 and a net $0.1 million overstatement of program cost of sales during the six months ended May 31, 2017, based on the rollover impact of prior periods. The Company concluded that the effect of the overstatement was not material to prior period financial statements, nor is the correction material to annual operating results for fiscal 2018 and; therefore, we corrected the overstatement in the financial statements for the second quarter of 2018, which resulted in $2.4 million of program cost of sales being recorded in the second quarter of 2018 that related to prior periods.

Income taxes

Income tax provision was $4.0 million for the three months ended February 28, 2019, as compared to $1.5 million, for the corresponding period in 2018. Our effective income tax rate from operations was 28%, for the three months ended February 28, 2019 and 45%, for the corresponding period in 2018. The effective income tax rate from operations for the three months ended February 28, 2019 was higher than the United States federal income tax rate of 21% primarily due to state income taxes and non-deductible items. The effective income tax rate from operations for the three months ended February 28, 2018 was higher than the United States federal income tax rate of 21% primarily due to state income taxes and non-deductible items. The effective income tax rate for the three months ended February 28, 2018 was also negatively affected by the re-measurement of net deferred tax assets, which was required due to the passage of the TCJ Act.

Results of Operations

The following table summarizes our financial results for the fiscal years ended November 30, 2018 and 2017:

	Years Ended November 30,
(in thousands)	2018	2017	Change 2018 vs. 2017
Revenues:
Fees, dues and assessments	$188,168	$159,095	$29,073	18.3%
Other revenues	46,939	43,641	3,298	7.6%
Program revenues	198,426	177,021	21,405	12.1%

Total revenues	433,533	379,757	53,776	14.2%

Expenses:
Compensation, taxes and benefits	147,253	135,831	11,422	8.4%
Advertising and promotion	81,028	84,263	(3,235)	(3.8)%
Depreciation and amortization	12,145	14,593	(2,448)	(16.8)%
General and administrative	82,223	69,888	12,335	17.6%
Program cost of sales	77,493	65,323	12,170	18.6%

Total expenses	400,142	369,898	30,244	8.2%

Excess of revenues over expenses before income taxes	33,391	9,859	23,532	238.7%
Income tax provision	(9,991)	(4,376)	(5,615)	128.3%

Excess of revenues over expenses	$23,400	$5,483	$17,917	326.8%

Fiscal Year ended November 30, 2018 compared to fiscal year ended November 30, 2017

Excess of revenues over expenses

Throughout fiscal 2018, we were a membership organization incorporated as an Arizona nonprofit corporation. As a membership organization, we focused on driving superior revenue to Best Western-branded hotels, and our objective was to generate sufficient revenues to cover expenses and maintain financial stability. In accordance with this business model, the Company reported excess of revenues over expenses after income taxes of $23.4 million in fiscal 2018 and $5.5 million in fiscal 2017. The increase in excess of revenues over expenses after income taxes was primarily attributable to revenues increasing at a faster rate than expenses as further described below.

Revenues

Total revenues were $433.5 million for fiscal 2018 as compared to $379.8 million for fiscal 2017, an increase of $53.8 million, or 14.2%. Revenue highlights for fiscal 2018 and changes from fiscal 2017 are described below:

Fees, dues and assessments increased $29.1 million, or 18.3%, for fiscal 2018 as compared to fiscal 2017. The increase was primarily attributable to the sales and marketing assessment that began in fiscal 2018, the technology assessment increase from 0.4% to 0.5% of room revenue in fiscal 2018, the growth in the number of SureStay franchisees and an increase in affiliations of Best Western brands.

Other revenues increased $3.3 million, or 7.6%, for fiscal 2018 as compared to fiscal 2017. The increase was primarily attributable to higher interest income from higher interest rates and investment balances and an increase in international fees.

Program revenues increased $21.4 million, or 12.1%, for fiscal 2018 as compared to fiscal 2017. The increase was primarily attributable to the continued growth of self-funding programs, especially the continued strength of the BWR program.

Expenses

Total expenses were $400.1 million for fiscal 2018 as compared to $369.9 million for fiscal 2017, an increase of $30.2 million, or 8.2%. Expense summaries for fiscal 2018 and changes from fiscal 2017 are described below:

Compensation, taxes and benefits increased $11.4 million, or 8.4%, for fiscal 2018 as compared to fiscal 2017. The increase was primarily attributable to increased expenditures for resources needed to drive revenue to our Best Western-branded hotels, support operations and support growing self-funding programs. Additionally, there was a general increase in salaries and benefit costs in fiscal year 2017.

Advertising and promotion decreased $3.2 million, or 3.8%, for fiscal 2018 as compared to fiscal 2017. While continuing to promote our brands and drive revenues to Best Western-branded hotels, the decrease was primarily attributable to lower promotion costs, partially offset by an increase in advertising.

Depreciation and amortization decreased $2.4 million, or 16.8%, for fiscal 2018 as compared to fiscal 2017. The decrease was primarily attributable to assets which were fully depreciated in fiscal 2017. We anticipate increases in depreciation and amortization in future periods as we expect to make continued investments in capital assets and infrastructure to drive revenue to hotels and enhance systems.

General and administrative expenses increased $12.3 million, or 17.6%, for fiscal 2018 as compared to fiscal 2017. The increase was primarily attributable to higher technology support costs and legal and audit fees related to the Conversion.

Program cost of sales increased $12.2 million, or 18.6%, for fiscal 2018 as compared to fiscal 2017. The increase was primarily attributable to the continued growth of the BWR program. During 2018, the Company identified and corrected a consistent one-month lag in its recognition of the redemption of free night vouchers, which resulted in a $2.4 million overstatement of accounts receivable as of November 30, 2017 and a net $0.1 million overstatement of program cost of sales during the six months ended May 31, 2017, based on the rollover impact of prior periods. The Company concluded that the effect of the overstatement was not material to prior period financial statements, nor is the correction material to annual operating results for fiscal 2018 and; therefore, we corrected the overstatement in the financial statements for the second quarter of 2018, which resulted in $2.4 million of program cost of sales being recorded in the second quarter of 2018 that related to prior periods.

Income taxes

Income tax provision was $10.0 million for fiscal 2018 as compared to $4.4 million for fiscal 2017. The Company’s effective income tax rates for operations were 30% and 44%, for fiscal 2018 and fiscal 2017, respectively. The effective income tax rate from operations for fiscal 2018 was higher than the United States federal income tax rate of 21% primarily due to state income taxes and non-deductible items. The effective income tax rate was also negatively affected by the re-measurement of net deferred tax assets, which was required due to the passage of the TCJ Act. The effective income tax rate from operations for fiscal 2017 was higher than the United States federal income tax rate of 34% primarily due to state income taxes and non-deductible items.

Liquidity and capital resources

Overview

We finance our business primarily with existing cash, return on investments and cash generated from our operations. Cash and cash equivalents include highly liquid money market instruments that have original maturities of three months or less at the date of purchase. Restricted cash primarily relates to funds remitted by Members in payment of annual dues for the subsequent year. Such funds are held in a custodial account and not available to the Company until December 1 of the following fiscal year.

As of February 28, 2019, we had total cash, restricted cash and cash equivalents of $86.5 million, including $0.2 million of restricted cash, as compared to $111.7 million cash, restricted cash and cash equivalents, including $9.6 million of restricted cash, as of November 30, 2018, or a $25.2 million decrease. The decrease, described more fully below, is primarily attributable to purchases of investments.

As of November 30, 2018, we had total cash, restricted cash and cash equivalents of $111.7 million, including $9.6 million of restricted cash, as compared to $76.3 million cash, restricted cash and cash equivalents, including $8.9 million of restricted cash, as of November 30, 2017, or a $35.4 million increase.

The following table summarizes our primary sources of cash in the periods presented:

	Three Months Ended February 28,		Years Ended November 30,
(in thousands)	2019	2018	2018	2017
Cash flows provided by operating activities	$12,728	$5,392	$48,536	$38,312
Cash flows used in investing activities	(37,909)	1,373	(13,185)	(18,317)

Net change in cash, restricted cash and cash equivalents	$(25,181)	$6,765	$35,351	$19,995

Operating Activities

Net cash flows provided by operating activities were $12.7 million for the three months ended February 28, 2019 as compared to $5.4 million for the corresponding period in 2018. The increase was primarily attributable to an $8.5 million increase in excess of revenues over expenses, offset in part by a decrease in net cash, primarily due to a $1.2 million net increase in cash paid for working capital and other assets and liabilities.

Net cash flows provided by operating activities were $48.5 million for fiscal 2018 as compared to $38.3 million for fiscal 2017. The increase was primarily attributable to a $17.9 million increase in excess of revenues over expenses, offset in part by a $0.3 million net decrease in non-cash adjustments to excess of revenues over expenses and a $7.4 million decrease in net cash primarily due to an increase in cash paid for working capital and other assets and liabilities.

Investing Activities

For the three months ended February 28, 2019, net cash used in investing activities was $37.9 million and consisted of $2.3 million of capital expenditures in property, equipment and computer software, $45.4 million purchases of investments and $2.5 million paid for the WorldHotels Acquisition, net of cash acquired, offset in part by $12.2 million proceeds from maturity of investments.

For the three months ended February 28, 2018, net cash provided by investing activities was $1.4 million, and consisted of $9.5 million proceeds from maturity of investments, offset in part by $2.1 million of capital expenditures in property, equipment and computer software and $6.0 million of purchases of investments.

For fiscal 2018, net cash used in investing activities was $13.2 million and consisted of $10.3 million of capital expenditures in property, equipment and computer software and $38.0 million purchases of investments, offset in part by $35.1 million proceeds from maturity of investments.

For fiscal 2017, net cash used in investing activities was $18.3 million, and consisted of $11.5 million of capital expenditures in property, equipment and computer software and $43.1 million purchases of investments, offset in part by $36.3 million proceeds from maturity of investments.

Our short-term and long-term investments are primarily in U.S. Federal Deposit Insurance Corporation insured certificates of deposit, U.S. treasury and government agency bonds and corporate bonds. We maintain a cash investment policy that emphasizes maximization of investment income while preserving its principal capital. Short-term and long-term investments were $109.9 million, $76.8 million and $74.0 million as of February, 28, 2019, November 30, 2018 and November 30, 2017, respectively. We have not recognized any impairment during the three months ended February 28, 2019, fiscal 2018 or fiscal 2017.

Our capital project expenditures primarily include software and hardware and are intended to deliver revenue to our Best Western-branded hotels, enhance our web-based reservation system and upgrade our infrastructure and business systems.

Liquidity arrangements

Historically, the primary sources of liquidity for our business were cash flows from operations, while our significant uses of cash and capital funding needs have historically been working capital, operating expenses and capital expenditures.

Following the Conversion, we expect the primary sources of liquidity for our business will continue to be cash flows from operations. We expect that our primary liquidity requirements will continue to be for working capital, operating expenses and capital expenditures. As of February 28, 2019 and November 30, 2018, we had no outstanding long-term debt. We historically have not incurred long term debt, though we could do so in the future if we determine it is in the interests of us to do so, especially as we make investments in our brands and consider other new investment opportunities.

From time to time, our board of directors authorizes specific transactions and general programs which permit us to provide financing, investment and guarantees and similar credit support to qualified Members, as well as to acquire and resell real estate to incent Best Western hotel development and accelerate growth in strategic markets and locations. Over the next five years, depending on market and other conditions, we expect to deploy capital in support of our brands. The annual pace of future financial support activities will depend upon market and other conditions including among others, our future sales results and the market for new construction hotel development and hotel lending. Our support of the Best Western brand’s growth is expected to be primarily in the form of key money loans, joint venture investments, wholly owned investments, mezzanine lending, and guarantees of debt. With respect to our lending and investments, we generally expect to recycle these loans and investments within a five to seven year period. We had approximately $15.6 million as of February 28, 2019 outstanding pursuant to these financial support activities. See —“Off-balance sheet arrangements.”

We expect that cash on hand, return on short term investments and operating cash flows will provide sufficient working capital to operate our business, to make expected capital expenditures and to meet foreseeable liquidity requirements in the next twelve months. We expect to use cash provided by operations in excess of amounts needed for capital expenditures and for other general corporate purposes. Our ability to meet future working capital, capital expenditure and other general corporate purposes will depend on our future financial performance, which will be affected by a range of economic, competitive and business factors and any changes in our industry, many of which are outside of our control.

Contractual obligations and commercial commitments

The following table summarizes our contractual obligations as of February 28, 2019 (in thousands):

	Payment Due By Period
Contractual Obligations	Total	Less than 1 Year	1—3 Years	3—5 Years	More than 5 Years
Operating lease obligations(1)	$7,300	$2,352	$4,395	$320	$233
Other long-term liabilities(2)	19,107	1,695	2,381	—	15,031

Total contractual obligations	$26,407	$4,047	$6,776	$320	$15,264

(1)

We lease certain office space, equipment and software under various operating leases, which expire on various dates through September 2026. Rental expenses on operating leases are recorded on a straight-line basis.

(2)	Other long-term liabilities consist of liabilities for a deferred compensation plan and long-term incentive plan for key executives.

The following table summarizes our contractual obligations as of November 30, 2018 (in thousands):

	Payment Due By Period
Contractual Obligations	Total	Less than 1 Year	1—3 Years	3—5 Years	More than 5 Years
Operating lease obligations(1)	$8,222	$3,451	$4,222	$318	$231
Other long-term liabilities(2)	17,736	1,695	1,883	—	14,158

Total contractual obligations	$25,958	$5,146	$6,105	$318	$14,389

(1)

The Company leases certain office space, equipment and software under various operating leases, which expire on various dates through September 2026. Rental expenses on operating leases are recorded on a straight-line basis.

(2)	Other long-term liabilities consist of liabilities for a deferred compensation plan and long-term incentive plan for key executives.

Off-balance sheet arrangements

Under certain Best Western membership agreements, we are committed to provide certain payments to prospective hoteliers as an incentive to become a new Member. These payments are due and payable to a new Member when the contract terms are met and refundable back to us, pursuant to contract terms, if the Member terminates membership within a pre-defined period of time. We had approximately $15.6 million outstanding, as of February 28, 2019 and November 30, 2018, pursuant to these financial support activities expected to be advanced in the next three years generally as hotels open and activate as a Best Western hotel.

Effect of inflation

We believe inflation has not had a material effect on our financial condition or results of operations in recent years, but does materially affect our revenues from monthly fees and annual dues. Generally, monthly fees based on per room per day method and annual dues derived from Members may be increased by the Company annually and no such increase shall exceed the lesser of (1) 5% or (2) the rate of inflation for the previous year, as measured by the United States Bureau of Labor Statistics Consumer Price Index (all items for all urban areas). As a result, the annual increase of monthly fees and annual dues has not kept pace with increasing costs of operating the Company, which has resulted in funding challenges that has led to the membership approving new assessments (e.g., technology assessments, sales and marketing assessments) in recent years. There can be no assurance that we will not be affected by inflation in the future. A 1% increase or decrease in monthly fees and annual dues for a fiscal year is equivalent to approximately $1.1 million based on fiscal 2018 operating results.

Critical accounting policies and pronouncements

Our accounting policies comply with GAAP. We have described below the policies that we believe are critical and require the use of complex judgment or significant estimates in their application. Additional discussion of these policies is included in Note 1 to our Consolidated Financial Statements that are included elsewhere in this information statement/prospectus.

Revenue Recognition

Fees, dues and assessments are established by the board of directors to compensate the Company for providing services to Members, soft brand hotels and SureStay franchisees. The Company applies ASC 952-605 to account for the fees charged to its Members as the services are interrelated to such an extent that the amount applicable to each service cannot be segregated objectively. Therefore, the ongoing services are accounted for as a single deliverable. Monthly fees and assessments (which include advertising, sales and marketing and technology) are billed monthly and recognized as revenue in the same month as the services are provided and charges become fixed or determinable. Membership annual dues are established, billed and payable each year for continuing membership during the succeeding year. Annual dues are recognized as revenue ratably in the year to which the continuing membership applies. Any Member may resign from the Company at any time but if the Member resigns or is terminated, fees and dues for the remainder of the applicable term become immediately due and payable, and are recognized as revenue when cash is received regardless of the term of the contract. New Member affiliation fee revenues are recorded upon approval of the new Member by the board of directors and acceptance of membership terms by the property owner as the Company has no further obligations with respect to those fees. New SureStay franchisee non-refundable initial fees are due and recognized upon execution of a franchise agreement.

Best Western Travel Card® (a card having no expiration date and no usage or non-usage fees) revenue is recognized when: (i) the Best Western Travel Card is redeemed; or (ii) the likelihood of the Best Western Travel Card being redeemed is remote (Best Western Travel Card breakage), and the Company determines that there is not a legal obligation to remit the unredeemed Best Western Travel Card balance to the relevant jurisdiction. The determination of the Best Western Travel Card breakage rate is based upon Company specific historical redemption patterns. Best Western Travel Card breakage is included in program revenues in the Consolidated Statements of Revenues, Expenses and Net Assets.

Other revenues in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets consist of international fees and other fees from Member meetings, training, quality assurance inspections and other services, and are recognized in the month as the services are provided.

All other revenue sources, such as program fees, are recognized in the month that the product or service is provided. Revenues, including rebates from vendors, and associated costs of product sold to Members where the Company does not assume the risk and rewards of ownership of the product, is not the primary obligator, and does not possess other indicators of gross reporting, is reported as a net amount earned and included in program revenues in the Consolidated Statements of Revenues, Expenses and Net Assets.

Significant Estimates and Assumptions

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these Consolidated Financial Statements that are included elsewhere in this information statement/prospectus in conformity with GAAP. Actual results could differ from those estimates.

The Company offers BWR, a frequent stay program for guests of our Member and franchisee hotels. Guests who participate in the program earn points or partner rewards for each stay at a Member or franchisee hotel. The points earned never expire and can be redeemed for free room nights, merchandise, gift cards, and airline and partner rewards. The Company records a liability related to the estimated cost per point of future redemption obligations based on an incremental cost approach by analogy to ASC 605-60. This liability represents management’s estimate of the future obligation of awards for points earned but not yet redeemed by program participants. For more information, please see Note 1. Business, Organization and Summary of Significant Accounting Policies—(l) Significant Estimates and Assumptions in the Notes to Consolidated Financial Statements, included elsewhere in this information statement/prospectus.

Recent accounting pronouncements

Recent Accounting Guidance Not Yet Adopted

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15 “Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40)” (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In July 2018, the FASB issued ASU 2018-11 “Targeted Improvements” (“ASU 2018-11”), amending ASU 2016-02 “Leases” (“ASU 2016-02”) which was issued in February 2016. This new guidance is intended to improve financial reporting about leasing transactions. ASU 2016-02 and ASU 2018-11 will require companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by companies that own the assets leased by the lessee (the lessor) will remain largely unchanged from current GAAP. The standard is effective for fiscal years beginning after December 15, 2018 and December 15, 2019 for public and private companies, respectively, and early adoption is permitted. The standard will be effective for the Company for the fiscal year beginning December 1, 2020. The Company is currently assessing the impact of the adoption of this guidance.

In November 2018, the FASB issued ASU 2018-19 “Codification Improvements” (“ASU 2018-19”), amending ASU 2016-13 “Financial Instruments—Credit Losses” (“ASU 2016-13”) which was issued in June 2016. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In May 2014, as part of its ongoing efforts to assist in the convergence of GAAP and International Financial Reporting Standards, the FASB issued a new standard codified in Accounting Standards Codification (“ASC”) 606, “Revenue Recognition—Revenue from Contracts with Customers,” which amends the guidance in ASC 605, “Revenue Recognition.” Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard is effective for public companies with reporting periods beginning after December 15, 2017 and private companies for reporting periods beginning after December 15, 2018. Early adoption is permitted beginning with annual reporting periods beginning after December 15, 2016. The standard will be effective for the Company for the fiscal year beginning December 1, 2019. In connection with the adoption this new standard, the Company expects changes to its revenue recognition including, but not limited to, affiliation fees and the BWR program. The Company is continuing to evaluate the impact of the provisions of ASC 606.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest rate risk

We have not historically been subject to interest rate risk because we have not incurred any long-term debt obligations. In the event we determine to make investments in land and our hotel development projects in strategic markets and locations, we may incur debt or other obligations that could cause us to be exposed to interest rate risk.

Foreign currency risk

We are exposed to market risk from fluctuations in foreign currencies.

For fiscal 2018, approximately $104.0 million, or 24%, of our revenues and $9.0 million of our excess of revenues over expenses after estimated income taxes were derived from operations outside the United States. Holding other variables constant, if the U.S. dollar increased or decreased by 10% against the foreign currencies used by our operations in fiscal 2018, revenues and revenues over expenses would have been changed by approximately $1.0 million and $1.4 million, respectively.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our Directors and executive officers as of April 12, 2019.

Name	Age	Position
David Kong	67	President and Chief Executive Officer
Dorothy Dowling	62	Senior Vice President and Chief Marketing Officer
Ron Pohl	58	Senior Vice President and Chief Operating Officer
Lawrence Cuculic	62	Senior Vice President, General Counsel and Corporate Secretary
Mark Straszynski	47	Senior Vice President and Chief Financial Officer
Greg Adams	55	Senior Vice President and Chief Digital Officer
Suzi Yoder	59	Senior Vice President, International Operations
Brad L. LeBlanc	53	Senior Vice President and Chief Development Officer
Anthony Klok	58	Chairman and Director
Peter Kwong	56	Director, Board Vice Chairman
Ishwar Naran	67	Director, Board Secretary-Treasurer
Terrance J. Bichsel	65	Director
John L. Kelly	53	Director
John Daniel Lafayette III	63	Director
L. Terry Porter	61	Director

The following is a brief description of the business experience of the persons listed above.

David Kong joined us in June 2001 and currently serves as our President and Chief Executive Officer. Over the course of his 18-year career with us, Mr. Kong has also served as our Executive Vice President of International Operations, Senior Vice President of Marketing and Development and Senior Vice President of Strategic Services and Operations. Prior to joining us, Mr. Kong held leadership positions with KPMG Consulting, Hyatt Hotels, Omni International and Hilton Hotels. In total, Mr. Kong has over 40 years of experience in the hospitality industry. Mr. Kong is an active member of the American Hotel & Lodging Association and served as its chairman in 2010. In 2010, Mr. Kong was appointed to the United States Department of Commerce Travel and Tourism Advisory Board and served for three years. Mr. Kong earned a bachelor’s degree from the Travel Industry Management School from the University of Hawaii.

Dorothy Dowling joined us in November 2004 and currently serves as our Senior Vice President and Chief Marketing Officer. Prior to joining us, Ms. Dowling held executive-level positions with ARAMARK, Cendant (now Wyndham Hotel Group), Royal Host REIT, Forte Hotels and Laventhol and Horwath. Mrs. Dowling has over 30 years of experience in the hospitality industry. In addition, Ms. Dowling serves as the President of the Allied Leadership Council of the Global Business Travel Association Board. Ms. Dowling also serves on the HSMAI Foundation Board, USTA board of directors and is an independent trustee on the board of directors of CubeSmart, a publicly-traded real estate investment trust and provider of self-storage facilities, and a member of its corporate governance, nominating committee and compensation committee. Ms. Dowling has a joint Masters of Arts degree in sociology and leisure studies from the University of Waterloo in Ontario.

Ron Pohl joined us in March 2007 and currently serves as our Senior Vice President and Chief Operations Officer. Prior to joining us, Mr. Pohl spent 25 years with Boykin Management Company and Marriott Corporation, where he served in a number of senior-level positions in the areas of marketing, sales, and revenue management. Mr. Pohl has over 35 years of experience in the hospitality industry. Mr. Pohl currently serves on the American Hotel & Lodging Association’s board of directors and the advisory board for Grand Canyon University. He previously served on the board of directors for the Convention & Visitors Bureau of Greater Cleveland.

Lawrence “Larry” Cuculic joined us in July 2009 and currently serves as our Senior Vice President, General Counsel and Corporate Secretary. Before joining us, Mr. Cuculic was Senior Vice President, General Counsel and Corporate Secretary for Wabash National Corporation (NYSE: WNC). Previously, Mr. Cuculic served as Vice President (Legal) and Corporate Secretary for American Commercial Lines, Inc. and was a partner in the law firm Gambs, Mucker & Bauman. Before retiring from the U.S. Army, Mr. Cuculic served as a Judge Advocate General’s Corps officer in various legal positions, including appointment as a military judge. Mr. Cuculic received his B.S. from the U.S. Military Academy at West Point and his J.D. from Notre Dame Law School. He also earned an LL.M. degree from the U.S. Army Judge Advocate General’s School, and graduated from the U.S. Army Command and General Staff College.

Mark Straszynski joined us in June 2008 and currently serves as our Senior Vice President and Chief Financial Officer. Prior to joining us, Mr. Straszynski was the Corporate Controller and Treasurer for United Plastics Group, Inc., a private equity-owned global-contractor manufacturing company, and served in senior audit and consulting positions for Ernst & Young LLP and Grant Thornton LLP. Mr. Straszynski has more than 25 years of extensive experience in global finance, accounting, strategic development, risk management, restructuring and organizational change. He earned a B.S. in accountancy from Northern Illinois University and an M.B.A. from the Kellogg School of Management at Northwestern University. Mr. Straszynski is also a Certified Public Accountant.

Greg Adams joined us in November 2013 and currently serves as our Senior Vice President and Chief Digital Officer. Prior to joining us, Mr. Adams served as President and Chief Executive Officer of iMedia Vortex LLC, an e-commerce consulting company assisting businesses with their digital transformation strategies. Mr. Adams has more than 20 years of experience in technology management, marketing and sales leadership positions for Marriott International Inc., Hyatt Hotels Corp., and Starwood Hotels & Resorts Worldwide Inc. Mr. Adams studied business administration and management at the University of Nebraska at Omaha and Bellevue University.

Suzi Yoder joined us in September 1994 and currently serves as the Senior Vice President of International Operations. She is a 39-year hospitality industry veteran. In her current position Ms. Yoder is responsible for uniting our development and operations arms for all areas outside of the United States, Canada and Asia. She also oversees the management of agreements with entities sub-licensing the Best Western name in various countries around the world. She began her career with us as the director of European Reservations. In that role she oversaw the day-to-day operation of the Milan and Dublin reservation centers. Prior to joining us, Ms. Yoder had a 15-year career with Utell International where she held various senior positions and responsibility for call centers, operations and sales in Europe, the Middle East and Africa.

Brad L. LeBlanc joined us in April 2019 and currently serves as our Senior Vice President and Chief Development Officer. Prior to joining us, Mr. LeBlanc served as Senior Vice President, Franchise and Partner Development of Serendipity Labs, Inc., a company that builds hospitality-focused workspaces from 2013 to 2019. Prior thereto, Mr. LeBlanc held senior-level positions with Choice Hotels International and U.S. Franchise Systems, Inc. He has over 25 years of development experience in the hospitality industry. Mr. LeBlanc received his Bachelor of Science in Management Information Systems from Louisiana College.

Anthony Klok has served as our Chairman of the board of directors since December 2018 and a member of our board of directors since 2013. Mr. Klok is a principal and co-founder of Rebel Hospitality, which has managed and developed numerous hotel and multi-unit housing projects. Mr. Klok has an ownership interest in the Best Western Plus Hawthorne Terrace in Chicago, Illinois and three additional hotels that are not affiliated with us. Mr. Klok has more than 15 years of experience in the hospitality industry and has been a Member since 1998. He previously served as a Best Western Governor as well as a member of the QA committee, including serving as chairman, and a member of our global marketing group. In addition, Mr. Klok is an executive board member of the Illinois Hotel and Lodging Association, a special service commissioner for the City of Chicago and a member of the DePaul University School of Hospitality Advisory Board. Mr. Klok is a graduate of the University of

Illinois, Urbana-Champaign, having received a B.S. in civil engineering. Mr. Klok was elected to serve as a member of our board of directors to represent the interests of Best Western-branded hotels in District 3. Mr. Klok contributes his extensive knowledge of finance and operations and experience in the hospitality industry gained throughout the course of his career to our board of directors.

Peter Kwong has served as one of our Directors since 2015 and currently serves as the Vice Chairman for our board of directors. Mr. Kwong has been a Member since 1985 with previous service as a Best Western Governor as well as a member of the District 6 marketing co-operative and our reservation technology committee. Mr. Kwong has ownership interests in two hotels, including the Best Western Plus Dragon Gate Inn in Los Angeles, California. Additionally, he is an owner in KDI—a real estate development company in Los Angeles that is not affiliated with us. In total, Mr. Kwong has more than 35 years of experience in the hospitality industry. Mr. Kwong also has extensive experience outside the hospitality industry through service as chairman and director of Golden Security Bank for 25 years and prominent positions in several professional organizations, including as director of the Los Angeles Convention and Visitors Bureau and the founding member of the Los Angeles Chinatown Business Improvement District. Mr. Kwong is a graduate of the University of Southern California’s Marshall School of Business, earning a B.S. in real estate finance and development, and a minor in music specializing in performing arts. Mr. Kwong was selected to serve as a member of our board of directors to represent the interests of Best Western-branded hotels in District 6. Mr. Kwong brings substantial operational knowledge gained through numerous leadership and advisory positions, including such positions with us, and his hospitality and real estate experience to his service on our board of directors.

Ishwar Naran is the President and CEO of Premier Resorts and Management, has served as one of our Directors since 2016 and currently serves as the Secretary-Treasurer for our board of directors. He has been a Member since 2000, serving on numerous advisory committees within the organization prior to being elected to our board of directors. Mr. Naran owns three Best Western properties—the Best Western Wesley Chapel in Wesley Chapel, Florida; the Best Western Daytona Inn Seabreeze Oceanfront in Daytona Beach, Florida; and the Best Western Plus Columbia North East in Columbia, South Carolina. Mr. Naran has more than three decades of experience in the hospitality industry, having developed, acquired and managed over 30 hotels throughout his career. Mr. Naran is currently a member of numerous economic development and hospitality professional organizations, including as member and former director on the board of the Hotel-Motel Association and as the founder and former President of the Indian Association of Greater Daytona Beach. Mr. Naran earned his degree in civil engineering from the University of Birla Vishwakarma Mahavidyalaya in India. Mr. Naran was selected to serve as a member of our board of directors to represent the interests of Best Western-branded hotels in District 4. Mr. Naran contributes his extensive management and hospitality experience to our board of directors.

Terrance “Terry” J. Bichsel has served as one of our Directors since 2014. Mr. Bichsel previously served as the Chairman of our board of directors in 2017, Vice Chairman of our board of directors in 2016, and Secretary-Treasurer of our board of directors in 2015. Prior to serving as a member of our board of directors, he served as a Best Western Governor for the northern Oregon coast and Portland metro area. Mr. Bichsel acquired the Best Western Plus Ocean View Resort in Seaside, Oregon in 2002 and developed a second independent brand hotel in Seaside, Oregon in 2007. Mr. Bichsel is a certified hotel administrator and a 40-year veteran of the hospitality industry. Mr. Bichsel has been a General Manager and Regional Vice President for multiple branded hotels. In addition, he has held executive management positions for industry leaders, including Senior Vice President, Chief Operating Officer for John Q. Hammons Hotels, Inc., President-Parks & Resorts Division for ARAMARK Corporation, and Senior Vice President-Worldwide for Holland America Cruise Line. In these capacities, Mr. Bichsel has been responsible for more than 20 new hotel openings in his career. Mr. Bichsel was elected to serve as a member of our board of directors to represent the interests of Best Western-branded hotels in District 2. Mr. Bichsel’s extensive experience in operations, strategic planning, acquisitions and divestitures, new product development, client, franchisor and partnership relations, asset management and sales and marketing is valuable to our board of directors.

John L. Kelly has served as one of our Directors since 2016 where he represents the interests of Best Western-branded hotels in District 5. Mr. Kelly has owned and operated the Best Western El Reno in El Reno, Oklahoma since 1993 and the Best Western Plus Inn & Suites in Yukon, Oklahoma since 2000. Since 1998 and prior to his election as a Director, Mr. Kelly served as a Best Western Governor. He was also a member of our reservation and technical committee from 1998 to 2003 where he served as chair for three years. In addition, he is an active member of his community, serving in leadership positions with a variety of community organizations focusing on tourism and lodging and hospitality, including the State of Oklahoma Tourism Advisory Committee. Mr. Kelly received a B.S. in chemistry from the University of Oklahoma and served as a Naval Aviator in the U.S. Navy for 12 years (active and reserve). Mr. Kelly brings a diverse experience in a variety of leadership and advisory capacities and in the hospitality industry to our board of directors.

John Daniel Lafayette III has served as one of our Directors since December 2018 where he represents the interests of Best Western-branded hotels in District 7. Mr. Lafayette has been a Member since 1982, serving as a Governor for more than 25 years and participated in numerous membership development initiatives. Mr. Lafayette has an ownership interest in two Best Western properties—the Best Western White House Inn in Bangor, Maine and the Best Western Merry Manor Inn in South Portland, Maine. He currently operates approximately 30 hotels and 15 food and beverage outlets. Mr. Lafayette is an active member of his community and he has previously served as president and director of the Maine Innkeepers Association, where he received the association’s Community Service Award and was named Innkeeper of the Year. In addition, he also has served his local community in leadership positions with organizations dedicated to the health and well-being of children and cancer patients. Mr. Lafayette is a graduate of the U.S. Military Academy at West Point and served in the U.S. Army (active and reserve). Mr. Lafayette contributes his extensive hospitality experience and professional leadership skills to our board of directors.

L. Terry Porter has served as one of our Directors since 2013. Mr. Porter previously served as Chairman of our board of directors in 2016, Vice Chairman of our board of directors in 2015, and Secretary-Treasurer of our board of directors in 2014. Mr. Porter has had an ownership interest in and operated the Best Western Town & Country Inn in Cedar City, Utah since 1989 and the Best Western Plus Cedar City in Cedar City, Utah since 2016. Before being elected to our board of directors, Mr. Porter was a Best Western Governor, representing hoteliers in central and southern Utah, including the area surrounding Bryce Canyon National Park. He has served on a variety of community organizations focusing on travel and lodging, including on the board of the Utah Travel Council. Mr. Porter is a graduate of Brigham Young University, receiving a bachelor’s degree in business management. Mr. Porter was selected to serve as a member of our board of directors to represent the interests of Best Western-branded hotels in District 1. Mr. Porter contributes his extensive leadership and hospitality experience gained throughout his career to our board of directors.

Composition of the Board of Directors

Prior to and following the Conversion, our board of directors will consist of seven Directors each of whom is considered independent pursuant to the NASAA Statement of Policy. Currently, each member of our board of directors is selected by Members in certain of the Districts in which we operate to represent the interests of those Members. Pursuant to the Plan of Merger, as described under the heading “Conversion Proposal” in this information statement/prospectus, the Members in each of our seven Districts will be issued a separate Series of our Common Stock (for example, Members in District 1 will receive Series A-1 Common Stock, Members in District 2 will receive Series A-2 Common Stock, etc.). Prior to an IPO each Series will be entitled to elect one member to our board of directors, voting as a separate class. To be nominated and elected to the board of directors, such Director nominee must meet the specified qualifications set forth in our Amended and Restated Bylaws, including that such Director nominee must have a material interest in a Best Western-branded property in the District corresponding to the Series of Common Stock for which such Director is nominated. For a description of the rights of the separate Series of Common Stock, see the description under the heading “Description of Capital Stock Following the Conversion—Common Stock” in this information statement/prospectus.

Our Amended and Restated Articles of Incorporation provides that our Directors will be elected by a plurality of the votes of the shares entitled to vote in the election of such Directors. Newly created directorships resulting from any increase in the authorized number of Directors will be filled by resolution of a majority of the Directors then in office. For a description of the processes for filling any vacancies in our board of directors resulting from death, resignation, disqualification, removal from office or any other cause, see the description under the heading “Description of Capital Stock Following the Conversion—Removal of Directors; Vacancies” in this information statement/prospectus.

Following the Conversion, our board of directors shall be divided into two classes, as nearly equal in number as possible, hereby designated Class I and Class II. The term of office of the initial Class I Directors shall expire at the annual meeting of shareholders held in 2020 and the term of office of the initial Class II Directors shall expire at the annual meeting of shareholders held in 2021. The table below sets forth our Districts, the member of our board of directors currently elected to represent that District and the number of voting Members as of February 28, 2019.

District	Location	Class of Director	Series of Common Stock	Current Board Representative for District	Number of Voting Members	Percentage of Total Voting Members
District 1	Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico, Utah and Wyoming	Class II	Series A-1 Common Stock	L. Terry Porter	227	12%
District 2	Alaska, Washington, Oregon, Idaho, Montana, North Dakota, South Dakota, Alberta, Canada, British Columbia, Canada, Manitoba, Canada and Saskatchewan, Canada	Class II	Series A-2 Common Stock	Terrance J. Bichsel	281	14%
District 3	Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Wisconsin and Ontario, Canada	Class I	Series A-3 Common Stock	Anthony Klok	284	14%
District 4	Florida, Tennessee, Alabama, Georgia, South Carolina, North Carolina, Puerto Rico and Haiti	Class II	Series A-4 Common Stock	Ishwar Naran	266	13%
District 5	Arkansas, Louisiana, Mississippi, Oklahoma and Texas	Class II	Series A-5 Common Stock	John L. Kelly	356	18%
District 6	California, Nevada and Hawaii	Class I	Series A-6 Common Stock	Peter Kwong	283	14%
District 7	Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, West Virginia, New Brunswick, Canada, Newfoundland, Canada, Nova Scotia, Canada, Prince Edward Island, Canada and Quebec, Canada	Class I	Series A-7 Common Stock	John Daniel Lafayette III	292	15%

Board Committees

Our board of directors has not established separate committees and does not anticipate establishing board committees as of the Conversion Date. The board of directors has considered establishing board committees, but believes that it operates efficiently and in the best interests of its Members by operating as a single board.

Compensation Committee Interlocks and Insider Participation

The board of directors has chosen not to establish a separate compensation committee. The board of directors determines the compensation of our President and Chief Executive Officer and reviews proposals by our President and Chief Executive Officer for the compensation of his direct reports. There were no compensation committee interlocks in fiscal 2018. None of our board members are employees or officers of the Company. Each of our Directors (or an affiliate of our Directors) is a party to a membership agreement with the Company, and as a result, our Directors pay system and other fees to us based upon the terms of their respective membership agreements. Our Directors are party to such membership agreements and intend to be party to the New Franchise Agreements on the same terms and conditions as each of the other Members of the Company.

As of the Conversion Date, we do not expect any compensation committee interlocks. We expect the board of directors to determine the compensation of our President and Chief Executive Officer and our President and Chief Executive Officer to present proposals to the board of directors for the compensation of his direct reports.

Family Relationships

There are no family relationships between any of our executive officers and Directors.

Code of Business Conduct and Ethics

Our board of directors will establish a code of business conduct and ethics that applies to our officers, Directors and employees. Among other matters, our code of business conduct and ethics will be designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our board of directors will be able to approve any waiver of the code of business conduct and ethics for our executive officers or Directors, and any such waiver shall be promptly disclosed as required by law.

Corporate Governance Profile

We will structure our corporate governance in a manner that we believe closely aligns our interests with those of our shareholders. Notable features of our corporate governance structure will include the following:

•

after the Conversion, our seven person board of directors will be staggered, with term of office of the initial Class I Directors expiring at the annual meeting of shareholders held in 2020 and the term of office of the initial Class II Directors expiring at the annual meeting of shareholders held in 2021;

•

of the seven persons who will serve on our board of directors, all of the Company’s non-employee Directors are expected to be determined by our board of directors to be independent, within the meaning of the independence standards of the New York Stock Exchange, even though the Company will not be subject to such standards upon the effectiveness of the Conversion;

•	at least one of our Directors will qualify as an “audit committee financial expert” as defined by the SEC;

•

prior to an IPO each of our Directors will be elected by a plurality of the votes of the shares of the applicable Series (which corresponds to the District in which such Director is a Member) entitled to vote in the election of such Directors;

•	we are continuing our Governor and Advisory Committee programs to ensure that the concerns of our hotel owners are heard and their feedback considered before any significant brand changes; and

•	we will continue to hold District meetings, and an annual convention for our hotel owners.

Our Directors will stay informed about our business by attending meetings of our board of directors and through supplemental reports and communications. Our Directors will meet regularly in executive sessions without the presence of our corporate officers. Our Amended and Restated Bylaws will also provide that shareholders may attend annual and regularly scheduled board of director meetings, as is permitted under our current bylaws.

EXECUTIVE COMPENSATION

The following section provides compensation information pursuant to the scaled disclosure rules applicable to “emerging growth companies” under the rules of the SEC. We discuss the material components of our executive compensation program for our President and Chief Executive Officer and our two other most highly compensated executive officers, who we refer to as our “named executive officers.” As of the year ended November 30, 2018, our named executive officers and their positions were as follows:

•	David Kong, President and Chief Executive Officer;

•	Dorothy Dowling, Senior Vice President and Chief Marketing Officer; and

•	Lawrence Cuculic, Senior Vice President, General Counsel and Corporate Secretary.

Overview

Historically, our board of directors has set the compensation of our President and Chief Executive Officer and has reviewed proposals by our President and Chief Executive Officer for the compensation of his direct reports. The primary objectives of our executive compensation program have been to:

•	attract, engage and retain superior talent who contribute to our long-term success;

•	motivate, inspire and reward executive officers whose knowledge, skills and performance are critical to our business;

•	ensure compensation is aligned with our corporate strategies and business objectives; and

•	provide our executive officers with incentives that effectively align their interests with those of our Members.

Executive Compensation Design Overview

During the year ended November 30, 2018, all of our named executive officers were employees of the Company. Historically, we have not been subject to stock exchange listing standards requiring us to have a majority independent board or relating to the formation and functioning of board committees, including audit, nominating and compensation committees. Our entire board of directors has been involved in the determination of the compensation of our named executive officers. Our President and Chief Executive Officer has made recommendations to the board of directors regarding the compensation of his direct reports, which has included our named executive officers.

Historically, our executive compensation program has reflected our desire to retain top talent who are critical to our membership’s success participating in the confines of our membership association structure. The compensation of our named executive officers has consisted of a combination of base salary, performance-based cash bonuses, long-term cash bonuses and certain other benefits, as described below. Our executive officers and salaried employees also are eligible to receive health and welfare benefits consistent with our industry.

In connection with its consideration of transitioning the Company to a for-profit corporation, in January 2018 and November 2018, the board of directors retained Mercer (US) Inc. (“Mercer”), a wholly owned subsidiary of Marsh & McLennan Companies, and a third party compensation consultant, to provide market based information to help our board of directors compare the compensation of our President and Chief Executive Officer and his direct reports with that of a peer group. Additionally, Mercer serves as our third party benefits broker associated with health and welfare benefits programs.

The recent competitive market data provided by Mercer in 2018 was based, in part, on the following peer group developed by Mercer in consultation with Company management:

• Marriott Intl Inc.	• Hyatt Hotels Corp.	• La Quinta Holdings Inc.
• Hilton Worldwide Holdings	• Intercontinental Hotels	• Choice Hotels Intl Inc.
• Wyndham Worldwide Corp.	• Extended Stay America Inc.

Peer group executive compensation programs typically provide long-term equity incentive awards, while the Company’s executive compensation programs provide both short-term and long-term incentive compensation solely in cash. Also, the data provided by Mercer indicated target total direct compensation of our named executive officers was significantly below that of the peer group. The value of long-term incentive awards for our named executive officers as a percentage of base salary was also significantly below the peer group median.

The Mercer competitive market data was not considered in making any executive compensation decisions for 2018, however it has been considered in developing executive compensation plans for 2019.

Risk Assessment and Compensation Practices

We do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect the Company.

Summary Compensation Table

The following table presents summary information regarding the total compensation awarded to and earned by our named executive officers.

		Salary	Bonus(1)	Nonequity incentive plan compensation(2)	All other compensation(3)	Total
David Kong	2018	$984,088	$1,100,000	$1,100,000	$368,883	$3,552,971
	2017	886,259	1,000,000	1,000,000	384,874	3,271,133

Dorothy Dowling	2018	517,511	243,822	243,822	156,669	1,161,824
	2017	475,475	230,349	230,349	171,496	1,107,669

Lawrence Cuculic	2018	488,498	235,429	235,429	126,388	1,085,744
	2017	428,212	217,675	217,675	127,512	991,074

(1)	Represents payments under our Long-Term Incentive Plan.
(2)	Represents payments under our 2018 Executive Bonus Plan.
(3)	The following table further illustrates the components of “All other compensation:”

		Car Allowance	MERP(1)	Tax Gross-Up(2)	Executive Healthcare Allowance(3)	401(k) Contribution(4)	NQDC Plan Contribution(5)	Other(6)	Total
David Kong	2018	$11,292	$9,496	$32,969	$7,573	$18,750	$269,614	$19,189	$368,883
	2017	11,158	8,407	58,222	7,273	18,550	261,920	19,344	384,874

Dorothy Dowling	2018	11,292	17,685	11,678	10,615	18,750	83,398	3,251	156,669
	2017	11,158	26,166	25,350	10,194	18,550	77,700	2,378	171,496

Lawrence Cuculic	2018	11,292	4,336	4,503	7,573	18,750	77,549	2,385	126,388
	2017	11,158	11,391	9,076	7,273	18,550	67,652	2,412	127,512

(1)	Includes reimbursed medical expenses under the Company’s Medical Expense Reimbursement Program (“MERP”). See “—Medical Expense Reimbursement Program.”
(2)	Includes tax gross-up in respect of earnings under the Company’s nonqualified deferred compensation plan (“NQDC Plan”), MERP disbursements and spousal or qualified companion travel benefits.

(3)	Includes premiums for health and welfare programs paid on behalf of the executive by the Company.
(4)	Includes certain nondiscretionary employer contributions and discretionary employer matching of 401(k) Plan contributions made by the executive in fiscal 2018. See “—401(k) Plan.”
(5)	Includes employer contributions under the terms of the NQDC Plan. See “—Nonqualified Deferred Compensation Plan.”
(6)

Includes premiums for group life term insurance paid on behalf of the executive by the Company and travel costs of spouses or qualified companions who accompanied executives to business meetings paid by the Company.

Base Salaries

Base salaries established for the Company’s named executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the board of directors with respect to the President and Chief Executive Officer and by the President and Chief Executive Officer with respect to the other named executive officers and have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

Long-Term Incentive Plan

The Company established the Long-Term Incentive Plan for Key Contributors (the “LTIP”), effective July 2007. The LTIP is a discretionary cash bonus plan administered by the board of directors (or a compensation committee thereof). After the end of each fiscal year, the board of directors makes a final determination, in its discretion, of the amount of the award for each key contributor. The board of directors considers various components of the key contributor’s performance, determined in its discretion, during the fiscal year in reaching its determination of the amount of the award. The long-term incentive compensation aspect of the award is provided by deferring its payment until the third fiscal year following the performance fiscal year. The LTIP provides that upon voluntary or involuntary separation from service, the amount of unpaid awards is forfeited unless the separation from service is due to the participant’s death, disability, retirement or if terminated by the Company “without cause” or by the key contributor for “good reason,” in which case the participant will be entitled to receive all unpaid awards plus a pro rata portion of the award granted to the participant during the fiscal year when such separation occurred.

2018 Executive Bonus Program

We maintain an annual cash incentive program for our executive officers, including our named executive officers. The board of directors determines the plan performance components early in each fiscal year and makes a final determination of the cash bonus amount to be awarded at the end of the fiscal year based upon actual performance against such plan performance components. In fiscal 2018, corporate performance weighted 100% of the President and Chief Executive Officer’s bonus award as determined by our board of directors. In fiscal 2018, corporate performance weighted 55% of the bonus award as determined by our board of directors, individual performance weighted 35% of the bonus award and department performance weighted 10% of the senior vice presidents’ bonus awards as determined by the President and Chief Executive Officer. At target performance, the target bonus for our President and Chief Executive Officer was 100% of annual base salary and for our senior vice presidents was 40% of annual base salary.

401(k) Plan

Our named executive officers also participate in health and welfare plans generally available to our employees, including our 401(k) plan (the “401(k) Plan”). The Code limits the contributions our named executive officers can make to the 401(k) Plan. In fiscal 2018, we made nondiscretionary cash contributions equal to 3% of a participant’s eligible salary or wages up to a maximum employer contribution of 3% of the IRS’s employee compensation limit for calculating contributions, which was $270,000 in fiscal 2018. In fiscal 2018, we also made discretionary matching cash contributions equal to 100% of the first 4% of participants’ contributions to the 401(k) Plan up to a maximum contribution of 4% of the IRS’s employee compensation limit for calculating contributions, which was $270,000 in fiscal 2018.

Nonqualified Deferred Compensation Plan

The NQDC Plan originally effective on June 1, 1997 and as restated as of December 1, 2016, is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage no greater than 20% of their base and bonus compensation (the “Includible Compensation”), in a manner similar to the way in which our 401(k) Plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. It is a requirement that each participant in the NQDC Plan participates in our 401(k) Plan. As required by applicable law, participation in the NQDC Plan is limited to a group of the Company’s management employees, which group includes each of our named executive officers. Participants are 100% vested in his or her account, which will be distributed in cash following his or her separation from service from the Company at the time and in the manner specified in the plan and the participant’s election form. Each named executive officer currently participates in the NQDC Plan.

The NQDC Plan also provides for five separate types of employer contributions for eligible participants. The first contribution equals an amount determined by multiplying the participant’s Includible Compensation by (a) the percentage determined for a plan year by the Board in its sole and absolute discretion, not to exceed 6% (the “Matching Percentage”) of the participant’s Includible Compensation in the plan year. This contribution amount is reduced by any amounts already contributed to the participant’s 401(k) Plan by the Company in the same plan year and further reduced such that the contribution amount shall not exceed the elective deferral limit under Code Section 402(g) (determined without regard to catch-up contributions under Section 414(v)), or $18,000 in fiscal year 2018, provided that the participant must contribute the maximum allowable contribution to our 401(k) Plan and also must contribute to the NQDC Plan such that the total contributions to both plans equal or exceed 6% the participant’s Includible Income in the plan year.

The second contribution is an amount equal to 3% of the participant’s Includible Compensation in the plan year that exceeds the contribution limit from Code Section 401(a)(17), or $270,000 in fiscal year 2018, on compensation applicable to our 401(k) Plan, provided that the participant must have completed a year of service before the plan year ends and also must elect for a deferral of at least 2% of the participant’s Includible Compensation for the plan year.

The third contribution is an amount equal to (a) the rate of old age survivors and disability insurance tax under Code Section 3101 that is in effect at the beginning of the plan year (or 6.2% in fiscal 2018), multiplied by (b) the portion of the participant’s Includible Compensation for a plan year that exceeds the social security taxable wage base in effect at the beginning of the plan year, or $127,200 in fiscal 2018, provided that the participant must elect for a deferral of at least 2% of the participant’s Includible Compensation for the plan year.

The fourth contribution is an amount equal to (a) the Matching Percentage multiplied by (b) the participant’s Includible Compensation for the plan year subtracted by the sum of both (x) the Matching Percentage multiplied by the contribution limit from Code Section 401(a)(17) at the beginning of the plan year, or $270,000 for fiscal 2018, and (y) the elective deferral limit under Code Section 402(g) (determined without regard to catch-up contributions under Section 414(v)), or $18,000 in fiscal year 2018, for the calendar year in which the plan year ends.

The fifth contribution is an amount equal to the deemed investment earnings, which shall be the greater of: (a) the deemed rate of return earned by the participant’s deemed investments of accounts during the plan year or (b) the deemed rate of return earned by multiplying the participant’s accounts by the lesser of (x) 7% simple interest or (y) the yield for the thirty (30) year Treasury Bond issued most recently before the first day of the plan year.

Medical Expense Reimbursement Program

The Company provides a MERP to its executive officers of up to $28,000 annually to help offset out-of-pocket medical expenses that are not covered by medical and health insurance plans, such as co-pays and co-insurance.

Employment Agreements

Mr. David Kong

The Company entered into an employment agreement with Mr. Kong on May 16, 2013, as amended on May 15, 2014 and March 22, 2016. Pursuant to the terms of the employment agreement, Mr. Kong was entitled to an initial base salary, subject to review and adjustment by the board of directors (or committee thereof) on an annual basis. In addition to base salary, Mr. Kong is eligible to receive a bonus, in the sole discretion of the board of directors, of up to 100% of his base salary based upon the board of directors’ (or committee thereof) evaluation of Mr. Kong’s performance. Mr. Kong’s employment agreement continues until November 30, 2021, unless earlier terminated pursuant to the terms of the agreement. If Mr. Kong’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Kong, he will be entitled to receive, upon executing a waiver and release agreement and a three-year non-compete agreement, additional cash payments equal to (i) 100% of his then applicable base salary and 100% of the bonus (at the 100% rate payable), in each case, that would have been payable for the rest of the term of his employment agreement (and in any event for at least one year), plus (ii) the sum of all LTIP awards previously awarded but not yet paid to Mr. Kong and a pro rata amount of the bonus that would otherwise have been paid for that fiscal year, calculated based upon 100% of his salary for that fiscal year, plus (iii) twelve monthly COBRA premiums, less applicable withholdings.

Upon the successful completion of the term of Mr. Kong’s employment agreement, he will be entitled to receive, upon executing a waiver and release agreement and a three-year non-compete agreement, (i) 100% of the bonus (at the 100% rate payable) that would have been payable to him based on the Company’s performance plus (ii) the sum of all LTIP awards previously awarded but not yet paid to Mr. Kong and the amount of the LTIP that would otherwise have been paid to Mr. Kong for that fiscal year, plus (iii) twelve monthly COBRA premiums, less applicable withholdings.

Mr. Larry Cuculic

The Company entered into an employment agreement with Mr. Cuculic on December 17, 2012, as amended on February 26, 2016 and August 26, 2016. Pursuant to the terms of the employment agreement, Mr. Cuculic was entitled to an initial base salary, subject to adjustment from time to time by the Company in its sole discretion. In addition to base salary, Mr. Cuculic is eligible to participate in the Company’s bonus plan. Mr. Cuculic’s employment agreement continues until May 31, 2022, unless earlier terminated pursuant to the terms of the agreement. If Mr. Cuculic’s employment is terminated without “cause” by the Company or for “good reason” by Mr. Cuculic, he will be entitled to receive, upon executing a waiver and release agreement, additional cash payments equal to (i) 100% of his then applicable base salary and 100% of the bonus (at the 100% rate payable), in each case, that would have been payable for the rest of the term of his employment agreement (and in any event for at least one year), plus (ii) the sum of all LTIP awards previously awarded but not yet paid to Mr. Cuculic and a pro rata amount of the bonus that would otherwise have been paid for that fiscal year, calculated based upon 100% of his salary for that fiscal year, plus (iii) twelve monthly COBRA premiums, less applicable withholdings.

Upon the successful completion of the term of Mr. Cuculic’s employment agreement, he will be entitled to receive, upon executing a waiver and release agreement, (i) 100% of the bonus (at the 100% rate payable) that would have been payable to him based on the Company’s performance plus (ii) the sum of all LTIP awards previously awarded but not yet paid to Mr. Cuculic and the amount of the LTIP that would otherwise have been paid to Mr. Cuculic for that fiscal year, plus (iii) twelve monthly COBRA premiums, less applicable withholdings.

Executive Severance Policy

November 2017, our board of directors approved the Company’s Executive Severance Policy, which we refer to as the “Executive Severance Policy.” The Executive Severance Policy applies to the Company’s Senior Vice Presidents and provides that in the event of a “qualifying event,” each executive will be entitled to receive payments equal to one year of the then applicable base salary plus a pro rata amount of such executive’s target bonus at the 100% level for the fiscal year in which the qualifying event occurs. A “qualifying event” occurs when such executive’s employment with the Company ending either in termination by the Company without “cause” or by the executive for “good reason,” as such terms are defined in the Executive Severance Policy. However, if the qualifying event occurs within two calendar years of both: (i) the Company converting to a for profit corporation and (ii) the date on which a third-party (i.e., not Company shareholders who were previously Best Western Members) purchases a majority of the Company’s outstanding equity, the event payment shall be the equivalent of two years base salary plus a pro rata amount of the executive officer’s target bonus at the 100% level for the fiscal year in which the qualifying event occurs based upon length of service in the fiscal year in which the qualifying event occurs. The Executive Severance Policy has no effect on the LTIP or the 401(k) Plan. If any Senior Vice President is party to an employment agreement with the Company, the termination and severance provisions of that employment agreement govern and not the terms of the Executive Severance Policy.

DIRECTOR COMPENSATION

The table below provides information on the compensation of our Directors for the year ended November 30, 2018. Director compensation consists of $100,000 per year in director fees, reimbursed medical expenses under our MERP program and spousal or qualified companion travel benefits.

Name	Director Fees	MERP(1)	Spousal or Qualified Companion Benefits(2)	Total
James Cosgrove(3)	$100,000	$12,337	$724	$113,061
Anthony Klok	100,000	5,749	10,373	116,122
Peter Kwong	100,000	20,000	20,737	140,737
Ishwar Naran	100,000	5,213	17,997	123,210
Terrance Bichsel	100,000	11,618	13,873	125,491
John L. Kelly	100,000	13,646	11,751	125,397
Terry Porter	100,000	19,486	20,702	140,188
John Daniel Lafayette III(4)	—	—	—	—

(1)	Includes reimbursed medical expenses under the Company’s MERP.
(2)	Includes travel costs of spouses or qualified companions who accompanied Directors to business meetings.
(3)	Term expired in December 2018.
(4)	Term commenced in December 2018.

BUSINESS OF THE COMPANY

Business Overview

The Company is a leading global hospitality brand with a presence in nearly 100 countries and territories worldwide. We are among the top 10 largest global lodging brands by number of hotels (according to Hotels magazine July/August 2018) with over 3,600 total branded hotels (of which nearly 2,100 branded hotels are in North America) and a pipeline of over 600 hotel applicants to enter our brands (of which approximately 400 such hotels are in North America). Over the past five years, our prospective hotel pipeline has seen an average annual attrition rate of approximately 20% prior to such hotels entering the brand. The Company has 13 unique North American Best Western hotel brands ranging from economy to upper upscale. Ten of those 13 brands have been launched in recent years, providing new avenues for growth. The Company’s Members and franchisees operate hotels under the following proprietary brand names: Best Western, Best Western Plus, Best Western Premier, Executive Residency by Best Western, Vīb, GLō, Sadie, Aiden, BW Premier Collection, BW Signature Collection, SureStay, SureStay Plus and SureStay Collection. The Company has achieved an average RevPAR index of over 109 over the last seven years. We have also received many industry awards, including Business Travel News #1 Midprice and #1 Upper Midprice hotels in 2017, Top Ranked Guest Loyalty Program from US News & World Report from 2013 through 2018, and ten-time Hotel Partner of the Year from AAA Travel from 2009 through 2018. Through the WorldHotels Acquisition in February 2019, the Company also now offers WorldHotels Luxury, WorldHotels Elite and WorldHotels Distinctive brands under license.

The Company has a comprehensive and readily scalable platform of services that it offers to branded hotels including sales and marketing, brand management, technology and support services. Our sales and marketing team seeks to drive market share growth and to leverage our award-winning BWR program to increase revenues to our hotel brands and to increase customer satisfaction. Our brand management team provides a full range of services, including regional service manager consultation, revenue management, Supply and Design, guest satisfaction surveys and analysis, customer relations services and education and training to hotels, in addition to outsourced QA assessments, that seek to ensure high quality and guest experiences that meet or exceed expectations, in addition to profitable operations. Our technology team oversees a scalable technology platform which provides reservations systems, e-commerce, cyber security and other technology support systems. Our support services team provides an in-house shared services platform that includes our call center, accounting and finance, legal and human resources. This platform allows us to drive revenue to our hotels and to grow our scale and create synergies, efficiencies and leverage.

Company History

The Company was founded in 1946 in Long Beach, California as Western Motels, Inc. by M.K. Guertin, a hotelier with 23 years of experience in the business. We have been organized in North America as an Arizona nonprofit membership association since December 12, 1957. The chain began as an informal link between properties with each hotel recommending other lodging establishments to travelers.

All of our North American hotels remained under a single Best Western brand until 2010 when Members approved the establishment of our three core brands: Best Western, Best Western Plus, and Best Western Premier. The Company has complemented its three core brands with recent brand launches into new chain scales, which has fueled pipeline growth and broadened our product offerings.

On the Acquisition Date, we consummated the WorldHotels Acquisition. Our financial statements, related discussions and other data and business discussions in this report do not include WorldHotels’ results of operations, financial position or Legacy-WorldHotels business and brands, except where we specifically state otherwise. See Footnote 14 “Subsequent Events” to our audited Consolidated Financial Statements that are included elsewhere in this information statement/prospectus for more information.

Company Business Model

The Company has an asset-light business model, which together with our platform of services provides us with a solid foundation to generate stable revenues and strong returns on capital.

North America

The Company is currently organized as a nonprofit membership organization. As a nonprofit membership organization, we manage our operations to generate sufficient revenue to cover the expenses incurred in delivering services designed to enhance brand equity and drive revenue to our hotels. The Company drives revenue primarily from fees assessed to Member hotels. These fees consist of: (i) monthly fees, (ii) affiliation fees, (iii) program revenues, (iv) international fees and other miscellaneous revenues. Members pay monthly fees on either a fixed rate per room basis or variable basis as a percentage of PRR, as well as annual dues, advertising, sales and marketing, technology, and technology and marketing assessments. Affiliation fees are non-refundable fees that are assessed as part of the application process. Program revenues are revenues associated with programs such as BWR, Supply and Design, which offers our branded hotels an online catalog platform connected to endorsed vendors with discounted pricing as well as an experienced team of design professionals focused on maintaining brand standards and a fee-based service for design needs, and GDS/Switch, which includes connections through our reservations platform for our hotels to leading distribution partners, such as OTAs, wholesalers, GDS and individual corporations.

The Company’s major expense items include (i) employee compensation, and related taxes and benefits, and third-party labor, (ii) advertising and promotions, (iii) program cost of sales, (iv) depreciation and amortization, and (v) other expenses.

The Company has a demonstrated long-term commitment from its ownership base of Members, which has historically driven consistent and predictable revenues and financial performance. Approximately 69% of Best Western-branded hotels have been Members for over ten years, and the average tenure for a Member is 18 years. Our Members have invested more than $2.0 billion since 2012 in renovating and improving their properties plus installing new signage and collateral to enhance the Best Western brand’s image, refresh their properties, remain competitive and increase customer satisfaction.

As a result of our membership structure, amendments to the Company’s bylaws and Rules & Regulations must be voted on by ballot and approved by our Members. The Company has fielded at least two ballots annually for the past three years, and each ballot has contained multiple strategic initiatives. Since 2012, over 90% of ballot initiatives have been approved by Members, highlighting owner support for brand evolution and involvement in the brand’s strategic direction. Members are able to vote electronically, and voting participation has averaged 80% over the past three years.

In North America, the Company’s relationship with branded hotels falls into one of three categories, depending on the brand: (i) full membership agreement, (ii) soft brand agreement, and (iii) franchise agreement.

•

Membership Agreements: For hotels with full Member agreements (which include our Best Western, Best Western Plus, Best Western Premier, Executive Residency by Best Western, Vīb, GLō, Sadie and Aiden brands), hotel licensees are Members with voting rights and access to the Best Western platform. Members pay monthly fees, annual dues, advertising, sales and marketing, technology, and technology and marketing assessments, as well as other fees and charges.

•

Soft Brand Agreements: For hotels with soft brand agreements (which include our BW Premier Collection and BW Signature Collection), hotel licensees are not Members, must maintain minimal branding standards, and have access to the Best Western Platform. These soft brand hotels generally pay an annual fee, a percentage based fee for revenue delivered, plus pass-through costs.

•	Franchise Agreements: For hotels with a franchise agreement (which include our SureStay, SureStay Plus brands and SureStay Collection brands), hotel franchisees are franchisees and not Members, must maintain minimal branding standards, and have access to the Best Western platform. Franchise hotel fees are generally a royalty fee of 5% of PRR and a marketing fee of 5% of PRR, plus pass-through costs.

International

Outside North America, the Company licenses its trademarks and provides reservation and other services to hotels through the following: (i) property direct relationships, (ii) affiliation agreements and (iii) master license agreements. In each of the three types of relationship, fees are paid to the Company for reservation and other services, generally on a cost-recovery basis.

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Property Direct Relationship: Hotels with a Property Direct Relationship (“PDR hotels”) are located in specific international countries or territories and use our brand and services through a sub-license agreement. Territories with this arrangement are located in Africa, Asia (excluding China, India and South Korea), Australia, the Baltic states, Belgium, Finland, Ireland, Mexico, the Middle East, the Netherlands, Poland, South America, Spain, Turkey and other areas. To oversee these relationships, the Company has international offices in Australia, Ireland, Finland, Mexico, the Netherlands, Turkey, Poland, Peru and Thailand. These offices manage and support international operations through development, marketing and sales, revenue management, QA, brand identity and standards and other services.

•

Affiliation Agreements: Affiliation agreements are entered into with Affiliate Organizations, which are formed as nonprofit entities for the sole purpose to initiate, plan, coordinate and execute joint marketing activities and otherwise advance the interests of their Best Western-branded hotels. Territories that use this arrangement are Central Europe, France, Great Britain, Greece, Italy and Scandinavia. The Company provides global services and programs to Affiliate Organizations such as, reservations, marketing, brand identity and standards, and BWR loyalty.

•

Master License Agreement: Master License Agreements (“MLAs”) are entered into with some country-specific organizations, which are formed as for-profit entities for the sole purpose to initiate, plan, coordinate and execute joint marketing activities and otherwise advance the interests of their Best Western-branded hotels. Territories that use this arrangement are China, India and South Korea. The Company provides global services and programs to MLAs such as, reservations, marketing, brand identity and standards, and BWR loyalty.

Company Growth Strategy

The Company’s vision is to lead the industry in superior customer care and its mission is to enhance brand equity and increase value to our hoteliers. The Company’s growth strategy focuses on creating a distinctive brand portfolio that is appealing to both hoteliers and guests; delivering superior guest satisfaction and building brand loyalty; growing the Company’s brands around the world; and maintaining a continuous focus on innovation.

Distinctive and Appealing Brand Portfolio: The Company and its Members invest heavily in the Best Western brand portfolio as an integral part of the Company’s growth strategy. Beginning with adding Best Western, Best Western Plus, and Best Western Premier to the iconic Best Western brand, the Company has also engaged in a Design Excellence program, which resulted in Members investing over $2.0 billion since 2012 to meet new brand standards, and launched ten new global brands since 2015. The Design Excellence program is an on-going, multi-year evolution and adoption of brand standards intended to elevate guest experiences and our guests’ expectations for the brand. This includes a series of cutting-edge concepts catering to a new generation of travelers with our newest brands Vīb, GLō , Sadie and Aiden, as well as soft brand options for most chain scale segments: upper economy (SureStay Collection), upper midscale (BW Signature Collection) and upscale (BW Premier Collection). With Executive Residency by Best Western, the Company offers unique, dual-branded property options, which combine the best of the Best Western Plus and Executive Residency by Best Western

brands. Through the WorldHotels Acquisition in February 2019, the Company also now offers WorldHotels Luxury, WorldHotels Elite and WorldHotels Distinctive brands under license. The Company believes that a distinctive and appealing brand portfolio increases the number of branded hotels and the scale of the Company.

Delivering Guest Satisfaction and Brand Loyalty: The Company strives to deliver a consistent guest experience that instills consumer confidence in the brand. The Company’s brands have enjoyed significant increases to guest satisfaction ratings in the past ten years, with scores doubling since 2007. This stems from the award-winning I Care Every Guest, Every Time hotel staff training program and the more than $2.0 billion spent by our Members on strategic renovations associated with the Design Excellence program. In 2018, nearly 2,000 Best Western-branded hotels globally received the TripAdvisor Certificate of Excellence recognition, yielding the brand’s highest level of guest satisfaction to date. To build brand loyalty, the Company has continued to make valuable enhancements to its award-winning loyalty program BWR. By offering more rewards and recognition for Elite members and generous promotions for members of all levels, BWR’s membership has grown to more than 38.1 million members globally—representing gains of nearly 15% annually, since 2007.

Growth Around the World: In addition to approximately 400 hotels entering our brands in North America, Best Western brands are also growing across the globe with approximately 200 additional hotels in the pipeline outside of North America. In particular, the Company opened 24 new hotels in Asia in 2017 and 2018, with locations in China, India, Indonesia, Japan, Korea, Myanmar, Thailand and the Philippines. These have included four brands that are entirely new to the region: BW Premier Collection, SureStay Plus, Vīb and Aiden. The Company received recognition as the “Fastest Growing Hotel Chain in India” at the 2018 India Hospitality Awards, and has plans to open six additional hotels in India and three in Bangladesh.

Continuous Innovation: The Company is committed to implementing continuous innovations that continue to position its brands as an industry leader. The Company was named to Fast Company’s coveted list of the Top Ten Most Innovative Companies in 2018 for its innovations in the AR/VR space in connection with the Best Western Virtual Reality Experience, a tool that lets potential guests visualize hotel locations’ pools, lobbies, fitness centers, and guest rooms. In addition, the Company has implemented a number of other technological advancements aimed at enhancing the guest journey from the development of an award-winning website and mobile applications to the creation of a leading mobile guest engagement platform.

Competitive Strengths

The Company is a recognized global lodging brand with established scale and a strong presence in the midscale to upper upscale segments, as well as, a new and growing presence in the economy segment. Highlights of our competitive strengths include:

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Leading global hospitality company. We maintain and enhance well-recognized, established brands, as well as develop and launch new brands designed to meet guests’ needs. We believe overall guest satisfaction is very favorable based on service scores measured through guest satisfaction surveys (also known as Medallia). Our brand contributes approximately 73% of the total revenue to our North American hotels (total revenue includes central reservation system revenue plus direct-to-property revenue attributable to BWR members). As of November 30, 2018, 42% of Best Western hotels are outside of North America, which drives global brand awareness.

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Comprehensive and readily scalable platform. Our fully-developed platform of services and capabilities in sales and marketing, brand management, technology and reservations, and other support services create synergies and efficiencies and allow us to significantly grow scale.

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Ranked consistently as a leader in broad midscale. The Company has achieved an average RevPAR index of over 109 over the last seven years. Our BWR loyalty program hit an historic level, surpassing 38.1 million members worldwide in 2018. We have also received many industry awards, including Business Travel News #1 Midprice and #1 Upper Midprice hotels, Top Ranking Guest Loyalty Program from U.S. News & World Report from 2013 through 2018, and ten-time Hotel Partner of the Year from AAA Travel from 2009 through 2018.

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Supportive hotel base. The Company enjoys strong support from our long-standing and loyal hotel base. Approximately 69% of Best Western-branded hotels have been Members for more than ten years and the average tenure for a Member is 18 years. Annually, we survey our Members regarding their satisfaction with the brand and our services. Historically, Members have given the Company high marks for satisfaction, with an average over the past ten years of approximately 75% of our Members surveyed as satisfied or very satisfied with the brand.

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Seasoned management team. We have a seasoned and highly regarded management team led by our President and Chief Executive Officer, David Kong. We believe our senior management team is one of the most experienced and accomplished executive teams in the travel industry. David Kong has over 40 years of hospitality industry experience, Dorothy Dowling, our Chief Marketing Officer, has over 30 years of hospitality industry experience, Ron Pohl, our Chief Operations Officer, has over 35 years of hospitality industry experience, Lawrence Cuculic, our General Counsel, has over 30 years of legal and business experience, Mark Straszynski, our Chief Financial Officer, has over 25 years of finance and accounting experience, Greg Adams, our Chief Digital Officer, has over 20 years of technology and marketing experience in the hospitality industry, Suzi Yoder, our Senior Vice President of International Operations, has over 35 years of hospitality industry experience, and Brad LeBlanc, our Senior Vice President and Chief Development Officer, has over 25 years of development experience in the hospitality industry. Through the team’s leadership, the Company has achieved significant successes, including transformative brand programs and expansion of our brand portfolio, growth of the award winning BWR loyalty program and delivering revenue to our branded hotels, achieving a RevPAR index of over 109 over the last seven years.

Company Brands

Our Best Western core brand is a trusted brand in the midscale segment, competing against brands such as La Quinta, Quality Inn and Baymont. Our Best Western Plus brand has in its competitive set Holiday Inn Express, Hampton Inn, and Fairfield Inn in the upper midscale segment. Best Western Hotels & Resorts is also well represented in the upscale space with our Best Western Premier brand. Best Western Premier competes against Hilton Garden Inn, Courtyard, and Hyatt Place. Also, we recently introduced four new brands in the upscale/upper midscale segments, Vīb, GLō, Sadie and Aiden. Vīb and Sadie compete against Element, Aloft, Indigo AC Hotels and Moxy by Marriott. GLō and Aiden compete with Wyndham Garden, Clarion, Country Inn & Suites and Tru by Hilton.

The following table presents an overview of our brands, illustrating chain scale, number of rooms and estimated development pipeline as of November 30, 2018.

		Global		North America Only
Brand(1)	Chain Scale(2)	Hotels	Rooms	Hotels	Rooms	Pipeline of Hotels
Best Western	Midscale	2,037	149,399	1,101	83,367	69
Best Western Plus	Upper Midscale	1,202	106,623	837	75,096	134
Best Western Premier	Upscale	123	15,133	38	4,392	37
BW Premier Collection	Upscale (soft brand)	91	12,687	29	8,090	9
Sadie	Upscale	—	—	—	—	3
Vīb	Upscale	2	122	1	92	14
BW Signature Collection	Upper Midscale (soft brand)	30	2,069	3	264	9
Executive Residency by Best Western	Upper Midscale	6	474	5	426	10
GLō	Upper Midscale	2	144	2	144	30
Aiden	Upper Midscale	1	149	—	—	—
SureStay	Economy	54	2,839	30	1,690	24
SureStay Plus	Economy	51	4,665	49	4,560	33
SureStay Collection	Economy	44	2,778	4	440	2

Totals		3,643	297,082	2,099	178,561	374

(1)	Through the WorldHotels Acquisition in February 2019, the Company also now offers WorldHotels Luxury, WorldHotels Elite and WorldHotels Distinctive brands with approximately 285 hotels under license.
(2)	As defined by STR.

The following table presents an overview of our hotel counts and rooms by major region as of November 30, 2018.

	Number of Hotels	Number of Rooms
North America	2,099	178,561
Europe	1,184	85,575
Asia	106	15,718
Australia/South Pacific	103	8,362
South America	102	4,307
Middle East	27	2,868
Africa	22	1,691

Total	3,643	297,082

Our brands offer consumers and developers a wide range of options, including economy hotels, midscale, upper midscale and upscale properties and are as follows:

Best Western: Best Western is a midscale market brand that appeals to leisure and business travelers. Best Western hotels provide a welcoming environment, comfortable rooms, complimentary breakfast, free Wi-Fi and great service at a high value.

Best Western Plus: Best Western Plus is an upper midscale brand that appeals to leisure and business travelers looking for upgraded or “Plus” standards and amenities that provide guests enhanced style and comfort. Best Western Plus hotels and their rooms are stylish, well-appointed and provide upgraded amenities that include a complimentary breakfast, free Wi-Fi and exceptional service.

Best Western Premier: Best Western Premier is an upscale brand that appeals to leisure and business travelers looking for upgraded or “Premier” standards and amenities. These hotels offer a refined atmosphere and style, with deluxe amenities and attention to detail, along with superior comfort and service for a memorable stay. Best Western Premier hotels and their rooms are stylish and well-appointed and provide upgraded amenities that include on-site dining and cocktail bar, free Wi-Fi and exceptional service.

Executive Residency by Best Western: Executive Residency by Best Western is an upper midscale brand that appeals to leisure and business travelers looking for a combination of hotel and home for an enriching longer-term extended stay experience. Executive Residency hotels offer green spaces that invite guests outside to unwind and play, enhanced breakfast offerings, dedicated “zones” in guestrooms that help create separation between sleeping, dining, work, and relaxation, and an ample kitchenette with cooktop, sink, microwave and refrigerator.

Vīb: Vīb is an upscale brand that delivers a contemporary urban design with local inspirations designed for today’s travelers with the comfort and value associated with the Best Western brand. Vīb enriches the travel experience by offering today’s travelers a boutique hotel experience, complete with multi-functional community spaces and technology integration to keep guests connected. Hotel amenities include free Wi-Fi, gaming pods, Smart TVs with Lynk Sinc and eConcierge technology, lobby or rooftop bar, and café area serving premium coffee and food offerings.

Sadie: Sadie is an upscale brand that appeals to the adventurous traveler craving a memorable destination experience. Embodying the eclectic spirit of each hotel’s neighborhood with fun, edgy personalities – no two hotels are alike. This trendy collection of boutique-style hotels is inspired by bold designs, multi-functional spaces and meticulously curated detail that create an inviting experience. Hotel amenities include on-site dining and cocktail bar, fitness center, free Wi-Fi, Smart TV in guestrooms and more.

GLō: GLō is an upper midscale brand designed for savvy travelers who live a well-traveled lifestyle with bold options to work smarter, play harder and live healthier on the road. This hip, boutique hotel delivers an innovative lobby with technology-centric shared spaces, free Wi-Fi, complimentary breakfast and spacious guestrooms with a gel-topped signature mattress and an in-room work station. Positioned as a hub for the road warrior, a respite for families and a modern experience for everyone who stays, GLō is an attractive brand for secondary suburban and highway locations.

Aiden: Aiden is an upper midscale brand that blends cool, casual charm with an eclectic neighborly feel in a trendy collection of laid-back boutique hotels. Easy, efficient accommodations marry a hip, modern edge set in the scenic backdrop of each hotel’s neighborhood. Cool, edgy and chic amenities include a social lobby with a cocktail bar, breakfast, fitness center, free Wi-Fi and wireless secured printing in the public area.

BW Premier Collection: BW Premier Collection is an exclusive global soft brand collection of upscale hotels that share Best Western Hotels & Resorts rich history of providing guests with unique and local hotel experiences around the world.

BW Signature Collection: BW Signature Collection is a soft brand collection of upper midscale market hotels that share our commitment to delivering an exceptional and unique travel experience around the world.

SureStay: SureStay offers value in the economy market and provides amenities to ensure a restful and productive stay. Brand amenities include continental breakfast, a well-appointed guest room and free Wi-Fi.

SureStay Plus: SureStay Plus offers value in the upper economy/lower midscale market with comfortable amenities and additional on-site features to make guests feel at home. Brand amenities include breakfast with hot options to start the day, a business center, free Wi-Fi, fitness center or pool, as well as an expanded lobby.

SureStay Collection: SureStay Collection is a brand of full-service economy hotels. Brand amenities include complimentary Wi-Fi and meeting space.

The following table presents key statistics related to our domestic Best Western-branded hotels over the three calendar years ended December 31, 2018.

	Calendar Year Ended December 31,
	2018	2017	2016
Domestic:
Best Western Brand:
Occupancy	66%	65%	65%
Average Daily Rate	$106	$103	$101
RevPAR	$70	$68	$65
RevPAR Index	110	109	109
Best Western:
Occupancy	63%	63%	62%
Average Daily Rate	$100	$98	$95
RevPAR	$64	$62	$59
RevPAR Index	124	122	121
Best Western Plus:
Occupancy	68%	68%	67%
Average Daily Rate	$110	$108	$106
RevPAR	$75	$73	$71
RevPAR Index	98	97	97
Best Western Premier:
Occupancy	67%	68%	70%
Average Daily Rate	$128	$130	$125
RevPAR	$85	$89	$88
RevPAR Index	84	88	89

Source: STR. Complimentary rooms (e.g., free night rooms through guest redemptions of BWR points) do not count toward rooms sold or room revenue reported to STR; therefore, hotel occupancy and average daily rate information is not impacted by such rooms.

Best Western brand RevPAR is indexed against the aggregate North American RevPAR of the competing brands in the Company’s respective chain scales (i.e., midscale, upper midscale, and upscale), averaging 109 over the past three years.

Best Western’s RevPAR is indexed against the North American midscale RevPAR, which is a weighted blend of U.S. and Canada midscale. Results for this index have been very strong, averaging 122 over the past three years.

Best Western Plus is indexed against the North American upper midscale RevPAR, a weighted blend of U.S. and Canada upper midscale. Results for this brand have remained steady and close to the competition, averaging 97 over the past three years.

Best Western Premier is indexed against the North American upscale RevPAR, a weighted average of the U.S. and Canada upscale performance. Best Western Premier has a relatively smaller number of properties (38 as of November 30, 2018) compared to Best Western and Best Western Plus; this smaller number of hotels results in more volatility in RevPAR and the RevPAR index. Best Western Premier’s RevPAR index has averaged 87 over the past three years.

For more information with respect to RevPAR and RevPAR index, see “Certain Financial Information.”

Other Best Western brands are not represented in the above table due to those brands being newly launched and continuing to gain scale; therefore, the data is not considered representative.

Best Western Platform

The Company has a comprehensive and readily scalable platform of services that it offers to its branded hotels including sales and marketing, brand management, technology and support services to drive superior revenue to our hotels and to significantly grow our scale and create synergies, efficiencies and leverage.

Sales and marketing: The Company’s sales and marketing team leverages strategic media and consumer partnerships in the traditional and digital advertising space to build ongoing awareness of our brands and to attract and engage consumers from a variety of market segments. The Company utilizes strategic TV media spend, search engine marketing across multiple media platforms such as Google, TripAdvisor, Trivago, Bing and Kayak and digital display and native advertising with Facebook, and YouTube to build brand awareness and drive engagement and activation in our seasonal promotions.

The Company’s sales and marketing organization also manages our award winning loyalty program, BWR. BWR is continually recognized by both JD Power and U.S. News & World Report as one of the top programs in the hotel industry. Launched in 1988, BWR has more than 38.1 million members worldwide and in 2018, BWR contributed $2.0 billion, or approximately 47% of total revenue, to hotels in North America. Through the BWR platform, we offer partnerships and seasonal promotions for AAA/CAA customers and small and medium enterprise accounts. Advanced customer relationship management through our BWR database and focused data segmentation ensures timely and relevant offers and communications in order to secure repeat bookings from customers.

Best Western is a leading hotel brand in social media engagement and has a powerful team that seeks to drive engagement in our social media efforts with our macro and micro influencers and content studio key initiatives. The Company also provides property activation services focused on property performance, brand reputation and content management across intermediary partner sites to drive property placement and conversions through these websites. We have an in house agency team that develops marketing content for the brand and additionally use outside agencies for creative development, media buying and public relations support.

We have entered into agreements with the large OTAs such as Expedia, Booking.com and Priceline.com as well as travel management companies such as AMEX GBT and Carlson Wagonlit Travel, which are intended to drive revenues to our branded hotels. Other relationships include HelmsBriscoe and industry organizations such as Global Business Travel Association, US Travel Association and Association of Corporate Travel Executives.

Our global sales organization provides dedicated resources, sales tools and business intelligence to our branded properties with a goal of increasing revenue at each branded property. Tools include education and training opportunities, attendance at signature events to meet with key global clients, sales communities, guidance on negotiations with global accounts and onboarding training among many other advantages of being a part of the Best Western brand.

Due to this innovative approach in sales and marketing, Best Western has been consistently recognized by Business Travel News (“BTN”) as a best in class brand partner to travel intermediaries and buyers.

Brand Management: Our Brand Management team provides a full range of services to our branded hotels with a goal of improving quality of service and profitability. The division consists primarily of North American development, our Regional Service Managers (“RSM”), revenue management, Supply and Design, onboarding, our guest satisfaction surveys, customer relations and education and training.

RSMs are field-based across North America and provide consultative services to our members. Each RSM works directly with 40 to 50 hotels that they regularly visit and contact to help improve hotel performance through operational, consulting, coaching, quality assessments, marketing and related property support. Each RSM has been a hotel general manager and has many years of direct hotel operational experience and knowledge.

Regional revenue managers offer market positioning and pricing strategies to help improve hotel RevPAR. Property revenue managers monitor individual hotel revenue. The regional revenue manager team uses our BestREV revenue management platform, which provides dynamic forecasting, pricing and rate optimization tool and rate shopping.

Supply and Design assists our branded hotels with maintaining brand standards and incorporating the latest designs by offering turnkey interior and exterior design packages for new or existing hotels. Supply and Design also offers “studio designers,” a fee-based service available for further assistance. In addition, Supply and Design supports our online catalog platform, BW Supply powered by Birchstreet, providing connectivity to endorsed vendors at discounted prices.

Our education and training programs offer in-person education classes at our Phoenix headquarters and regionally, geared towards leadership development and customer service. The department’s online training platform provides access to leading education resources such as American Hotel and Lodging Association, Rosetta Stone, Skillsoft, University of Phoenix and Cornell University.

Our Customer Relations Department (“CRD”) call center works directly with guests and property owners and their staff to help provide solutions to accommodations, service and reservations matters.

Technology: Our technology management division is responsible for application development, operations and infrastructure, digital customer experience (“CX”), mobile solutions, security, risk assessment, digital enterprise architecture and omnichannel commerce and hotel technology.

Our technology management team develops and delivers key revenue-generating applications, supplemented by a software-as-a-service (“SAAS”) strategy for business support functions.

We connect to leading distribution partners, such as OTAs, wholesalers, GDS and individual corporations. These connections handle millions of transactions daily delivering availability, rates and inventory to strategic partners worldwide.

The Best Western global digital ecosystem, which includes the award winning bestwestern.com, is multi-lingual, supporting 30 different languages. The system provides connectivity to third-party distributors (i.e. room availability, room rates, room inventory, web hotel content and web hotel images). The contact reservation office interface includes “800 express” service, which allows properties to have their reservation line answered in the Global Operations Center (“GOC”). The team oversees a mobile guest engagement platform through Runtriz.

Our e-commerce team delivers and continuously enhances an omnichannel digital platform, including a fully responsive site (bestwestern.com) and native iOS and Android apps (Best Western to GoSM). To drive greater revenues through these digital channels, the team focuses on improving the user experience as well as growing organic traffic from search engines. During the year ended November 30, 2018, the team delivered 20 functional releases to the platform such as improved product merchandising, better accessibility for all users, and enhanced technical and security capabilities. In addition, more than 3,000 pages of unique content were added to the site to better position bestwestern.com within search engine results. These efforts resulted in a 15% year-over-year increase in gross revenue booked through the platform.

Our hotel technology team includes a 7/24/365 Service Desk team supporting multiple applications and services including: two-way property management system, point of sale (POS), an education/training platform (BWI University) and Member Web, our self-service application. The hotel technology team also offers high-speed internet access consulting and support services.

Our security and risk team is responsible for cybersecurity throughout the entire enterprise, and engages in corporate level training and consulting as well as hotel-managed security services. Additionally, this team ensures compliance with global regulations such as General Data Protection Regulations and PCI standards.

Other Support Services: We also maintain an in-house shared services platform that includes U.S. and international contact centers, our international offices, plus accounting and finance, legal and human resources teams.

Best Western operates its primary contact center in Phoenix, Arizona. GOC handles global voice channel traffic in a 24/7/365 environment for reservations, BWR and customer relations. The center handles approximately four million calls per year, and supports English, Spanish, French and Portuguese languages. Our primary international contact center is located in Milan, Italy.

The Company maintains international offices in Australia, Ireland, Finland, Netherlands, Italy, Turkey, Poland, Peru and Thailand. We also have Sales offices in South Korea, China and Brazil to drive outbound business from these territories.

According to surveys conducted by an independent third party, our annual employee survey scores lead the industry in participation rates and overall engagement scores. We are ranked as a top employer by the Phoenix Business Journal and appeared on the Forbes Top Employer list in 2017.

Franchise Agreements

New Franchise Agreements with Existing Members and New Members

Our current membership agreements, together with our other governing documents (e.g., our Restated Articles of Incorporation and Bylaws currently in effect), grant our Members the limited non-exclusive right to use our name, marks and systems in the operation of Best Western-branded properties, but not “soft brand” (e.g., BW Signature Collection and BW Premier Collection) and SureStay branded hotels which are not Members. We do not participate in the management of branded properties, but Members are required to operate branded properties in accordance with our brand standards. We approve the plans for, and the location of, branded properties, and review the design and operation of these hotels to ensure our standards are maintained.

Assuming each proposal is approved, we intend that our current membership agreements will automatically be cancelled on or about November 30, 2019. In the event the proposals are not approved, we do not intend to enter into any New Franchise Agreements. Existing Members that satisfy the Existing Member Participation Condition, including the execution of the New Franchise Agreement, will be permitted to continue use of our marks generally consistent with their respective membership agreements and receive Common Stock on the Conversion Date. Contingently-Approved Applicants that satisfy the New Member Participation Condition, including the execution of the New Franchise Agreement, will become New Members prior to the Conversion, will receive membership interests, and thereafter will receive Common Stock on the Conversion Date in exchange for their membership interests. The New Franchise Agreements will have an effective date of December 1, 2019.

Set forth below is a table comparing material terms of our existing membership agreements and the expected New Franchise Agreements for Existing Members and New Members that satisfy the New Member Participation Condition set forth above. A more detailed summary of the terms of the New Franchise Agreements for existing Members is set forth in the Franchise Disclosure Document provided to each potential franchisee.

Term	Existing Membership Agreements	New Franchise Agreements for Existing Members/New Members
Annual Dues	Annual payment based on room count.	Does not change.

Monthly Fees	Monthly fees are either: (i) per room monthly fees; or (ii) percentage of room revenue monthly fees.	Does not change.

Advertising Assessment	A per room per month fee (currently $13.07 per room).	Does not change.

Technology and Marketing Assessment	The current marketing and sales assessment is 0.4% of PRR (increasing January 1, 2020 to 0.5% of PRR, and January 1, 2022 to 0.6% of PRR); the current technology assessment is 0.5% of PRR; and the current technology and marketing assessment is 0.33% of PRR (increasing December 1, 2019 to 0.66%, and December 1, 2020 to 1.0% of PRR).

New Franchise Agreements will combine the three current assessments (i.e., the marketing and sales assessment, the technology assessment and the technology and marketing assessment). The total combined technology and marketing assessment will be as follows:

1.23% of PRR beginning December 1, 2018

1.56% of PRR beginning December 1, 2019

1.66% of PRR beginning January 1, 2020

2.00% of PRR beginning December 1, 2020

2.10% of PRR beginning January 1, 2022

Term or Length of the Agreement

Existing membership agreements have one year, four year, or extended length terms (e.g., ten years).

The existing membership agreements also provide for one-year automatic renewals after the expiration of the initial term.

New Franchise Agreements will provide for the later of a 12-year term or the term of the existing membership agreement.

A franchisee may terminate its New Franchise Agreement at the end of the first year or at the end of the second year with: (i) three-months’ prior written notice; and (ii) no liquidated damages or other termination fees. In connection with any other termination, a franchisee

Term	Existing Membership Agreements	New Franchise Agreements for Existing Members/New Members
will be required to pay to the Company liquidated damages equal to two years of franchise fees (and repay the pro rata amount of a development incentive, if received by the franchisee from the Company).

Moreover, the New Franchise Agreement for Members will provide that any franchisee thereunder will be offered a subsequent 10-year franchise agreement with all fees, dues and assessments unchanged with the exception of an additional royalty fee of no more than 1.5% of property room revenue, if the applicable hotel is, at the conclusion of the initial 12-year term, in good standing (e.g., current in fees), current as to brand standards (e.g., guest service, breakfast, high speed internet access, design, etc.) and meets then-current requirements for relevance and guest satisfaction in the hotel’s market, which requirements may differ in each market, considering the hotel’s RevPAR index, sentiment scores or other guest satisfaction ratings, social media ratings, and other factors then utilized by the hotel industry to determine relevance and guest satisfaction. The Area of Protection for the subsequent 10-year term will be subject to negotiation based upon then-current competitive market conditions.

Transfers and Assignments	Existing membership agreements typically provide for automatic transferability so long as the hotel is in good standing, regardless of the experience of purchaser and/or	New Franchise Agreements will provide for automatic transferability; however transferees must execute a franchise agreement consistent with terms and conditions of

Term	Existing Membership Agreements	New Franchise Agreements for Existing Members/New Members
	the condition of the hotel. A transfer fee must be paid.	the form of franchise agreement approved by our board of directors prior to the beginning of each fiscal year with the exception of discounted fees in certain circumstances (such fees being either: (A) with respect to the first transferee, as applicable, the lesser of (i) 3.5% of PRR for a transferee with former Members as of July 1, 2016 having a minimum 50% financial ownership interest in the transferee property; or (ii) a percentage of PRR equal to the fees paid by the transferor expressed as a percentage of the hotel’s PRR for the twelve (12) months prior to such transfer plus one percent (1%); and (B) with respect to any subsequent transferee, the lesser of (i) 3.5% of PRR for a transferee with former Members as of July 1, 2016 having a minimum 50% financial ownership interest in the transferee property; or (ii) then-current fees for new franchisees).

Brand Standards	The current membership agreements provide that amendments to brand standards are vetted through advisory committees and Governors and subject to approval by Members if the cost is estimated in excess of $150 per room per year and does not require hiring of a “trade person.”	The New Franchise Agreements will have the same brand standard amendment provisions.

MMA	Our current bylaws provide MMA protections with respect to new hotel applications.	The existing protections for a market area will not change in the New Franchise Agreements, but instead will be called “Area of Protection.”

Term	Existing Membership Agreements	New Franchise Agreements for Existing Members/New Members

Impact Study Rights	Our current bylaws provide impact study rights that ensure Member hotels will not be materially impaired by granting a new hotel application.	Such protection will also be provided in the New Franchise Agreements without change.

Assessments	The right to vote on increases in Member dues, fees or assessments in excess of the lesser of (a) 5%, and (b) the rate of inflation for the previous year.	Increases in dues, fees or assessments in excess of such levels will require an affirmative vote of a majority of the votes cast provided at least 33 1/3% of the franchisees vote in favor of the proposal.

Post-Conversion Franchise Agreements with Post-Conversion Shareholders

In conjunction with and subject to approval of the Conversion by the Members, Common Stock is being offered on a continuous basis following the Conversion to Contingently-Approved Applicants and New Franchisees in North America (a) whose hotels are not open and active on the Best Western reservation system by November 30, 2019 and (b) who satisfy the Post-Conversion Participation Condition, including the execution of the Post-Conversion Franchise Agreement, by November 30, 2019. Prospective Post-Conversion Shareholders should review the section entitled “Risk Factors” regarding the risks associated with the business of the Company and ownership of the Common Stock.

The Post-Conversion Franchise Agreement for Contingently-Approved Applicants will have the same terms as the New Franchise Agreement except that if a Contingently-Approved Applicant’s hotel ceases for any reason to be operated as a Best Western-branded hotel within three years of being open and active on the Best Western reservation system, the Company will have the right to repurchase all Common Stock issued to such Contingently-Approved Applicant for $0.10 per share.

The Post-Conversion Franchise Agreement for New Franchisees will have the same terms as the New Franchise Agreement except that such agreement will:

•	have a 15-year term;

•	include a combined royalty and technology/marketing assessment fee of 9.5%;

•	area of protection and impact rights will be negotiated;

•

include liquidated damages for termination prior to the end of the 15-year term equal to the aggregate sum of all fees due under the franchise agreement for the lesser of four years or the length of the remaining term of the franchise agreement;

•	include a requirement to satisfy the Post-Conversion Participation Condition; and

•

provide that if the New Franchisee’s hotel ceases for any reason to be operated as a Best Western-branded hotel within three years of being open and active on the Best Western reservation system, the Company will have the right to repurchase all Common Stock issued to such New Franchisee for $0.10 per share.

Franchise Agreements with other than Shareholders

The Company expects that hotel franchisees who seek to receive a limited non-exclusive right to use our name, marks and systems in the operation of Best Western-branded properties (but not “soft brand” (e.g., BW Signature Collection and BW Premier Collection)) will enter into franchise agreements on various terms that may differ from those included in the New Franchise Agreements for Existing Members and New Members, and the terms of the Post-Conversion Franchise Agreements for Contingently-Approved Applicants and New Franchisees, each as described above. With respect to such franchise agreements entered into with such franchisees who are not shareholders, the Company will be seeking agreements with higher fees and dues and longer duration. Nonetheless, the Company reserves the right to enter into franchise agreements with terms other than those just described or otherwise described herein. Our board of directors will establish the fees, dues and assessments applicable to such franchise agreements with such franchisees in advance of the fiscal year in which such franchise agreements are executed or become effective.

Competition

We encounter significant competition in the lodging marketplace as we work to attract new membership, convert existing hotels to our brand and earn and retain business of the traveling public. Hotel developers are making a large financial commitment to their investment and are relying on returns that depend largely upon the ability of a brand to deliver customers to their doors while keeping the fees associated with the brand as low as possible.

The Company believes that hotel operators choose which brand to sign with by comparing the value, cost and quality of the services provided by each brand owner. Hotel operators consider the costs and benefits of the brand requirements from each brand owner as well as the length of the agreement terms and the ability of the hotel change brand requirements in the future. They will also consider a brand’s reputation with customers in the marketplace and their ability to drive business to their property.

Our hotels are in direct competition with other hotels in their immediate area. Customers choose hotels by weighing the property’s location and the price of a night’s stay, as well as the value offered by the guest room size and amenities, hotel meeting and public spaces, food and beverage options, guest services available and other amenities at the property. Hotel customers also compare the reputation of a brand, the ability to accumulate and redeem brand loyalty points, as well as perks earned by brand loyalty membership.

We believe that: our vision to lead the industry in superior customer care; a mission to enhance brand equity and increase value to our hoteliers; key strategies, focused on creating a distinctive brand portfolio that is appealing to both developers and guests; growing our brands around the world; improving guest satisfaction and building brand loyalty; maintaining a continuous focus on innovation and delivering exceptional support to our hoteliers, will keep us competitive in the future.

Employees and Culture

As of February 28, 2019, more than 1,500 people were employed at our global corporate locations. Since our hotels are all independently owned and operated as of February 28, 2019, we have no employees at the hotel level. None of our employees are represented by unions or covered by collective bargaining agreements. We consider our relations with our employees to be good. Scores from Best Western’s annual employee survey for overall engagement scores are among the best in class and we have been ranked as a top employer by the Phoenix Business Journal in 2018. Our human resources leads in-house employee training courses through widely recognized programs such as Covey and Blanchard and facilitates ongoing leadership development.

Seasonality

The hospitality industry is seasonal in nature. The periods during which we experience higher revenues vary from property to property, depending principally upon location and the customer base served. We generally expect our hotels’ revenues to be higher in the second and third quarters of each year than in each of the other quarters. Our principal source of revenues is monthly fees with the majority of those fees being fixed based on a per room per month model; therefore, our fee revenues tend to remain relatively flat throughout the year. Our secondary sources of revenues are advertising and technology and marketing assessments based on property room revenues; therefore, these fee revenues tend to reflect the industry’s seasonality and historically have been lower in the first and fourth quarters than in the second and third quarters. Over the past two years, our revenue in the second and third quarters combined has been 52% of the revenue for the entire year.

Cyclicality

The hospitality industry is cyclical and demand generally follows, on a lagged basis, key macroeconomic indicators. There is a history of increases and decreases in demand for hotel rooms, in occupancy levels and in room rates realized by owners of hotels through economic cycles. The combination of changes in economic conditions and in the supply of hotel rooms can result in significant volatility in results for owners of hotel properties. The costs of running a hotel tend to be more fixed than variable. As a result, in a negative economic environment the rate of decline in earnings can be higher than the rate of decline in revenues.

Intellectual Property

In the highly competitive hospitality industry in which we operate, trademarks, service marks, trade names, logos and patents are very important to the success of our business. We have a significant number of trademarks, service marks, trade names, logos and pending registrations and seek to protect our trademarks, service marks, trade names and logos throughout the world. We rely on a third-party service provider to monitor and scan usage of our trademarks and registered domain names. From time-to-time we have taken affirmative action, through our third-party service provider and otherwise, to protect against the misuse of our trademarks and registered domain names.

Legal Proceedings

From time to time, the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources, divert management’s attention from the Company’s business objectives, and adversely affect the Company’s business, results of operations, financial condition, and cash flow.

The Maryland Securities Division asserted that the Company violated the registration and disclosure provisions of the Maryland Franchise Law by entering into membership agreements. Without admitting or denying any violation of law, the Company voluntarily entered into a Consent Order with the Maryland Securities Commissioner on August 24, 2018. In the Maryland Consent Order, the Company agreed to: (i) immediately and permanently cease and desist from the offer and sale of Best Western membership agreements in Maryland unless and until it complies with the Maryland Franchise Law; (ii) reimburse the Maryland Office of the Attorney General $16,500 in unpaid franchise filing fees; (iii) within 15 days of its receipt of the fully executed Maryland Consent Order, send to seven current Maryland Members a copy of the signed Maryland Consent Order and a rescission letter offering, for a period of 30 days, to immediately rescind the Member’s membership agreement and refund the Best Western entrance fee that the Member paid; (iv) within 30 days of its receipt of the fully executed Maryland Consent Order, send to three Maryland Members who canceled their membership agreements an unconditional refund of the Best Western entrance fee that the Member paid; and (v) pay the Office of the Attorney General a civil monetary penalty in the amount of $297,000 for the alleged violations described in the Maryland Consent Order, which amount would be reduced to as low as $25,000 to account for: (x) rescission payments the Company offered to make to current Maryland Members and (y) payments to certain former Maryland Members. For purposes of clause (i), above, assuming the Conversion is approved, the Company will no longer offer membership agreements in Maryland.

The Securities Division of Department of Financial Institutions of Washington (“Washington Securities Division”) asserted that the Company violated the registration and disclosure provisions of the Washington

Franchise Registration and Disclosure Law (the “Washington Franchise Law”) by entering into membership agreements. Without admitting or denying any violation of law, the Company voluntarily executed a Consent Order with Washington Chief of Enforcement, dated February 21, 2019 (the “Washington Consent Order”). In the Washington Consent Order, the Company agreed to: (i) cease and desist from the offer and sale of Best Western membership agreements in Washington unless and until we comply with the Washington Franchise Law; (ii) pay the Washington Securities Division $3,000 for unpaid franchise filing fees for the period 2012 to 2015; (iii) pay investigative costs of $5,600; and (iv) provide a copy of the Washington Consent Order to all Members who were Washington residents or operated a hotel located in Washington after January 1, 2015 within 60 days of the entry of the Washington Consent Order.

The Department of Business Oversight of the state of California (the “California DBO”) asserted that the Company violated the provisions of the California Franchise Investment Law (the “California FIL”) and the rules and regulations promulgated thereunder, which control the registration, offer and sale of franchises in the state of California, by entering into membership agreements in the state of California without filing a notice of exemption or registering its franchise offer. Without admitting or denying any violation of law, the Company voluntary entered into a Consent Order with the California DBO, dated March 29, 2019 (the “California Consent Order”). In the California Consent Order, the Company agreed to: (i) cease and desist from entering into Best Western membership agreements in California unless and until it complies with the California FIL; (ii) pay administrative penalties of $500,000 to the California DBO; and (iii) pay investigative costs of $10,000 to the California DBO.

Property

Our principal headquarters office is located at 6201 N 24th Parkway, Phoenix, Arizona 85016 and is owned by the Company. Additionally, our principal global operations, reservations, technology and call center is located at 20400 N. 29th Avenue, Phoenix, Arizona 85027 and is owned by the Company. We also lease office space for regional offices in Australia, Canada, Finland, Ireland, Italy, Mexico, the Netherlands, Peru, Poland, Thailand, Turkey and United Kingdom.

Management believes that the Company’s existing properties are sufficient to meet its present needs and does not anticipate any difficulty in securing additional or alternative space, as needed, on terms acceptable to the Company. In addition, we believe that all properties owned and leased are in generally good physical condition with the need for only routine repairs and maintenance and periodic capital improvements.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of April 19, 2019 with respect to the holding of membership interests prior to the Conversion and pro forma beneficial ownership of shares of Common Stock after giving effect to the Conversion by each of our Directors, named executive officers and all of our Directors and executive officers as a group. We do not know of any person or entity that holds more than 5% of the outstanding membership interests as of April 19, 2019 or will beneficially own more than 5% of the outstanding shares of the Common Stock, on a pro forma basis after giving effect to the Conversion determined by a formula based on the number of Members, Contingently-Approved Applicants and New Franchisees, in each case as of November 30, 2019. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2019 and (b) the product of (x) the number of Contingently-Approved Applicants and New Franchisees eligible to participate on a post-Conversion basis as of November 30, 2019 and (y) 0.5. Based on approximately 2,000 Members and approximately 230 Contingently-Approved Applicants existing on the date of this information statement/prospectus, we expect that each Existing Member and New Member will receive approximately 26,000 shares of Common Stock on the Conversion Date and the Company will reserve for issuance approximately 13,000 shares of Common Stock for each Post-Conversion Shareholder after the Conversion Date.

Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons listed in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

	Prior to Conversion		Pro forma Beneficial Ownership of Common Stock after Conversion(2)
Name and Address of Beneficial Owner(1)	Membership Interests Held	Percentage of Membership Interests(3)	Title of Series	Number of Shares of Series	Percentage of Series Outstanding(3)	Percentage of Common Stock Outstanding(3)
David Kong	—	—	—	—	—	—
Dorothy Dowling	—	—	—	—	—	—
Lawrence Cuculic	—	—	—	—	—	—
Anthony Klok(4)	1	*	Class A-3	26,000	*	*
Peter Kwong(5)	1	*	Class A-6	26,000	*	*
Ishwar Naran(6)	3	*	Class A-4	78,000	*	*
Terrance J. Bichsel(7)	1	*	Class A-2	26,000	*	*
John L. Kelly(8)	2	*	Class A-5	52,000	*	*
John Daniel Lafayette III(9)	2	*	Class A-7	52,000	*	*
L. Terry Porter(10)	2	*	Class A-1	52,000	*	*
Executive Officers and Directors as a Group (15 persons)	12	*		312,000	*	*

*	Less than 1%.
(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Best Western International, Inc., 6201 N. 24th Parkway, Phoenix, AZ 85016.
(2)

Beneficial ownership is determined under the rules and regulations of the SEC, which provide that shares of Common Stock that a person has the right to acquire within 60 days are deemed to be outstanding and beneficially owned by that person for the purpose of computing the total number of shares beneficially owned by that person and the percentage ownership of that person. However, those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)

We have calculated the percentages set forth in the columns entitled “Percent of Membership Interest,” “Percentage of Series Outstanding” and “Percentage of Common Stock Outstanding” based on 1,989 outstanding membership interests as of April 19, 2019.

(4)	Represents voting membership interests and Common Stock in respect of Lake Hotel Management Co. and 618 Roscoe, LLC, of which Mr. Klok is an owner.

(5)	Represents voting membership interests and Common Stock in respect of Kwong Family 2012 Irrevocable Trust, of which Mr. Kwong is a beneficiary.
(6)	Represents voting membership interests and Common Stock in respect of WC Hospitality, LLC, Daytona Hospitality, Inc. and Two Notch Hospitality, LLC, each of which Mr. Naran is an owner.
(7)	Represents voting membership interests and Common Stock in respect of Seaside Operating LLC, of which Mr. Bichsel is an owner.
(8)	Represents voting membership interests and Common Stock in respect of Hensley, LLC and RJS Motels, LLC, each of which Mr. Kelly is an owner.
(9)	Represents voting membership interests and Common Stock in respect of White House Inn and Lafayette South Portland Inc., each of which Mr. Lafayette is an owner.
(10)	Represents voting membership interests and Common Stock in respect of Town & Country Inn, Inc., of which Mr. Porter is an owner.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Party Transactions

We do not currently have a formal written policy or procedures for the review and approval of related party transactions. However, all related party transactions are currently reviewed and approved by a disinterested majority of our board of directors.

Our board of directors will adopt a written related person transaction policy, effective upon the completion of the Conversion, which sets forth the policies and procedures for the review and approval or ratification of related party transactions. This policy will be administrated by our board of directors. These policies will provide that, in determining whether or not to recommend the initial approval or ratification of a related party transaction, the relevant facts and circumstances available shall be considered, including, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

We will maintain at least two independent directors on our board of directors as defined in the NASAA Statement of Policy and (1) will make all future material affiliated transactions and enter into all future loans on terms that are no less favorable to us than those that can be obtained from unaffiliated third parties, (2) a majority of our independent directors will approve all future material transactions and loans, and any forgiveness of loans, in accordance with the NASAA Statement of Policy and (3) our officers and directors will consider their due diligence and assure that there is a reasonable basis for these representations, and consider whether to embody the representations in our charter or bylaws. Historically, we have made available to all our Members, including our directors that own Best Western-branded hotels, certain identical financing terms in connection with a requirement to update branding materials and marquees. Terms of these arrangements included no-interest financing to purchase such updated branding materials and marquees. All such advances to our directors have been repaid as of the date hereof.

Membership Agreements

Each of our Directors (or an affiliate of our Directors) is a party to a membership agreement with the Company, and as a result, our Directors pay fees to us based upon the terms of their respective membership agreements. Our Directors (or an affiliate of our Directors) are party to such membership agreements and intend to be parties to the New Franchise Agreements on the same terms and conditions as each of the other Members of the Company.

DESCRIPTION OF CAPITAL STOCK FOLLOWING THE CONVERSION

The following is a description of the material terms of our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws as will each be in effect upon the completion of the Conversion. The following description may not contain all of the information that is important to you. To understand the material terms of our Common Stock, you should read our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, copies of which are or will be filed with the SEC as exhibits to the registration statement, of which this information statement/prospectus is a part.

General

Upon the effectiveness of the Conversion, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws will take effect. Our Amended and Restated Articles of Incorporation will authorize capital stock consisting of 100.0 million shares of Common Stock, without par value.

Following the Conversion, we will have 55.0 million shares of Common Stock outstanding. All shares of our Common Stock outstanding upon completion of the Conversion will be fully paid and non-assessable.

The following summary describes the material provisions of our capital stock. We urge you to read our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, which are attached as exhibits to the Plan of Merger, which is attached as Appendix A to the registration statement of which this information statement/prospectus forms a part.

Certain provisions of our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders.

Holders of shares of our Common Stock will vote together as a single class on all matters presented to our shareholders for their vote or approval, except as otherwise required by applicable law, the Amended and Restated Articles of Incorporation, or the Amended and Restated Bylaws (i.e., the election of Directors by each District, with each District designated as a distinct series of stock). No shares or series of Common Stock shall be entitled to more than one vote per share in connection with any matter to be considered or acted upon by the holders thereof. Under Arizona law and pursuant to the Amended and Restated Articles of Incorporation, our shareholders will be entitled to vote on major corporate matters, such as amendments to the Articles of Incorporation, any amendments to our bylaws, and certain fundamental transactions, such as mergers or consolidations of the Company and the pursuit of an IPO by the Company (provided that the board of directors or a duly authorized committee thereof shall approve the final terms of an IPO).

Our Amended and Restated Articles of Incorporation will provide seven series of our Common Stock, designated as Series A-1 through A-7, with each Series corresponding to one of seven geographic areas in which we license our trademarks for franchise properties in North America in which the shareholder owns and operates a Best Western property. Prior to an IPO, the holders of shares of each such Series of Common Stock will be entitled to elect, voting as a separate voting group, one member to our board of directors. Each of the seven Series of Common Stock are otherwise identical and each share will participate equally on a per share basis in dividends and in all other voting matters. The holders of our Common Stock have cumulative voting rights in the election of Directors; provided, however, that such cumulative voting rights will have no effect with respect to the respective rights of holders of shares of each of Series A-1 through A-7 Common Stock to elect one member to our board of directors. Further, our Amended and Restated Articles of Incorporation authorize our board of directors, subject to limitations prescribed by law, to provide, by resolution the issuance of shares of Common Stock in one or more series or classes, and with respect to each series or class, to establish the number of shares to be included in each such series or class, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series or class, and any qualifications, limitations or restrictions thereof.

Options and Warrants

As of the date of this information statement/prospectus, there are no outstanding equity options and warrants and no equity options and warrants are expected to be outstanding upon consummation of the Conversion.

Share Transfer Restrictions and Redemption

Our Amended and Restated Articles of Incorporation will provide that no share of Common Stock may be sold, exchanged or otherwise transferred, other than as expressly approved in advance by our board of directors. In the event that any outstanding shares of Common Stock are sold, exchanged or otherwise transferred other than as provided in the previous sentence, such shares of Common Stock shall automatically and without further action on the part of the Company or any holder of Common Stock be deemed to be transferred to the Company and thereupon shall be retired.

In order to preserve the relationship between our shareholders and Best Western-branded properties and to maintain the scale of Best Western-branded properties, we have the option to redeem the Series A-1 through A-7 Common Stock of any shareholder that ceases to operate its hotel as a Best Western-branded property, or if notice has been given by such shareholder or by us that such property will cease to be operated as a Best Western-branded property (each, a “Redemption”), for $0.10 per share plus the amount of any dividend with respect to such share that is declared but is unpaid (multiplied by the number of shares to be redeemed, the “Redemption Price”), until the earlier of (x) the third anniversary of the effectiveness of our Amended and Restated Articles of Incorporation and (y) an IPO. If our board of directors approves the transfer of a shareholder’s property to a new owner with franchise terms and conditions generally applicable to new applicants but for market discounted fees, such shareholder shall be entitled to retain ownership of its Series A-1 through A-7 Common Stock, provided that such shares of Series A-1 through A-7 Common Stock shall be subject to redemption by us in the event the transferee of such property subsequently ceases to operate (or notice to such effect has been given) as a Best Western-branded property within the period described above.

At least 15 days prior to the date of each Redemption (each, a “Redemption Date”), written notice shall be mailed by us to the shareholder of record of the Series A-1 through A-7 Common Stock to be redeemed specifying the number of shares to be redeemed from such shareholder, the Redemption Date, the Redemption Price and the place at which payment can be obtained. On the Redemption Date, we shall pay to the shareholder of such Series A-1 through A-7 Common Stock being redeemed on such Redemption Date an amount in cash equal to the Redemption Price.

From and after each Redemption Date all rights of the shareholder of shares of Series A-1 through A-7 Common Stock to be redeemed shall cease with respect to such shares and all such shares shall be automatically and immediately retired.

In the event we consummate an IPO, the transfer restrictions and redemption provisions described above will terminate upon the completion of such offering.

We will retire and not reissue any shares of the seven designated Series of Common Stock acquired by us, including shares of the seven designated Series of Common Stock that may be redeemed by us subject to the redemption provisions described above. In addition, the number of authorized shares of Common Stock will be reduced proportionately by the number of shares so acquired or redeemed, to the extent there are authorized but unissued shares that are not then reserved for issuance, so that at least 55% of the aggregate number of authorized shares of Common Stock will have been issued to the then-existing shareholders of the Company holding the seven designated Series of Common Stock. Such reduction will be effective on the filing of a statement pursuant to Section 10-631 of the Arizona Business Corporation Act, which constitutes an amendment of the Amended and Restated Articles of Incorporation and will not require shareholder action pursuant to the Arizona Business Corporation Act. As noted above, the Company will be authorized to issue 100.0 million shares of Common Stock, with a total of 55.0 million shares issued to our Members in the Conversion and reserved for issuance to the Post-Conversion Shareholders, and with the remaining 45.0 million shares of Common Stock available for issuance at the discretion of our board of directors. In the event of any redemption or repurchase by the Company of any shares of the seven designated Series of Common Stock, we will retire and not reissue those shares and any shares of Common Stock that have been reserved for issuance to Contingently-Approved Applicants and new Best Western franchisees that do not satisfy the Post-Conversion Participation Condition will also be retired and not available for issuance. In addition, following any such redemption or repurchase or the determination that the Company is no longer obligated to issue shares that were reserved for issuance to Contingently-Approved Applicants and New Franchisees, we will proportionately reduce the number of authorized shares, to the extent there are authorized but unissued shares that are not then reserved for issuance, so that 55% of the aggregate number of authorized shares have been issued to the then-existing holders of the seven designated Series of Common Stock. However, in the event that at the time of any such redemption or repurchase of shares or termination of reservation of shares, all or a significant portion the remaining 45.0 million authorized shares of Common Stock have been issued or otherwise reserved for issuance, the ownership percentage of the Company of the then-existing holders of the seven designated Series of Common Stock will be reduced below 55% in the aggregate.

Preemptive and Subscription Rights

No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Dividends

Dividends may be declared and paid on the Common Stock out of the assets of the Company that are by law available therefor at such times and in such amounts as our board of directors in its discretion shall determine.

Liquidation and Dissolution

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company as required by law, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such shareholder.

Exclusive Forum

Unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director, officer, employee or shareholder of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim against the Company or any Director, officer, employee, agent or shareholder of the Company arising pursuant to any provision of the Arizona Business Corporation Act, the Amended and Restated Articles of Incorporation or the Amended and Restated Bylaws, or (iv) any action asserting a claim against the Company or any Director, officer or other employee of the Company governed by the internal affairs doctrine, in each case shall be the federal district court located in Maricopa County, Arizona, unless the claims are not subject to the federal district court’s jurisdiction, in which event such claims must be brought in a state court located in Maricopa County, Arizona.

The Company included the foregoing exclusive forum provision in our Amended and Restated Articles of Incorporation for several reasons. In the event of litigation covered by the provision, we believe it will be most efficient to conduct such litigation in Arizona because our corporate headquarters, books and records, and executive officers are all based in Arizona. Conversely, permitting litigation in multiple jurisdictions would increase the risks of “forum-shopping” and inconsistent litigation outcomes, as well as the Company’s costs and expenses and the administrative burden on our management team. In addition, we believe the exclusive forum provision will not prevent our shareholders from asserting legitimate claims or diminish the remedies available to them.

Anti-Takeover Provisions

Our Articles of Incorporation, Amended and Restated Bylaws and the Arizona Business Corporation Act contain provisions, which are summarized in the following paragraphs, that are intended, when and if our shares of Common Stock may become freely transferable, to avoid costly takeover battles, reduce our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of us by means of a tender offer, a proxy contest or other takeover attempt that a shareholder might consider in its best interest.

These provisions include:

Business Combination

The Company shall not engage in any Business Combination (as defined below) with any Interested Shareholder (as defined below) for a period of three years following the time that such shareholder became an Interested Shareholder, unless:

•	prior to such time our board of directors approved either the Business Combination or the transaction which resulted in such shareholder becoming an Interested Shareholder;

•

upon consummation of the transaction which resulted in such shareholder becoming an Interested Shareholder, such shareholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by such Interested Shareholder) those shares owned by Directors and other affiliates of the Company (other than the Interested Shareholder); or

•

at or subsequent to such time the Business Combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by such Interested Shareholder.

The restrictions described above shall not apply if:

•

a shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

•

the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement of a proposed transaction which (i) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of our board of directors, (ii) is approved or not opposed by a majority of the Directors then in office who were Directors prior to such Person becoming an Interested

Shareholder during the previous three years and involves (iii)(x) a merger or consolidation of the Company (except for a merger in respect of which no vote of the shareholders is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding capital stock of the Company; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the Company. The Company shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the foregoing transactions described in subclauses (x) or (y) of clause (iii) above.

“Business Combination” means (A) any merger or consolidation of the Company or any Company subsidiary with an Interested Shareholder, (B) certain transactions that result in the issuance or transfer by the Company or any Company subsidiary of stock of the Company or a Company subsidiary to an Interested Shareholder, (C) certain transactions involving the Company or any Company subsidiary which have the effect of increasing the proportionate share of stock of any class or series of the Company or a Company subsidiary which is owned by an Interested Shareholder, (D) any receipt by an Interested Shareholder of the benefit of certain loans, advances, guarantees, pledges or other financial benefits provided by or through the Company or a Company subsidiary, or (E) the sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an Interested Shareholder of 10% or more of the consolidated assets of the Company.

“Interested Shareholder” means any person other than the Company or a Company subsidiary that is either (A) an owner of 15% or more of the outstanding voting stock of the Company or (B) an affiliate of the Company who at any time during the three years immediately before the date in question was the owner of 15% or more of the voting stock of the Company.

Arizona Control Share Acquisition Statute

The Arizona control share acquisition statute would limit the voting rights of a person who acquires shares of the Company under certain circumstances in a Control Share Acquisition (as defined below).

“Control Share Acquisition” means an acquisition, directly or indirectly (in one or more transactions within 120 days or pursuant to a plan), by a person of beneficial ownership of shares of the outstanding voting stock of the Company that would, but for the limitations in the control share acquisition statute, entitle the acquiring person immediately after the acquisition to exercise a new range of voting power within the following specified ranges: (A) at least 20% but less than 33 1⁄3%, (B) at least 33 1⁄3% but less than or equal to 50% and (C) over 50%.

Information Statement

Within ten days after a Control Share Acquisition, the acquiring person must deliver to us an information statement specifying, among other things, the range of voting power in the election of Directors that, but for the limitations in the statute, the acquiring person believes would result from the Control Share Acquisition. At the time of delivery of the information statement, the acquiring person may request that a special meeting of shareholders be called to consider the voting rights of “excess” shares (as described below).

Limitation on Voting Rights of “Excess Shares”

To the extent that outstanding voting stock of the Company acquired in a Control Share Acquisition exceed the threshold of voting power of any of the next specified range of voting power, such “excess” shares will have the same voting rights as other shares of outstanding voting stock of the Company for election of Directors but will not have the right to vote on other matters unless approved by a shareholder resolution at an annual or special meeting. Such resolution must be approved by the affirmative vote of a majority of the outstanding voting stock of the Company (excluding shares owned by the acquiring person, its affiliates or any officer or Director of the Company voting stock).

Financing Agreement

The status of voting rights of “excess” shares is not required to be presented for consideration at any meeting of shareholders unless, at the time of delivery of the information statement referred to above, the acquiring person has entered into and delivered to the Company copies of a definitive financing agreement for any financing of the acquisition not to be provided by monies of the acquiring person.

Redemption by the Company

If an acquiring person fails to deliver the required information statement within ten days after a Control Share Acquisition or if the Company shareholders have voted not to accord voting rights to an acquiring person’s “excess” shares referred to above, then the Company may call for the redemption of such “excess” shares at the fair market value of those shares at the time the call for redemption is given.

Classified Board

Our Amended and Restated Articles of Incorporation provide that our board of directors will be divided into two classes of Directors, with the classes as nearly equal in number as possible, and with the Directors serving two-year terms. The classification of Directors will have the effect of making it more difficult for shareholders to change the composition of our board of directors. Our Amended and Restated Articles of Incorporation will also provide that the number of Directors may be fixed from time to time by our board of directors pursuant to our Amended and Restated Bylaws, provided that the total number of Directors may not exceed 11.

Shareholder Action by Written Consent

Subject to certain limitations under Arizona law, any action which is required or permitted to be taken by the Company’s shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted.

Special Meetings of Shareholders

Except as required by and subject to the requirements of applicable law, special meetings of shareholders of the Company may be called only (i) by or at the direction of our board of directors or the chairman of our board of directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Company would have if there were no vacancies or (ii) by the holders of at least 10% of the outstanding shares of Common Stock of the Company who sign, date and deliver to our chairman, our vice chairman or our secretary one or more written demands for the meeting describing the purpose or purposes for which the meeting is to be held. Our Amended and Restated Bylaws will prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of us.

Advance Notice Procedures

Our Amended and Restated Bylaws will establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to our board of directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting, in the case of proposals, by or at the direction of our board of directors or, in the case of both proposal and nominations, by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the Company timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting and, in the case of a shareholder proposal, a written petition signed by at least 150 shareholders requesting such proposal. Although the Amended and Restated Bylaws will not give our board of directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the Amended and Restated Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of Directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Subject to Section 10-808 of the Arizona Business Corporation Act, directors may be removed with or without cause pursuant to a written petition signed by at least one-third of all holders of the class or series of Common Stock entitled to elect such Director, and upon the affirmative vote of a majority of the votes cast by the class or series of Common Stock entitled to elect such Director, but not less than the affirmative vote of at least one-third of the voting power of the class or series of Common Stock entitled to vote in the election of such Director at a meeting of our shareholders called for that purpose. Further, our board of directors may recommend removal of one or more Directors for cause (including failure to meet the qualifications for Directors set forth in our Amended and Restated Bylaws) to the holders of the class or series of Common Stock entitled to elect such Director, and such Director may be removed upon the affirmative vote of a majority of the votes cast by the class or series of Common Stock entitled to elect such Director, but not less than the affirmative vote of at least one-third of the voting power of the class or series of Common Stock entitled to vote in the election of such Director at a meeting of our shareholders called for that purpose. Any Director may resign at any time upon written notice.

Any vacancy on our board of directors resulting from death, resignation, disqualification, removal from office or any other cause may be filled, (a) if within 180 days of the next annual meeting of our shareholders, if practicable, at such annual meeting by our procedures for Director election at annual meetings and (b) if in such close proximity to the next annual meeting of the shareholders that it is impracticable to fill the vacancy at such meeting or prior to 180 days before the next annual meeting of our shareholders, at a special meeting of the shareholders of the Series of Common Stock for which there is a vacancy, called by or at the direction of the board of directors or the chairman of the board of directors in accordance with our Amended and Restated Bylaws. Shareholders of such Series may nominate candidates by submitting to our President and Chief Executive Officer a written petition signed by at least five shareholders of such Series of Common Stock.

Newly created directorships resulting from an increase in the authorized number of Directors in our board of directors will be filled by resolution of a majority of the Directors then in office.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock will be available for future issuance without shareholder approval. These additional shares may be utilized for corporate purposes such as future offerings to raise additional capital for investment or for corporate acquisitions and any such shares may only be issued with the approval of at least two-thirds of the members of our board of directors. Any shares of outstanding Common Stock that are redeemed or repurchased by the Company or otherwise transferred to the Company, and any shares of Common Stock that have been reserved for issuance to Contingently-Approved Applicants or New Franchisees that do not satisfy the Post-Conversion Participation Condition, will be retired and may not be reissued. Pursuant to the Amended and Restated Articles of Incorporation, the Company may not issue shares of Common Stock to any member of the board of directors without the affirmative vote of the holders of at least a majority of the outstanding Common Stock, other than in accordance with the terms of this offering or in a transaction generally available to all shareholders.

Limitations on Liability and Indemnification of Officers and Directors

The Arizona Business Corporation Act authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Amended and Restated Articles of Incorporation will include a provision that eliminates the personal liability of our Directors for monetary damages for any action or failure to act as a Director, except to the extent such liability results from a financial benefit received by the Director to which the Director is not entitled, an intentional infliction of harm on the Company or our shareholders, an intentional violation of criminal law or a violation of Section 10-833 of the Arizona Business Corporation Act regarding unlawful distributions. The effect of these provisions will be to limit or eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a Director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws will provide that we must indemnify and advance expenses to our Directors and officers to the fullest extent authorized by the Arizona Business Corporation Act. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our Directors, officers, employees and agents for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification and advancement provisions that will be included in our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws may discourage shareholders from bringing a lawsuit against our Directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our Directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our Directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our Directors, officers or employees for which indemnification is sought.

Provisions in our Amended and Restated Bylaws to Continue Certain Member Rights

The Amended and Restated Bylaws contain provisions that will continue certain rights of Members or representatives of Members set forth in the current bylaws or in the Company’s current Rules & Regulations to participate in the governance of the Company following the Conversion, as follows:

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Advisory Committees: Our board of directors expects to appoint advisory committees to provide appropriate input by hotel franchisees into decisions of specific concern to the hotel franchisees and to assist the board of directors and management of the Company in maintaining proper insight into Company matters. Hotel franchisees from each of the Districts will be represented equally on each advisory committee. The recommendations and actions of any advisory committee will not be binding on the board of directors or the Company and will not constitute an act of the Company.

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Regional Governors: The board member elected by the Series of Common Stock applicable to each District will annually appoint regional Governors to act as liaisons between the board of directors and hotel franchisees within that District. The number, responsibilities and accountabilities of the Governors shall be determined at the time of appointment and may be altered or rescinded by the board of directors. Governors will serve without compensation other than reimbursement for expenses in attending certain meetings or performing specific duties as assigned at the request of the board of directors.

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District Meetings: The board of directors expects to hold individual District meetings at which shareholders and other hotel franchisees resident in that District will be invited to attend. It is anticipated that the District meetings will be held in a timeframe during the year that will permit candidates for election to the board of directors from the District in any such year to address the shareholders resident in that District prior to the election of directors.

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Annual Convention: An annual convention of the hotel franchisees will be held. A purpose of the annual convention, among others, will be to present to hotel franchisees information regarding industry developments and to provide a forum for hotel franchisees to raise, for discussion only, any relevant questions about the Company’s operations. The annual convention will be held separately from the annual meeting of shareholders of the Company at which directors will be elected.

Comparison of Members Rights Before and After the Conversion

The rights of our Members are currently governed by Arizona nonprofit corporation law, the existing articles of incorporation and the existing bylaws. Upon the effectiveness of the Conversion, the rights of our shareholders will be governed by Arizona corporate law, the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws. The rights of holders of the Common Stock in the Company will be different in several respects from the rights of the existing Members of the Company.

	Existing Membership Interest in the Company	New Common Stock issued by the Company
Classes of Membership/Stock	The Company maintains a single class of Membership.

The Company will only be authorized to issue Common Stock. The Common Stock will initially be issued in seven Series that will each correspond to one of seven geographic areas, referred to herein as districts, in which there are franchise properties. Prior to an IPO, each Series of Common Stock will entitle holders of such Series to elect, voting as a separate voting group, one member of the board of directors.

Dividends	The Company does not declare dividends.	Future dividends may be declared and paid on the Common Stock of the Company at such times and in such amounts as the board of directors may determine.
Voting	Members who meet the requirements set forth in the bylaws and have on file a current voter registration card prior to the distribution date of the ballot are entitled to one vote on each matter submitted to the Membership.	Each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder, and, except as otherwise required by the Amended and Restated Articles of Incorporation with respect to the election of Directors, the holders of Common Stock will vote as a single class on all matters on which they are entitled to vote.

	Existing Membership Interest in the Company	New Common Stock issued by the Company

Under Arizona law and pursuant to the Amended and Restated Articles of Incorporation, our shareholders will be entitled to vote on major corporate matters, such as any amendments to the Articles of Incorporation, any amendments to the Amended and Restated Bylaws, and certain fundamental transactions, such as mergers or consolidations of the Company and the pursuit of an IPO by the Company.

With respect to hotel operators, the owner of each property open and activated on the Best Western reservation system will have voting rights on hotel brand standards as specified in the franchise agreement.

Quorum Requirements	10% of the Voting Members at any annual meeting, any regular or special meeting of the Members, and for any ballot other than the election of Directors, constitutes a quorum. For the election of Directors, 10% of the Voting Members whose Best Western properties are located in the respective District constitute a quorum.

The holders of 10% of the voting power of the outstanding Common Stock entitled to vote at a meeting, present in person or represented by proxy, will constitute a quorum. For the election of Directors, 10% of the voting power of the outstanding Common Stock whose Best Western properties are located in the respective District constitute a quorum.

Capitalization	The Company does not authorize or issue capital stock.	The Company will authorize 100.0 million shares of Common Stock, without par value.
Restrictions on Transfer

The transfer of a Membership to another property requires the completion of a transfer application and the payment of fees established by the board of directors.

Certain changes in the ownership in or transfers of the underlying property on which the Membership is derived may result in transfers of a Membership.

No shares of Common Stock will be sold, exchanged or otherwise transferred, other than as expressly approved in advance by the board of directors. In the event that any outstanding shares of Common Stock are sold, exchanged or otherwise transferred other than as described above, such shares will automatically be deemed to be transferred to the Company and thereupon will be retired and may

	Existing Membership Interest in the Company	New Common Stock issued by the Company
not be reissued. This restriction on transfer will terminate upon an IPO.
With respect to ownership of hotels, franchises may be transferred subject to certain conditions (e.g., payment of a transfer fee and execution of a new franchise agreement).
Composition of the Board of Directors

The board of directors is comprised of seven Directors who are Members. Directors are elected on a per-District basis, each Director must be a resident of the District from which he or she is elected and each Director must meet certain other eligibility requirements described in the Company’s bylaws.

Directors serve three year terms. Directors’ terms are staggered so that approximately one-third of the Directors are elected each year.

Directors are subject to a limit of two terms.

The board of directors will be initially comprised of seven Directors. The board of directors will divide the geographic area in which there are franchise properties into seven Districts, and each Director will be elected on a per-District basis by the holders of the Series of Common Stock that corresponds to his or her respective District. Each Director elected by a Series of Common Stock must have a material interest in a Best Western-branded property in the District from which such Director is elected.

The number of Directors may be fixed from time to time pursuant to the Amended and Restated Bylaws to a maximum of 11 Directors.

Directors will serve two year terms. Directors’ terms will be staggered so that approximately one-half of the Directors are elected each year.

Directors will be subject to a limit of three, two-year terms from and after the Conversion.

Individual Member/Shareholder Participation in Director Nominations	Members may nominate Directors at a District meeting of the District for which a Director is to be elected, subject to Director qualification requirements and	Shareholders will be able to nominate Directors for election at the annual meeting of the shareholders, subject to Director qualification requirements and

	Existing Membership Interest in the Company	New Common Stock issued by the Company
	procedures set forth in the Company’s bylaws.	nomination procedures set forth in the Company’s Amended and Restated Bylaws.
Limitation on Liability of Directors and Officers	The personal liability of the Company’s Directors and officers to the Company and its members for monetary damages arising out of any action taken, or any failure to take any action, as a Director or officer, is eliminated or limited to the fullest extent permitted by Arizona law.

The Amended and Restated Articles of Incorporation will include a provision that eliminates the personal liability of our Directors for monetary damages for any action or failure to act as a Director, except to the extent such liability results from a financial benefit received by the Director to which the Director is not entitled, an intentional infliction of harm on the Company or our shareholders, an intentional violation of criminal law or a violation of Section 10-833 of the Arizona Business Corporation Act regarding unlawful distributions. The effect of these provisions will be to limit or eliminate the rights of us and our shareholders, through shareholders’ derivative suits on our behalf, to recover monetary damages from a Director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

Indemnification	The Company will indemnify Directors, officers, governors, standing committee members and ad hoc committee members who are party to a proceeding because such person is or was serving in that capacity of the Company, to the fullest extent permitted by the Arizona Nonprofit Corporation Act.	The Company will indemnify each person who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding, by reason of the fact that he or she is or was a Director or officer of the Company or, while a Director or officer or member of an Advisory Committee or serving as a Governor of the Company, is or was serving at the request of the Company as a Director, officer, employee or agent of another corporation or other enterprise, to the fullest extent authorized by the Arizona Business Corporation Act against expenses, liabilities and

	Existing Membership Interest in the Company	New Common Stock issued by the Company

losses reasonably incurred or suffered by the indemnitee in connection therewith.

The Company may also, by action of the board of directors, provide indemnification to employees and agents of the Company.

Special Meetings of the Board	Notice of any such special meeting shall be in writing and given at least five days before the meeting.	Notice of any such special meeting shall be in writing and given at least five days before the meeting unless the Board unanimously agrees to at least two days notice.
Redemption/Termination of Interest

The Company does not redeem membership interests; however, individual membership interests are subject to cancellation or termination pursuant to the current bylaws in certain circumstances, including for failure to comply with the terms and conditions of the current bylaws and Rules & Regulations.

Further, pursuant to the membership termination bylaw proposal set forth herein, any Member who does not satisfy the Existing Member Participation Condition will cease to be a Member prior to the effectiveness of the Plan of Merger.

For three years after the effectiveness of the Amended and Restated Articles of Incorporation, or until the completion of an IPO, the Company will have the option to redeem the Common Stock of any shareholder (i) if the Best Western property with respect to which such shareholder was issued such shares of Series A-1 through A-7 Common Stock ceases for any reason to be operated as a Best Western-branded property, or (ii) if the owner of the Best Western-branded property with respect to which such shareholder was issued such shares of Series A-1 through A-7 Common Stock has given notice, or the Company has given notice, prior to the end of the three year period or completion of an IPO, that such property will cease to be operated as a Best Western, for $0.10 per share plus the amount of any dividend with respect to such share that is declared but is unpaid (multiplied by the number of shares to be redeemed). In the event of such redemption, all rights of the shareholder to the shares of Series A-1 through A-7 Common Stock to be redeemed

	Existing Membership Interest in the Company	New Common Stock issued by the Company
shall cease (except the right to receive payment of the applicable redemption price), and all such shares shall be automatically and immediately retired and may not be reissued by the Company.

If the board of directors approves the transfer of a shareholder’s Best Western property to a new owner and the new owner executes a New Franchise Agreement with the Company with terms and conditions generally applicable to new applicants, with market discounted fees, such shareholder will be entitled to retain ownership of its Common Stock, provided that such Common Stock will be subject to redemption by the Company in the event the transferee of such Best Western property subsequently ceases to operate its hotel as a Best Western-branded hotel (or notice to such effect has been given) within the three-year period or until the completion of an IPO.

Annual Meetings	Annual meetings of the Members are held between September 15 and November 15 of each year on a date and at a location designated by the board of directors.	Annual meetings of the Company’s shareholders will be held at such date and time as specified by resolution of the board of directors.
Special Meetings	Special meetings of the Membership may be called by the chairperson, by four Directors or by at least 10% of the Voting Members who sign, date and deliver to the chairperson, the vice chairperson or the secretary-treasurer of the board of directors one or more written demands for the meeting describing the purpose or purposes for which the special meeting is to be held.	Special meetings of the Company’s shareholders may be called by the board of directors or the chairman pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of Directors that the Company would have if there were no vacancies, or by the holders of at least 10% of the outstanding shares of Common Stock of the Company who sign, date and deliver to the chairman, vice chairman or secretary one or more written demands for the

	Existing Membership Interest in the Company	New Common Stock issued by the Company
meeting describing the purpose or purposes for which the meeting is to be held.
Action by Member/Shareholder Written Consent	The Members may approve any action required or permitted by the Arizona Nonprofit Corporation Act that requires the Members’ approval without a meeting of the Members if the action is approved by the affirmative vote of a majority of the voting power unless the articles of incorporation, the bylaws or the Arizona Nonprofit Corporation Act requires the action be approved by a different percentage.

Subject to certain limitations under Arizona law, the Company’s shareholders will be able to take any action required or permitted to be taken by the shareholders without a meeting, without prior notice and without a vote if a consent or consensus in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Company’s stock entitled to vote thereon were present and voted.

Vote on Extraordinary Transactions	There are no separate voting standards applicable to Member approval of extraordinary transactions.

The Company will not engage in certain business combinations with interested shareholders for a period of three years following the time such shareholder became an interested shareholder, unless, and subject to other exceptions described in the Company’s Amended and Restated Articles of Incorporation, at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested shareholder.

Amendment of Governing Documents	The Members may propose amendments to the Company’s articles of incorporation or bylaws without the prior action of the board of directors upon the written request of 150 Members.	Pursuant to Arizona law, all amendments to our Amended and Restated Articles of Incorporation must be (i) recommended by our board of directors and (ii) approved by our shareholders. The Amended and Restated

	Existing Membership Interest in the Company	New Common Stock issued by the Company

The board of directors may propose amendments to the Company’s articles of incorporation or bylaws without the prior action of the Members.

The affirmative vote of the lesser of two-thirds of the votes cast or a majority of the voting power, provided at least 33 1/3% of the voting power vote in favor, of the Members is required to amend the Company’s articles of incorporation or bylaws.

Articles of Incorporation may not be amended without the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in an election of Directors, voting together as a single class, at a meeting of the Company’s shareholders.

The Company’s Amended and Restated Bylaws may be amended solely by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Company entitled to vote generally in an election of Directors, voting together as a single class.

Shareholders may propose amendments to the Company’s Amended and Restated Bylaws without the prior action of the board of directors by complying with the advance notice procedures set forth in the Amended and Restated Bylaws, which shall include a written petition signed by at least 150 shareholders requesting such amendment.

Liquidation Rights	In the event of a dissolution of the Company, after the Company adequately takes care of all debts and obligations, any remaining assets of the Company will be distributed to a nonprofit educational or charitable organization.	In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, after payment or provision for payment of the debts and other liabilities of the Company as required by law, the holders of all outstanding shares of Common Stock will be entitled to receive the remaining assets of the Company available for distribution ratably in proportion to the number of shares held by each such shareholder.

	Existing Membership Interest in the Company	New Common Stock issued by the Company
Reporting Requirements	The Company is not subject to the reporting requirements of the Exchange Act.

The Company will be subject to the reporting requirements of the Exchange Act and will be required to file annual, quarterly and special reports with the SEC unless it is permitted to suspend such reporting under the reporting requirements of the Exchange Act.

From and after the time the Company is required to register any of its equity securities under the Exchange Act, the Company will be subject to certain proxy rules under the Exchange Act when soliciting proxies from its shareholders.

The foregoing is a summary of the material differences between the Common Stock of the Company following the Conversion and the Company’s existing membership interests. This summary is not intended to be a complete discussion of, and is qualified in its entirety by reference to, Arizona law governing corporations and the existing articles of incorporation and bylaws of the Company and the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws, as proposed to be amended.

MARKET PRICE INFORMATION AND DIVIDEND POLICY

Historical market price information regarding the Company is not provided because there is no public market for its membership interests. Membership interests are not transferable except under limited circumstances. The Common Stock of the Company after the Conversion will also be transferable only under limited circumstances.

As a nonprofit Arizona corporation, we have never made distributions or paid dividends to our Members. As a for-profit Arizona corporation, the payment of any future dividends to our shareholders will depend on decisions that will be made by our board of directors and will depend on then existing conditions, including our operating results, financial condition, contractual restrictions, corporate law restrictions, capital requirements, the applicable laws of the state of Arizona and business prospects. Although our board of directors may consider the payment of dividends following the Conversion, there can be no assurance we will pay any dividend, or if declared, the amount of such dividend. We may in the future enter into financing arrangements that may restrict our ability to declare or pay dividends.

As of April 19, 2019, there were 1,989 membership interests outstanding.

USE OF PROCEEDS

The Company will not receive any cash proceeds from the issuance of the Common Stock to Existing Members, New Members or Post-Conversion Shareholders in connection with or following the Conversion, as the case may be.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (1) to New Members of the receipt of membership interests upon satisfaction of the New Member Participation Condition and to Post-Conversion Shareholders of the receipt of Common Stock upon satisfaction of the Post-Conversion Participation Condition; (2) of the Conversion to BW Inc. and the Members; and (3) to holders of Common Stock of owning and disposing of Common Stock after the Conversion. This discussion is based on the Code, U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this information statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of this discussion. This discussion assumes that membership interests and Common Stock will be issued to New Members and Post-Conversion Shareholders, respectively, in accordance with the Amended and Restated Articles of Incorporation and that the Conversion will be effected in accordance with the Plan of Merger (the form of which is attached hereto as Appendix A) and as further described in this information statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Conversion or the receipt or ownership of membership interests or Common Stock and, in particular, does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. No ruling has been or will be obtained from the IRS regarding any matter discussed herein, and no guarantee or assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of this discussion.

This discussion is limited to persons who hold membership interests in BW Inc. (NP) and Common Stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all the U.S. federal income tax consequences that may be relevant to such persons in light of their particular circumstances or to a person who may be subject to special treatment under U.S. federal income tax laws, such as: (1) tax-exempt organizations; (2) investors in pass-through entities; (3) foreign persons or entities; (4) financial institutions; (5) insurance companies; (6) broker-dealers; (7) persons who hold membership interests or Common Stock as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of the membership interest and one or more investments; (8) persons with a “functional currency” (as defined in Section 985 of the Code) other than the U.S. dollar; (9) persons who acquired membership interests or Common Stock in compensatory transactions; (10) persons who acquire membership interests or Common Stock through the exercise of employee stock options or otherwise as compensation for services; or (11) persons subject to special tax accounting rules as a result of any item of gross income with respect to the membership interests or the Common Stock being taken into account in an applicable financial statement (as defined in Section 451 of the Code).

For purposes of this discussion, a “U.S. Person” is (1) an individual who is a citizen of the United States or who is resident in the United States for U.S. federal income tax purposes; (2) a corporation that is organized under the laws of the United States or any of its political subdivisions; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust that (i) is subject to the supervision of a court within the United States and is subject to the control of one or more “United States persons” as described in Section 7701(a)(30) of the Code, or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. A “U.S. Holder” is any person who owns shares of Common Stock and who is a U.S. Person. A “Non-U.S. Holder” is any person who owns shares of Common Stock and who is not a U.S. Person or a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes). In the case of any Non-U.S. Holder who is an individual, the following discussion assumes that this individual was not formerly a United States citizen and was not formerly a resident of the United States for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of membership interests or Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partner and the partnership. Holders of membership interests or Common Stock that are partnerships or partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the receipt of membership interests or Common Stock, of the Conversion, and of owning and disposing of Common Stock following the Conversion.

U.S. Federal Income Tax Consequences to New Members of the Receipt of Membership Interests and to Post-Conversion Shareholders of the Receipt of Common Stock

Any Contingently-Approved Applicant that becomes a New Member after the date hereof (but prior to the Conversion) will receive membership interests at the time of satisfying the New Member Participation Condition. In addition, any Contingently-Approved Applicant or New Franchisee that satisfies the Post-Conversion Participation Condition will receive Common Stock at the time of becoming a Post-Conversion Shareholder. A Contingently-Approved Applicant that receives membership interests at the time of satisfying the New Member Participation Condition or a current Contingently-Approved Applicant or New Franchisee that receives Common Stock upon satisfaction of the Post-Conversion Participation Condition, respectively, will, at the time of such receipt, recognize income for U.S. federal income tax purposes in an amount equal to the excess of the fair market value of such membership interests or Common Stock at the time of receipt, over the New Member’s or Post-Conversion Shareholder’s capitalized costs (if any) associated with such membership interests or Common Stock. The determination of the fair market value of the membership interests or Common Stock should be made taking into account all applicable facts and circumstances at the time of receipt, which may include any applicable restrictions with respect to the ownership of such interests such as transfer restrictions and Company redemption and repurchase rights. See “Risks Related to the Conversion and Ownership of our Common Stock.”

U.S. Federal Income Tax Consequences of the Conversion

In connection with the Conversion, Kirkland & Ellis LLP will issue an opinion to the effect that, for U.S. federal income tax purposes, the Conversion will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. A copy of such opinion is or will be filed with the SEC as an exhibit to the registration statement, of which this information statement/prospectus is a part.

The opinion of Kirkland & Ellis LLP is based upon the U.S. federal income tax law as in effect on the date of the opinion. Such laws are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of such opinion. An opinion of counsel is not binding on the IRS or any court, and no guarantee or assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any aspect of the opinion. In rendering the opinion, Kirkland & Ellis LLP has relied upon certain assumptions, including assumptions regarding the absence of changes in facts and the completion of the Conversion in accordance with the Plan of Merger and in the manner described in this information statement/prospectus. The opinion also relies upon certain representations of the management of BW Inc. (NP) and BW Merger Sub and assumes that the representations are true, correct, and complete in all respects. If any of these representations or assumptions is incorrect, incomplete, or inaccurate in any way, the validity of the opinion described above may be affected, and the U.S. federal income tax consequences of the Conversion could differ from those described in this information statement/prospectus. The remainder of this discussion assumes that the Conversion will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Tax Consequences of the Conversion to Members Who Receive Common Stock in the Conversion

As a “reorganization” within the meaning of Section 368(a) of the Code, the exchange by Members of their BW Inc. (NP) membership interests solely for Common Stock will not result in the recognition of gain or loss by the Members on such exchange.

The adjusted tax basis of the shares of Common Stock received by a Member will be equal to the Member’s adjusted tax basis in the membership interests surrendered. The holding period of the shares of Common Stock received by a Member pursuant to the Conversion will include the Member’s holding period of its membership interests surrendered therefor.

If shares of Common Stock in BW Inc. constitute “United States real property interests” (as discussed under “U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Common Stock—United States Real Property Holding Corporation”), Members that are not U.S. Persons may be subject to additional filing requirements in order to obtain nonrecognition treatment with respect to the Conversion. Members that are not U.S. Persons should consult their tax advisors as to any applicable tax filing requirements in their particular circumstances.

U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Common Stock

Distributions on Common Stock

Any distribution received by a U.S. Holder with respect to shares of Common Stock, other than certain distributions of BW Inc. stock, will constitute a “dividend” for U.S. federal income tax purposes to the extent that BW Inc. has sufficient current and accumulated earnings and profits. If the distribution exceeds BW Inc.’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. Holder’s adjusted basis in the Common Stock; any remaining excess will be treated as gain from the sale or exchange of Common Stock. Any dividend received by a U.S. Holder that is an individual will be a qualified dividend and will be subject to U.S. federal income tax at the same rates applicable to long-term capital gains, provided that certain holding period requirements are met. Any dividend received by a U.S. Holder that is a corporation may be eligible for a dividends-received deduction under Section 243 of the Code. The rate of the dividends-received deduction is generally 50%. The dividends-received deduction is subject to certain limitations; for example, the deduction may not be available if the corporate-U.S. Holder does not satisfy certain holding period requirements with respect to its shares of Common Stock or if the shares of Common Stock are “debt-financed portfolio stock.”

Redemptions of Common Stock

A redemption payment received with respect to shares of Common Stock (including a repurchase of Common Stock) will be treated as a distribution (described in the preceding paragraph), rather than as a sale giving rise to a capital gain or loss, unless the redemption qualifies as an “exchange” under Section 302(b) of the Code. If the redemption qualifies as an “exchange,” then the amount of gain realized and recognized will equal the excess of the amount of cash and the fair market value of any property that a U.S. Holder receives in the redemption over that U.S. Holder’s adjusted tax basis allocable to the portion of Common Stock redeemed in the exchange. If the U.S. Holder’s adjusted basis allocable to the Common Stock redeemed exceeds the amount of cash received, then the U.S. Holder will recognize a loss for U.S. federal income tax purposes. Any gain or loss recognized on the redemption will be long-term capital gain or loss if the U.S. Holder has held the redeemed shares of Common Stock for more than one year at the time of the redemption. With respect to a U.S. Holder that received its shares of Common Stock pursuant to the Conversion, such U.S. Holder’s holding period will include the holding period of its membership interests surrendered in the Conversion. The redemption will qualify as an “exchange” under Section 302(b) of the Code if the exchange sufficiently reduces the U.S. Holder’s proportionate stock interest in BW Inc., as discussed below.

The determination of whether a redemption sufficiently reduces a U.S. Holder’s proportionate stock interest in BW Inc. will be made in accordance with the rules of Section 302 of the Code, taking into account applicable attribution rules. Under these rules, a U.S. Holder’s actual and constructive proportionate stock interest in BW Inc. after the redemption is compared to the U.S. Holder’s actual and constructive proportionate stock interest in BW Inc. prior to the redemption. Capital gain treatment will apply if (1) the applicable U.S. Holder’s stock interest in BW Inc. has been completely terminated; (2) there has been a “substantially disproportionate” reduction in the U.S. Holder’s stock interest in BW Inc. (i.e., if the resulting ownership percentage interest after the deemed redemption is less than 80% of the ownership percentage interest prior to the deemed redemption); or (3) based on the facts and circumstances, the redemption is not “essentially equivalent to a dividend.”

If the redemption does not sufficiently reduce the U.S. Holder’s proportionate stock interest in BW Inc. so as to be treated as an exchange, the amount of cash received in a redemption will be taxable in the manner described under “U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Common Stock—Distributions on Common Stock.”

Sale of Common Stock

Upon a sale of shares of Common Stock, including a redemption that qualifies as an “exchange” under Section 302(b) of the Code, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in such shares of Common Stock. Any gain or loss recognized on a sale of shares of Common Stock by a U.S. Holder will be capital gain or loss. Any such capital gain or loss will be a long-term capital gain or loss if the U.S. Holder has held the shares of Common Stock for more than one year at the time of disposition. With respect to a U.S. Holder that received its shares of Common Stock pursuant to the Conversion, such U.S. Holder’s holding period will include the holding period of its membership interests surrendered in the Conversion. Any long-term capital gain recognized upon a sale of shares of Common Stock by a U.S. Holder that is an individual will be subject to U.S. federal income tax at a maximum rate of 20%. Certain limitations apply to the deductibility of capital losses for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Common Stock

Distributions on Common Stock

Any distribution received by a Non-U.S. Holder with respect to shares of Common Stock, other than certain distributions of BW Inc. stock, will constitute dividends to the extent such distributions are paid out of BW Inc.’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. If a distribution exceeds BW Inc.’s current and accumulated earnings and profits, the excess will be treated first as a return of the Non-U.S. Holder’s adjusted basis in the Common Stock; any remaining excess will be treated as gain from the sale or exchange of Common Stock.

Subject to the discussion below under “U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Common Stock—United States Real Property Holding Corporation” and “—FATCA,” and “Backup Withholding and Information Reporting,” distributions from BW Inc. that are treated as dividends will be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable U.S. income tax treaty. In order to obtain the benefit of any applicable U.S. income tax treaty, a Non-U.S. Holder must provide a properly executed IRS form (e.g., IRS Form W-8BEN, IRS Form W-8BEN-E, or such alternative or successor form as the IRS designates). Such forms generally would contain the Non-U.S. Holder’s name and address and a certification that such Non-U.S. Holder is eligible for the benefits of such tax treaty.

Except as may be otherwise provided in an applicable U.S. income tax treaty, if a Non-U.S. Holder of Common Stock conducts a trade or business within the United States, the Non-U.S. Holder generally will be taxed at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business, and such dividends will not be subject to the withholding described above. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a 30% “branch profits tax” on any earnings and profits that are effectively connected with the conduct of a U.S. trade or business unless the Non-U.S. Holder qualifies for a reduced rate under an applicable U.S. income tax treaty. To claim an exemption from withholding because the income is effectively connected with a U.S. trade or business, a Non-U.S. Holder must provide a properly executed IRS Form W-8ECI (or such alternative or successor form as the IRS designates) prior to the payment of dividends.

Redemptions of Common Stock

As discussed above under “U.S. Federal Income Tax Consequences to U.S. Holders of Owning and Disposing of Common Stock—Redemptions of Common Stock,” a redemption payment received with respect to shares of

Common Stock (including a repurchase of Common Stock) will be treated as a distribution, and treated in the manner described in the preceding section, unless the redemption qualifies as an “exchange” under Section 302(b) of the Code, in which case it would be treated as described below under “U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Common Stock—Sale of Common Stock.”

Sale of Common Stock

Subject to the discussion below under “U.S. Federal Income Tax Consequences to Non-U.S. Holders of Owning and Disposing of Common Stock—United States Real Property Holding Corporation” and “—FATCA,” and “Backup Withholding and Information Reporting,” a Non-U.S. Holder of Common Stock will not be subject to U.S. federal income tax on any gain realized on the sale or other disposition of Common Stock unless (1) such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States; or (2) if the Non-U.S. Holder is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of such sale or other disposition and certain other conditions are met.

United States Real Property Holding Corporation

Gain recognized by a Non-U.S. Holder on the sale or exchange of Common Stock (including any redemption or repurchase treated as an exchange of, or any distribution in excess of basis with respect to, Common Stock) is subject to U.S. federal income tax if such stock is a “United States real property interest.” Stock in BW Inc. will be treated as a United States real property interest if BW Inc. is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period ending on the date of such sale or exchange (or redemption, repurchase, or distribution). In addition, any purchaser of Common Stock from a Non-U.S. Holder would be required to withhold an amount equal to 15% of the amount realized on the disposition, unless the Non-U.S. Holder establishes that such Common Stock does not constitute a United States real property interest.

As of the date of this information statement/prospectus, BW Inc. does not expect to constitute a United States real property holding corporation. The determination of United States real property holding corporation status, however, is inherently factual and will depend on the facts at the time of the applicable sale of Common Stock by a Non-U.S. Holder (and during the preceding five-year period). As such, there can be no assurance that Common Stock will not constitute a United States real property interest in the future. Non-U.S. Holders should consult their tax advisors as to the possible treatment of shares of Common Stock as United States real property interests.

FATCA

Under Sections 1471 to 1474 of the Code (commonly referred to as “FATCA”), U.S. federal withholding tax of 30% is generally imposed on dividend income paid on shares of a U.S. corporation and, on or after January 1, 2019 (but subject to proposed U.S. Treasury regulations as discussed below), on the gross proceeds paid from the sale or other disposition of such shares, to (1) a foreign financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such institution (i) enters into, and is in compliance with, a withholding and information reporting agreement with the U.S. government to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or (ii) is a resident in a country that has entered into an intergovernmental agreement with the United States in relation to such withholding and information reporting and the financial institution complies with the related information reporting requirements of such country or (2) a foreign entity that is not a financial institution (as the beneficial owner or as an intermediary for the beneficial owner), unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity, or such entity otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the United States and the applicable foreign country, or future U.S. Treasury regulations or other guidance, may modify these requirements.

Withholding under FATCA generally will apply to payments of dividends on Common Stock regardless of when such payments are made. While FATCA withholding obligations with respect to certain payments of U.S.-source interest, dividends and other fixed or determinable annual or periodical gains, profits and income are, as a general matter, currently effective, proposed U.S. Treasury regulations have been issued that, when finalized, will provide for the repeal of the 30% withholding tax that would have applied to all payments of gross proceeds from the sale, exchange or other disposition of stock, bonds, or other property that could rise to dividends or interest occurring on or after January 1, 2019. In the preamble to the proposed U.S. Treasury regulations, the government provided that taxpayers may rely upon this repeal until the issuance of final U.S. Treasury regulations. Non-U.S. Holders should consult with their own tax advisors regarding the application of FATCA to their ownership of Common Stock.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to dividends in respect of shares of Common Stock or the proceeds received on the sale, exchange, redemption, or repurchase of shares of Common Stock, paid to U.S. Holders and Non-U.S. Holders other than certain exempt recipients who, when required, demonstrate that they are entitled to an exemption. Any dividend payment made by BW Inc. to a U.S. Holder will be subject to backup withholding, unless the U.S. Holder provides to BW Inc. a certification, under penalties of perjury, of the U.S. Holder’s taxpayer identification number, which, in the case of an individual, is his or her social security number, or the U.S. Holder otherwise establishes an exemption from such backup withholding. A U.S. Holder that is required to do so and does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS. Any dividend payment made by BW Inc. to a Non-U.S. Holder will be subject to backup withholding, unless the Non-U.S. Holder provides to BW Inc. a certification, under penalties of perjury, is entitled to an exemption from such withholding as set forth in the Code and the corresponding U.S. Treasury regulations. Amounts withheld from U.S. Holders and Non-U.S. Holders under the backup withholding rules are generally allowable as a credit against the U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability (if any), and may entitle the U.S. Holder or Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The foregoing discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences for Members, U.S. Holders, and Non-U.S. Holders of Common Stock. Members, prospective U.S. Holders, and prospective Non-U.S. Holders of Common Stock are strongly urged to consult their tax advisor to determine the tax effects to such person of the Conversion and of holding Common Stock, including the application and effect of federal, state, local, non-U.S., and other tax laws.

MATERIAL CANADIAN INCOME TAX CONSEQUENCES

The following is a general discussion of the material Canadian income tax consequences for the Canadian-resident Members of Best Western International Inc. (“BW Inc.”) resulting from the Conversion, and of the material Canadian income tax consequences to the Canadian-resident Members of owning and disposing of Common Stock after the Conversion. This discussion also contains a general overview of the material Canadian income tax consequences to New Members of the issuance of membership interests upon satisfaction of the New Member Participation Condition and to Post-Conversion Shareholders of the receipt of Common Stock upon satisfaction of the Post-Conversion Participation Condition.

This discussion is based on the provisions of the Income Tax Act (Canada) (the “Act”) and accompanying regulations (“Regulations”) as amended to date, proposed amendments to the Act and the Regulations publicly announced to date by the Department of Finance, applicable jurisprudence and our understanding of the current administrative practices and policies of the CRA, all of which are subject to change from time to time. There is a possibility that such a change may be made, including with retroactive or retrospective effect, in which case our comments may cease to be accurate.

This discussion is not a complete description of all of the tax consequences of the Conversion or the receipt or ownership of membership interests or Common Stock and, in particular, does not address any tax consequences arising under the laws of any non-Canadian jurisdiction, or under any Canadian laws other than those pertaining to income tax. Every Canadian province has enacted corporate and personal income tax legislation which, generally, is based upon the Act, but which may differ from the Act and also may be administered differently. Our comments apply equally for the purposes of provincial corporate and personal income tax.

No advance tax ruling has been obtained from the CRA regarding any of the anticipated tax consequences discussed herein, and we cannot guarantee that the CRA will not adopt, and that a court would not sustain, an assessing position contrary to any aspect of this discussion.

This discussion assumes that any Canadian-resident Member or Canadian Holder (as defined below) holds its membership interest or Common Stock as capital property for income tax purposes. This discussion does not address all of the Canadian income tax consequences that may be relevant to a Canadian-resident Member or Canadian Holder in light of that Canadian-resident Member’s or Canadian Holder’s particular circumstances or to a Canadian-resident Member or Canadian Holder who may be subject to special treatment under Canadian income tax laws, including, but not limited to: (1) tax-exempt organizations; (2) non-residents of Canada; (3) financial institutions; (4) insurance companies; (5) traders or dealers in securities; (6) persons who hold membership interests or Common Stock as part of a synthetic disposition arrangement, synthetic equity arrangement or offsetting position; (7) persons with a functional currency other than the Canadian dollar; or (8) persons who acquire membership interests or shares of Common Stock through the exercise of employee stock options or otherwise as compensation for services.

A Canadian resident person is: (1) an individual who is ordinarily resident in Canada or sojourning in Canada and who is not deemed not to be a resident of Canada under a bilateral tax treaty between Canada and a foreign jurisdiction; (2) a corporation that was incorporated in Canada after April 26, 1965, or a corporation where central management and control of the corporation is exercised in Canada, unless the corporation is deemed not to be a resident of Canada under a bilateral tax treaty between Canada and a foreign jurisdiction; or (3) a trust or estate if control of the property of the trust or estate is exercised in Canada, unless the trust or estate is deemed not to be a resident of Canada under a bilateral tax treaty between Canada and a foreign jurisdiction. A non-resident of Canada is any other person. A “Canadian Holder” is any person who owns shares of Common Stock and who is a Canadian resident person.

If a partnership of which one or more Canadian resident persons is a partner is a beneficial owner of membership interests or Common Stock, the tax treatment of a Canadian-resident partner in that partnership will generally depend on the status of the Canadian-resident partner and the activities of the partnership. Holders of membership interests or Common Stock that are partnerships with Canadian-resident partners in such partnerships should consult their tax advisors regarding the Canadian income tax consequences of the receipt of membership interests or Common Stock, the Conversion and of owning and disposing of Common Stock following the Conversion.

We assume that neither BW Inc. (NP) nor BW Inc. will be a “foreign affiliate” or a “controlled foreign affiliate,” as those terms are defined in subsection 95(1) of the Act, of any Canadian Holder. Canadian Holders should review this assumption with their Canadian tax advisors.

If BW Inc. (NP) or BW Inc. is a foreign affiliate or controlled foreign affiliate of a Canadian Holder, the Canadian income tax consequences of the Conversion may be materially different.

Canadian Income Tax Consequences to New Members of the Receipt of Membership Interests and to Post-Conversion Shareholders of the Receipt of Common Stock

Any New Member that becomes a Member after the date hereof (but prior to the Conversion) will receive membership interests at the time that person satisfies the New Member Participation Condition. A Canadian-resident New Member that is entitled to receive a membership interest will, at the time of such receipt, recognize income for Canadian income tax purposes in an amount equal to the fair market value of the membership interests at the time of such receipt, less the amount paid by the New Member to obtain the membership interests.

Any current or future applicant that satisfies the Post-Conversion Participation Condition will receive Common Stock at the time of becoming a Post-Conversion Shareholder. A current or future applicant who is a resident of Canada and that is entitled to receive Common Stock upon satisfaction of the Post-Conversion Participation Condition will, at the time of such receipt, recognize income for Canadian income tax purposes in an amount equal to the fair market value of the Common Stock at the time of such receipt, less the amount paid by the applicant to acquire the Common Stock.

The determination of the fair market value of the membership interests or Common Stock at the time that the membership interests or Common Stock are acquired should be made taking into account all applicable facts and circumstances at the time of the grant, which may include any applicable restrictions with respect to the ownership of membership interests or Common Stock, including transfer restrictions and Company redemption and repurchase rights.

In some instances, it may be reasonable to consider that the membership interests or Common Stock have been issued to a New Member or Post-Conversion Shareholder by the Company as an inducement to execute a franchise agreement with the Company. In that event, a Canadian-resident Member or applicant may be able to make an election to reduce both the income inclusion and the cost amount of the membership interest or Common Stock by the amount received as an inducement. New Members and Post-Conversion Shareholders who are Canadian-resident persons should review this possibility with their Canadian tax advisors.

Canadian Income Tax Consequences of the Conversion

In connection with the Conversion, Felesky Flynn LLP will issue an opinion that the Conversion will be treated as an absorptive foreign merger of BW Inc. (NP) and BW Merger Sub described in subsections 87(8.1) and (8.2) of the Act. A copy of such opinion is or will be filed with the SEC as an exhibit to the registration statement, of which this information statement/prospectus is a part. This foreign merger is a tax-deferred transaction under subsection 87(8) of the Act.

The opinion of Felesky Flynn LLP is based upon Canadian income tax laws in effect on the date of the opinion. These laws are subject to change, possibly with retroactive effect, and any such change could affect the accuracy of the opinion. A legal opinion is not binding on the CRA or any Canadian court, and no guarantee or assurance can be given that the CRA will not adopt, and that a court would not sustain, an assessing position contrary to any aspect of the opinion. In rendering the opinion, Felesky Flynn LLP has relied upon certain assumptions recited in the opinion, as well as relying on representations by the management of BW Inc. (NP). Felesky Flynn LLP assumes that the representations by management are true, correct, and complete in all respects. If any of these representations or assumptions is incorrect, incomplete, or inaccurate in any way, the validity of the opinion described above may be affected, and the Canadian income tax consequences of the Conversion could differ from those described below.

The remainder of this discussion assumes that the Conversion will qualify as a foreign merger described in subsection 87(8) of the Act.

Tax Consequences of the Conversion to Canadian-Resident Members Who Receive Common Stock in the Conversion

If two or more corporations not resident in Canada merge or combine to form one entity resident in a country other than Canada (including a merger or combination in which one of the merging corporations ceases to exist), and no consideration is received by the shareholders of either corporation on the merger other than shares of the survivor corporation and the survivor corporation owns all or substantially all of the property owned by each merging corporation (other than shares or debts of one merging corporation owned by another merging corporation) and has assumed all or substantially all of the liabilities owed by each merging corporation, the merger will occur on a fully tax-deferred basis pursuant to subsection 87(8) of the Act. On the basis that the membership interests in BW Inc. (NP) would be treated as shares of BW Inc. (NP), on the basis that BW Merger Sub and BW Inc. (NP) are both non-resident corporations that will complete an absorptive merger in which BW Inc. as the surviving corporation will own all or substantially all of the assets (other than shares and debts of BW Inc.) owned by both BW Merger Sub and BW Inc. (NP) and owe all or substantially all of the liabilities of both BW Merger Sub and BW Inc. (NP) prior to the merger, and on the basis that no shareholder of BW Inc. (NP) will receive any consideration for a membership interest in BW Inc. (NP) other than shares of BW Inc., as the surviving corporation, subsection 87(8) of the Act will apply.

Any Canadian-resident Member will be required to report a disposition of its interest in BW Inc. (NP) in the appropriate schedule of the Canadian-resident Member’s income tax return for the taxation year in which the Conversion occurs. The proceeds of disposition of the BW Inc. (NP) membership interest will be equal to the adjusted cost base (“ACB”) of that membership interest (denominated in Canadian dollars), such that no gain or loss will be realized as a consequence of the disposition. Canadian-resident Members should obtain their own advice with respect to the determination of the ACB of their membership interest from a competent Canadian tax advisor.

The ACB of the shares of Common Stock received by a Canadian-resident Member on the exchange will be equal to the Member’s ACB in the membership interest exchanged. The capital gain or capital loss realized on any subsequent disposition of the shares of Common Stock received on this exchange will be computed by reference to this ACB.

Canadian Income Tax Consequences of Owning or Disposing of Common Stock

Distributions on Common Stock

Any distribution received by a Canadian Holder on the shares of Common Stock will be a dividend for Canadian income tax purposes if the distribution is a dividend under the corporate law of the State of Arizona, the jurisdiction in which BW Inc. is organized. A Canadian Holder will be required to include the dividend in its income at the time that such dividend is received. Since the dividend is paid by a foreign corporation that is not a foreign affiliate or a controlled foreign affiliate of the Canadian Holder, the Canadian Holder will be subject to Canadian income tax on this dividend at the rate applicable to income from property earned by that Canadian Holder.

If the dividend is subject to withholding taxes in the United States, it should be possible for the Canadian holder to claim a foreign tax credit for any withholding tax paid (to a maximum of 15% of the dividend or the Canadian tax payable on U.S.-source income for the taxation year, whichever is less). Alternatively, a Canadian Holder may elect to deduct the withholding tax paid in computing its taxable income.

Redemptions of Common Stock

Any redemption of a share of Common Stock (including the repurchase of a share of Common Stock) in exchange for money or property other than shares of BW Inc., whether in the course of a liquidation or otherwise, will be a disposition of the redeemed share for Canadian income tax purposes. The proceeds of disposition received by the Canadian Holder will be equal to the amount of money received (denominated in Canadian dollars) or the fair market value of the property received, resulting in a capital gain or capital loss to the extent that the proceeds of disposition are greater or less than the ACB of the share. The Canadian Holder will be subject to Canadian income tax on the taxable portion of this capital gain at the rate applicable to income from property earned by that Canadian Holder.

Sale of Common Stock

The sale of a share of Common Stock by a Canadian Holder is a disposition of that share for Canadian income tax purposes. If the sale does not occur in the course of a tax-deferred reorganization under sections 51, 86, or 85 of the Act, the proceeds of disposition received by the Canadian Holder will be equal to the amount of money received (denominated in Canadian dollars) and the fair market value of any property received. A capital gain or capital loss will result to the extent that the proceeds of disposition are greater or less than the ACB of the share. The Canadian Holder will be subject to Canadian income tax on the taxable portion of this capital gain at the rate applicable to income from property earned by that Canadian Holder.

Canadian Income Tax Consequences for Non-Canadian Holders

BW Inc. is not a resident of Canada for Canadian income tax purposes, although it does carry on business in Canada through a permanent establishment in Canada. There is no basis for the imposition of Canadian income tax on distributions made by BW Inc. to persons who are not residents of Canada for income tax purposes.

We assume that the shares of Common Stock do not derive any part of their value from Canadian real property, Canadian resource properties, timber resource properties, or options to acquire any such properties, and that no part of the value of the shares of Common Stock has at any time during the preceding 60 months been attributable to any of the aforementioned types of property. Consequently, the shares of Common Stock should not be “taxable Canadian property” within the meaning in subsection 248(1) of the Act. As such, there is no basis for the imposition of Canadian income tax on dispositions of shares of Common Stock by non-residents of Canada, nor is there any basis for the imposition of Canadian withholding requirements in relation to any such disposition.

The foregoing discussion does not purport to be a complete analysis or listing of all potential Canadian income tax consequences for Canadian-resident Members, and Canadian Holders of Common Stock. Canadian-resident Members and prospective Canadian Holders of Common Stock are strongly urged to consult their Canadian tax advisors to determine the Canadian income tax effects to such person of the Conversion and of holding Common Stock.

THE MEMBER TERMINATION BYLAW PROPOSAL

We are asking our Voting Members to amend our current bylaws to authorize our board of directors to terminate prior to the Conversion Date the membership interest of any Existing Member that (i) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (ii) is not open and active on the Best Western reservation system by November 30, 2019, and to terminate the membership agreement of any Contingently-Approved Applicant that (i) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (ii) is not open and active on the Best Western reservation system by November 30, 2019. Our current bylaws require approval of such an amendment.

An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will receive shares of Common Stock on the Conversion Date in exchange for such Existing Member’s existing membership interest; otherwise the membership interest of such Existing Member will be cancelled prior to the Conversion Date and such Existing Member will not receive shares of Common Stock in the Conversion.

A Contingently-Approved Applicant that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will become a Member prior to the Conversion and receive shares of Common Stock on the Conversion Date; otherwise the membership agreement of such Contingently-Approved Applicant will be cancelled prior to the Conversion Date and such Contingently-Approved Applicant will not receive shares of Common Stock in the Conversion. Notwithstanding the deadline for participation in the Conversion, contingently-approved applicants are eligible to receive Common Stock on a post-Conversion basis subject to satisfaction of the Post-Conversion Participation Condition.

Existing Members have paid certain application and affiliation fees in connection with their membership applications, and Existing Members pay annual dues and monthly fees in connection with our current membership association structure. An Existing Member that (a) does not execute a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) or (b) is not open and active on the Best Western reservation system by November 30, 2019 will not receive shares in the Conversion, will have its membership interest cancelled prior to the Conversion Date and will not recoup previously paid fees or annual dues. An Existing Member that (i) executes a New Franchise Agreement by September 30, 2019 (subject to the Extension Condition) and (ii) has a property open and active on the Best Western reservation system by November 30, 2019 will receive shares of Common Stock on the Conversion Date in exchange for its existing membership interest. The deadlines for satisfying these conditions occurs later than the Voting Deadline. Notwithstanding an Existing Member’s vote in favor of the conversion proposal and the membership termination bylaw proposal, in the event an Existing Member does not satisfy these conditions, such Existing Member will still have its membership interest cancelled prior to the Conversion Date and will not receive shares of Common Stock in the Conversion.

We are proposing to adopt the membership termination bylaw proposal in order to preserve the relationship, and align more fully the interests, between the Members who will own shares of Common Stock following the Conversion and those owners of hotels who are committed to continuing the growth of our brands. As more fully described herein, our board of directors has determined that the Company’s opportunities for growth will be enhanced by asking our Members to enter into the New Franchise Agreements that, while maintaining our current brand standards (with limited exceptions), will provide the opportunity for increased revenue and investment by the Company. Our board of directors has determined that those Existing Members and New Members who do not wish to participate in this proposed construct by signing a New Franchise Agreement should not share in the value created by it as shareholders of the Company as a for-profit corporation.

A copy of the proposed amendment to our current bylaws regarding membership termination is attached as Appendix B to this information statement/prospectus and incorporated by reference into this proposal.

Consequences if the Membership Termination Bylaw Proposal is not Approved

If the membership termination bylaw proposal is not approved, the conversion proposal will not be adopted, even if the conversion proposal is approved, and the Company will continue to be organized as a nonprofit Arizona corporation.

Required Vote

Adoption of the membership termination bylaw proposal requires approval by the affirmative vote of the lesser of two-thirds (2/3) of the votes cast or a majority of the voting power; provided, at least thirty-three and one-third percent (33 1/3%) of the voting power vote in favor. Adoption of the membership termination bylaw proposal is also conditioned upon the approval of the conversion proposal.

OUR BOARD OF DIRECTORS RECOMMENDS THAT VOTING MEMBERS VOTE “FOR” THE APPROVAL OF THE MEMBERSHIP TERMINATION BYLAW PROPOSAL.

LEGAL MATTERS

The validity of the issuance of the Common Stock offered by this information statement/prospectus will be passed upon for us by Snell & Wilmer L.L.P., Phoenix, Arizona. Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois, will issue an opinion about certain United States federal income tax matters with respect to the securities offered hereby and Felesky Flynn LLP, Edmonton, Alberta, will issue an opinion about certain Canadian income tax matters with respect to the securities offered hereby.

EXPERTS

The consolidated financial statements of Best Western International, Inc. at November 30, 2018 and 2017, and for each of the two years in the period ended November 30, 2018, appearing in this information statement/prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

OTHER BUSINESS

As of the date of this information statement/prospectus, we know of no matters that will be submitted to a vote of the Voting Members in the Special Ballot Initiative other than as described in this information statement/prospectus.

WHERE YOU CAN FIND MORE INFORMATION

You may read and copy reports, proxy statements and other information filed by the Company with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on the Company at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this information statement/prospectus or any annex to this information statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this information statement/prospectus.

All information contained in this document relating to BW Inc. (NP) and BW Inc. has been supplied by BW Inc. (NP).

If you would like additional copies of this document or if you have questions about the Conversion, you should contact via phone or in writing:

Lawrence M. Cuculic

Senior Vice President, General Counsel and

Corporate Secretary

6201 N. 24th Parkway

Phoenix, AZ 85016

(602) 957-4200

INDEX TO FINANCIAL STATEMENTS

BEST WESTERN INTERNATIONAL, INC.

PART I—FINANCIAL INFORMATION

Item  1. Financial Statements.

Best Western International, Inc.

Consolidated Statements of Financial Position

	As of February 28, 2019	As of November 30, 2018
(in thousands)	(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$86,299	$102,038
Restricted cash	215	9,628
Short-term investments	32,038	33,737
Accounts receivable, principally from Members, net	64,864	63,000
Prepaid expenses and other current assets	22,714	26,635

TOTAL CURRENT ASSETS	206,130	235,038
Property, equipment and computer software, net	32,303	31,825
Long-term investments	77,843	43,022
Deferred income taxes	2,291	2,467
Other assets	11,438	2,453

TOTAL ASSETS	$330,005	$314,805

LIABILITIES AND NET ASSETS CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$64,603	$68,535
Current frequent stay program liability	46,764	45,571
Deposits	17,719	16,712
Deferred revenue	14,244	11,322
Income taxes payable	9,641	5,894

TOTAL CURRENT LIABILITIES	152,971	148,034
Non-current frequent stay program liability	85,179	86,679
Non-current deferred compensation plans liability	17,412	16,041

TOTAL LIABILITIES	255,562	250,754

NET ASSETS:
Controlling interests	74,352	64,051
Non-controlling interests	91	—

TOTAL NET ASSETS	74,443	64,051

TOTAL LIABILITIES AND NET ASSETS	$330,005	$314,805

Supplemental unaudited pro forma balance sheet information:

Pro Forma Shareholders’ Equity
Common stock	$—	$—
Additional paid-in capital	74,352	64,051
Non-controlling interests	91	—
Retained earnings	—	—

Total shareholders’ equity	$74,443	$64,051

See accompanying notes to unaudited consolidated financial statements.

Best Western International, Inc.

Consolidated Statements of Revenues, Expenses and Net Assets

(unaudited)

	Three Months Ended February 28,
	2019	2018
(in thousands)
REVENUES:
Fees, dues and assessments	$47,152	$40,425
Other revenues	11,098	9,706
Program revenues	42,446	40,456

TOTAL REVENUES	100,696	90,587

EXPENSES:
Compensation, taxes and benefits	38,296	33,600
Advertising and promotion	12,400	14,841
Depreciation and amortization	3,069	2,774
General and administrative	19,279	17,899
Program cost of sales	13,321	18,166

TOTAL EXPENSES	86,365	87,280

Excess of revenues over expenses before income taxes	14,331	3,307
Income tax provision	(3,977)	(1,475)

Excess of revenues over expenses	10,354	1,832
Excess of revenues over expenses attributable to non-controlling interests	7	—

Excess of revenues over expenses attributable to controlling interests	10,361	1,832

NET ASSETS:
Currency translation adjustment, net of tax	(60)	—
Non-controlling interests	91	—
Beginning balance	64,051	40,651

ENDING BALANCE	$74,443	$42,483

Supplemental unaudited pro forma earnings per share information:

Pro forma earnings per share
Basic	$0.19
Diluted	0.19

See accompanying notes to unaudited consolidated financial statements.

Best Western International, Inc.

Consolidated Statements of Other Comprehensive Revenues, Expenses and Net Assets

(unaudited)

	Three Months Ended February 28,
	2019	2018
(in thousands)
Excess of revenues over expenses	$10,354	$1,832
Currency translation adjustment, net of tax	(60)	—

Comprehensive excess of revenues over expenses	10,294	1,832
Comprehensive excess of revenues over expenses attributable to non-controlling interests	7	—

Comprehensive excess of revenues over expenses attributable to controlling interests	$10,301	$1,832

See accompanying notes to unaudited consolidated financial statements.

Best Western International, Inc.

Consolidated Statements of Cash Flows

(unaudited)

	Three Months Ended February 28,
	2019	2018
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of revenues over expenses	$10,354	$1,832
Adjustments to reconcile excess of revenues over expenses to net cash provided by operating activities:
Depreciation and amortization	3,069	2,774
Provision for doubtful accounts	497	378
Amortization of bond discounts/premiums, net	4	24
Provision for deferred income taxes	181	598
Changes in assets and liabilities:
Accounts receivable	3,642	4,685
Prepaid expenses and other current assets	4,625	5,092
Income taxes	3,592	839
Other assets	193	(151)
Accounts payable, accrued liabilities and deferred compensation plans liability	(11,739)	(13,183)
Deferred revenue	(1,106)	(2,071)
Frequent stay program liability	(307)	1,812
Deposits	(277)	2,763

NET CASH PROVIDED BY OPERATING ACTIVITIES	12,728	5,392

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of WorldHotels, net of cash and restricted cash acquired (Note 12)	(2,513)	—
Proceeds from maturity of investments	12,237	9,486
Purchase of investments	(45,362)	(5,993)
Purchase of property, equipment and computer software	(2,271)	(2,120)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(37,909)	1,373

Effect of exchange rate changes on cash, restricted cash and cash equivalents	29	—
Net (decrease) increase in cash, restricted cash and cash equivalents	(25,181)	6,765
Cash, restricted cash and cash equivalents at beginning of period	111,666	76,315

CASH, RESTRICTED CASH AND CASH EQUIVALENTS AT END OF PERIOD	$86,514	$83,080

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$1	$—
Income taxes	73	43
Income tax refunds received	$—	$4
Non-cash investing activities:
Additions to property, equipment and computer software	$516	$348
See Note 12 for noncash activity related to the WorldHotels Acquisition

See accompanying notes to unaudited consolidated financial statements.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

Note 1. Business, Organization and Summary of Significant Accounting Policies

(a)	Nature of Business

Best Western International, Inc. and its consolidated subsidiaries (“Best Western” or the “Company”) is a membership organization incorporated as a non-profit organization in the state of Arizona. The Company is a membership association of hotels established solely to provide revenue generating opportunities and the leverage of purchasing power to benefit the holders of the Company’s membership interests (the “Members”). The exceptions are the subsidiary SureStay, Inc. (“SureStay”), which is a franchisor, and soft brand licensees.

The Company is contemplating a plan to convert from a non-profit organization to a for-profit C-Corporation in 2019 (the “Conversion”). The membership of the Company will ultimately decide, through a vote, whether the Company’s conversion from a non-profit corporation to a for-profit corporation will be effected.

Best Western-branded hotels are located throughout the world. As of February 28, 2019, the Company had over 3,900 open and operating hotels in approximately 100 countries and territories worldwide.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of Best Western International, Inc. and its wholly-owned and controlled subsidiaries.

All significant intercompany transactions and balances are eliminated in consolidation.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include highly liquid money market instruments that have original maturities of three months or less at the date of purchase.

(d)	Restricted Cash

Restricted cash is typically comprised of annual dues paid by Members prior to the related service period. Annual dues are held in a custodial account and are not available to the Company until December 1st of the following fiscal year. As of February 28, 2019, there was $0.2 million of restricted cash, resulting from a bank deposit in connection with a credit card processing agreement. As of November 30, 2018, $9.6 million of annual dues were remitted. Such funds were held in a custodial account and are not available to the Company until December 1st of the following fiscal year.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the Consolidated Statements of Financial Position that sum to the total of such amounts shown in the Consolidated Statements of Cash Flows:

	As of February 28,		As of November 30,
(in thousands)	2019	2018	2018	2017
Cash and cash equivalents	$86,299	$83,080	$102,038	$67,408
Restricted cash	215	—	9,628	8,907

Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$86,514	$83,080	$111,666	$76,315

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

(e)	Investments

Investments consist of certificates of deposits, US treasury and government agency bonds, and corporate bonds, and are classified as short-term or long-term investments based on maturity dates. The Company has not recognized any impairments during the three months ended February 28, 2019 and 2018.

(f)	Fair Value of Financial Instruments

The carrying amount reflected in the Consolidated Statements of Financial Position for cash and cash equivalents, investments, inventory, accounts receivable and accounts payable approximate their respective fair values based on their liquidity and/or the short-term nature of these instruments. The Company measures and discloses the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•	Level 1—quoted prices for identical instruments in active markets;

•

Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures fair value using a set of standardized procedures for all assets and liabilities which are required to be measured at their estimated fair value on either a recurring or non-recurring basis. When available, the Company utilizes quoted market prices from an independent third party source to determine fair value and classifies such items in Level 1.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

The following table presents information about the carrying value of the Company’s financial assets compared to fair value as of February 28, 2019 and November 30, 2018, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value. The investments in certificates of deposits, US treasury and government agency bonds and corporate bonds are included in short-term and long-term investments on the Consolidated Statements of Financial Position.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

Carrying Value vs. Fair Value Measurements as of Reporting Date:

	February 28, 2019
		Fair value
(in thousands)	Carrying Value	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Investments in Certificates of Deposits	$26,500	$26,448	$26,448	$—
US Treasury and Government Agency Bonds	53,436	53,266	53,266	—
Corporate Bonds	29,945	29,922	—	29,922

Total	$109,881	$109,636	$79,714	$29,922

	November 30, 2018
		Fair value
(in thousands)	Carrying Value	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Investments in Certificates of Deposits	$21,741	$21,566	$21,566	$—
US Treasury and Government Agency Bonds	35,996	35,701	35,701	—
Corporate Bonds	19,022	18,873	—	18,873

Total	$76,759	$76,140	$57,267	$18,873

(g)	Property, Equipment and Computer Software

Property, equipment and computer software are recorded at cost. Costs of improvements that extend the economic life or improve service potential are also capitalized. Depreciation on land improvements, buildings, and furniture and equipment is computed using straight-line and accelerated methods over estimated useful lives ranging from 3 to 39 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the related lease term or the estimated useful lives of the assets.

Purchased software license fees and related implementation costs, and costs to develop software for internal use are capitalized and amortized on a straight-line basis over a three-year useful life. Repair and maintenance costs are charged to expenses as incurred.

(h)	Goodwill

Goodwill arises from business combinations and represents the excess of the cost of an acquired entity over the net fair value amounts that were assigned to the identifiable assets acquired and the liabilities assumed. Goodwill is tested for impairment annually, on September 1, or more frequently if circumstances indicate that the goodwill carrying value may exceed its fair value. The Company has not recognized any impairment for the three months ended February 28, 2019. No goodwill existed as of November 30, 2018. Goodwill is included in other assets on the Consolidated Statements of Financial Position.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

(i)	Impairment or Disposal of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The Company has not recognized any impairments during the three months ended February 28, 2019 and 2018.

(j)	Income Taxes

The Company utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not realized in future periods.

The Company assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Both positive and negative evidence is considered when determining the necessity of the valuation allowance as well as the sources of taxable income supporting the realization of the deferred tax assets, including taxable income in carryback years, future reversals of existing taxable temporary differences, tax-planning strategies and projected taxable income from future operations.

Based on the history of positive earnings, in addition to the expected reversal of taxable temporary differences and forecasted positive results of operations, management determined, based on its assessment of both positive and negative evidence and objective and subjective evidence, that it is more likely than not that the Company will fully realize its deferred tax assets. Therefore, management has determined that no valuation allowance is required as of February 28, 2019.

The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statutes of limitations for all major jurisdictions, which include federal, state and foreign. As of February 28, 2019 and November 30, 2018, the Company has not recognized any asset or liability for unrecognized income tax benefits or liabilities. It is the Company’s policy to recognize interest and penalties related to uncertain tax positions as a component of the income tax provision.

(k)	Revenue Recognition

Fees, dues and assessments are established by the board of directors to compensate the Company for providing services to Members, soft brand hotels and SureStay franchisees. The Company applies ASC 952-605 to account for the fees charged to its hoteliers as the services are interrelated to such an extent that the amount applicable to each service cannot be segregated objectively. Therefore, the ongoing services are accounted for as a single deliverable. Monthly fees and assessments (which include advertising, sales and marketing and technology) are billed monthly and recognized as revenue in the same month as the services are provided and charges become fixed or determinable. Annual dues are

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

established, billed and payable each year for continuing membership during the succeeding year. Annual dues are recognized as revenue ratably in the year to which the continuing membership applies. Any Member may resign from the Company at any time but if the Member resigns or is terminated, fees and dues for the remainder of the applicable term become immediately due and payable, and are recognized as revenue when cash is received regardless of the term of the contract. New Member affiliation fee revenues are recorded upon approval of the new Member by the board of directors and acceptance of membership terms by the property owner as the Company has no further obligations with respect to those fees. New SureStay franchisee non-refundable initial fees are due and recognized upon execution of a franchise agreement.

Best Western Travel Card® (a card having no expiration date and no usage or non-usage fees) revenue is recognized when: (i) the Best Western Travel Card is redeemed; or (ii) the likelihood of the Best Western Travel Card being redeemed is remote (Best Western Travel Card breakage), and the Company determines that there is not a legal obligation to remit the unredeemed Best Western Travel Card balance to the relevant jurisdiction. The determination of the Best Western Travel Card breakage rate is based upon Company specific historical redemption patterns. Best Western Travel Card breakage is included in program revenues in the Consolidated Statements of Revenues, Expenses and Net Assets.

Other revenues in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets consist of international fees and other fees from hotelier meetings, training, quality assurance inspections and other services, and are recognized in the month as the services are provided.

All other revenue sources, such as program fees, are recognized in the month that the product or service is provided. Revenues, including rebates from vendors, and associated costs of product sold to hoteliers where the Company does not assume the risk and rewards of ownership of the product, is not the primary obligator, and does not possess other indicators of gross reporting, is reported as a net amount earned and included in program revenues in the Consolidated Statements of Revenues, Expenses and Net Assets.

(l)	Significant Estimates and Assumptions

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the rules and regulations of the U.S. Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The results of interim periods are not necessarily indicative of the results for the entire year. Certain information and note disclosures, normally included in financial statements prepared in accordance with GAAP, have been condensed or omitted from these statements and, accordingly, these statements should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal year ended November 30, 2018, included in the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2019 (the “Information Statement/Prospectus”).

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

The Company offers a frequent stay program for guests of its hoteliers. Guests who participate in the program earn points or partner rewards for each stay with our hoteliers. The points earned never expire and can be redeemed for free room nights, merchandise, gift cards, and airline and partner rewards. The Company records a liability related to the estimated cost per point of future redemption obligations based on an incremental cost approach by analogy to ASC 605-60. This liability represents management’s estimate of the future obligation of awards for points earned but not yet redeemed by program participants. The frequent stay program’s estimated total liability was $131.9 million and $132.3 million as of February 28, 2019 and November 30, 2018, respectively. The portion of this liability expected to be redeemed within the next year, based on the historical trend of points redeemed, was $46.8 million and $45.6 million as of February 28, 2019 and November 30, 2018, respectively. During the second quarter of 2018, the Company identified a consistent one-month lag in its recognition of the redemption of free night vouchers, which resulted in a $2.4 million overstatement of accounts receivable as of November 30, 2017 and a net $1.0 million understatement of program cost of sales in fiscal 2017 based on the rollover impact of prior periods. The Company concluded that the effect of the overstatement was not material to prior period financial statements, nor was the correction material to the expected annual operating results for fiscal 2018 and, therefore, we corrected the overstatement in the financial statements for the second quarter of 2018, which resulted in $2.4 million of program cost of sales being recorded in the second quarter of 2018 that related to prior periods.

(m)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable, principally from Members.

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions which exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash and cash equivalents.

Accounts receivable, principally from Members, net, are primarily from Member and franchisee fees, Member and franchisee services, and product sales. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of hoteliers, located throughout the world, comprising the Company’s customer base. The Company does not require collateral within credit limits established. In those instances when a Member or franchisee requests product in excess of the credit limit allowed by Company policy, the Company requests a letter of credit, deposit, or prepayment to secure the collection of accounts receivable. The Company performs ongoing evaluations of its hotelier receivables; non-payment can lead to cancellation of Best Western membership, licenses and franchises.

(n)	Advertising Costs

Advertising costs are expensed as incurred and recorded as advertising and promotion expenses.

(o)	Foreign Currency

Non-U.S. dollar assets and liabilities are remeasured using period-end exchange rates; income and expense items are remeasured at average exchange rates prevailing during the periods reported. Exchange rate gains and losses, unrealized and realized, are included in general and administrative expenses and were losses of approximately $0.1 million and $8.0 thousand during the three months ended February 28, 2019 and 2018, respectively.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

For subsidiaries where the local currency is the functional currency, assets and liabilities denominated in local currencies are translated into U.S. dollars at end-of-period exchange rates and the resultant translation adjustments are reported, net of their related tax effects, as a component of accumulated other comprehensive income in net assets.

(p)	Self-Insurance Programs

The Company self-insures for certain levels of employee medical coverage. The Company accrues estimated costs of this self-insurance program based on its history of claims experience and the estimated time lag between the incident and the date claims are payable. Typically, these claims are short-term in nature, with a range of 60-90 days. Because of the short-term nature of the time lag, no discount rate is used when evaluating the present value of the projected settlements. The ultimate cost of claims for a covered period may differ from the original estimates.

(q)	Recent Accounting Guidance Not Yet Adopted

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15 “Intangibles—Goodwill and Other—Internal Use Software (Subtopic 350-40)” (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In March 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-01 “Codification Improvements” (“ASU 2019-01”) and in July 2018, the FASB issued ASU 2018-11 “Targeted Improvements” (“ASU 2018-11”), amending ASU 2016-02 “Leases” (“ASU 2016-02”) which was issued in February 2016. This new guidance is intended to improve financial reporting about leasing transactions. These new standards will require companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by companies that own the assets leased by the lessee (the lessor) will remain largely unchanged from current GAAP. The standard is effective for fiscal years beginning after December 15, 2018 and December 15, 2019 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In November 2018, the FASB issued ASU 2018-19 “Codification Improvements” (“ASU 2018-19”), amending ASU 2016-13 “Financial Instruments—Credit Losses” (“ASU 2016-13”) which was issued in June 2016. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

commitments to extend credit held by a reporting entity at each reporting date. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In May 2014, as part of its ongoing efforts to assist in the convergence of GAAP and International Financial Reporting Standards, the FASB issued a new standard codified in Accounting Standards Codification (“ASC”) 606, “Revenue Recognition—Revenue from Contracts with Customers,” which amends the guidance in ASC 605, “Revenue Recognition.” Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard is effective for public companies with reporting periods beginning after December 15, 2017 and private companies for reporting periods beginning after December 15, 2018. Early adoption is permitted beginning with annual reporting periods beginning after December 15, 2016. The standard will be effective for the Company for the fiscal year beginning December 1, 2019. In connection with the adoption this new standard, the Company expects changes to its revenue recognition including, but not limited to, affiliation fees and the BWR program. The Company is continuing to evaluate the impact of the provisions of ASC 606.

(r)	Segment Reporting

FASB ASC Topic 280, Segment Reporting, established standards for the manner in which enterprises report information about operating segments. The Company views its operations as one reportable segment.

(s)	Reclassifications

On the Consolidated Statements of Financial Position for the year ended November 30, 2018, deposits of $1.9 million was reclassified to deferred revenue for consistent reporting and to conform with the current year presentation.

Note 2. Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts which is included in accounts receivable, principally from Members, net on the Consolidated Statements of Financial Position for the three months ended February 28, 2019 includes the following:

(in thousands)	2019
Beginning balance	$6,151
Recoveries	43
Provision	497
Write offs	(434)

Ending balance	$6,257

In the normal course of business, the Company extends credit to its hoteliers, tour operators, central bill accounts and other third parties. The Company evaluates the collectability of the accounts receivable balances based on a combination of factors. These factors include the type of relationship the Company has

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

with the account, the prior experience the Company has with accounts in each relationship type, and an evaluation of current and projected economic conditions at the balance sheet date. Actual collections of accounts receivable could differ from management’s estimates.

Note 3. Prepaid Expenses and Other Current Assets

Prepaid expenses (primarily related to payments for insurance, software and hardware maintenance and support costs, Managed Secure Service network services, third party internet and Global Distribution System’s reservation fees) and other current assets are expensed when services are rendered.

Prepaid expenses and other current assets consisted of the following:

(in thousands)	As of February 28, 2019	As of November 30, 2018
Prepaid expenses	$16,100	$20,182
Other current assets	6,614	6,453

Total	$22,714	$26,635

Note 4. Income Taxes

On December 22, 2017, the Tax Cut and Jobs Act of 2017 (“TCJ Act”) was enacted into law. The income tax effects of changes in tax laws are recognized in the period when enacted. The TCJ Act provides for numerous significant tax law changes and modifications with varying effective dates, which include reducing the federal corporate income tax rate from a graduated 35% to a flat 21% rate, creating a territorial tax system (with a one-time mandatory tax on previously deferred foreign earnings), broadening the tax base and allowing for immediate capital expensing of certain qualified property.

As a fiscal year-end taxpayer, certain provisions of the TCJ Act began to impact the Company in fiscal year ended November 30, 2018, while other provisions impacted the Company beginning in fiscal year ended November 30, 2017. The corporate tax rate reduction is effective as of January 1, 2018 and, accordingly, reduced the Company’s federal statutory to a blended rate of approximately 22% for the fiscal year ended November 30, 2018. The Company’s effective income tax rate from operations was 28% and 45% for the three months ended February 28, 2019 and 2018, respectively. The effective income tax rate from operations for the three months ended February 28, 2019 was negatively affected by state income taxes and non-deductible items.

The Company has completed analyzing the various components of the TCJ Act and its impact on the financial statements, including the estimated impact resulting from the re-measurement of deferred tax assets and liabilities. The Company recorded provisional amounts for these impacts in the financial statements for the year ended November 30, 2018. The impact of remeasuring the deferred taxes for the change in U.S. federal tax rate was a $0.6 million detriment during the year ended November 30, 2018. The Company had no change in the provisional amounts related to the TCJ Act during fiscal 2019.

Management is unaware of any provisions that need to be made for any penalties and fees that may result from tax examinations.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

Note 5. Property, Equipment and Computer Software, net

Property, equipment and computer software consisted of the following:

(in thousands)	As of February 28, 2019	As of November 30, 2018
Property and equipment, at cost:
Furniture and equipment	$30,624	$29,378
Buildings	20,146	20,146
Land	2,335	2,335
Leasehold improvements	2,215	2,143
Land improvements	1,244	1,244
Work in process	365	952

	56,929	56,198
Less accumulated depreciation and amortization	(39,045)	(37,902)

Property and equipment, net	17,884	18,296

Computer software, at cost:
Developed	46,126	43,952
Purchased	19,168	18,545
Work in process	1,777	1,759

	67,071	64,256
Less accumulated amortization	(52,652)	(50,727)

Computer software, net	14,419	13,529

Property, equipment and computer software, net	$32,303	$31,825

Depreciation and amortization expense consisted of the following:

	Three Months Ended February 28,
(in thousands)	2019	2018
Depreciation of property and equipment	$1,143	$1,063
Amortization of computer software	1,926	1,711

Depreciation and amortization	$3,069	$2,774

Note 6. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

(in thousands)	As of February 28, 2019	As of November 30, 2018
Accounts payable	$24,512	$25,606
Accrued liabilities	18,768	19,813
Accrued compensation and benefits	14,723	16,368
Travel card liability	6,600	6,748

Total	$64,603	$68,535

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

Note 7. Contingencies and Commitments

From time to time, the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources, divert management’s attention from the Company’s business objectives and adversely affect the Company’s business, results of operations, financial condition and cash flow.

Under certain membership agreements, the Company is committed to provide certain payments to prospective hoteliers as an incentive to become a new Member of the brand. These payments are due and payable to the new Member when the contract terms are met and refundable back to the Company, pursuant to contract terms, if the Member terminates membership within a pre-defined period of time. As of February 28, 2019, the amount of commitments not yet paid was $15.6 million, which is not recorded on the Consolidated Statements of Financial Position.

Note 8. Leases

The Company leases certain office space, equipment and software under various operating leases, which expire on various dates through September 2026. Rental expenses on operating leases are recorded on a straight-line basis. Rental expense for operating leases were $2.6 million for the three months ended February 28, 2019, and $1.2 million, for the corresponding period in 2018, and is included in general and administrative expenses on the Consolidated Statements of Revenues, Expenses and Net Assets. Minimum future rentals on non-cancelable operating leases, having an initial or remaining term in excess of one year as of February 28, 2019 are as follows (in thousands):

Years ending November 30,	Equipment and Software	Office Space	Total Minimum Rental
Remainder of 2019	$1,608	$744	$2,352
2020	1,980	817	2,797
2021	1,166	432	1,598
2022	9	231	240
2023	—	80	80
2024 and thereafter	—	233	233

Total	$4,763	$2,537	$7,300

Note 9. Employee Retirement Savings Plans

The Company sponsors a 401(k) investment plan which is available to all U.S. employees on the first day of service, and a Canadian Registered Retirement Savings Plan (the “RRSP”) which is available to all Canadian employees on the first day of service. Under the plans, employees may contribute a percentage of their eligible wages to the plans, subject to maximum statutory regulations. The Company contributes 3% of the annual salary of all eligible employees to these plans.

The Company may also contribute a discretionary amount, as determined by the board of directors, up to 6% of employees’ eligible compensation, to be allocated in proportion to the employees’ contributions provided an employee has worked 1,000 hours during the plan year and is employed on the last day of the plan year.

The Company’s expense related to the 401(k) investment plan was $1.7 million for the three months ended February 28, 2019, and $1.5 million, for the corresponding period in 2018, and the Company’s expense related to the RRSP was $10.3 thousand for the three months ended February 28, 2019, and $29.4 thousand,

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

for the corresponding period in 2018. These amounts are included in compensation, taxes and benefits in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets. The Company’s liability related to the 401(k) investment plan was $1.3 million and $4.2 million as of February 28, 2019 and November 30, 2018, respectively, and $19.4 thousand and $0.1 million as of February 28, 2019 and November 30, 2018, respectively, for the RRSP.

Note 10. Deferred Compensation Plans

The Company has a deferred compensation plan in which key management employees of the Company, as determined by the board of directors, are selected to participate. This plan is a defined contribution plan. Participating employees may defer a percentage of their annual salaries and a percentage of any incentive compensation into the plan. The Company contributes based on a formula designed to restore benefits otherwise lost to participating employees due to statutory limits in the 401(k) investment plan and by an amount equal to the rate of the old age survivors and disability insurance tax under IRS code Section 3101 multiplied by participant’s compensation in excess of the social security tax base. The Company’s expense related to this plan was $0.7 million for the three months ended February 28, 2019, and $0.2 million, for the corresponding period in 2018, and is included in compensation, taxes and benefits in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets. The Company’s total liability for this deferred compensation plan was $15.0 million and $14.2 million as of February 28, 2019 and November 30, 2018, respectively. There is no current liability required as of February 28, 2019 or November 30, 2018.

The Company has a long-term incentive plan for key executives, as determined by the board of directors. Amounts awarded under the plan for each performance period are payable to each key executive in March of the third year after the performance period ends. The key executive must be employed by the Company on the payment date. The plan allows for proration of the accrued benefit for key executives because of death, disability or retirement. The Company records expense for this plan over the three year required service period. The Company’s expense related to this plan was $0.5 million for the three months ended February 28, 2019, and $0.4 million, for the corresponding period in 2018, and is included in compensation, taxes and benefits in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets. The Company’s total liability for this long-term incentive plan was $4.1 million and $3.6 million as of February 28, 2019 and November 30, 2018, respectively, of which the current portion of $1.7 million and $1.7 million is included in accounts payable and accrued liabilities in the accompanying Consolidated Statements of Financial Position as of February 28, 2019 and November 30, 2018, respectively.

Note 11. Related Party Transactions

Each member of our board of directors (“Director”, or an affiliate of our Directors) is a party to a membership agreement with the Company, and as a result, our Directors pay system and other fees to us based upon the terms of their respective membership agreements. Our Directors are party to such membership agreements and, following the Conversion, intend to be party to the new franchise agreements on the same terms and conditions as each of the Members of the Company.

Director compensation consists of $100,000 per year in director fees, reimbursed medical expenses under our Medical Expense Reimbursement Program and spousal or qualified companion travel benefits.

Historically, we have made available to all our Members, including our Directors that own Best Western-branded hotels, certain identical financing terms in connection with a requirement to update branding materials and marquees. Terms of these arrangements included no-interest financing to purchase such updated branding materials and marquees. No such advances to our Directors exist as of February 28, 2019.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

Note 12. Business Combination

On February 15, 2019 (the “Acquisition Date”), the Company entered into and closed a definitive Share Sale and Purchase Agreement (“SPA”) with WorldHotels Holdings, LLC (“WH Holdings”) and ALHI Holdings, LLC (“ALHI”) (collectively, the “Sellers”), to purchase 100% of the outstanding shares of BV Acquisitions X GmbH (“BV Acquisitions”) from WH Holdings (thereby also acquiring BV Acquisitions’ approximately 98% ownership of the outstanding shares of WorldHotels Aktiengesellschaft (“WH”) (the “WorldHotels Acquisition”), and assumed certain rights and obligations of ALHI. WH and its subsidiaries operate a soft brand solution for upscale, upper-upscale and luxury hotels across the globe and had approximately 285 hotels under license as of the Acquisition Date. Under the terms of the SPA, the Company paid cash to and assumed certain assets and liabilities of the Sellers. Cash paid to the Sellers was determined by the base purchase price of $4.5 million then adjusted pursuant to the terms and conditions of the SPA.

We believe that the WorldHotels Acquisition will provide a number of strategic benefits and opportunities that will be in the best interests of the Company including improving our brand image and position in the industry; growing our scale; improving distribution to travelers, travel managers and travel intermediaries with more locations, types of hotels and price points; and complementing our portfolio with upscale, upper-upscale and luxury hotels. Potential benefits from economies of scale may be derived from optimization of operations, reduction of operating costs, and other anticipated synergies.

The WorldHotels Acquisition was accounted for as a business combination in accordance with ASC Topic 805, Business Combinations. The assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of WH were recorded at their respective fair values as of the Acquisition Date. The fair value of the consideration transferred was $5.1 million (the “Preliminary Share Purchase Price”), which was based upon the cash payments to the Sellers. The Preliminary Share Purchase Price is subject to further adjustment pursuant to the terms and conditions of the SPA. Subsequent to the Acquisition Date, our condensed consolidated financial statements reflect fair value adjustments and include the combined results of operations. Because the Company was designated as the accounting acquirer, our historical financial statements for periods prior to February 15, 2019 represent only the historical financial information of the Company and its consolidated subsidiaries.

Purchase Price Allocation

The total purchase price has been allocated based upon (1) the amounts reported in the WH historical financial statements for any assets that were reported at fair value in accordance with WH’s historical accounting policies or (2) management’s estimates of fair value. To the extent the consideration exceeded the fair value of the net assets acquired in this transaction, such excess was assigned to goodwill.

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

The allocation of the total purchase price to WH’s tangible and intangible assets and liabilities under this methodology is as follows (amounts in thousands):

Consideration transferred	$5,142

Assets acquired:
Cash and cash equivalents	2,629
Accounts receivable	6,003
Prepaid expenses and other current assets	703
Property, equipment and computer software	760
Deferred income taxes	8
Other assets	242

Liabilities assumed:
Accounts payable and accrued liabilities	(8,570)
Deposits	(1,283)
Deferred revenue	(4,028)
Income taxes payable	(159)
Non-controlling interests	(98)

Net assets acquired	(3,793)

Goodwill	$8,935

These allocations are management’s estimates of fair value, which are preliminary as of February 28, 2019 and are subject to change. The goodwill recorded is primarily attributable to the value of the synergies expected to arise after the WorldHotels Acquisition. We have not completed our final review of intangible assets and certain other assets and liabilities. Final determinations may lead to adjustment of the allocations above.

Transaction-Related Expenses

We incurred $0.5 million of transaction-related expenses related to the WorldHotels Acquisition during the three months ended February 28, 2019, included in general and administrative expenses in the Consolidated Statement of Revenues, Expenses and Net Assets. Transaction-related expenses are expensed as incurred and are comprised primarily of transaction fees and direct acquisition costs, including legal, finance, consulting, professional fees, and other third-party costs. The costs that were obligations of WH and expensed by WH prior to the Acquisition Date are not included in our Consolidated Statement of Revenues, Expenses and Net Assets.

Pro Forma Information

The following table provides the pro forma consolidated operational data as if the WorldHotels Acquisition had occurred on December 1, 2017 (amounts in thousands):

	Three Months Ended February 28,
	2019	2018
Total revenue	$106,237	$97,170
Excess of revenues over expenses attributable to controlling interests	11,131	631

Best Western International, Inc.

Notes to Consolidated Financial Statements (unaudited)

February 28, 2019

Pro forma excess of revenues over expenses attributable to controlling interests includes transaction costs related to the WorldHotels Acquisition of $0.5 million.

The pro forma consolidated operational data is based on assumptions and estimates considered appropriate by our management; however, these pro forma results are not necessarily indicative of the results of operations that would have been obtained had the WorldHotels Acquisition occurred at the beginning of the period presented, nor do they purport to represent the consolidated results of operations for future periods. The pro forma consolidated operational data does not include the impact of any synergies that may be achieved from the WorldHotels Acquisition or any strategies that management may consider in order to continue to efficiently manage operations.

Note 13. Subsequent Events

In connection with the preparation of the accompanying consolidated financial statements, the Company evaluated events and transactions occurring after February 28, 2019, for potential recognition or disclosure.

Note 14. Pro forma Financial Data (unaudited)

The Company is contemplating a special ballot initiative that converts the Company from an Arizona nonprofit corporation to an Arizona for-profit corporation and public company and, as a result, each membership interest of the Company would be converted into shares of common stock of the for-profit Company.

The unaudited pro forma balance sheet information as of February 28, 2019 and November 30, 2018 and the unaudited pro forma earnings per share for the three months ended February 28, 2019, present our financial position and earnings per share after giving effect to the Conversion, which includes adjustments to (i) issue an estimated 55.0 million shares of our common stock, without par value and (ii) reclassify the Company’s net assets on the date of conversion to “Common Stock” and “Additional paid-in capital”. Authorized capital stock consists of 100.0 million shares of Common Stock, without par value.

The pro forma basic and diluted net income per share is computed by dividing the pro forma net income available to common shareholders by the pro forma weighted-average of common shares outstanding during the periods. The Company assumed a weighted-average of 55.0 million common shares issued and outstanding during the three months ended February 28, 2019 and 2018. There are no common stock plans for employees, executives and non-employee directors and, as a result, there are no dilutive effects to net income per share.

The unaudited pro forma adjustments are based upon currently available information and certain estimates and assumptions. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Conversion as contemplated and the pro forma adjustments give appropriate effect to the Conversion. The pro forma information does not include an adjustment for estimated additional general and administrative expenses that are anticipated as a result of being a public company.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Members of Best Western International, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Best Western International, Inc. (the Company) as of November 30, 2018 and 2017, the related consolidated statements of revenues, expenses and net assets, and cash flows for each of the two years in the period ended November 30, 2018, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at November 30, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended November 30, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young

We have served as the Company’s auditor since 2009.

Phoenix, Arizona

February 28, 2019

Best Western International, Inc.

Consolidated Statements of Financial Position

	As of November 30, 2018	As of November 30, 2017
(in thousands)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$102,038	$67,408
Restricted cash	9,628	8,907
Short-term investments	33,737	35,109
Accounts receivable, principally from Members, net	63,000	59,274
Prepaid expenses and other current assets	26,635	21,485

TOTAL CURRENT ASSETS	235,038	192,183
Property, equipment and computer software, net	31,825	33,671
Long-term investments	43,022	38,871
Deferred income taxes	2,467	2,370
Other assets	2,453	2,925

TOTAL ASSETS	$314,805	$270,020

LIABILITIES AND NET ASSETS
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$68,535	$63,003
Current frequent stay program liability	45,571	38,917
Deposits	18,626	21,375
Deferred revenue from annual dues	9,408	8,928
Income taxes payable	5,894	2,570

TOTAL CURRENT LIABILITIES	148,034	134,793
Non-current frequent stay program liability	86,679	79,978
Non-current deferred compensation plans liability	16,041	14,598

TOTAL LIABILITIES	250,754	229,369
NET ASSETS	64,051	40,651

TOTAL LIABILITIES AND NET ASSETS	$314,805	$270,020

Supplemental unaudited pro forma balance sheet information:

Pro forma Shareholders’ Equity
Common Stock	$—
Additional paid-in capital	64,051
Retained earnings	—

Total shareholders’ equity	$64,051

See accompanying notes to consolidated financial statements.

Best Western International, Inc.

Consolidated Statements of Revenues, Expenses and Net Assets

	Years Ended November 30,
	2018	2017
(in thousands, except pro forma earnings per share)
REVENUES:
Fees, dues and assessments	$188,168	$159,095
Other revenues	46,939	43,641
Program revenues	198,426	177,021

TOTAL REVENUES	433,533	379,757

EXPENSES:
Compensation, taxes and benefits	147,253	135,831
Advertising and promotion	81,028	84,263
Depreciation and amortization	12,145	14,593
General and administrative	82,223	69,888
Program cost of sales	77,493	65,323

TOTAL EXPENSES	400,142	369,898

Excess of revenues over expenses before income taxes	33,391	9,859
Income tax provision	(9,991)	(4,376)

Excess of revenues over expenses	23,400	5,483
NET ASSETS:
Beginning balance	40,651	35,168

ENDING BALANCE	$64,051	$40,651

Supplemental unaudited pro forma earnings per share information:

Pro forma earnings per share
Basic	$0.43	$0.10
Diluted	0.43	0.10

See accompanying notes to consolidated financial statements.

Best Western International, Inc.

Consolidated Statements of Cash Flows

	Years Ended November 30,
	2018	2017
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Excess of revenues over expenses	$23,400	$5,483
Adjustments to reconcile excess of revenues over expenses to net cash provided by operating activities:
Depreciation and amortization	12,145	14,593
Provision for doubtful accounts	1,827	1,725
Amortization of bond discounts/premiums, net	73	—
Provision for deferred income taxes	(97)	(2,409)
Loss on disposition of property, equipment and computer software	362	697
Changes in assets and liabilities:
Accounts receivable	(5,553)	(8,404)
Prepaid expenses and other current assets	(5,150)	(2,789)
Income taxes	3,324	389
Other assets	472	1,041
Accounts payable, accrued liabilities and deferred compensation plans liability	6,647	9,081
Deferred revenue from annual dues	480	13
Frequent stay program liability	13,355	12,797
Deposits	(2,749)	6,095

NET CASH PROVIDED BY OPERATING ACTIVITIES	48,536	38,312

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from maturity of investments	35,091	36,312
Purchase of investments	(37,943)	(43,105)
Purchase of property, equipment and computer software	(10,333)	(11,524)

NET CASH USED IN INVESTING ACTIVITIES	(13,185)	(18,317)

Net increase in cash, restricted cash and cash equivalents	35,351	19,995
Cash, restricted cash and cash equivalents at beginning of period	76,315	56,320

CASH, RESTRICTED CASH AND CASH EQUIVALENTS AT END OF PERIOD	$111,666	$76,315

Supplemental disclosures of cash flow information:

Cash paid for:
Interest	$6	$15
Income taxes	6,791	7,742
Income tax refunds received	$24	$526
Non-cash investing activities:
Disposal of fully depreciated property, equipment and computer software	$9,271	$11,050
Additions to property, equipment and computer software	328	243

See accompanying notes to consolidated financial statements.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

Note 1. Business, Organization and Summary of Significant Accounting Policies

(a)	Nature of Business

Best Western International, Inc. and its consolidated subsidiaries (“Best Western” or the “Company”) is a membership organization incorporated as a non-profit organization in the state of Arizona. The Company is a membership association of hotels established solely to provide revenue generating opportunities and the leverage of purchasing power to benefit the holders of the Company’s membership interests (the “Members”). The exception is the subsidiary SureStay, Inc. (“SureStay”) which is a franchisor.

The Company is contemplating a plan to convert from a non-profit organization to a for-profit C-Corporation in 2019 (the “Conversion”). The membership of the Company will ultimately decide, through a vote, whether the Conversion will be effected.

Best Western-branded hotels are located throughout the world. As of November 30, 2018, the Company had over 3,600 open and operating hotels in nearly 100 countries and territories worldwide.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of Best Western International, Inc. and its wholly-owned and controlled subsidiaries.

All significant intercompany transactions and balances are eliminated in consolidation.

(c)	Cash and Cash Equivalents

Cash and cash equivalents include highly liquid money market instruments that have original maturities of three months or less at the date of purchase.

(d)	Restricted Cash

Restricted cash primarily comprised annual dues paid by Members prior to the related service period. Annual dues are held in a custodial account and are not available to the Company until December 1st of the following fiscal year. As of November 30, 2018, there was $9.6 million of restricted cash, resulting primarily from payment of annual dues for the subsequent fiscal year. As of November 30, 2017, $8.9 million of such funds were remitted.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported on the Consolidated Statements of Financial Position that sum to the total of such amounts shown in the Consolidated Statements of Cash Flows:

	As of November 30,
(in thousands)	2018	2017	2016
Cash and cash equivalents	$102,038	$67,408	$47,399
Restricted cash	9,628	8,907	8,921

Total cash, cash equivalents and restricted cash shown in the consolidated statements of cash flows	$111,666	$76,315	$56,320

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

(e)	Investments

Investments consist of certificates of deposits, US treasury and government agency bonds and corporate bonds and are classified as short-term or long-term investments based on maturity dates. The Company has not recognized any impairments during the years ended November 30, 2018 and 2017.

(f)	Fair Value of Financial Instruments

The carrying amount reflected in the Consolidated Statements of Financial Position for cash and cash equivalents, investments, inventory, accounts receivable and accounts payable approximate their respective fair values based on their liquidity and/or the short-term nature of these instruments. The Company measures and discloses the estimated fair value of financial assets and liabilities utilizing a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•	Level 1—quoted prices for identical instruments in active markets;

•

Level 2—quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•	Level 3—fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The Company measures fair value using a set of standardized procedures for all assets and liabilities which are required to be measured at their estimated fair value on either a recurring or non-recurring basis. When available, the Company utilizes quoted market prices from an independent third party source to determine fair value and classifies such items in Level 1.

In accordance with the fair value accounting requirements, companies may choose to measure eligible financial instruments and certain other items at fair value. The Company has not elected the fair value option for any eligible financial instruments.

The following table presents information about the carrying value of the Company’s financial assets compared to fair value as of November 30, 2018 and 2017, and indicates the fair value hierarchy of the valuation techniques utilized to determine such fair value. The investments in certificates of deposits, US treasury and government agency bonds and corporate bonds are included in short-term and long-term investments on the Consolidated Statements of Financial Position.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

Carrying Value vs. Fair Value Measurements as of Reporting Date:

	November 30, 2018
		Fair value
(in thousands)	Carrying Value	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Investments in Certificates of Deposits	$21,741	$21,566	$21,566	$—
US Treasury and Government Agency Bonds	35,996	35,701	35,701	—
Corporate Bonds	19,022	18,873	—	18,873

Total	$76,759	$76,140	$57,267	$18,873

	November 30, 2017
		Fair value
(in thousands)	Carrying Value	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)
Investments in Certificates of Deposits	$28,432	$28,393	$28,393	$—
US Treasury and Government Agency Bonds	30,397	30,189	30,189	—
Corporate Bonds	15,151	15,067	—	15,067

Total	$73,980	$73,649	$58,582	$15,067

(g)	Property, Equipment and Computer Software

Property, equipment and computer software are recorded at cost. Costs of improvements that extend the economic life or improve service potential are also capitalized. Depreciation on land improvements, buildings, and furniture and equipment is computed using straight-line and accelerated methods over estimated useful lives ranging from 3 to 39 years. Leasehold improvements are amortized on a straight-line basis over the shorter of the related lease term or the estimated useful lives of the assets.

Purchased software license fees and related implementation costs, and costs to develop software for internal use are capitalized and amortized on a straight-line basis over a three-year useful life. Repair and maintenance costs are charged to expenses as incurred.

(h)	Impairment or Disposal of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. The Company has not recognized any impairments during the years ended November 30, 2018 and 2017.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

(i)	Income Taxes

The Company utilizes the liability method of accounting for income taxes whereby deferred taxes are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.

Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not realized in future periods.

The Company assesses whether a valuation allowance should be established based on its determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Both positive and negative evidence is considered when determining the necessity of the valuation allowance as well as the sources of taxable income supporting the realization of the deferred tax assets, including taxable income in carryback years, future reversals of existing taxable temporary differences, tax-planning strategies and projected taxable income from future operations.

Based on the history of positive earnings, in addition to the expected reversal of taxable temporary differences and forecasted positive results of operations, management determined, based on its assessment of both positive and negative evidence and objective and subjective evidence, that it is more likely than not that the Company will fully realize its deferred tax assets. Therefore, management has determined that no valuation allowance is required as of November 30, 2018.

The Company reviews uncertain tax positions taken, or expected to be taken, in the course of preparing the Company’s tax returns to determine whether the tax positions are more likely than not of being sustained by the applicable tax authority. Management of the Company is required to analyze all open tax years, as defined by the statutes of limitations for all major jurisdictions, which include federal, state and foreign. As of November 30, 2018 and 2017, the Company has not recognized any asset or liability for unrecognized income tax benefits or liabilities. It is the Company’s policy to recognize interest and penalties related to uncertain tax positions as a component of the income tax provision.

(j)	Revenue Recognition

Fees, dues and assessments are established by the board of directors to compensate the Company for providing services to Members, soft brand hotels and SureStay franchisees. The Company applies ASC 952-605 to account for the fees charged to its Members as the services are interrelated to such an extent that the amount applicable to each service cannot be segregated objectively. Therefore, the ongoing services are accounted for as a single deliverable. Monthly fees and assessments (which include advertising, sales and marketing and technology) are billed monthly and recognized as revenue in the same month as the services are provided and charges become fixed or determinable. Membership annual dues are established, billed and payable each year for continuing membership during the succeeding year. Annual dues are recognized as revenue ratably in the year to which the continuing membership applies. Any Member may resign from the Company at any time but if the Member resigns or is terminated, fees and dues for the remainder of the applicable term become immediately due and payable, and are recognized as revenue when cash is received regardless of term of contract. New Member affiliation fee revenues are recorded upon approval of the new Member by the board of directors and acceptance of membership terms by the property owner as the Company has no further obligations with respect to those fees. New SureStay franchisee non-refundable initial fees are due and recognized upon execution of a franchise agreement.

Best Western Travel Card® (a card having no expiration date and no usage or non-usage fees) revenue is recognized when: (i) the Best Western Travel Card is redeemed; or (ii) the likelihood of the Best

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

Western Travel Card being redeemed is remote (Best Western Travel Card breakage), and the Company determines that there is not a legal obligation to remit the unredeemed Best Western Travel Card balance to the relevant jurisdiction. The determination of the Best Western Travel Card breakage rate is based upon Company specific historical redemption patterns. Best Western Travel Card breakage is included in program revenues in the Consolidated Statements of Revenues, Expenses and Net Assets.

Other revenues in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets consist of international fees and other fees from Member meetings, training, quality assurance inspections and other services, and are recognized in the month as the services are provided. International fees include fees and charges for reservations and other services billed to international organizations monthly and were $22.9 million and $21.3 million for the years ended November 30, 2018 and 2017, respectively.

All other revenue sources, such as program fees, are recognized in the month that the product or service is provided. Revenues, including rebates from vendors, and associated costs of product sold to Members where the Company does not assume the risk and rewards of ownership of the product, is not the primary obligator, and does not possess other indicators of gross reporting, is reported as a net amount earned and included in program revenues in the Consolidated Statements of Revenues, Expenses and Net Assets.

(k)	Significant Estimates and Assumptions

Management of the Company has made certain estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). Actual results could differ from those estimates.

The Company offers a frequent stay program for guests of its Member, franchisee and affiliate organization hotels. Guests who participate in the program earn points or partner rewards for each stay at a Member or franchisee hotel. The points earned never expire and can be redeemed for free room nights, merchandise, gift cards, and airline and partner rewards. The Company records a liability related to the estimated cost per point of future redemption obligations based on an incremental cost approach by analogy to ASC 605-60. This liability represents management’s estimate of the future obligation of awards for points earned but not yet redeemed by program participants. The frequent stay program’s estimated total liability was $132.3 million and $118.9 million as of November 30, 2018 and 2017, respectively. The portion of this liability expected to be redeemed within the next year, based on the historical trend of points redeemed, was $45.6 million and $38.9 million as of November 30, 2018 and 2017, respectively. During the second quarter of 2018, the Company identified a consistent one-month lag in its recognition of the redemption of free night vouchers, which resulted in a $2.4 million overstatement of accounts receivable as of November 30, 2017 and a net $1.0 million understatement of program cost of sales in fiscal 2017 based on the rollover impact of prior periods. The Company concluded that the effect of the overstatement was not material to prior period financial statements, nor is the correction material to the annual operating results for fiscal 2018 and, therefore, we corrected the overstatement in the financial statements for fiscal 2018, which resulted in $2.4 million of program cost of sales expense being recorded in the year ended November 30, 2018 that related to prior periods.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

(l)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable, principally from Members.

The Company has concentrated its credit risk for cash by maintaining deposits in financial institutions which exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash and cash equivalents.

Accounts receivable, principally from Members, net, are primarily from Member and franchisee fees, Member and franchisee services, and product sales. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of Members, franchisees, and affiliates, located throughout the world, comprising the Company’s customer base. The Company does not require collateral within credit limits established. In those instances when a Member or franchisee requests product in excess of the credit limit allowed by Company policy, the Company requests a letter of credit, deposit or prepayment to secure the collection of accounts receivable. The Company performs ongoing evaluations of its Member and franchisee receivables; non-payment can lead to cancellation of Best Western membership or SureStay franchise.

(m)	Advertising Costs

Advertising costs are expensed as incurred and recorded as advertising and promotion expenses.

(n)	Foreign Currency

Non-U.S. dollar assets and liabilities are remeasured using period-end exchange rates; income and expense items are remeasured at average exchange rates prevailing during the periods reported. Exchange rate gains and losses, unrealized and realized, are included in general and administrative expenses and were losses of approximately $0.4 million during the year ended November 30, 2018 and gains of $38.8 thousand for the year ended November 30, 2017.

(o)	Comprehensive Income

The Company did not have any items of other comprehensive income in any period presented.

(p)	Self-Insurance Programs

The Company self-insures for certain levels of employee medical coverage. The Company accrues estimated costs of this self-insurance program based on its history of claims experience and the estimated time lag between the incident and the date claims are payable. Typically, these claims are short-term in nature, with a range of 60-90 days. Because of the short-term nature of the time lag, no discount rate is used when evaluating the present value of the projected settlements. The ultimate cost of claims for a covered period may differ from the original estimates.

(q)	Recent Accounting Guidance Not Yet Adopted

In August 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2018-15 “Intangibles—Goodwill and Other—Internal Use Software (Subtopic

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

350-40)” (“ASU 2018-15”). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 modifies the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement, based on the concepts in the Concepts Statement, including the consideration of costs and benefits. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In July 2018, the FASB issued ASU 2018-11 “Targeted Improvements” (“ASU 2018-11”), amending ASU 2016-02 “Leases” (“ASU 2016-02”) which was issued in February 2016. This new guidance is intended to improve financial reporting about leasing transactions. ASU 2016-02 and ASU 2018-11 will require companies that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The accounting by companies that own the assets leased by the lessee (the lessor) will remain largely unchanged from current GAAP. The standard is effective for fiscal years beginning after December 15, 2018 and December 15, 2019 for public and private companies, respectively, and early adoption is permitted. The standard will be effective for the Company for the fiscal year beginning December 1, 2020. The Company is currently assessing the impact of the adoption of this guidance.

In November 2018, the FASB issued ASU 2018-19 “Codification Improvements” (“ASU 2018-19”), amending ASU 2016-13 “Financial Instruments—Credit Losses” (“ASU 2016-13”) which was issued in June 2016. The main objective of this update is to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit held by a reporting entity at each reporting date. The standard is effective for fiscal years beginning after December 15, 2019 and December 15, 2020 for public and private companies, respectively, and early adoption is permitted. The Company is currently assessing the impact of the adoption of this guidance.

In May 2014, as part of its ongoing efforts to assist in the convergence of GAAP and International Financial Reporting Standards, the FASB issued a new standard codified in Accounting Standards Codification (“ASC”) 606, “Revenue Recognition – Revenue from Contracts with Customers,” which amends the guidance in ASC 605, “Revenue Recognition.” Under the new standard, recognition of revenue occurs when a customer obtains control of promised goods or services in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The standard is effective for public companies with reporting periods beginning after December 15, 2017 and private companies for reporting periods beginning after December 15, 2018. Early adoption is permitted beginning with annual reporting periods beginning after December 15, 2016. The standard will be effective for the Company for the fiscal year beginning December 1, 2019. In connection with the adoption this new standard, the Company expects changes to its revenue recognition including, but not limited to, affiliation fees and the BWR program. The Company is continuing to evaluate the impact of the provisions of ASC 606.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

(r)	Segment Reporting

FASB ASC Topic 280, Segment Reporting, established standards for the manner in which enterprises report information about operating segments. The Company views its operations as one reportable segment.

Note 2. Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts which is included in accounts receivable, principally from Members, net on the Consolidated Statements of Financial Position for the years ended November 30, 2018 and 2017 includes the following:

	Years Ended November 30,
(in thousands)	2018	2017
Beginning balance	$5,750	$5,815
Recoveries	257	49
Provision	1,827	1,725
Write offs	(1,683)	(1,839)

Ending balance	$6,151	$5,750

In the normal course of business, the Company extends credit to its Members, franchisees, affiliate organizations, tour operators, central bill accounts and other third parties. The Company evaluates the collectability of the accounts receivable balances based on a combination of factors. These factors include the type of relationship the Company has with the account, the prior experience the Company has with accounts in each relationship type and an evaluation of current and projected economic conditions at the balance sheet date. Actual collections of accounts receivable could differ from management’s estimates.

Note 3. Prepaid Expenses and Other Current Assets

Prepaid expenses (primarily related to payments for insurance, software and hardware maintenance and support costs, Managed Secure Service network services, third party internet and Global Distribution System’s reservation fees) and other current assets are expensed when services are rendered.

Prepaid expenses and other current assets consisted of the following:

(in thousands)	As of November 30, 2018	As of November 30, 2017
Prepaid expenses	$20,182	$19,682
Other current assets	6,453	1,803

Total	$26,635	$21,485

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

Note 4. Income Taxes

The income tax provision (benefit) for the years ended November 30, 2018 and 2017 consisted of the following:

	Years Ended November 30,
(in thousands)	2018	2017
Current:
Federal	$7,965	$5,649
State	1,874	968
Foreign	250	168

Total current	10,089	6,785

Deferred:
Federal	48	(2,131)
State	(146)	(278)

Total deferred	(98)	(2,409)

Income tax provision	$9,991	$4,376

The actual tax provision differs from the expected tax provision by applying the applicable U.S. Federal corporate tax rate, of 22% in 2018 and 34% in 2017, to the excess of revenue over expenses before income taxes for the years ended November 30, 2018 and 2017. The principal items accounting for these differences are as follows:

	Years Ended November 30,
(in thousands)	2018	2017
Income taxes computed at statutory rates	$7,286	$3,352
State taxes, net of federal benefit	1,375	387
Other non-deductible items	902	609
Tax reform	602	—
Foreign tax credit	(202)	(192)
Other	28	220

Income tax provision	$9,991	$4,376

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of November 30, 2018 and 2017 are presented below:

(in thousands)	As of November 30, 2018	As of November 30, 2017
Deferred tax assets:
Deferred compensation plans	$4,373	$6,034
Allowance for doubtful accounts	1,517	2,133
Transaction costs	929	—
Acquisition of new trademarks	836	1,197
Travel Card liability	604	522
Compensated absences	526	1,806
Free night voucher liability	150	226
Other	135	140

Total deferred tax assets	9,070	12,058

Deferred tax liabilities:
Depreciation and amortization	3,889	5,122
Prepaid expenses	2,714	4,566

Total deferred tax liabilities	6,603	9,688

Net deferred tax assets	$2,467	$2,370

As the management of the Company considers it more likely than not that the gross deferred tax assets will be realized, a valuation allowance has not been applied.

The Company has a net income tax payable of $5.9 million and $2.6 million as of November 30, 2018 and 2017, respectively. These amounts are comprised of the following:

(in thousands)	As of November 30, 2018	As of November 30, 2017
Estimated income taxes payable	$(10,423)	$(6,973)
Deposits with federal and state governments	4,529	4,403

Net income tax payable	$(5,894)	$(2,570)

As of November 30, 2018 and 2017, the Company had no unrecognized tax benefits which would impact the Company’s effective tax rate if recognized, and the Company has no accrued interest or penalties related to uncertain tax positions.

The Company is subject to taxation and files income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. Currently, the Company has statutes of limitations open in various states ranging from the fiscal years November 30, 2014 through November 30, 2017, tax years 2013 through 2016. The Federal statute of limitations is currently open from the fiscal years November 30, 2016 through November 30, 2017, tax years 2015 through 2016. The Company has statute of limitations open in various foreign jurisdictions ranging from fiscal years November 30, 2014 through November 30, 2017, tax years 2013 through 2016.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJ Act”) was enacted into law. The income tax effects of changes in tax laws are recognized in the period when enacted. The TCJ Act provides for

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

numerous significant tax law changes and modifications with varying effective dates, which include reducing the corporate income tax rate from 35% to 21%, creating a territorial tax system (with a one-time mandatory tax on previously deferred foreign earnings), broadening the tax base and allowing for immediate capital expensing of certain qualified property.

As a fiscal year-end taxpayer, certain provisions of the TCJ Act began to impact the Company in fiscal year ending November 30, 2017, while other provisions impacted the Company beginning in fiscal year ending November 30, 2018. The corporate tax rate reduction is effective as of January 1, 2018 and, accordingly, reduced the Company’s federal statutory rate to a blended rate of approximately 22% for the fiscal year ending 2018.

The Company is currently analyzing the various components of the TCJ Act and its impact on the financial statements, including the estimated impact resulting from the re-measurement of deferred tax assets and liabilities. The Company recorded provisional amounts for these impacts in the financial statements for the fiscal year ending November 30, 2018. The impact of remeasuring the deferred taxes for the change in the U.S. federal tax rate was $0.6 million.

Management is unaware of any provisions that need to be made for any penalties and fees that may result from tax examinations.

Note 5. Property, Equipment and Computer Software, net

Property, equipment and computer software consisted of the following:

(in thousands)	As of November 30, 2018	As of November 30, 2017
Property and equipment, at cost:
Furniture and equipment	$29,378	$27,130
Buildings	20,146	21,217
Land	2,335	2,335
Leasehold improvements	2,143	448
Land improvements	1,244	1,106
Work in process	952	2,968

	56,198	55,204
Less accumulated depreciation and amortization	(37,902)	(33,230)

Property and equipment, net	18,296	21,974

Computer software, at cost:
Developed	43,952	42,403
Purchased	18,545	19,076
Work in process	1,759	2,915

	64,256	64,394
Less accumulated amortization	(50,727)	(52,697)

Computer software, net	13,529	11,697

Property, equipment and computer software, net	$31,825	$33,671

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

Depreciation and amortization expense consisted of the following:

	Years Ended November 30,
(in thousands)	2018	2017
Depreciation of property and equipment	$5,084	$5,016
Amortization of computer software	7,061	9,577

Depreciation and amortization	$12,145	$14,593

Note 6. Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities consisted of the following:

(in thousands)	As of November 30, 2018	As of November 30, 2017
Accounts payable	$25,606	$27,076
Accrued liabilities	19,813	10,790
Accrued compensation and benefits	16,368	16,933
Travel Card liability	6,748	8,204

Total	$68,535	$63,003

Note 7. Contingencies and Commitments

From time to time, the Company has been, and expects to continue to be, subject to legal proceedings and claims in the ordinary course of business. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources, divert management’s attention from the Company’s business objectives and adversely affect the Company’s business, results of operations, financial condition and cash flow.

Under certain membership agreements, the Company is committed to provide certain payments to prospective hoteliers as an incentive to become a new Member of the brand. These payments are due and payable to the new Member when the contract terms are met and refundable back to the Company, pursuant to contract terms, if the Member terminates membership within a pre-defined period of time. As of November 30, 2018, the amount of commitments not yet paid was $15.6 million, which is not recorded on the Consolidated Statements of Financial Position.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

Note 8. Leases

The Company leases certain office space, equipment and software under various operating leases, which expire on various dates through September 2026. Rental expenses on operating leases are recorded on a straight-line basis. Rental expense for operating leases were $9.6 million and $4.8 million for the years ended November 30, 2018 and 2017, respectively, and is included in general and administrative expenses on the Consolidated Statements of Revenues, Expenses and Net Assets. Minimum future rentals on non-cancelable operating leases, having an initial or remaining term in excess of one year as of November 30, 2018 are as follows (in thousands):

Years ending November 30,	Equipment and Software	Office Space	Total Minimum Rental
2019	$2,869	$582	$3,451
2020	2,112	517	2,629
2021	1,167	426	1,593
2022	9	230	239
2023	—	79	79
2024 and thereafter	—	231	231

Total	$6,157	$2,065	$8,222

Note 9. Employee Retirement Savings Plans

The Company sponsors a 401(k) investment plan which is available to all U.S. employees on the first day of service and a Canadian Registered Retirement Savings Plan (the “RRSP”) which is available to all Canadian employees on the first day of service. Under the plans, employees may contribute a percentage of their eligible wages to the plans, subject to maximum statutory regulations. The Company contributes 3% of the annual salary of all eligible employees to these plans.

The Company may also contribute a discretionary amount, as determined by the board of directors, up to 6% of employees’ eligible compensation, to be allocated in proportion to the employees’ contributions provided an employee has worked 1,000 hours during the plan year and is employed on the last day of the plan year.

The Company’s expense related to the 401(k) investment plan was $6.3 million and $5.7 million for the years ended November 30, 2018 and 2017, respectively, and the Company’s expense related to the RRSP was $0.2 million and $0.1 million for the years ended November 30, 2018 and 2017, respectively. These amounts are included in compensation, taxes and benefits in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets. The Company’s liability related to the 401(k) investment plan was $4.2 million and $4.0 million as of November 30, 2018 and 2017, respectively, and $0.1 million and $0.1 million as of November 30, 2018 and 2017, respectively, for the RRSP.

Note 10. Deferred Compensation Plans

The Company has a deferred compensation plan in which key management employees of the Company, as determined by the board of directors, are selected to participate. This plan is a defined contribution plan. Participating employees may defer a percentage of their annual salaries and a percentage of any incentive compensation into the plan. The Company contributes based on a formula designed to restore benefits otherwise lost to participating employees due to statutory limits in the 401(k) investment plan and by an amount equal to the rate of the old age survivors and disability insurance tax under IRS code Section 3101 multiplied by participant’s compensation in excess of the social security tax base. The Company’s expense

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

related to this plan was $0.9 million and $2.5 million for the years ended November 30, 2018 and 2017, respectively, and is included in compensation, taxes and benefits in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets. The Company’s total liability for this deferred compensation plan was $14.2 million and $13.0 million as of November 30, 2018 and 2017, respectively. The current portion of zero and $0.1 million is included in accounts payable and accrued liabilities in the accompanying Consolidated Statements of Financial Position as of November 30, 2018 and 2017, respectively.

The Company has a long-term incentive plan for key executives, as determined by the board of directors. Amounts awarded under the plan for each performance period are payable to each key executive in March of the third year after the performance period ends. The key executive must be employed by the Company on the payment date. The plan allows for proration of the accrued benefit for key executives because of death, disability or retirement. The Company records expense for this plan over the three year required service period. The Company’s expense related to this plan was $1.9 million and $1.7 million for the years ended November 30, 2018 and 2017, respectively, and is included in compensation, taxes and benefits in the accompanying Consolidated Statements of Revenues, Expenses and Net Assets. The Company’s total liability for this long-term incentive plan was $3.6 million and $3.3 million as of November 30, 2018 and 2017, respectively, of which the current portion of $1.7 million and $1.6 million is included in accounts payable and accrued liabilities in the accompanying Consolidated Statements of Financial Position as of November 30, 2018 and 2017, respectively.

Note 11. Related Party Transactions

Each member of our board of directors (“Director”, or an affiliate of our Directors) is a party to a membership agreement with the Company, and as a result, our Directors pay system and other fees to us based upon the terms of their respective membership agreements. Our Directors are party to such membership agreements and, following the Conversion, intend to be party to the new franchise agreements on the same terms and conditions as each of the other Members of the Company.

Director compensation consists of $100,000 per year in director fees, reimbursed medical expenses under our MERP program and spousal or qualified companion travel benefits.

Historically, we have made available to all our Members, including our Directors that own Best Western-branded hotels, certain identical financing terms in connection with a requirement to update branding materials and marquees. Terms of these arrangements included no-interest financing to purchase such updated branding materials and marquees. All such advances to our Directors have been repaid as of November 30, 2018.

Note 12. Pro forma Financial Data (unaudited)

The Company is contemplating a special ballot initiative that converts the Company from an Arizona nonprofit corporation to an Arizona for-profit corporation and public company and, as a result, each membership interest of the Company would be converted into shares of common stock of the for-profit Company.

The unaudited pro forma balance sheet information as of November 30, 2018 and the unaudited pro forma earnings per share for the fiscal years ended November 30, 2018 and 2017, present our financial position and earnings per share after giving effect to the Conversion, which includes adjustments to (i) issue an estimated 55.0 million shares of our common stock, without par value and (ii) reclassify the Company’s net assets on the date of conversion to “Common Stock” and “Additional paid-in capital”. Authorized capital stock consists of 100.0 million shares of Common Stock, without par value.

Best Western International, Inc.

Notes to Consolidated Financial Statements

November 30, 2018

The pro forma basic and diluted net income per share is computed by dividing the pro forma net income available to common shareholders by the pro forma weighted-average of common shares outstanding during the periods. The Company assumed a weighted-average of 55.0 million common shares issued and outstanding during the fiscal years ended November 30, 2018 and 2017. There are no common stock plans for employees, executives and non-employee directors and, as a result, there are no dilutive effects to net income per share.

The unaudited pro forma adjustments are based upon currently available information and certain estimates and assumptions. Management believes that the assumptions provide a reasonable basis for presenting the significant effects of the Conversion as contemplated and the pro forma adjustments give appropriate effect to the Conversion. The pro forma information does not include an adjustment for estimated additional general and administrative expenses that are anticipated as a result of being a public company.

Note 13. Summarized Quarterly Financial Data (unaudited)

The following tables present summarized consolidated quarterly financial data for each of the eight quarters in the two year period ended November 30, 2018.

	Quarter
2018	First	Second	Third	Fourth	Year
Total revenues	$90,587	$108,057	$117,809	$117,080	$433,533
Total expenses	87,280	105,885	107,814	99,163	400,142
Excess of revenues over expenses	1,832	1,661	7,251	12,656	23,400

	Quarter
2017	First	Second	Third	Fourth	Year
Total revenues	$80,941	$93,112	$101,555	$104,149	$379,757
Total expenses	76,222	95,328	93,243	105,105	369,898
Excess of revenues over expenses	2,593	(1,257)	4,706	(559)	5,483

Note 14. Subsequent Events

In connection with the preparation of the accompanying consolidated financial statements, the Company evaluated events and transactions occurring after November 30, 2018, for potential recognition or disclosure.

Acquisition

On February 15, 2019, the Company entered into and closed a definitive Share Sale and Purchase Agreement (“SPA”) with WorldHotels Holdings, LLC (“WH Holdings”) and ALHI Holdings, LLC (“ALHI”) (collectively, the “Sellers”), to purchase 100% of the outstanding shares of BV Acquisitions X GmbH (“BV Acquisitions”) from WH Holdings (thereby also acquiring BV Acquisitions’ approximately 98% ownership of the outstanding shares of WorldHotels Aktiengesellschaft (“WH”)), and assume certain rights and obligations of ALHI. WH and its subsidiaries operate a soft brand solution for upscale, upper-upscale and luxury hotels across the globe and currently have approximately 285 hotels under license. Under the terms of the SPA, the Company would pay cash to and assume certain rights and obligations of the Sellers. Cash paid to the Sellers is determined by the base purchase price of $4.5 million then adjusted pursuant to the terms and conditions of the SPA.

APPENDIX A

PLAN OF MERGER

This Plan of Merger (“Plan of Merger”) is made as of [●], 2019, by and between Best Western International, Inc., an Arizona nonprofit corporation (the “Corporation”), and Best Western Merger Sub, Inc., an Arizona for-profit corporation (“Merger Sub”), in accordance with the Arizona Revised Statutes (the “A.R.S.”).

1.	Background and Purpose.

(a)

The Corporation was formed on December 13, 1957, as an Arizona nonprofit corporation, by the filing of Articles of Incorporation with the Arizona Corporation Commission (or its predecessor). The Corporation has no capital stock, and each member of the Corporation (collectively, the “Members” and each a “Member”) holds one or more membership interests in the Corporation.

(b)	Merger Sub was formed on July 19, 2018, as an Arizona for-profit corporation, by the filing of Articles of Incorporation with the Arizona Corporation Commission.

(c)

The Corporation and Merger Sub desire to undertake a merger transaction, pursuant to which Merger Sub will merge with and into the Corporation, with the Corporation being the surviving entity following such transaction (the “Merger”). As a result of the Merger, the Corporation will be converted into a for-profit Arizona corporation.

(d)	The Merger is permitted under Section 10-11102, Section 10-1102, and Section 29-2202 of the A.R.S.

2.

Approval. As required in Article III, Section 5 of the Corporation’s Bylaws, the Board of Directors of the Corporation (the “Board”), by a written motion approved by a majority of the Board (the “Motion of the Board”), has approved and recommended that the Members approve (a) the conversion of the Corporation into an Arizona for-profit corporation, pursuant to the Merger described above, in accordance with the A.R.S., and (b) this Plan of Merger, and, subject to and contingent upon the satisfaction of the closing conditions as set forth in Section 4 below, the Board has authorized the undersigned officer of the Corporation (the “Authorized Officer”) to execute, endorse, acknowledge, deliver and file a Statement of Merger, substantially in the form approved by the Board (the “Statement of Merger”) in the name and on behalf of the Corporation with the Arizona Corporation Commission, with such changes therein and modifications and amendments thereto as the Authorized Officer may in his sole discretion approve, which such approval shall be conclusively evidenced by his execution thereof, and to execute and deliver such other documents, instruments and agreements as he deems necessary or desirable to consummate the transactions contemplated by this Plan of Merger.

3.	Terms of Merger.

(a)

The name, jurisdiction of organization and type of each merging entity is as follows: Best Western Merger Sub, Inc., an Arizona for-profit corporation (the “Merging Entity”), and Best Western International, Inc., an Arizona nonprofit corporation. The name, jurisdiction of organization and type of the surviving entity is Best Western International, Inc., an Arizona for-profit corporation (the “Surviving Entity”).

(b)

Subject to the satisfaction of the closing conditions set forth in Section 4 below, the Merger shall become effective (the “Effective Time”) upon the filing of the Statement of Merger with the Arizona Corporation Commission in accordance with this Plan of Merger, unless a subsequent Effective Time is specified in the Statement of Merger.

(c)

On and after the Effective Time, the Corporation shall continue its existence in the organizational form of an Arizona for-profit corporation as the Surviving Entity. All of the rights, privileges and powers of the Merging Entity and the Corporation, respectively, and all property and all debts due to the Merging Entity and the Corporation, respectively, as well as all other things and causes of action belonging to the Merging Entity and the Corporation, respectively, shall remain vested in the Surviving Entity and shall be the property of the Surviving Entity. All rights of creditors and all liens upon any property of the Merging Entity and the Corporation, respectively, shall be preserved unimpaired, and all debts, liabilities and duties of the Merging Entity and the Corporation, respectively, shall remain attached to the Surviving Entity and may be enforced against the Surviving Entity to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Surviving Entity.

(d)

As of the Effective Time, (i) each share of the Merging Entity’s capital stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any further action on the part of any party, be cancelled and cease to exist, and (ii) all outstanding membership interests of the Corporation held immediately prior to the Effective Time, will convert into newly issued shares of Common Stock (as defined in the Articles (as defined herein)), and each Member as of the Effective Time will receive [●][1] shares of Common Stock in exchange for each individual membership interest held by such Member. Pursuant to the Articles, the Corporation’s Common Stock will be classified into separate series, and each membership interest will be converted into shares of the series of Common Stock as corresponds to the district in respect of which such converted membership interest was issued.

(e)

As of the Effective Time, the newly elected directors of the Corporation with terms of office otherwise commencing on December 9, 2019, and the other directors of the Corporation with terms extending beyond such date shall become the directors of the Surviving Entity, in the manner and for the respective terms set forth in the Articles, until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified, as the case may be.

(f)

As of the Effective Time, the officers of the Corporation immediately prior to the Effective Time shall become the officers of the Surviving Entity, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be.

(g)

As of the Effective Time, the Corporation’s Member’s Bill of Rights shall terminate and become fully void and of no further force and effect without any further action required on the part of the Corporation or any Member, it being understood that various provisions of the Bill of Rights will be maintained from and after the Effective Time in (i) the Amended and Restated Bylaws of the Surviving Entity, as described in Section 5 below, or (ii) the franchise agreement entered into by and between each Member and the Surviving Entity in connection with the Merger.

(h)

As of the Effective Time, the Corporation’s Rules and Regulations, as such document is defined in the Corporation’s Bylaws, shall terminate and become fully void and of no further force and effect without any further action required on the part of the Corporation or any Member, it being understood that various provisions of the Rules and Regulations will be maintained from and after the Effective Time in (i) the brand manual of the Surviving Entity, or (ii) the franchise agreement entered into by and between each Member and the Surviving Entity in connection with the Merger.

4.	Conditions to Closing of Merger. The closing of the Merger shall be conditioned upon the satisfaction of each of the following closing conditions:

(a)

No temporary restraining order, preliminary or permanent injunction or other judgment, decision or order issued by any governmental authority of competent jurisdiction shall be in effect preventing the closing of the Merger as contemplated hereby;

[1]

NTD: Each Member will receive a number of shares of Common Stock determined by the following formula based on the number of Members and the number of contingently-approved applicants and new Best Western franchisees eligible to participate on a post-Merger basis as of November 30, 2019. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2019 and (b) the product of (x) the number of contingently-approved applicants and new Best Western franchisees in North America eligible to participate on a post-Merger basis as of November 30, 2019 and (y) 0.5.

(b)

The Members shall have approved this Plan of Merger and the amendments to the governing documents of the Corporation provided for in Section 5 below, by the affirmative vote of the lesser of (i) two-thirds (2/3) of the votes cast or (ii) a majority of the voting power of the Members (provided that, in any event, at least thirty-three and one-third percent (33-1/3%) of the voting power is voted in favor);

(c)

The Members shall have approved an amendment to the Corporation’s Bylaws authorizing the Board to terminate prior to the Effective Time the membership interests of any Member who does not enter into a new franchise agreement with the Corporation by the dates described in such amendment to the Bylaws, by the affirmative vote of the lesser of (i) two-thirds (2/3) of the votes cast or (ii) a majority of the voting power of the Members (provided that, in any event, at least thirty-three and one-third percent (33-1/3%) of the voting power is voted in favor); and

(d)	The Board shall not have determined to abandon the Merger pursuant to Section 7 below.

5.

Amended and Restated Articles of Incorporation; Amended and Restated Bylaws. Upon the Effective Time, the Amended and Restated Articles of Incorporation of the Corporation, substantially in the form attached hereto as Exhibit A (the “Articles”), shall become the Articles of Incorporation of the Surviving Entity. Furthermore, upon the Effective Time, the Amended and Restated Bylaws of the Corporation, substantially in the form attached hereto as Exhibit B, shall become the Bylaws of the Surviving Entity. Approval of this Plan of Merger will also constitute approval of such Amended and Restated Articles of Incorporation and Amended and Restated Bylaws.

6.

U.S. Federal Income Tax Consequences. The conversion of the Corporation into an Arizona for-profit corporation as a result of the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and this Plan of Merger is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations section 1.368-2(g). The Surviving Entity shall take all actions necessary to effectuate such treatment, including filing all applicable tax returns and any statement required pursuant to Treasury Regulations section 1.368-3 in a manner consistent with the tax treatment described in the preceding sentence.

7.

Amendment or Termination. Subject to the limitations expressly set forth in Section 29-2204 of the A.R.S., this Plan of Merger may be amended or terminated, and the Merger may be abandoned, by the Board at any time prior to the Effective Time, notwithstanding any requisite prior approval and adoption of this Plan of Merger by the Members of the Corporation. Without limiting the generality of the foregoing, the Board may terminate or amend this Plan of Merger or the Merger may be abandoned for any reason the Board, in its discretion, determines.

8.	Governing Law. This Plan of Merger shall be governed by and construed under the laws of the State of Arizona.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Plan of Merger as of the date set forth above.

CORPORATION Best Western International, Inc., an Arizona nonprofit corporation

By:

Name:
Its:

MERGER SUB

Best Western Merger Sub, Inc., an Arizona for-profit corporation

By:

Name:
Its:

[Signature Page to Plan of Merger]

Exhibit A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BEST WESTERN INTERNATIONAL, INC.

ARTICLE ONE

The name of the corporation is Best Western International, Inc. (the “Corporation”).

ARTICLE TWO

Section 1. Statutory Agent. The Corporation hereby appoints Corporation Service Company, whose address is 8825 N. 23rd Avenue, Suite 100, City of Phoenix, County of Maricopa, Arizona, 85021, as the statutory agent of the Corporation.

Section 2. Known Place of Business. The address of the Corporation’s known place of business in the State of Arizona is 6201 N. 24th Parkway, City of Phoenix, County of Maricopa, Arizona, 85016.

ARTICLE THREE

The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under Chapters 1 through 17 of Title 10 of the Arizona Revised Statutes, or any successor statute, as from time to time amended and in effect (the “Arizona Business Corporation Act”). Initially, the Corporation intends to foster the interest of its shareholders and those which are in any way related to the hotel industry as conducted by the Corporation by common business interest.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100,000,000 shares of Common Stock, without par value (the “Common Stock”). The Corporation shall not reissue any shares of Series A-1 through Series A-7 Common Stock (as established in Section 2(a) of ARTICLE FOUR) acquired by the Corporation pursuant to Sections 2(f) and 2(g) of ARTICLE FOUR or otherwise acquired by the Corporation, and the number of authorized shares of Common Stock shall be reduced in accordance with Section 2(i) of ARTICLE FOUR.

Section 2. Common Stock.

(a) Issuance of Shares. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions approved by at least two-thirds of the members of the Board of Directors, for the issuance of shares of Common Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any) (provided, however, that no such shares or series of Common Stock shall be entitled to more than one (1) vote per share in connection with any matter to be considered or acted upon by the holder thereof, including but not limited to the election of directors), designations, powers, preferences, and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. Furthermore, the Board of Directors is authorized to provide, by resolution or resolutions approved by a majority of the members of the Board of

Directors, for the reservation for later issuance of Common Stock in any series to contingently-approved applicants immediately prior to the effective time of these Articles of Incorporation (the “Effective Time”).

(i) These Amended and Restated Articles of Incorporation (these “Articles of Incorporation”) are being adopted in connection with a Plan of Merger whereby Best Western Merger Sub, Inc., an Arizona for-profit corporation and wholly owned subsidiary of Best Western International, Inc., an Arizona nonprofit corporation, merged with and into Best Western International, Inc. with the Corporation, an Arizona for-profit corporation, being the survivor (the “Plan of Merger”).

(ii) In connection with the Plan of Merger, each member of the nonprofit corporation is to be issued shares of a series of Common Stock that correspond to the District (as defined in Section 2 of ARTICLE SIX) in which the member owns and operates a Best Western-branded Property. “Best Western-branded Property” shall mean a hotel that is operated pursuant to a franchise agreement between a franchisee and the Corporation or its subsidiary. To effect the Plan of Merger, the following series of Common Stock are hereby established, and the rights, preferences and powers of each series of Common Stock established hereby are as follows:1

(A) [●] shares of Series A-1 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-1 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(B) [●] shares of Series A-2 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-2 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(C) [●] shares of Series A-3 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-3 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(D) [●] shares of Series A-4 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-4 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(E) [●] shares of Series A-5 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-5 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX;

(F) [●] shares of Series A-6 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or

[1]

NTD: The aggregate number of shares of the series established hereby will be determined by the following formula based on the number of Members and the number of contingently-approved applicants and new Best Western franchisees eligible to participate on a Post-Merger basis as of November 30, 2019. Each Member will receive a number of shares of Common Stock equal to 55.0 million shares divided by the sum of (a) the number of Members as of November 30, 2019 and (b) the product of (x) the number of contingently-approved applicants and new Best Western franchisees in North America eligible to participate on a post-Merger basis as of November 30, 2019 and (y) 0.5. of Incorporation, “Initial Public Offering” shall mean an underwritten initial public offering of the Corporation’s Common Stock or a direct listing by the Corporation of the Corporation’s Common Stock on a recognized national securities exchange. For the avoidance of doubt, the Corporation’s issuance of Common Stock in accordance with the Plan of Merger does not constitute an Initial Public Offering for purposes of these Articles of Incorporation.

winding up, except that such Series A-6 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX; and

(G) [●] shares of Series A-7 Common Stock, which shall be identical to all other shares of Common Stock with respect to voting rights, dividends and rights upon liquidation, dissolution or winding up, except that such Series A-7 shares shall be entitled to elect, voting as a separate voting group, one (1) member to the Board of Directors as provided in ARTICLE SIX.

(iii) Notwithstanding the foregoing, the separate series of Common Stock provided for in clause (ii) above shall be terminated and combined into a single series of Common Stock, which shall be referred to as Common Stock, effective upon an Initial Public Offering. For purposes of these Articles of Incorporation, “Initial Public Offering” shall mean an underwritten initial public offering of the Corporation’s Common Stock or a direct listing by the Corporation of the Corporation’s Common Stock on a recognized national securities exchange. For the avoidance of doubt, the Corporation’s issuance of Common Stock in accordance with the Plan of Merger does not constitute an Initial Public Offering for purposes of these Articles of Incorporation.

(iv) In addition to any other approval(s) that may be required under these Articles of Incorporation, the Arizona Business Corporation Act or other applicable law, the Corporation shall not issue shares of Common Stock, or securities convertible or exercisable into Common Stock, to any member of the Board of Directors without first obtaining the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class. The preceding sentence shall not apply to Common Stock issued to members of the Board of Directors: (i) in connection with the Plan of Merger; (ii) as a contingently-approved applicant immediately prior to the Effective Time; or (iii) in a transaction generally available to all shareholders.

(b) Voting Rights. Except as otherwise required by the Arizona Business Corporation Act or as provided by or pursuant to the provisions of these Articles of Incorporation:

(i) Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held of record by such holder.

(ii) Except, as may be set forth in the statement pursuant to Section 10-602 of the Arizona Business Corporation Act establishing any series, or by applicable law, the holders of Common Stock shall vote together as a single class on all matters on which shareholders are generally entitled to vote.

(c) Dividends. Subject to applicable law, such dividends may be declared and paid on the Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board of Directors in its discretion shall determine.

(d) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation as required by law, the holders of all outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such shareholder.

(e) Reclassification. Except as otherwise permitted in these Articles of Incorporation, the Common Stock may not be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the entire class of Common Stock is subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(f) Transfer Restrictions. In order to preserve the relationship between the shareholders of the Corporation and Best Western-branded Properties and to maintain the scale of Best Western-branded Properties, these Articles of Incorporation are setting forth the transfer restrictions in this Section 2(f). The transfer restrictions provided for in this Section 2(f) shall terminate upon the completion of an Initial Public Offering.

(i) No share of Common Stock may be sold, exchanged or otherwise transferred, other than as expressly approved in advance by the Board of Directors. In the event that any outstanding shares of Common Stock are sold, exchanged or otherwise transferred other than as provided in the previous sentence, such shares of Common Stock shall automatically and without further action on the part of the Corporation or any holder of Common Stock be deemed to be transferred to the Corporation (each, a “Corporate Transfer”) and thereupon shall be canceled and the number of authorized shares of Common Stock of the Corporation shall be correspondingly reduced in accordance with Section 2(i) of this ARTICLE FOUR.

(ii) If the Board of Directors approves the transfer of a shareholder’s Best Western-branded Property to a new owner consistent with the terms of such shareholder’s franchise agreement with the Corporation, such shareholder shall be entitled to retain ownership of its Common Stock, provided that such Common Stock shall be subject to redemption by the Corporation as set forth in Section 2(g) below in the event the conditions set forth in Section 2(g)(i) apply to the transferee of such Best Western-branded Property.

(g) Redemption. The redemption provisions in this Section 2(g) shall terminate upon the earlier of (x) the third anniversary of the Effective Time or (y) completion of an Initial Public Offering (in either case, the “Redemption Termination Date”), other than for purposes of redeeming shares of Common Stock and paying the Redemption Price (as defined below) for which a Redemption Notice (as defined below) had been delivered prior to the Redemption Termination Date.

(i) Subject to the foregoing restrictions, the Corporation has the option to redeem from any shareholder the Series A-1 through A-7 Common Stock that was issued to such shareholder (A) if the Best Western-branded Property with respect to which such shareholder was issued such shares of Common Stock ceases for any reason to be operated as a Best Western-branded Property, or (B) if the owner of the Best Western-branded Property with respect to which such shareholder was issued such shares of Common Stock has given notice to the Corporation, or the Corporation has given notice to the owner of the Best Western-branded Property, prior to the Redemption Termination Date, that such property will cease to be operated as a Best Western-branded Property (each, a “Redemption”), for the Redemption Price. The “Redemption Price” shall be $0.10 per share, plus the amount of any dividend with respect to such share that is declared but is unpaid (multiplied by the number of shares to be redeemed).

(ii) At least fifteen (15) days prior to the date of each Redemption (each, a “Redemption Date”), written notice (each, a “Redemption Notice”) shall be mailed, first class postage prepaid, by the Corporation to the shareholder of record (as of the close of business on the business day next preceding the day on which the Redemption Notice is given) of the Common Stock to be redeemed, at the address last shown on the records of the Corporation for such shareholder, specifying the number of shares to be redeemed from such shareholder, the Redemption Date, the Redemption Price and the place at which payment can be obtained. On the Redemption Date, the Corporation shall pay to the shareholder of such Common Stock being redeemed on such Redemption Date an amount in cash equal to the Redemption Price, to the order of the Person whose name appears on the stock register of the Corporation as the owner thereof.

(iii) From and after each Redemption Date, unless there shall have been an uncured default in the payment of the applicable Redemption Price, all rights of the shareholder of shares of Common Stock to be redeemed shall cease with respect to such shares (except the right to receive payment of the applicable Redemption Price), and all such shares shall be automatically and immediately retired and the number of authorized shares of Common Stock of the Corporation shall be correspondingly reduced in accordance with Section 2(i) of this ARTICLE FOUR.

(h) Shares Reserved for Issuance to Contingently-Approved Applicants and New Franchisees. If, for any reason, the Corporation is no longer obligated to issue shares of Common Stock that were reserved prior to the Effective Time for issuance after the Effective Time to contingently-approved applicants and New Franchisees (“Reserved Shares”), such shares shall cease to be reserved for issuance and the number of authorized shares of Common Stock of the Corporation shall be correspondingly reduced in accordance with Section 2(i) of this ARTICLE FOUR.

(i) Statement Pursuant to Section 10-631 of the Arizona Business Corporation Act. If prior to (x) the completion of an Initial Public Offering, in the case of a Corporate Transfer or with respect to Reserved Shares, or (y) the Redemption Termination Date, in the case of a Redemption, any outstanding shares of Series A-1 through Series A-7 Common Stock are acquired by the Corporation or Reserved Shares cease to be reserved, the Board of Directors shall cause the Corporation to file promptly (and in any event by the earlier of ninety (90) days after the date of the Corporate Transfer, the Redemption Date, or the date Reserved Shares cease to be reserved, as the case may be, or the day prior to the record date for any meeting of shareholders) a Statement Pursuant to Section 10-631 of the Arizona Business Corporation Act with the Arizona Corporation Commission (a “Statement Pursuant to Section 10-631”), which constitutes an amendment to these Articles of Incorporation (which amendment shall be effective without shareholder action), to reduce the authorized shares of Common Stock of the Corporation by the number of shares equal to the lesser of (i) the sum of the number of shares acquired by the Corporation and the number of Reserved Shares that ceased to be reserved, multiplied by 20/11, and (ii) the number of authorized but unissued shares that are not then reserved for issuance. Until the Statement Pursuant to Section 10-631 has been filed, the Board of Directors may not authorize the issuance, including by further reservation, of any additional shares of Common Stock.

(j) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

Section 3. Quorum. The holders of 10% of the voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders, except as otherwise provided by law.

Section 4. Action by Written Consent. Except as provided in these Articles of Incorporation or in Section 10-704(B) of the Arizona Business Corporation Act or other applicable law, any action which is required or permitted to be taken by the Corporation’s shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s stock entitled to vote thereon were present and voted.

Section 5. Shareholder Approval of Initial Public Offering. In addition to any other approval(s) that may be required under these Articles of Incorporation, the Arizona Business Corporation Act or other applicable law, the Corporation shall not consummate an Initial Public Offering without first obtaining the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class; provided, that the Board of Directors or a duly authorized committee thereof shall be authorized to determine the final terms of any such Initial Public Offering.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by these Articles of Incorporation or the Bylaws of the Corporation (as amended and restated, the “Bylaws”), the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the Arizona Business Corporation Act, these Articles of Incorporation, or the Bylaws required to be exercised or done by the shareholders.

Section 2. Districts and Number of Directors. The geographic area in which the Corporation licenses its trademarks for franchise properties in North America shall be divided into seven (7) districts, designated as District 1 through District 7, comprised of whole states, territories, provinces and/or possessions (the District of Columbia is considered to be a state for purposes of this Article) (each, a “District”), as set forth in Schedule A hereto. Any contingently-approved applicant whose North American Best Western-branded Property is not located in one of the Districts shall be designated as part of the District that is geographically closest in proximity to the actual location of such North American Best Western-branded Property. Unless otherwise fixed from time to time pursuant to the Bylaws, and up to a maximum of eleven (11) directors, the number of directors shall equal the number of Districts, with one director elected by each of Series A-1 through A-7 Common Stock as follows:

(a) shareholders of Series A-1 Common Stock shall elect one (1) member of the Board of Directors for District 1;

(b) shareholders of Series A-2 Common Stock shall elect one (1) member of the Board of Directors for District 2;

(c) shareholders of Series A-3 Common Stock shall elect one (1) member of the Board of Directors for District 3;

(d) shareholders of Series A-4 Common Stock shall elect one (1) member of the Board of Directors for District 4;

(e) shareholders of Series A-5 Common Stock shall elect one (1) member of the Board of Directors for District 5;

(f) shareholders of Series A-6 Common Stock shall elect one (1) member of the Board of Directors for District 6; and

(g) shareholders of Series A-7 Common Stock shall elect one (1) member of the Board of Directors for District 7.

Notwithstanding the foregoing, the provision for electing one (1) member of the Board of Directors to represent each of the seven (7) separate Districts provided for in this Section 2 shall terminate effective upon an Initial Public Offering. Unless otherwise fixed from time to time pursuant to the Bylaws, all members of the Board of Directors shall be elected by the holders of Common Stock, voting together as a single class, from and after an Initial Public Offering.

Section 3. Classes of Directors. The directors of the Corporation shall be divided into two (2) classes, as nearly equal in number as possible, hereby designated Class I and Class II. Class I shall consist of one director from each of Districts 3, 6 and 7, and Class II shall consist of one director from each of Districts 1, 2, 4 and 5. If the total authorized number of directors is increased, additional directors shall be designated exclusively by resolution of the Board of Directors as Class I or Class II directors such that the classes remain as nearly equal in number as possible.

Section 4. Election and Term of Office.

(a) Prior to an Initial Public Offering, the nominee in each District who receives the highest number of votes cast from shareholders of the Series A-1 through A-7 Common Stock corresponding to such District shall be elected.

(b) Directors elected shall take office at the regular annual meeting of the Board of Directors immediately following the annual meeting of the shareholders in the year elected or upon certification of the election by the transfer agent designated by the Board of Directors pursuant to the Bylaws, whichever occurs later.

(c) The term of the initial directors shall commence as of the Effective Time, and shall expire as follows: Class I directors in 2020 and Class II directors in 2021. The names and addresses of the initial directors of the Corporation are as follows:2

Name and Address	District Represented	Class/Term
[District 1 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 1	Class II (term expires in 2021)

[District 2 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 2	Class II (term expires in 2021)

[District 3 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 3	Class I (term expires in 2020)

[District 4 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 4	Class II (term expires in 2021)

[District 5 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 5	Class II (term expires in 2021)

[District 6 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 6	Class I (term expires in 2020)

[District 7 Director] 6201 N. 24th Parkway Phoenix, Arizona 85016	District 7	Class I (term expires in 2020)

(d) At each annual meeting of shareholders beginning in 2020, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office until the second succeeding annual meeting after their election and until their respective successors shall have been duly elected and qualified. Each director shall hold office until the annual meeting of shareholders for the year in which such director’s term expires and a successor is duly elected and qualified or until his or her earlier death, resignation or removal. Subject to Section 5 below, nothing in these Articles of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

[2]

NTD: Those individuals who are newly elected directors with terms of office that are otherwise commencing on December 9, 2019, and the other directors with terms that are otherwise extending beyond such date, shall be the initial directors of the post-Merger Corporation. Those names will be included in the final Articles of Incorporation filed at such time.

Section 5. Maximum Term of Directors. No person who shall have served three elected terms as a director elected by any of Series A-1 through Series A-7 Common Stock beginning from and after the Effective Time, whether or not consecutive, shall be eligible to be appointed or elected as a director. For purposes of this section, “elected term” shall not include (a) the remainder of an unexpired term to which a director is elected to fill a vacant director position or to replace a removed director pursuant to these Articles of Incorporation, or (b) the terms of the Class I directors that expire in 2020.

Section 6. Removal and Resignation of Directors.

(a) Subject to Section 10-808 of the Arizona Business Corporation Act a director may be removed (i) with or without cause pursuant to a written petition proposing the removal of a particular director signed by at least one-third (1/3) of all holders of the class or series of Common Stock entitled to elect such director, or (ii) with cause pursuant to a proposal for the removal of a particular director approved by the Board of Directors, and, in each case, upon the affirmative vote of a majority of the votes cast by the class or series of Common Stock entitled to elect such director at a meeting of the Corporation’s shareholders called for that purpose, so long as at least one-third (1/3) of the voting power of the class or series of Common Stock entitled to vote in the election of such director, voting together as a single class, vote in favor of the removal.

(b) Any director may resign at any time upon written notice to the Corporation.

(c) Any vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause will be filled in accordance with the Bylaws.

Section 7. Advance Notice. Advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE SEVEN

Section 1. Limitation of Liability.

(a) To the fullest extent permitted by the Arizona Business Corporation Act as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages arising from any action or failure to act as a director, except liability for any of the following: (i) the amount of financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 10-833 of the Arizona Business Corporation Act; or (iv) an intentional violation of criminal law.

(b) Any amendment, repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.

(c) The private property of each and every shareholder, officer and director of the Corporation shall, at all times, be exempt from all debts and liabilities of the Corporation.

Section 2. Indemnification. The Corporation shall indemnify and hold harmless each of its existing and former officers and directors, to the fullest extent permitted by the Arizona Business Corporation Act, as it now exists or may hereafter be amended, for any and all acts or omissions done or omitted to be done while employed by, or acting on behalf of, the Corporation or its subsidiaries, including indemnity for service in the capacity as an officer or director of the Corporation. The Corporation, subject to an officer or director executing and delivering any undertaking required by the Bylaws to reimburse the Corporation, shall advance costs and expenses to defend any claim subject to indemnification if authorized under Article 5 of Chapter 8 of Title 10 of the Arizona Business Corporation Act. The indemnification rights provided herein shall not be exclusive of or preclude any other rights of indemnification to which a director, officer, employee or agent may be entitled, whether pursuant to law, the Bylaws or agreement.

ARTICLE EIGHT

Section 1. Section 10-2743 of the Arizona Business Corporation Act. The Corporation expressly elects not to be subject to the provisions of Article 3 of Chapter 23 of Title 10 of the Arizona Business Corporation Act.

Section 2. Business Combinations with Interested Shareholders. Notwithstanding any other provision in these Articles of Incorporation to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter) with any Interested Shareholder (as defined hereinafter) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless:

(a) prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such shareholder becoming an Interested Shareholder;

(b) upon consummation of the transaction which resulted in such shareholder becoming an Interested Shareholder, such shareholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock outstanding (but not the outstanding Voting Stock owned by such Interested Shareholder) those shares owned by Persons (as defined hereinafter) who are directors or other affiliates of the Corporation (other than the Interested Shareholder); or

(c) at or subsequent to such time the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding Voting Stock which is not owned by such Interested Shareholder.

Section 3. Exceptions to Prohibition on Interested Shareholder Transactions. The restrictions contained in this ARTICLE EIGHT shall not apply if:

(a) a shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(b) the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b); (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 10-1103(G) of the Arizona Business Corporation Act, no vote of the shareholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either the aggregate market value of all of the assets of the

Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock of the Corporation. The Corporation shall give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b).

Section 4. Definitions. As used in this ARTICLE EIGHT only, and unless otherwise provided by the express terms of this ARTICLE EIGHT, the following terms shall have the meanings ascribed to them as set forth in this Section 4:

(a) “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;

(b) “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;

(c) “Business Combination” means:

(i) any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation Section 2 of this ARTICLE EIGHT is not applicable to the surviving entity;

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;

(iii) any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger under Section 10-1104 of the Arizona Business Corporation Act; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE EIGHT shall there be an increase in the Interested Shareholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;

(iv) any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Shareholder; or

(v) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE EIGHT) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;

(d) “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE EIGHT, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the Effective Time) have control of such entity;

(e) “Interested Shareholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE EIGHT to the contrary, the term “Interested Shareholder” shall not include: any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (e) only, such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;

(f) “Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f)), or disposing of such Stock with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Shareholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;

(g) “Person” means any individual, corporation, partnership, unincorporated association or other entity;

(h) “Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and

(i) “Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

ARTICLE NINE

Notwithstanding any other provision of these Articles of Incorporation or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, these Articles of Incorporation may not be altered, amended or repealed, unless in addition to any other vote required by these Articles of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class, at a meeting of the Corporation’s shareholders.

ARTICLE TEN

Section 1. Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s shareholders, (c) any action asserting a claim against the Corporation or any director, officer, employee, agent or shareholder of the Corporation arising pursuant to any provision of the Arizona Business Corporation Act, these Articles of Incorporation or the Bylaws (in each case, as they may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director, officer or other employee of the Corporation governed by the internal affairs doctrine shall be in the United States District Court for the District of Arizona in Maricopa County, Arizona. In the event the claims are not subject to the federal court’s jurisdiction, then the foregoing claims shall be filed in the Superior Court of Maricopa County, Arizona, in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants therein. If any action the subject matter of which is within the scope of the preceding sentence is filed in a court other than a court located within Maricopa County, Arizona (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the federal and state courts located within Maricopa County, Arizona in connection with any action brought in any such court to enforce the preceding sentence and (b) having service of process made upon such shareholder in any such action by service upon such shareholders’ counsel in the Foreign Action as agent for such shareholder. As used in these Articles of Incorporation, the term “Claim” means the actions, proceedings or claims referred to in clauses (a) through (d) of this Section 1.

Section 2. Notice. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and consented to the provisions of this ARTICLE TEN and (ii) deemed to have waived any argument relating to the inconvenience of the forums referenced above in connection with any action or proceeding described in this ARTICLE TEN.

ARTICLE ELEVEN

The name and address of the Incorporator is [●], 6201 N. 24th Parkway, City of Phoenix, County of Maricopa, Arizona, 85016. All powers, duties and responsibilities of the incorporator shall cease at the time of filing of these Articles of Incorporation to the Arizona Corporation Commission.

*****

IN WITNESS WHEREOF, the undersigned Incorporator has executed these Amended and Restated Articles of Incorporation on this                day of                 , 2019.

INCORPORATOR:

By:
Name:

CONSENT TO ACT AS STATUTORY AGENT

Corporation Service Company, having been designated to act as statutory agent for Best Western International, Inc., hereby consents to act in that capacity until removed, or its resignation is submitted in accordance with the Arizona Revised Statutes.

DATED: , 2019	CORPORATION SERVICE COMPANY

By:
Name:
Title:

SCHEDULE A

DISTRICTS

District	Location
1	Arizona, Colorado, Kansas, Missouri, Nebraska, New Mexico, Utah and Wyoming

2	Alaska, Idaho, Montana, North Dakota, Oregon, South Dakota, and Washington, United States Alberta, British Columbia, Manitoba, and Saskatchewan, Canada

3	Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, and Wisconsin Ontario, Canada

4	Alabama, Florida, Georgia, North Carolina, South Carolina, and Tennessee Puerto Rico and Haiti

5	Arkansas, Louisiana, Mississippi, Oklahoma, and Texas

6	California, Hawaii, and Nevada

7	Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, and West Virginia, United States

New Brunswick, Newfoundland, Nova Scotia, Prince Edward Island, and Quebec, Canada

Exhibit B

AMENDED AND RESTATED

BYLAWS

OF

BEST WESTERN INTERNATIONAL, INC.

An Arizona corporation

(Adopted as of [December 1, 2019])

ARTICLE I

OFFICES

Section 1. Offices. Best Western International, Inc. (the “Corporation”) may have an office or offices other than its registered office at such place or places, either within or outside the State of Arizona, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF SHAREHOLDERS

Section 1. Place of Meetings. The Board of Directors may designate a place, if any, either within or outside the State of Arizona, as the place of meeting for any annual meeting or for any special meeting of shareholders.

Section 2. Annual Meeting. An annual meeting of the shareholders shall be held at such date and time as is specified by resolution of the Board of Directors. At the annual meeting, shareholders shall elect directors to succeed those whose terms expire at such annual meeting and transact such other business as properly may be brought before the annual meeting pursuant to Section 10 of this ARTICLE II of these Amended and Restated Bylaws (these “Bylaws”). The Board of Directors may postpone, reschedule or cancel any annual meeting of shareholders previously scheduled by the Board of Directors.

Section 3. Special Meetings. Subject to the requirements of applicable law (meaning, here and hereinafter, as required from time to time by the law of the State of Arizona, including any applicable provision of Chapters 1 through 17 of Title 10 of the Arizona Revised Statutes, or any successor statute, as from time to time amended and in effect (the “Arizona Business Corporation Act”)), special meetings of shareholders of the Corporation shall be called (a) by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (b) by the holders of at least 10% of the outstanding shares of common stock of the Corporation (the “Common Stock”) who sign, date and deliver to the Chairman of the Board, Vice Chairman of the Board, or Secretary of the Corporation one or more written demands for the meeting describing the purpose or purposes for which the meeting is to be held, in proper written form pursuant to Section 10(a)(iii) of this ARTICLE II or, in the case of a special meeting being called for the purpose of filling a vacancy on the Board of Directors, pursuant to the procedures set forth in Section 10(b) of this ARTICLE II and Section 15(a) of ARTICLE III. Any business transacted at any special meeting of shareholders shall be limited to the purpose or purposes stated in the notice of the meeting. The Board of Directors may postpone, reschedule or cancel any special meeting of shareholders previously scheduled by the Board of Directors.

Section 4. Notice of Meetings. Whenever shareholders are required or permitted to take action at a meeting, notice of the meeting shall be given that shall state the place, if any, date, and time of the meeting of the shareholders, the means of remote communications, if any, by which shareholders and proxyholders not physically present may be deemed to be present in person and vote at such meeting, the record date for determining the shareholders entitled to vote at the meeting, if such date is different from the record date for determining shareholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting, except as otherwise provided herein or required by law or the Corporation’s Articles of Incorporation as then in effect (the “Articles of Incorporation”).

(a) Form of Notice. All such notices shall be delivered in writing or in any other manner permitted by the Arizona Business Corporation Act. If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, addressed to the shareholder at his, her or its address as the same appears on the records of the Corporation. If given by facsimile telecommunication, such notice shall be deemed given when directed to a number at which the shareholder has consented to receive notice by facsimile. Subject to the limitations of Section 4(c) of this ARTICLE II, if given by electronic transmission, such notice shall be deemed to be delivered: (i) by electronic mail, when directed to an electronic mail address at which the shareholder has consented to receive notice; (ii) if by a posting on an electronic network together with separate notice to the shareholder of such specific posting, upon the later of (x) such posting and (y) the giving of such separate notice; and (iii) if by any other form of electronic transmission, when directed to the shareholder. An affidavit of the Secretary or an Assistant Secretary of the Corporation, the transfer agent of the Corporation or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(b) Waiver of Notice. Whenever notice is required to be given under any provisions of the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws, a written waiver thereof, signed by the shareholder entitled to notice, or a waiver by electronic transmission given by the shareholder entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Neither the business to be transacted at, nor the purpose of, any meeting of the shareholders of the Corporation need be specified in any waiver of notice of such meeting. Attendance of a shareholder of the Corporation at a meeting of such shareholders shall constitute a waiver of notice of such meeting, except when the shareholder takes certain actions to preserve his/her/its objections as described in the Arizona Business Corporation Act.

(c) Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to shareholders of the Corporation pursuant to the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws, any notice to shareholders of the Corporation given by the Corporation under any provision of the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the shareholder of the Corporation to whom the notice is given. Any such consent shall be deemed revoked if: (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices given by the Corporation in accordance with such consent; and (ii) such inability becomes known to the Secretary or an Assistant Secretary of the Corporation or to the transfer agent or other person responsible for the giving of notice. However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. For purposes of these Bylaws, except as otherwise limited by applicable law, the term “electronic transmission” means any form of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such recipient through an automated process.

Section 5. List of Shareholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make available, no later than two business days after notice of a meeting of shareholders has been given, a complete list of the shareholders entitled to vote at the meeting. The list shall be arranged in alphabetical order, and by voting group, and within each voting group, by class or series of shares, and show the address of each such shareholder and the number of shares registered in the name of each such shareholder. Nothing contained in this section shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any shareholder, beginning two business days after notice of the meeting for which the list was prepared and continuing through the meeting at the Corporation’s principal office, the office of the Corporation’s transfer agent if specified in the meeting notice or at another place identified in the meeting notice in the city where the meeting will be held. In the event the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareholders of the Corporation. If the meeting is to be held at a place, the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise provided by law, the list shall be the only evidence as to who are the shareholders entitled to examine the list of shareholders required by this Section 5 or to vote in person or by proxy at any meeting of shareholders.

Section 6. Quorum. The holders of 10% of the voting power of the outstanding capital stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders, except as otherwise provided by law, by the Articles of Incorporation or these Bylaws. If a quorum is not present, the chairman of the meeting or the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote at the meeting may adjourn the meeting to another time and/or place from time to time until a quorum shall be present or represented by proxy. A quorum once established at a meeting shall not be broken by the withdrawal of enough votes to leave less than a quorum.

Section 7. Adjourned Meetings. Any meeting of shareholders, annual or special, may adjourn from time to time to reconvene at the same or some other place. Except as otherwise provided below, when a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and, except as otherwise required by law, shall not be more than 60 days nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 8. Vote Required. When a quorum has been established, all matters other than the election of directors, the amendment of the Articles of Incorporation or the Bylaws, or any other matters for which the affirmative vote of a majority of the total voting power is required under the Arizona Business Corporation Act, shall be determined by the affirmative vote of a majority of the votes cast of capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, provided, at least thirty-three and one-third percent (33- 1/3%) of the voting power vote in favor, unless by express provisions of an applicable law, the rules of any stock exchange upon which the Corporation’s securities are listed, any regulation applicable to the Corporation or its securities, the Articles of Incorporation or these Bylaws, a minimum or different vote is required, in which case such express provision shall govern and control the vote required on such matter. Directors shall be elected in the manner set forth in the Articles of Incorporation.

Section 9. Proxies. Each shareholder entitled to vote at a meeting of shareholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such shareholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

Section 10. Advance Notice of Shareholder Business and Director Nominations.

(a) Business at Meetings of Shareholders.

(i) Only such business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 10(b) of this ARTICLE II) shall be conducted at an annual meeting of shareholders as shall have been brought before the meeting (A) as specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors or any committee thereof, (B) by or at the direction of the Board of Directors or any committee thereof, or (C) by any shareholder of the Corporation who (1) was a shareholder of record at the time of giving of notice provided for in Section 10(a)(iii) of this ARTICLE II and at the time of the meeting, (2) is entitled to vote at the meeting and (3) complies with the notice procedures set forth in Section 10(a)(iii) of this ARTICLE II. For the avoidance of doubt, the foregoing clause (C) of this Section 10(a)(i) shall be the exclusive means for a shareholder to propose such business (other than business included in the Corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) before an annual meeting of shareholders.

(ii) For any business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 10(b) of this ARTICLE II) to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in proper written form as described in Section 10(a)(iii) of this ARTICLE II to the General Counsel of the Corporation; any such proposed business must be a proper matter for shareholder action and the shareholder and the Shareholder Associated Person (as defined in Section 10(d) of this ARTICLE II) must have acted in accordance with the representations set forth in the Solicitation Statement (as defined in Section 10(a)(iii) of this ARTICLE II) required by these Bylaws. To be timely, a shareholder’s notice for such business must be received by the Corporation at the principal executive offices of the Corporation in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding year’s annual meeting of shareholders (which date shall, for purposes of the Corporation’s first annual meeting of shareholders after the adoption of these Bylaws, be deemed to have occurred on [●], 2019); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year (other than for purposes of the Corporation’s first annual meeting of shareholders after the adoption of these Bylaws), such shareholder’s notice must be delivered by the later of the 10th day following the date of the announcement of the date of the annual meeting is first made and the date which is 90 days prior to the date of the annual meeting. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Notices delivered pursuant to Section 10(a) of this ARTICLE II will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day).

(iii) To be in proper written form, a shareholder’s notice to the Corporation must set forth as to each matter of business the shareholder proposes to bring before the annual meeting or a special meeting, as applicable:

(A) a brief description of the business desired to be brought before such meeting (including the specific text of any resolutions or actions proposed for consideration and if such business includes a proposal to amend these Bylaws, the specific language of the proposed amendment, and in each case other than, for the avoidance of doubt, nominations of persons for election to the Board of Directors, a written petition signed by at least 150 shareholders requesting any such resolutions, actions or amendments) and the reasons for conducting such business at such meeting,

(B) the name and address of the shareholder proposing such business, as they appear on the Corporation’s books, the name and address (if different from the Corporation’s books) of such proposing shareholder, and the name and address of any Shareholder Associated Person,

(C) the class or series and number of shares of stock of the Corporation which are directly or indirectly held of record or beneficially owned by such shareholder or by any Shareholder Associated Person,

(D) a description of all arrangements or understandings between or among such shareholder or any Shareholder Associated Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder and any material interest of such shareholder, any Shareholder Associated Person or such other person or entity in such business,

(E) a representation that such shareholder is a shareholder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at such meeting to bring such business before the meeting,

(F) any other information related to such shareholder or any Shareholder Associated Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies or consents (even if a solicitation is not involved) by such shareholder or Shareholder Associated Person in support of the business proposed to be brought before the meeting pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder and

(G) a representation as to whether such shareholder or any Shareholder Associated Person intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of at least the percentage of the Corporation’s outstanding capital stock required to approve the proposal or otherwise to solicit proxies or votes from shareholders in support of the proposal (such representation, a “Solicitation Statement”). In addition, any shareholder who submits a notice pursuant to Section 10(a) of this ARTICLE II is required to update and supplement the information disclosed in such notice, if necessary, in accordance with Section 10(c) of this ARTICLE II.

(iv) Notwithstanding anything in these Bylaws to the contrary, no business (other than nominations of persons for election to the Board of Directors, which must be made in compliance with and are governed exclusively by Section 10(b) of this ARTICLE II) shall be conducted at an annual meeting except in accordance with the procedures set forth in Section 10(a) of this ARTICLE II.

(b) Nominations of Directors for Meetings of Shareholders.

(i) General. Beginning with the election of directors at the annual meeting of shareholders in 2020 pursuant to the Articles of Incorporation, or an earlier vacancy on the Board of Directors, only persons who are nominated in accordance and compliance with the procedures set forth in this Section 10(b) shall be eligible for election to the Board of Directors at meeting of shareholders.

(ii) Qualifications. The following are qualifications to seek election as a director (a “Candidate”) and to remain qualified to serve as a director with respect to directors elected by shareholders of Series A-1 through Series A-7 of Common Stock

(A)	Equity Interest in Best Western-branded Property.

1.

A Candidate must own, and must have owned for at least the two years prior to seeking election, at least a 25% equity interest in an owned Best Western-branded Property or Properties. “Best Western-branded Property” shall mean a hotel that is operated pursuant to a franchise agreement between a franchisee and the Corporation or its subsidiary.

2.

A Candidate must own and continue to own through the election process at least a 10% equity interest in an owned Best Western-branded Property in the District the Candidate seeks to represent. “District” means a geographic area in which the Corporation licenses its trademark for franchise properties in North America as set forth in the Articles of Incorporation.

3.	A director must continuously own at least a 25% equity interest in an owned Best Western-branded Property or Properties.

4.	A director must continuously own at least a 10% equity interest in an owned Best Western-branded Property in the District that the director represents.

5.

A Candidate or a director may satisfy the 25% equity interest ownership requirement by adding together Best Western-branded Property equity interest ownerships so long as each added equity interest is at least 10%.

(B)

With respect to Sections 10(b)(ii)(B)(2)-(5) of this ARTICLE II above, a Candidate or a director must be and must remain the natural person designated by a shareholder to vote its shares for any Best Western-branded Property or Properties relied upon to satisfy the equity interest ownership requirement.

(C)

A Candidate or a director, as applicable, must reside in the District that corresponds to the series of Common Stock entitled to elect a director in such District that the Candidate seeks to represent and the director represents.

(D	A Candidate has not been convicted of a felony, a crime involving fraud or falsehoods, or a crime related to the operations of a hotel or to the lodging industry.

(E)

(1) with regard to Best Western-branded Properties in which a Candidate or a director has an ownership interest, they must cumulatively have and maintain a QA average score, measured using the three (3) most recent assessments for each Best Western-branded Property, that is at or above the previous year’s North American average; and (2) the Board of Directors shall establish a policy of enforcing this requirement consistent with the Corporation’s franchise agreements.

(F)

Equity interest ownership can be established by a Best Western-branded Property that is in a closely held family trust that is for the benefit of the Candidate or director, and a parent, spouse, child or blood-related brother or sister.

(G)	Equity interest in a Best Western-branded Property shall be established by providing, at a minimum:

1.	Recorded title to the property;

2.	Relevant corporate filings showing ownership interest among owners, partners, members or shareholders;

3.	Relevant tax filings; and

4.	Any relevant agreements or trust documents among owners, partners, members or shareholders.

(H)	Residence shall be established by providing documentation, at a minimum, of the following:

1.	A permanent personal dwelling in the District;

2.	A valid state or province driver’s license or identification reflecting a permanent personal dwelling in the District; and

3.	A valid state or province tax return from the previous year reflecting a permanent personal dwelling in the District.

(I)	Failure to provide such equity interest ownership or residence documentation shall constitute a presumption that the Candidate or the director is not qualified to serve.

(J)

Felonies and crimes involving fraud or falsehoods or related to the operations of a hotel or to the lodging industry may be established through a search of public records, to include but not be limited to court records. The existence of any such record shall constitute a presumption that the Candidate or director is not qualified to serve.

(K)

Directors shall certify annually their continued qualification to serve as a director. The General Counsel of the Corporation (the “General Counsel”) may request and a director shall provide any documents and information reasonably required to evaluate and verify the annual certification. Within the scope of the evaluation and verification, directors shall execute all documents requested by the General Counsel related to the obtaining of relevant documents and information.

(iii) Timing of Nominations. Nominations for directors shall be made at the annual meeting of the shareholders only by any shareholder who (A) was a shareholder of record at the time of giving the notice and at the time of the annual meeting and (B) is entitled to vote for the Candidate at the meeting. Further, in order for a Candidate to be nominated, the shareholder nominating the Candidate (who may be the Candidate) shall have complied with the following procedures:

(A)

The shareholder must deliver a notice for the nomination of the Candidate to the General Counsel at the principal executive offices of the Corporation in proper written form not less than 90 days and not more than 120 days prior to the first anniversary of the preceding years’ annual meeting of the shareholders (which date shall, for the purposes of the Corporation’s first annual meeting of shareholders after the adoption of these Bylaws, be deemed to have occurred on [●], 2019); provided, however, that if and only if the annual meeting is not scheduled to be held within a period that commences 30 days before such anniversary date and ends 30 days after such anniversary date, or if no annual meeting was held in the preceding year, such shareholder’s notice must be delivered by the later of the 10th day following the date of the announcement of the date of the annual meeting is first made and the date which is 90 days prior to the date of the annual meeting. In no event shall the adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of the shareholder’s notice as described above. Notices delivered pursuant to this Section 10(b)(iii)(A) will be deemed received on any given day if received prior to the close of business on such day (and otherwise on the next succeeding day).

(B)	To be in proper written form, a shareholder’s notice to the General Counsel of a director nomination shall set forth the following:

1.	The name, age, business address and residence address of the Candidate;

2.	The principal occupation or employment of the Candidate;

3.	The series and number of shares of Common Stock which are directly or indirectly owned beneficially or of record by the Candidate, if any;

4.	The date such shares were acquired and the investment intent of such acquisition (if applicable);

5.	The District for which the Candidate is to be nominated;

6.

Any other information relating to the Candidate that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies or consents for a contested election (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder (including such person’s written consent to be named in the proxy statement as a Candidate, if applicable, and to serving as a director if elected);

7.	This item (7) through item (12) as to the shareholder giving the notice, the name and address of such shareholder;

8.	The series of Common Stock which are directly or indirectly held of record or beneficially owned by such shareholder;

9.	A description of all arrangements or understandings (including financial transactions and direct or indirect compensation) between such shareholder and the Candidate;

10.

A representation that such shareholder is a holder of record of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the Candidate named in the shareholder’s notice;

11.

Any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required in connection with the solicitation of proxies or consents for a contested election (even if an election contest or proxy solicitation is not involved), or is otherwise required, pursuant to Section 14 of the Exchange Act, and the rules, regulations and schedules promulgated thereunder; and

12.

A representation as to whether such shareholder intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to the holders of a sufficient number of the Corporation’s outstanding shares reasonably believed by the shareholder to elect the Candidate or otherwise to solicit proxies or votes from shareholders in support of the nomination.

(C)

Except in the case of a vacancy occurring on the Board of Directors as described in Section 15 of ARTICLE III, the shareholder filing a written notice for the nomination of the Candidate pursuant to Section 10(b)(iii)(A) of this ARTICLE II shall include in such shareholder’s notice the following:

1.

A written statement signed by the Candidate: (i) agreeing to accept the nomination; (ii) certifying qualifications of Section 10(b)(ii) of this ARTICLE II and (iii) certifying there is neither a presently serving director whose term does not expire during that year nor a candidate in any District who is affiliated, directly or indirectly, with a Best Western-branded Property which the certifying Candidate represents.

2.

A summary of the Candidate’s relevant background (to include all past and present Best Western-branded Property equity interests, education, work experience, experience with the Corporation, and whether the Candidate has filed for personal bankruptcy protection, or has been a director, executive officer or general partner of a business which has filed for bankruptcy protection, in the prior 10 years). This information shall be provided to the shareholders in the respective District.

3.

Documentation supporting qualifications of Section 10(b)(ii) of this ARTICLE II. The burden of proof is on the Candidate to establish by a preponderance of the evidence that the Candidate is qualified in accordance with Section 10 of this ARTICLE II. The General Counsel may request and the Candidate shall provide any documents and information relevant to determining qualification. The Candidate shall execute all documents requested by the General Counsel related to the obtaining of relevant evidence. Within 7 days of the receipt of the required documentation, the General Counsel shall determine whether the information provided supports the certification. If the General Counsel concludes that the information provided does not support the certification, the General Counsel shall promptly make a full report with detailed explanation to the Board of Directors. The Candidate will not be eligible to be nominated unless at least five directors vote in favor of accepting the information as supporting the certification.

(c) Update and Supplement of Shareholder’s Notice. Any shareholder who submits a notice of proposal for business or nomination for election pursuant to this Section 10 is required to update and supplement the information disclosed in such notice, if necessary, so that the information provided or required to be provided in such notice shall be true and correct as of the record date for determining the shareholders entitled to notice of the meeting of shareholders and as of the date that is 10 business days prior to such meeting of the shareholders or any adjournment or postponement thereof, and such update and supplement shall be received by the General Counsel at the principal executive offices of the Corporation not later than the close of business on the fifth business day after the record date for the meeting of shareholders (in the case of the update and supplement required to be made as of the record date), and not later than the close of business on the eighth business day prior to the date for the meeting of shareholders or any adjournment or postponement thereof (in the case of the update and supplement required to be made as of 10 business days prior to the meeting of shareholders or any adjournment or postponement thereof).

(d) Definitions. For purposes of this Section 10, the term “Shareholder Associated Person” of any shareholder means (A) any person controlling, directly or indirectly, or acting in concert with, such shareholder, (B) any beneficial owner of shares of stock of the Corporation owned of record by such shareholder, or (C) any person directly or indirectly controlling, controlled by or under common control with such shareholder.

(e) Submission of Questionnaire, Representation and Agreement. To be qualified to be a Candidate, a Candidate must deliver (in the case of a Candidate nominated by a shareholder in accordance with Section 10(a) of this ARTICLE II, within the time periods prescribed for delivery of notice) to the General Counsel at the principal executive offices of the Corporation a written questionnaire with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the General Counsel upon written request) and a written representation and agreement (in the form provided by the General Counsel upon written request) that such person (i) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (B) any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law, (ii) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein and (iii) if elected as a director, would be in compliance with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation. The Corporation may also require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve either as a director of the Corporation or as an independent director of the Corporation under applicable Securities and Exchange Commission and stock exchange rules, if and to the extent they are applicable, and the Corporation’s publicly disclosed corporate governance guidelines, or that could be material to a reasonable shareholder’s understanding of the qualifications and/or independence, or lack thereof, of such nominee, as determined in the Board of Directors’ sole discretion.

(f) Authority of Chairman; General Provisions. Except as otherwise provided by applicable law, the Articles of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether any nomination or other business proposed to be brought before the meeting was made or brought in accordance with the procedures set forth in these Bylaws (including whether the shareholder or Shareholder Associated Person, if any, on whose behalf the nomination or proposal is made, solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such shareholder’s nominee or proposal in compliance with such shareholder’s representation as required by Section 10(a)(iii)(G) or Section 10(b)(iii)(B)(12) of this ARTICLE II), as appropriate, and, if any nomination or other business is not made or brought in compliance with these Bylaws, to declare that such nomination or proposal of other business be disregarded and not acted upon. Notwithstanding the foregoing provisions of this Section 10, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders of the

Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 10, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(g) Compliance with Exchange Act. Notwithstanding the foregoing provisions of these Bylaws, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules, regulations and schedules promulgated thereunder with respect to the matters set forth in these Bylaws; provided, however, that any references in these Bylaws to the Exchange Act or the rules, regulations and schedules promulgated thereunder are not intended to and shall not limit the requirements applicable to any nomination or other business to be considered pursuant to this Section 10.

(h) Effect on Other Rights. Nothing in these Bylaws shall be deemed to (A) affect any rights of the shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) confer upon any shareholder a right to have a nominee or any proposed business included in the Corporation’s proxy statement, except as set forth in the Articles of Incorporation or these Bylaws or (C) limit the exercise, the method or timing of the exercise of, the rights of any person granted by the Corporation to nominate directors, which rights may be exercised without compliance with the provisions of this Section 10.

Section 11. Fixing a Record Date for Shareholder Meetings. In order that the Corporation may determine the shareholders entitled to notice of any meeting of shareholders or any adjournment thereof, the Board of Directors may fix, except as otherwise required by law, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 days nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board of Directors, the record date for determining shareholders entitled to notice of or to vote at a meeting of shareholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting in conformity herewith; and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the foregoing provisions of this Section 11 at the adjourned meeting.

Section 12. Action by Shareholders Without a Meeting. So long as shareholders of the Corporation have the right to act by written consent in accordance with the Articles of Incorporation, the following provisions shall apply:

(a) Record Date. For the purpose of determining the shareholders entitled to consent to corporate action in writing without a meeting as may be permitted by the Articles of Incorporation, the Board of Directors may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 10 days after the date on which the resolution fixing the record date is adopted by the Board of Directors. Any shareholder of record seeking to have the shareholders authorize or take action by written consent shall, by written notice to the General Counsel of the Corporation, request that the Board of Directors fix a record date, which notice shall include the text of any proposed resolutions. If no record date has been fixed by the Board of Directors pursuant to this Section 12(a) or otherwise within 10 days of receipt of a valid request by a shareholder, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required pursuant to applicable law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation pursuant to Section 12(b) of this ARTICLE II; provided, however, that if prior action by the Board of Directors is required by applicable law, the record date for determining shareholders entitled to consent to corporate action in writing without a meeting shall in such an event be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b) Generally. Every written consent shall bear the date of signature of each shareholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless written consents signed by a sufficient number of shareholders to take such action are delivered to the Corporation, in the manner required by this Section 12, within 60 days of the date of the earliest dated consent delivered to the Corporation in the manner required by applicable law. The validity of any consent executed by a proxy for a shareholder pursuant to an electronic transmission transmitted to such proxy holder by or upon the authorization of the shareholder shall be determined by or at the direction of the Secretary. A written record of the information upon which the person making such determination relied shall be made and kept in the records of the proceedings of the shareholders. Any such consent shall be inserted in the minute book as if it were the minutes of a meeting of shareholders. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given by the Corporation (at its expense) to those shareholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consent signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 13. Conduct of Meetings.

(a) Generally. Meetings of shareholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence or disability, by the Vice Chairman of the Board, or in the Vice Chairman’s absence or disability, by the Secretary-Treasurer of the Board or, in the Secretary-Treasurer’s absence or disability, by a chairman chosen at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence or disability the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b) Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of shareholders of the Corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of shareholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to shareholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairman of the meeting of shareholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a nomination or matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure. The chairman of the meeting shall announce at the meeting when the polls for each matter to be voted upon at the meeting will be opened and closed. After the polls close, no ballots, proxies or votes or any revocations or changes thereto may be accepted. The chairman of the meeting shall have the power, right and authority, for any or no reason, to convene, recess and/or adjourn any meeting of shareholders.

(c) Inspectors of Elections. The Corporation may, and to the extent required by law shall, in advance of any meeting of shareholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of shareholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by law, inspectors may be officers, employees or agents of the Corporation. No person who is a candidate for an office at an election may serve as an inspector at such election. Each inspector, before entering upon the discharge of such inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by law. Every vote taken by ballot shall be counted by a duly appointed inspector or duly appointed inspectors.

ARTICLE III

DIRECTORS

Section 1. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by the Articles of Incorporation or these Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation except for such powers, acts and things that are by the Arizona Business Corporation Act, the Articles of Incorporation or these Bylaws required to be exercised or done by the shareholders.

Section 2. Number of Directors. The number of directors which shall constitute the Board of Directors shall initially be seven, as set forth in the Articles of Incorporation, and, thereafter, shall be fixed from time to time exclusively by resolution of the Board of Directors, provided it shall not be less than the number of directors required nor more than the number of directors permitted by the Articles of Incorporation.

Section 3. Annual Meetings. The annual meeting of the Board of Directors shall be held immediately after, and at the same place as, the annual meeting of shareholders. In the event that the annual meeting of shareholders takes place telephonically or through any other means by which the shareholders do not convene in any one location, the annual meeting of the Board of Directors shall be held at the principal offices of the Corporation immediately after the annual meeting of the shareholders.

Section 4. Regular Meetings and Special Meetings. Regular meetings, other than the annual meeting, of the Board of Directors may be held at such time and at such place as shall from time to time be determined by resolution of the Board of Directors and publicized among all directors. Special meetings of the Board of Directors may be called by the Chairman of the Board upon the written request of any three directors (which three directors may include the Chairman of the Board), and shall be held at the place, if any, on the date and at the time as they shall fix. Any and all business may be transacted at a special meeting of the Board of Directors.

Section 5. Notice of Meetings. Notice of each special meeting of the Board of Directors, and of each regular and annual meeting of the Board of Directors for which notice is required, shall be given by the Secretary as provided in this Section 5. Such notice shall state the date, time and place, if any, of the meeting. Notice of the annual meeting of the Board of Directors shall be given to the members of the Board of Directors and the shareholders at least 30 days prior to the annual meeting. Notice of any special meeting of the Board of Directors, and of any regular meeting of the Board of Directors for which notice is required to be given to directors, shall be given to each director at least (a) 24 hours before the meeting if by telephone or by being personally delivered or sent by telex, telecopy, electronic transmission, email or similar means or (b) five days before the meeting, or two days before the meeting if all directors have agreed to such special meeting of the Board of Directors, if delivered by mail to the director’s residence or usual place of business. Notices to directors and shareholders provided in this Section 5 shall be deemed to be delivered when deposited in the United States mail so addressed, with postage prepaid, or when transmitted if sent by telex, telecopy, electronic transmission, email or similar means. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting.

Section 6. Waiver of Notice. Any director may waive notice of any meeting of directors by a writing signed by the director or by electronic transmission. Any member of the Board of Directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and does not further participate in the meeting. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

Section 7. Officers of the Board, Quorum, Required Vote and Adjournment.

(a) Chairman of the Board. The Board of Directors shall annually elect, by the affirmative vote of a majority of the directors then in office, a Chairman of the Board. The Chairman of the Board must be a director and shall not be an officer of the Corporation. Subject to the provisions of these Bylaws and the direction of the Board of Directors, he or she shall perform all duties and have all powers which are commonly incident to the position of Chairman of the Board or which are delegated to him or her by the Board of Directors, preside at all meetings of the shareholders and Board of Directors at which he or she is present and have such powers and perform such duties as the Board of Directors may from time to time prescribe. No person shall serve more than one year as Chairman of the Board unless elected to an additional term by the unanimous vote of the Board of Directors.

(b) Vice Chairman of the Board. The Board of Directors shall annually elect, by the affirmative vote of a majority of the directors then in office, a Vice Chairman of the Board. The Vice Chairman of the Board must be a director and shall not be an officer of the Corporation. The Vice Chairman of the Board shall perform such duties and have such authorities as described in these Bylaws and as determined by resolution of the Board of Directors.

(c) Secretary-Treasurer of the Board. The Board of Directors shall annually elect, by the affirmative vote of a majority of the directors then in office, a Secretary-Treasurer of the Board. The Secretary-Treasurer of the Board must be a director and shall not be an officer of the Corporation. The Secretary-Treasurer of the Board shall perform such duties and have such authorities as described in these Bylaws and as determined by resolution of the Board of Directors.

(d) Quorum, Required Vote and Adjournment. If the Chairman of the Board is not present at a meeting of the Board of Directors, the Vice Chairman of the Board shall preside at such meeting, and, if the Vice Chairman is not present at such meeting, the Secretary-Treasurer of the Board shall preside at such meeting and, if the Secretary-Treasurer of the Board is not present at such meeting, a majority of the directors present at such meeting shall elect one of the directors present at the meeting to so preside. At all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Unless by express provision of an applicable law, the Articles of Incorporation or these Bylaws a different vote is required, the vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The vote of at least five (5) of the seven (7) members of the Board of Directors representing Districts shall be required to approve a new franchisee. At any meeting of the Board of Directors, business shall be transacted in such order and manner as the Board of Directors may from time to time determine. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may, to the fullest extent permitted by law, adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 8. Conduct of Meetings. At least 10 days prior to each regular meeting of the Board of Directors, a written agenda setting forth each item to be presented at the meeting shall be prepared and made available to each director and to any shareholder upon request. Action at any regular meeting of the Board of Directors shall be limited to action on those items set forth in the agenda, except for such matters as the Chairman of the Board and at least two other directors certify in writing to involve a bona fide emergency requiring immediate action of the Board of Directors. All meetings of the Board of Directors shall be open to any shareholder except that the Board of Directors may convene a closed executive session for the purpose of considering personnel matters, considering confidential issues dealing with specific franchisees or shareholders, considering matters that involve information with respect to the Corporation’s trade secrets, considering matters that, if disclosed, could cause risk of harm to the Corporation, receiving legal advice or for any other matter which, to avoid legal liability, may require confidential treatment. The Board of Directors may convene an executive session only upon the affirmative roll-call of at least 80% of the then serving members of the Board of Directors. Action of the Board of Directors may only be taken by recorded roll-call vote and the vote of each director on each issue must be recorded. Shareholders shall have the right to address the Board of Directors at each regular meeting. The Board of Directors shall keep detailed minutes of all meetings, including minutes of the general nature of discussions in executive sessions, which minutes shall be available to the shareholders upon request. The Board of Directors may keep detailed minutes of proceedings in executive session which shall be considered privileged and not subject to disclosure except upon proper legal authority or court order. An executive session may only occur within a regular or special meeting of the Board of Directors.

Section 9. Committees.

(a) The Board of Directors may designate one or more committees, including an executive committee, consisting of one or more of the directors of the Corporation, and any committees required by the rules and regulations of such exchange on which any securities of the Corporation are listed. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Except to the extent restricted by applicable law or the Articles of Incorporation, each such committee, to the extent provided by the Arizona Business Corporation Act and in the resolution creating it, shall have and may exercise all the powers and authority of the Board of Directors. Each such committee shall serve at the pleasure of the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors upon request.

(b) Each committee of the Board of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the Board of Directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. All committee matters shall be determined by a majority vote of the members present at a meeting at which a quorum is present. Unless otherwise provided in such a resolution, in the event that a member and that member’s alternate, if alternates are designated by the Board of Directors, of such committee is or are absent or disqualified, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member.

Section 10. Action by Written Consent. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 11. Compensation; Reimbursement of Expenses. Directors shall receive an annual fee for their services to the Corporation, including for attendance of meetings of the Board of Directors or participation on any committees. The annual fee shall be adjusted annually, as appropriate, to account for inflation. The Board of Directors shall have the authority to fix the reimbursement of business and travel expenses for each day a director (i) is away from both the director’s principal place of business and the director’s primary personal residence and (ii) is performing services on behalf of the Corporation. For such reimbursement of business and travel expenses, the director must provide the Corporation with a summary of activities and services performed on behalf of the Corporation and documentation, acceptable for federal income tax purposes, of the expenses incurred.

Section 12. Reliance on Books and Records. A member of the Board of Directors, or a member of any committee designated by the Board of Directors shall, in the performance of such member’s duties, be fully protected in relying in good faith upon records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, or committees of the Board of Directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 13. Telephonic and Other Meetings. Unless restricted by the Articles of Incorporation, any one or more members of the Board of Directors or any committee thereof may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

Section 14. Election and Term of Office.

(a) The Corporation shall provide a proxy statement to each shareholder in connection with the annual meeting of the shareholders that includes, for the series of Common Stock for which a director is to be elected, the following: (i) a ballot showing the names of all qualified nominees for director for that series; (ii) a summary of each qualified nominee’s relevant background; and (iii) voting instructions indicating the number of responses needed to meet the quorum requirements, stating the percentage of approval necessary to elect a director and specifying the date and time by which votes must be submitted in order to be counted. Each shareholder may vote for one director for the District that corresponds to the series of Common Stock held by such shareholder and for which candidates have been nominated pursuant to the terms of these Bylaws on the ballot provided.

(b) Directors shall be elected by the holders of such series of Common Stock present in person or represented by proxy at the annual meeting of the shareholders and entitled to vote in the election of such directors. The Proxy shall state the deadline for submitting votes, and at such time and date the voting shall close and the voting system data shall be securely and confidentially provided to the transfer agent designated by the Board of Directors from time to time to receive voting data from the electronic or online voting system and to certify the results of votes cast by shareholders pursuant to the Articles of Incorporation and these Bylaws (the “Transfer Agent”). On the same day the Transfer Agent shall certify the results of the vote to the Corporation.

(c) All shareholders shall have the right to challenge any procedure or certification relating to the election of directors. The Transfer Agent shall rule upon each challenge in writing and the ruling of the Transfer Agent shall be final, as shall the Transfer Agent’s certification of the voting results.

(d) The President and Chief Executive Officer, upon receiving the certification of the results of the election, shall send each candidate a copy of the certification and within five days thereafter send a written report of the election results to all shareholders.

Section 15. Newly-Created Vacancies and Directorships.

(a) A vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause occurring within 180 days of the next annual meeting of the shareholders shall, if practicable, be filled at the next annual meeting of the shareholders in accordance with the procedures for director election at an annual meeting of the shareholders. A vacancy on the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause occurring (i) in such close proximity to the next annual meeting of the shareholders that it is impracticable to fill the vacancy at such meeting or (ii) prior to 180 days before the next annual meeting of the shareholders, shall be filled at a special meeting of shareholders of the applicable series of Common Stock to which the vacancy relates, called by or at the direction of the Board of Directors or the Chairman of the Board of Directors pursuant to Section 3 of ARTICLE II, and according to the procedures established in this Section 15(a) and in accordance with the Articles of Incorporation and these Bylaws. Notice of the vacancy shall be mailed to the shareholders of the series of Common Stock for which there is a vacancy within 10 days of receipt of notice by any director or the President and Chief Executive Officer of the occurrence of an event that has caused a vacancy. Shareholders of the applicable series of Common Stock may nominate candidates by presenting to the President and Chief Executive Officer, within 30 days of the mailing of the notice, a nominating petition signed by at least five shareholders of such series of Common Stock. Except as otherwise provided in Section 10(b) of ARTICLE II, the proposed candidate shall submit to the President and Chief Executive Officer or his designee all documents required by these Bylaws as if such nomination was being made at an annual meeting pursuant to Section 10(b) of ARTICLE II within 30 days of the mailing of the notice of the vacancy. Voting in a contested election shall be conducted at the special meeting of shareholders as otherwise provided in these Bylaws. The candidate receiving the highest number of votes shall serve the remainder of the term for such director position. In the event only one candidate is eligible for election, following the 30th day after the mailing of the notice of vacancy, the President and Chief Executive Officer shall declare, upon the affirmative vote of a majority of the then serving directors at a meeting of the Board of Directors and without a special meeting of the shareholders, that the candidate is elected to serve the remainder of the term for such director position. The vote by the Board of Directors may be by telephone conference call participated in by a majority of the then serving directors.

(b) Newly created directorships resulting from any increase in the authorized number of directors in the Board of Directors shall be filled by resolution of a majority of the directors then in office. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 16. Director Inspection of Books and Records. Upon written request to the President and Chief Executive Officer, a director shall be provided access to all records of the Corporation. Information contained within employee personnel files, as maintained by the director of human resources, shall not be provided. The Board of Directors may designate other information as confidential.

Section 17. Removal as Not Qualified. In the event that a director elected by shareholders of Series A-1 through A-7 of Common Stock is presumed not qualified to serve based upon the qualifications set forth in Section 10(b)(ii) of ARTICLE II, the director may submit any relevant evidence to establish that he or she is qualified to serve and the following process shall be used to determine what further action, if any, to take:

(1) If the General Counsel determines that there is reasonable cause to believe that a director does not meet the qualification requirements of ARTICLE II (the “Respondent”), the General Counsel shall engage an independent third-party to conduct an inquiry related to the Respondent’s qualifications. The General Counsel shall promptly advise the Board of Directors in writing of the engagement.

(2) The independent third-party shall conduct an impartial investigation regarding the Respondent’s ARTICLE II qualifications. The independent third-party shall consider all competent, relevant evidence. The Board of Directors and the Respondent shall cooperate fully in the investigation and provide any requested relevant documents and information to the independent third-party. Within the scope of the investigation, the Board of Directors and the Respondent shall execute all documents requested by the independent third-party directly related to the obtaining of documents and information.

(3) All reasonable efforts shall be made by the independent third-party to complete the investigation within 30 days of engagement.

(4) The independent third-party shall produce a written report that includes findings of fact and conclusions as to whether the Respondent meets the director qualification requirements of ARTICLE II. The independent third-party shall use a preponderance of the evidence standard.

(5) The written report shall be provided to the General Counsel who shall provide the report to the Board of Directors, including the Respondent, within three business days of receipt.

(6) The General Counsel will present the report at a special meeting of the Board of Directors within 20 days of receipt of the written report.

(7) If the independent third-party concludes that the Respondent meets the director qualification requirements of ARTICLE II, the matter shall be closed and no further action shall be required.

(8) If the independent third-party concludes that the Respondent does not meet a director qualification requirement of ARTICLE II, the Respondent shall be provided notice, and shall have the right to be present and to have counsel present at the special meeting of the Board of Directors at which the report is presented and considered. The special meeting of the Board of Directors at which the report is presented and considered shall not be less than 20 days after the director is provided notice of the report. Respondent’s counsel shall not have the right to address the Board of Directors; rather, counsel may assist and advise the Respondent. If upon completion of the process the Respondent is not removed, the Respondent will be reimbursed reasonable attorney’s costs and fees; otherwise, counsel shall be at the sole cost of the Respondent.

(9) At the special meeting of the Board of Directors, the Respondent will be allotted a reasonable amount of time to present relevant, competent evidence. The Respondent may also make a statement.

(10) The Board of Directors shall consider the report and all matters presented, and then determine, through vote, whether the matter of the Respondent’s qualifications and possible removal should be submitted to the shareholders for vote. If a majority of the directors then serving (excluding the Respondent) does not vote to submit the matter of the Respondent’s qualifications and possible removal to the shareholders for vote, the matter is closed and no further action is required.

(11) If the Board of Directors determines by a vote of a majority of directors then serving (excluding the Respondent), that the matter of the Respondent’s qualifications and possible removal should be submitted to the shareholders for vote, the Board of Directors shall submit the proposed removal to the shareholders entitled to elect such director in accordance with ARTICLE SIX, Section 6 of the Articles of Incorporation. The ballot shall include a copy of the independent third-party’s report and the vote of each director on the issue of sending the matter to the shareholders for vote. The Board of Directors may include a majority and minority statement on the proposed removal, not to exceed 250 words each. The Respondent may provide a statement, not to exceed 250 words.

(12) If the ballot for the removal of the Respondent results in the affirmative vote of a majority of the votes cast by the class or series of Common Stock entitled to elect such director at a meeting of the Corporation’s shareholders called for that purpose, so long as at least one-third (1/3) of the voting power of the class or series of Common Stock entitled to vote in the election of such director, voting together as a single class, vote in favor of the removal, the ballot shall result in the removal of the Respondent who no longer holds office upon the certification of the ballot by the appointed election inspector pursuant to Section 13 of ARTICLE II. Otherwise, the director is not removed and the removal action as to qualifications is concluded. A director removal ballot that does not pass does not affect any other action taken by the Board of Directors.

If the ballot results in the removal of Respondent, the process of filling the vacancy detailed in Section 15 of this ARTICLE III shall apply.

Section 18. Limitation on Employment of Directors During and Following Term. During the period of time an individual serves on the Board of Directors, and for a period of five years thereafter (commencing from the date the individual no longer is serving on the Board of Directors, whether or not the former director completes the entire term), such individual shall not be employed by the Corporation in any capacity without the approval of the shareholders. In addition, during such period of time, such director, and any corporation, partnership, proprietorship, trust or other business entity in which such individual has an equity or beneficial interest of more than 5%, shall not in any way be employed or engaged by the Corporation, or contract with the Corporation, in any manner other than as a franchisee, without the approval of the shareholders. The approval of the shareholders required in this Section 18 shall be determined pursuant to Section 8 of ARTICLE II.

Section 19. Litigation Defense Costs and Fees. A director who is a plaintiff in a lawsuit, or who is providing funding for a lawsuit, in which the Corporation, the Board of Directors, a director, an officer, an employee, a subsidiary or an affiliate organization is a defendant, shall be responsible for reimbursing the Corporation for all reasonable costs of litigation, including, but not limited to, attorneys’ costs and fees and expert witness costs and fees, if the defendant Corporation, Board, director, officer, employee, subsidiary or affiliate organization is the prevailing party in such lawsuit.

ARTICLE IV

OFFICERS

Section 1. Number and Election. Subject to the authority of the President and Chief Executive Officer to appoint officers as set forth in Section 11 of this ARTICLE IV, the officers of the Corporation shall be elected by the Board of Directors and shall consist of a President and Chief Executive Officer, one or more Vice Presidents, a Secretary, a Chief Financial Officer, a Treasurer and such other officers and assistant officers as may be deemed necessary or desirable by the Board of Directors. Any number of offices may be held by the same person. In its discretion, the Board of Directors may choose not to fill any office for any period as it may deem advisable.

Section 2. Term of Office. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

Section 3. Removal. Any officer or agent of the Corporation may be removed with or without cause by the Board of Directors, a duly authorized committee thereof or by such officers as may be designated by a resolution of the Board of Directors, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officer appointed by the President and Chief Executive Officer in accordance with Section 10 of this ARTICLE IV may also be removed by the President and Chief Executive Officer in his or her sole discretion.

Section 4. Vacancies. Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise may be filled by the Board of Directors or the President and Chief Executive Officer in accordance with Section 10 of this ARTICLE IV.

Section 5. Compensation. Compensation of all executive officers shall be approved by the Board of Directors or a duly authorized committee thereof.

Section 6. President and Chief Executive Officer. The President and Chief Executive Officer shall have the powers and perform the duties incident to that position. Subject to the powers of the Board of Directors and the Chairman of the Board, the President and Chief Executive Officer shall be in general and active charge of the entire business and affairs of the Corporation, and shall be its chief policy making officer. The President and Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect. The President and Chief Executive Officer shall have such other powers and perform such other duties as may be prescribed by the Board of Directors or provided in these Bylaws. The President and Chief Executive Officer is authorized to execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President and Chief Executive Officer shall be responsible for the hiring and discharging of all Vice Presidents and other employees. Prior to the discharge of a Vice President, the President and Chief Executive Officer shall notify the Board of Directors and allow discussion.

Section 7. Vice Presidents. The Vice President, or if there shall be more than one, the Vice Presidents, in the order determined by the President and Chief Executive Officer, shall, perform such duties and have such powers as the President and Chief Executive Officer or these Bylaws may, from time to time, prescribe. The Vice Presidents may also be designated as Executive Vice Presidents or Senior Vice Presidents, as the President and Chief Executive Officer may from time to time prescribe.

Section 8. The Secretary and Assistant Secretaries. The Secretary shall attend all meetings of the Board of Directors (other than executive sessions thereof) and all meetings of the shareholders and record all the proceedings of the meetings in a book or books to be kept for that purpose or shall ensure that his or her designee attends each such meeting to act in such capacity. Under the Board of Directors’ supervision, the Secretary shall give, or cause to be given, all notices required to be given by these Bylaws or by law; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or these Bylaws may, from time to time, prescribe; and shall have custody of the corporate seal of the Corporation. The Secretary, or an Assistant Secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or her signature or by the signature of such Assistant Secretary. The Board of Directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The Assistant Secretary, or if there be more than one, any of the assistant secretaries, shall in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or Secretary may, from time to time, prescribe.

Section 9. The Chief Financial Officer and the Treasurer. The Chief Financial Officer shall have the custody of the corporate funds and securities; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation as shall be necessary or desirable in accordance with applicable law or generally accepted accounting principles; shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the Chairman of the Board, the Board of Directors or the President and Chief Executive Officer; shall receive, and give receipts for, moneys due and payable to the Corporation from any source whatsoever; shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; and shall render to the Board of Directors, at its regular meeting or when the Board of Directors so requires, an account of the financial condition and operations of the Corporation; shall have such powers and perform such duties as the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or these Bylaws may, from time to time, prescribe. The Treasurer, if any, shall in the absence or disability of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer, subject to the power of the Board of Directors. The

Treasurer, if any, shall perform such other duties and have such other powers as the Board of Directors may, from time to time, prescribe.

Section 10. Appointed Officers. In addition to officers designated by the Board of Directors in accordance with this ARTICLE IV, the President and Chief Executive Officer shall have the authority to appoint other officers below the level of Board-appointed Vice President as the President and Chief Executive Officer may from time to time deem expedient and may designate for such officers titles that appropriately reflect their positions and responsibilities. Such appointed officers shall have such powers and shall perform such duties as may be assigned to them by the President and Chief Executive Officer or the senior officer to whom they report, consistent with corporate policies. An appointed officer shall serve until the earlier of such officer’s resignation or such officer’s removal by the President and Chief Executive Officer or the Board of Directors at any time, either with or without cause.

Section 11. Other Officers, Assistant Officers and Agents. Officers, assistant officers and agents, if any, other than those whose duties are provided for in these Bylaws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

Section 12. Officers’ Bonds or Other Security. If required by the Board of Directors, any officer of the Corporation shall give a bond or other security for the faithful performance of his duties, in such amount and with such surety as the Board of Directors may require.

Section 13. Delegation of Authority. The Board of Directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

UNCERTIFICATED SHARES OF STOCK

Section 1. Form. The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, provided that the Board of Directors may provide by resolution that some or all of any or all classes or series of its stock shall be certificated shares. If shares are represented by certificates, the certificates shall be in such form as required by applicable law and as determined by the Board of Directors. The certificates representing shares of stock of each class and series shall be signed by, or in the name of, the Corporation by two authorized officers of the Corporation including but not limited to the Chairman of the Board, the President and Chief Executive Officer, a Vice President, the Treasurer, the Secretary or an Assistant Secretary of the Corporation. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue. Unless otherwise provided by applicable law, the Articles of Incorporation, these Bylaws or any other instrument, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 2. Transfers of Stock. Subject to the Articles of Incorporation, the stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the holder of record thereof, by such person’s attorney lawfully constituted in writing and, in the case of certificated shares, upon the surrender of the certificate thereof, which shall be cancelled before a new certificate or uncertificated shares shall be issued. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred. To the extent designated by the Chairman of the Board, the President and Chief Executive Officer, a Vice President, the Treasurer or the Secretary of the Corporation, the Corporation may

recognize the transfer of fractional uncertificated shares, but shall not otherwise be required to recognize the transfer of fractional shares.

Section 3. Transfer Agents and Registrars. The Board of Directors may appoint a Transfer Agent to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation. The Corporation, or the Transfer Agent or other agent, shall keep a book or set of books to be known as the stock transfer books of the Corporation, containing the name of each holder of record, together with such holder’s address and the number and class or series of shares held by such holder and the date of issue.

Section 4. Lost, Stolen or Destroyed Certificates. The Corporation may issue or direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates previously issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the owner of the lost, stolen or destroyed certificate. When authorizing such issue of a new certificate or certificates or uncertificated shares, the Corporation may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his or her legal representative, to give the Corporation a bond in such sum as it may direct, sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5. Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends, to vote, to receive notifications and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required herein or by applicable law.

Section 6. Fixing a Record Date for Purposes Other Than Shareholder Meetings or Actions by Written Consent. In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action (other than shareholder meetings and shareholder written consents which are expressly governed by Sections 11 and 12 of ARTICLE II hereof), the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

ARTICLE VI

GENERAL PROVISIONS

Section 1. Dividends. Subject to and in accordance with applicable law and the Articles of Incorporation, dividends upon the shares of capital stock of the Corporation may be declared and paid by the Board of Directors, in accordance with applicable law. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock, subject to the provisions of applicable law and the Articles of Incorporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends a reserve or reserves for any proper purpose. The Board of Directors may modify or abolish any such reserves in the manner in which they were created.

Section 2. Checks, Notes, Drafts, Etc. All checks, notes, drafts or other orders for the payment of money of the Corporation shall be signed, endorsed or accepted in the name of the Corporation by such officer, officers, person or persons as from time to time may be designated by the Board of Directors or by an officer or officers authorized by the Board of Directors to make such designation.

Section 3. Contracts. In addition to the powers otherwise granted to officers pursuant to ARTICLE IV hereof, the Board of Directors may authorize any officer or officers, or any agent or agents, in the name and on behalf of the

Corporation to enter into or execute and deliver any and all deeds, bonds, mortgages, contracts and other obligations or instruments, and such authority may be general or confined to specific instances.

Section 4. Loans.

(a) Subject to compliance with applicable law (including Section 13(k) of the Exchange Act), the Corporation shall not lend money to, or guarantee any obligation of, or otherwise arrange for the extension of credit to any officer or other employee of the Corporation or of its subsidiaries, including any officer or employee who is a director of the Corporation or its subsidiaries, unless authorized to do so by the affirmative vote of a majority of the directors then in office. The loan, guaranty or other assistance may be with or without interest, and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing in this section shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

(b) No evidence of indebtedness shall be issued in the Corporation’s name, unless authorized by the affirmative vote of a majority of the directors then in office. Such authority may be general or confined to specific instances.

Section 5. Fiscal Year. The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors.

Section 6. Annual Budget. At least 30 days prior to the beginning of each fiscal year, the Board of Directors shall have approved a final, detailed annual budget showing proposed receipts and expenditures for the upcoming fiscal year.

Section 7. Patronize Best Western Hotels. The Board shall adopt policies designed to maximize the business use of Best Western-branded Properties by shareholders, the Board of Directors, officers, employees and agents. The policy shall provide that a Best Western-branded Property or Properties should be patronized, subject to reasonable availability, anytime that the Corporation pays for motel or hotel rooms or services. Such policy may provide for exceptions, however, where Best Western-branded Properties are not reasonably available for the annual meeting, and for trade shows held at other facilities where it is beneficial for attendees to be staying on premises at such non-Best Western-branded facilities.

Section 8. Corporate Seal. The Board of Directors may provide a corporate seal which shall be in the form of a circle and shall have inscribed thereon the name of the Corporation and the words “Incorporated in Arizona.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise. Notwithstanding the foregoing, no seal shall be required by virtue of this Section 8.

Section 9. Voting Securities Owned By Corporation. Voting securities in any other corporation or entity held by the Corporation shall be voted as determined by the Board of Directors, unless the Board of Directors specifically confers any such authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

Section 10. Inspection of Books and Records. Subject to applicable law, the Board of Directors shall have power from time to time to determine to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the shareholders; and no shareholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by the laws of the State of Arizona, unless and until authorized so to do by resolution of the Board of Directors.

Section 11. Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws and subject to applicable law, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 12. Section Headings. Section headings in these Bylaws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

Section 13. Inconsistent Provisions. In the event that any provision (or part thereof) of these Bylaws is or becomes inconsistent with any provision of the Articles of Incorporation, the Arizona Business Corporation Act or any other applicable law, the provision (or part thereof) of these Bylaws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

Section 14. Time Periods. Unless otherwise provided by applicable law or expressly provided herein, in applying any provision of these Bylaws that requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded and the day of the event shall be included.

Section 15. Advisory Committees.

(a) The Board of Directors is authorized to create one or more Advisory Committees, with such name(s) and purpose(s) as the Board of Directors may deem appropriate from time to time. Any Advisory Committee may be dissolved by the Board of Directors upon written notice to the members of such Advisory Committee if the Board of Directors determines, in its discretion, that the purpose of such Advisory Committee has been fulfilled.

(b) Subject to any more specific charge(s) as may be established by the Board of Directors in connection with its creation of an Advisory Committee, the role of each Advisory Committee is to act as an advisory group to the Board of Directors and to enhance the Corporation’s ability to provide franchisee services. The role of the Advisory Committees is not to provide direction to or supervision of the Corporation’s staff. Any direction of the Corporation’s staff in relation to Advisory Committee functions may be undertaken by the Board of Directors upon recommendation of the Advisory Committee. Advisory Committee members will follow the Corporation’s governance policies.

(c) Each District shall be represented by the same number of franchisees on each Advisory Committee. Each director shall annually appoint Advisory Committee members whose Best Western-branded Property is within the director’s District. Advisory Committee members are not required to be shareholders of the Corporation. These appointments shall be subject to ratification by the Board of Directors. At any time, the appointment or ratification of an Advisory Committee member may be rescinded, with the vacancy filled by the director, subject to ratification by the Board of Directors. Advisory Committee members shall be eligible to serve a maximum of six consecutive years, at which time they must leave the Advisory Committee for a minimum of three years before being eligible for reappointment to that Advisory Committee. Advisory Committee members may serve beyond six years until the expiration of the current term of the appointing director. No shareholder may serve simultaneously on more than one Advisory Committee.

(d) At the beginning of each fiscal year, the Board of Directors, with the recommendations of the Advisory Committees, shall establish an anticipated program of work for each Advisory Committee. The Board of Directors shall determine the amount of funds necessary for each Advisory Committee to complete its assigned tasks in a comprehensive and reasonable manner. Such budget shall provide funding sufficient for a minimum of two meetings per year, which all Advisory Committee members may attend in person.

(e) The Board of Directors shall ensure that each Advisory Committee is provided with timely, comprehensive and pertinent information reasonably necessary to carry out well-informed deliberations. Advisory Committee action will take the form of recommendations reported to the Board of Directors no later than the second regular Board of Directors meeting following each Advisory Committee meeting. In addition, the chairperson of the Advisory Committee and the appropriate member of staff are responsible for accurately reporting the Advisory Committee findings to the Board of Directors, and to be available in person or via telephone to discuss and answer any questions the Board of Directors may have regarding the Advisory Committee recommendations.

(f) The recommendations and actions of any Advisory Committee shall not be binding on the Board of Directors or the Corporation and shall not constitute an act of the Corporation.

Section 16. Conflict of Interest. No employee of the Corporation shall directly or indirectly, as a proprietor, partner, shareholder, employee, lender or in any other capacity, acquire or retain any interest in a Best Western-branded Property.

Section 17. District Meetings. The Board of Directors may call individual meetings of shareholders and franchisees operating Best Western-branded Properties within a given District (a “District Meeting”) or combined District Meetings at such times and places as it may determine.

Section 18. Annual Convention. An annual convention of the franchisees operating Best Western-branded Properties (the “Annual Convention”) shall be held on a date designated by the Board of Directors during the period from September 15th through November 15th of each year. Such meeting shall be held at the location designated by the Board of Directors. The purposes of the Annual Convention shall be to present to the franchisees operating Best Western-branded Properties information regarding industry developments and other matters of interest to such franchisees, and to hold a forum for such franchisees to raise, for discussion only, any relevant questions about the Corporation’s operations. The Annual Convention shall be held separately from the annual meeting of the shareholders held pursuant to Section 2 of ARTICLE II.

Section 19. Governors Program. The Board of Directors shall adopt a Governors Program providing for the annual appointment of regional governors to act as liaisons between the Board of Directors and the franchisees operating Best Western-branded Properties within a given District.

Section 20. Limitation on Certain Appointees.

(a) No employee or relative of a member of the Board of Directors may be appointed as a regional governor or to an Advisory Committee. For purposes of this Section 20, (i) an employee is a person who receives compensation from and whose work is controlled or directed by a member of the Board of Directors or an entity in which a member of the Board of Directors has an ownership interest; and (ii) a relative is a parent, spouse, brother, sister, child, stepchild, grandparent, grandchild, uncle, aunt, nephew, niece, or first cousin (all through blood or marriage) of a member of the Board of Directors.

(b) No business partner of a member of the Board of Directors may be appointed as a regional governor or to an Advisory Committee unless the appointee is a current shareholder and has an ownership interest of at least 10% of a franchisee. For purposes of this Section 20, a business partner is defined as an individual with whom a member of the Board of Directors directly shares business interests (e.g., revenue, losses, and/or liability).

(c) A former director of the Corporation who resigned after a Board of Directors finding that there was reasonable cause to believe the former director violated the Corporation’s ethics policies, or a former director who was removed by the Board of Directors for violating the Corporation’s ethics policies, is not eligible to be appointed as a regional governor or to an Advisory Committee.

ARTICLE VII

INDEMNIFICATION

Section 1. Right to Indemnification and Advancement. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she (i) is or was a director or officer of the Corporation; (ii) while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan; (iii) is or was serving as a member of an Advisory Committee; or (iv) is or was serving as a regional governor (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Arizona Business Corporation Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”) and any other penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, member of an Advisory Committee, regional governor, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 2 of this ARTICLE VII with respect to proceedings to enforce rights to indemnification and advance of expenses (as defined below), the Corporation shall indemnify and advance expenses to any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized in the specific case by the Board of Directors. The rights to indemnification and advance of expenses conferred in this Section 1 shall be contract rights. In addition to the right to indemnification conferred herein, an indemnitee shall also have the right, to the fullest extent authorized by the Arizona Business Corporation Act, to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that if and to the extent that the Arizona Business Corporation Act requires, an advance of expenses shall be made only upon delivery to the Corporation by or on behalf of such indemnitee of (i) a written affirmation of the indemnitee’s good faith belief that the indemnitee met the standard of conduct set forth in Section 10-851 of the Arizona Business Corporation Act or that the proceeding involves conduct for which liability has been eliminated under a provision of the Corporation’s Articles of Incorporation pursuant to Section 10-202(B)(1) of the Arizona Business Corporation Act, and (ii) a written undertaking (an “undertaking”), executed personally or on the indemnitee’s behalf, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 1 or otherwise. The Corporation may also, by action of the Board of Directors, provide indemnification and advancement to employees and agents of the Corporation. Any reference to an officer of the Corporation in this ARTICLE VII shall be deemed to refer exclusively to the Chairman of the Board of Directors, the President and Chief Executive Officer, Secretary and Treasurer of the Corporation appointed pursuant to ARTICLE IV, and to any Vice President, Assistant Secretary, Assistant Treasurer or other officer of the Corporation appointed by the Board of Directors pursuant to ARTICLE IV, and any reference to an officer of any other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors or equivalent governing body of such other entity pursuant to the articles of incorporation and bylaws or equivalent organizational documents of such other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other enterprise has been given or has used the title of “Vice President” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other enterprise for purposes of this ARTICLE VII.

Section 2. Procedure for Indemnification. Any claim for indemnification or advance of expenses by an indemnitee under this Section 2 shall be made promptly, and in any event within 45 days (or, in the case of an advance of expenses, 20 days, provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), upon the written request of the indemnitee. If the Corporation denies a written request for indemnification or advance of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 45 days (or, in the case of an advance of expenses, 20 days, provided that the indemnitee has delivered the undertaking contemplated by Section 1 of this ARTICLE VII if required), the right to indemnification or advances as granted by this ARTICLE VII shall be enforceable by the indemnitee in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation to the fullest extent permitted by applicable law. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses where the undertaking required pursuant to Section 1 of this ARTICLE VII, if any, has been tendered to the Corporation) that the claimant has not met the applicable standard of conduct which make it permissible under the Arizona Business Corporation Act for the Corporation to indemnify the claimant for the amount claimed, but the burden of proof shall be on the Corporation to the fullest extent permitted by law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Arizona Business Corporation Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 3. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was or has agreed to become a director, officer, member of an Advisory Committee, regional governor, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise against any expense, liability or loss asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify such person against such expenses, liability or loss under the Arizona Business Corporation Act.

Section 4. Service for Subsidiaries. Any person serving as a director, officer, partner, member, trustee, administrator, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, at least 50% of whose equity interests are owned by the Corporation (a “subsidiary” for purposes of this ARTICLE VII) shall be conclusively presumed to be serving in such capacity at the request of the Corporation.

Section 5. Reliance. Persons who after the date of the adoption of this provision become or remain indemnitees shall be conclusively presumed to have relied on the rights to indemnity, advance of expenses and other rights contained in this ARTICLE VII in entering into or continuing such service. To the fullest extent permitted by law, the rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall apply to claims made against an indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. Any amendment, alteration or repeal of this ARTICLE VII that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 6. Non-Exclusivity of Rights; Continuation of Rights of Indemnification. The rights to indemnification and to the advance of expenses conferred in this ARTICLE VII shall not be exclusive of any other right which any person may have or hereafter acquire under the Articles of Incorporation or under any statute, bylaw, agreement, vote of shareholders or disinterested directors or otherwise. All rights to indemnification under this ARTICLE VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this ARTICLE VII is in effect. Any repeal or modification of this ARTICLE VII or repeal or modification of relevant provisions of the Arizona Business Corporation Act or any other applicable laws shall not in any way diminish any rights to indemnification and advancement of expenses of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such repeal or modification.

Section 7. Merger or Consolidation. For purposes of this ARTICLE VII, references to the “Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VII with respect to the resulting or surviving corporation as he or she would have with respect to such constituent corporation if its separate existence had continued.

Section 8. Savings Clause. To the fullest extent permitted by law, if this ARTICLE VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each person entitled to indemnification under Section 1 of this ARTICLE VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties and any other penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification and advancement of expenses is available to such person pursuant to this ARTICLE VII to the fullest extent permitted by any applicable portion of this ARTICLE VII that shall not have been invalidated.

ARTICLE VIII

AMENDMENTS

Section 1. General. These Bylaws may be amended, altered, changed or repealed or new Bylaws adopted in accordance with the provisions of this ARTICLE VIII.

Section 2. Board Proposal and Recommendation. The Board of Directors may propose one or more amendments to these Bylaws for submission to the Corporation’s shareholders. The Board of Directors shall recommend the amendment(s) to the Corporation’s shareholders unless the Board of Directors determines that because of conflict of interest or other special circumstances it should make no recommendation and communicates the basis for that determination to the shareholders with the amendment(s). The Board of Directors may condition its submission of the proposed amendment(s) on any basis.

Section 3. Shareholder Approval. Unless the Articles of Incorporation, the Arizona Business Corporation Act, other applicable law or the Board of Directors acting pursuant to Section 2 of this ARTICLE VIII requires a greater vote, or a vote by voting groups, any amendment(s) to these Bylaws proposed by (a) the shareholders pursuant to Section 10(a)(iii) of ARTICLE II or (b) the Board of Directors pursuant to Section 2 of this ARTICLE VIII, shall be approved by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, voting together as a single class.

APPENDIX B

Proposed Membership Termination Amendment to Bylaws

To effect the proposed amendment regarding membership termination, we would amend Section 8 of Article II of our current bylaws as set forth below, where bolded and underlined text shows insertions and italicized and stricken language shows deletions to the existing provisions.

ARTICLE II

Section 8. Cancellation of Memberships By Board Action

(A) The Board shall have the right to cancel any Membership under one or more of the following conditions. Such cancellation right of the Board shall also apply to the approval of any contingently-approved Applicant pursuant to and in accordance with Chapter XIII of the Rules and Regulations. Failure of the Board to effect cancellation when grounds therefore exist shall not be construed as a waiver of a power to cancel Membership at a subsequent time on the same or different grounds:

(1) Failure to pay dues or other fees, rentals, charges or assessments within the time set by these Bylaws or by the Corporation.

(2) Failure to comply with the terms and conditions or to meet the standards as set forth in the Regulatory Documents.

(3) Failure to operate, manage or maintain the Best Western Property in such a way as to effect credit to the Corporation and the Members.

(4) Failure to execute a new franchise agreement with the Corporation or a subsidiary thereof by the deadline established by the Board and announced to the Membership (subject to the Extension Condition). The “Extension Condition” means an extension, with the payment of an extension fee, on a case by case basis on account of events of force majeure or other events or circumstances not in the control of the Member seeking such extension, at the discretion of the Board, but in no event later than the Conversion Deadline. The “Conversion Deadline” shall mean 11:59 p.m. local time in Phoenix, Arizona, on the date that immediately precedes the effective date of the conversion of the Corporation from a nonprofit corporation to a for-profit corporation as approved by the Members.

(5) Failure to have a property open and activated on the Best Western reservation system as of the Conversion Deadline (subject to the Extension Condition).

(B) No Membership shall be cancelled under Paragraph (A) of this Article II, Section 8, except by a vote of a Majority of the Board.

(C) ~~Prior~~ Except for the events specified in Paragraphs (A)(4) and (A)(5) of this Article II, Section 8, prior to cancellation of a Membership pursuant to this Article II, Section 8, the Corporation shall notify the Member, by using a traceable, expedited courier service, that the Board is considering cancellation of the Membership. Within 15 days after mailing such notification, the Member may demand, by written notice, mailed by certified mail, return receipt requested, to the membership services department of the Corporation, that a hearing be held to permit the Member to show cause why the Membership should not be cancelled. If such a request is timely made, the Board shall cause a hearing to be held and notice of the place, date and time of such hearing shall be mailed to the Member by using a traceable, expedited courier service, at least 15 days before the date set for the hearing. If a hearing is not timely requested, the Board may cancel the Membership as provided in sub-Section (B) of this Article II, Section 8. The Member shall be advised of the decision of the Board in writing. For the events specified in Paragraphs (A)(4) and (A)(5) of this Article II, Section 8, the termination shall occur without an opportunity for a Member to be heard.

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(D) Notwithstanding any notice and hearing rights otherwise provided by this Article II, Section 8 or the Rules and Regulations, the Board may provide a lesser notice and opportunity to be heard prior to cancellation of a Membership if it, in its sole and exclusive judgment, believes: (i) the Member exhibits a gross disregard for the Regulatory Documents, or (ii) delay in a cancellation of a Membership may cause irreparable injury to the Corporation, a Member or Members, or the public. In such event, the Board shall provide at least 15 days notice of the intent to cancel the Membership. The Member shall have an opportunity to be heard by submitting to the Board, in writing, within 10 days of the date of mailing the notice, the reasons why the cancellation should not take place. Upon receipt of the Member’s response, the Board shall set a hearing at which the Member may provide oral testimony. If no response is received, the Board may act without a hearing.

(E) Notwithstanding any notice and hearing rights otherwise provided by this Article II, Section 8 or the Rules and Regulations, a Member whose Membership terminates pursuant to Article II, Section 7(A) of these Bylaws may only have an opportunity to be heard as provided in Article II, Section 7(A) of these Bylaws.

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INFORMATION STATEMENT/PROSPECTUS OF

BEST WESTERN INTERNATIONAL, INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses in connection with the offer and issuance of the securities being registered. All amounts shown are estimates except for the SEC registration fee.

(in thousands)	Amount to be Paid
SEC registration fee	$9.0
Agent/Broker fees and expenses	1,050.0
State “Blue Sky” registration fees	47.5
Printing expenses	631.0
Legal fees and expenses	5,618.5
Accounting fees and expenses	1,091.0
Miscellaneous expenses	231.0

Total expenses	$8,678.0

Item 14. Indemnification of Directors and Officers

The Arizona statutes provide, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and in any criminal proceeding in which such person had reasonable cause to believe his conduct was lawful. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnification for expenses.

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws as will each be in effect at or prior to the completion of the Conversion will provide for indemnification of officers and Directors to the fullest extent permitted by Arizona law. Such indemnification applies in advance of the final disposition of a proceeding.

Item 15. Recent Sales of Unregistered Securities.

The Registrant has not issued and sold any unregistered securities within the past three years.

Item 16. Exhibits and Financial Statement Schedules

Exhibit No.	Description of Document

2.1	Plan of Merger (included as Appendix A to the information statement/prospectus which is part of this registration statement and incorporated by reference herein)

3.1	Best Western International, Inc. Restated Articles of Incorporation (as currently in effect)(2)

3.2	Best Western International, Inc. Bylaws (as currently in effect)(2)

3.3	Form of Amended and Restated Articles of Incorporation of Best Western International, Inc. (included as Exhibit A to Appendix A to the information statement/prospectus which is part of this registration statement and incorporated by reference herein)

3.4	Form of Amended and Restated Bylaws of Best Western International, Inc. (included as Exhibit B to Appendix A to the information statement/prospectus which is part of this registration statement and incorporated by reference herein)

5.1	Opinion of Snell & Wilmer L.L.P.

8.1	Opinion of Kirkland & Ellis LLP regarding certain tax matters

8.2	Opinion of Felesky Flynn LLP regarding certain tax matters

10.1†	Long-Term Compensation Incentive Plan for Key Contributors, as amended(2)

10.2†	Best Western International, Inc. Executive Policy regarding severance and other related benefits(2)

10.3†	Restated Best Western International, Inc. Nonqualified Deferred Compensation Plan(2)

10.4†	Employment Agreement, dated as of May 16, 2013, between Best Western International, Inc. and David Kong.(2)

10.5†	First Amendment to Employment Agreement, dated as of May 15, 2014, between Best Western International, Inc. and David Kong.(2)

10.6†	Second Amendment to Employment Agreement, dated as of March 22, 2016, between Best Western International, Inc. and David Kong.(2)

10.7†	Employment Agreement, dated as of December 17, 2012, between Best Western International, Inc. and Lawrence M. Cuculic.(2)

10.8†	First Amendment to Employment Agreement, dated as of February 26, 2016, between Best Western International, Inc. and Lawrence M. Cuculic.(2)

10.9†	Second Amendment to Employment Agreement, dated as of August 26, 2016, between Best Western International, Inc. and Lawrence M. Cuculic.(2)

10.10†	Best Western International, Inc. 2017 Executive Bonus Plan(2)

10.11	Form of New U.S. Franchise Agreement

10.12	Form of New Canadian Franchise Agreement

21.1	Subsidiaries of the Registrant(2)

23.1	Consent of Ernst & Young LLP

23.2	Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1)

23.3	Consent of Kirkland & Ellis LLP regarding certain tax matters (included in Exhibit 8.1)

23.4	Consent of Felesky Flynn LLP regarding certain tax matters (included in Exhibit 8.2)

24.1	Powers of Attorney (included in the signature pages)(2)

Exhibit No.	Description of Document

99.1	Form of Ballot

99.2	Voting Instructions

(1)	To be filed by amendment.
(2)	Previously filed.
†	Indicates exhibits that constitute compensatory plans or arrangements.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h)

under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective;

(5)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(6)

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Phoenix, Arizona, on the 3rd day of May, 2019.

BEST WESTERN INTERNATIONAL, INC.

By:	/s/ David Kong
David Kong President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Kong David Kong	President and Chief Executive Officer (Principal Executive Officer)	May 3, 2019

/s/ Mark Straszynski Mark Straszynski	Senior Vice President, Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	May 3, 2019

* Anthony Klok	Director, Board Chairman	May 3, 2019

* Peter Kwong	Director, Board Vice Chairman	May 3, 2019

* Ishwar Naran	Director, Board Secretary-Treasurer	May 3, 2019

* Terrance Bichsel	Director	May 3, 2019

* John L. Kelly	Director	May 3, 2019

*

The undersigned by signing his name hereto, signs and executes this Amendment No. 4 to Registration Statement pursuant to the Powers of Attorney executed by the above named signatories and previously filed with the Securities and Exchange Commission on March 5, 2019.

/s/ Lawrence M. Cuculic Lawrence Cuculic	Senior Vice President, General Counsel and Corporate Secretary	May 3, 2019